   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2001



                                                      REGISTRATION NO. 333-69064

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         COMMUNITY HEALTH SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

              DELAWARE                                8062                               13-3893191
  (State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer Identification
   incorporation or organization)         Classification Code Number)                     Number)

                         ------------------------------

                          155 FRANKLIN ROAD, SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-9600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               RACHEL A. SEIFERT
                          155 FRANKLIN ROAD, SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-9600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                 JEFFREY BAGNER                                   MICHAEL W. BLAIR
    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                     STEVEN J. SLUTZKY
               ONE NEW YORK PLAZA                               DEBEVOISE & PLIMPTON
            NEW YORK, NEW YORK 10004                              919 THIRD AVENUE
                 (212) 859-8000                               NEW YORK, NEW YORK 10022
                                                                   (212) 909-6000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                    PROPOSED MAXIMUM
                                                                        AGGREGATE        PROPOSED MAXIMUM
            TITLE OF SECURITIES                   AMOUNT TO          OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
             TO BE REGISTERED                  BE REGISTERED(1)         PER UNIT               PRICE          REGISTRATION FEE
Common Stock, $.01 Par Value...............  13,800,000 shares(2)    $31.48/27.40(3)      $429,842,834(3)        $107,462(4)
  % Convertible Subordinated Notes.........      $287,500,000             100%             $287,500,000          $71,875(5)



(1) Includes $37,500,000 principal amount of notes and 1,800,000 shares to cover the over-allotment options.


(2) An indeterminate number of shares of common stock that may become issuable upon conversion of the notes are also being registered.


(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on September 4, 2001 for the 12,677,165 shares registered with the initial filing of this Registration Statement (with a proposed maximum aggregate offering price per unit of $31.48) and based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on September 19, 2001 for the 1,122,835 shares being registered pursuant to this Amendment No. 1 to this Registration Statement (with a proposed maximum aggregate offering price per unit of $27.40).



(4) Of this amount, $99,770 was paid at the time of the initial filing of this Registration Statement and $7,692 has been paid in connection with the filing of this Amendment No. 1 to this Registration Statement.



(5) All of this amount was paid at the time of the initial filing of this Registration Statement.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    THIS REGISTRATION STATEMENT CONTAINS (1) A PROSPECTUS RELATING TO A PUBLIC OFFERING OF COMMON STOCK BY COMMUNITY HEALTH SYSTEMS, INC. AND (2) A PROSPECTUS RELATING TO A PUBLIC OFFERING OF CONVERTIBLE SUBORDINATED NOTES BY COMMUNITY HEALTH SYSTEMS, INC. THE PROSPECTUS RELATING TO THE COMMON STOCK FOLLOWS IMMEDIATELY AFTER THIS EXPLANATORY NOTE AND FOLLOWING THAT PROSPECTUS IS THE PROSPECTUS RELATING TO THE CONVERTIBLE SUBORDINATED NOTES.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION.
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 20, 2001.



                               12,000,000 Shares


                                     [LOGO]

                                  Common Stock
                                  ------------

    Community Health Systems, Inc. is offering all of the shares to be sold in the offering.


    Community Health Systems' common stock is listed on the New York Stock Exchange under the symbol "CYH". The last reported sale price for the common stock on September 20, 2001 was $28.60 per share.


    Concurrently with this offering of common stock, Community Health Systems is offering $250,000,000 aggregate principal amount of convertible subordinated
notes due     , 2008. The convertible notes will be offered pursuant to a separate prospectus. Neither offering is contingent upon the other.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SHARES OF COMMON STOCK.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              Per Share        Total
                                                              ---------        -----
Initial price to public.....................................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Community Health Systems......  $           $


    To the extent that the underwriters sell more than 12,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,800,000 shares from Community Health Systems at the initial price to public less the underwriting discount.


                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on              , 2001.

GOLDMAN, SACHS & CO.        MERRILL LYNCH & CO.       CREDIT SUISSE FIRST BOSTON

BANC OF AMERICA SECURITIES LLC

                                            JPMORGAN

                                                                  UBS WARBURG

                               ------------------

                       Prospectus dated           , 2001.

                              [INSIDE FRONT COVER]

 [DESCRIPTION OF ARTWORK: MAP OF THE UNITED STATES INDICATING LOCATIONS OF OUR
                                  FACILITIES]

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                            COMMUNITY HEALTH SYSTEMS

                            OVERVIEW OF OUR COMPANY

    We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities and the second largest in terms of revenues. As of September 1, 2001, we owned, leased or operated 54 hospitals, geographically diversified across 20 states, with an aggregate of 4,951 licensed beds. In over 85% of our markets, we are the sole provider of general hospital healthcare services. In all but one of our other markets, we are one of two providers of these services. For the fiscal year ended December 31, 2000, we generated $1.34 billion in revenues. For the six months ended June 30, 2001, we generated $799.6 million in revenues.

    Affiliates of Forstmann Little & Co. formed us in 1996 to acquire our predecessor company. Wayne T. Smith, who has over 30 years of experience in the healthcare industry, joined our company in January 1997. Under this ownership and leadership, we have:

    - strengthened the senior management team in all key business areas;

    - standardized and centralized our operations across key business areas;

    - implemented a disciplined acquisition program;

    - expanded and improved the services and facilities at our hospitals;

    - recruited additional physicians to our hospitals; and

    - instituted a company-wide regulatory compliance program.

As a result of these initiatives, we achieved revenue growth of 23.8% in 2000, 26.4% in 1999 and 15.1% in 1998.

    We target growing, non-urban healthcare markets because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities. We believe that smaller populations result in less direct competition for hospital-based services. Also, we believe that non-urban communities generally view the local hospital as an integral part of the community. There is generally a lower level of managed care presence in these markets.

                             OUR BUSINESS STRATEGY

    The key elements of our business strategy are to:

    - INCREASE REVENUE AT OUR FACILITIES. We seek to increase our share of the healthcare dollars spent by local residents and limit inpatient and outpatient migration to larger urban facilities. Our initiatives to increase revenue include:

     o recruiting additional primary care physicians and specialists;

     o expanding the breadth of services offered at our hospitals through targeted capital expenditures; and

     o providing the capital to invest in our facilities, particularly in our emergency rooms.

    - GROW THROUGH SELECTIVE ACQUISITIONS. Each year we intend to acquire, on a selective basis, two to four hospitals. We generally pursue acquisition candidates that:

     o have a general service area population between 20,000 and 100,000 with a stable or growing population base;

     o are the sole or primary provider of general hospital services in the community;

     o are located more than 25 miles from a competing hospital;

     o are not located in an area that is dependent upon a single employer or industry; and

     o have financial performance that we believe will benefit from our management's operating skills.

      We estimate that there are currently approximately 375 hospitals that meet our acquisition criteria. These hospitals are primarily not-for-profit or municipally owned.

    - REDUCE COSTS. To improve efficiencies and increase margins, we implement cost containment programs which include:

     o standardizing and centralizing our operations;

     o optimizing resource allocation by utilizing our company-devised case and resource management program;

     o capitalizing on purchasing efficiencies;

     o installing a standardized management information system; and

     o managing staffing levels.

    - IMPROVE QUALITY. We implement new programs to improve the quality of care provided. These include training programs, sharing of best practices, assistance in complying with regulatory requirements, standardized accreditation documentation, and patient, physician, and staff satisfaction surveys.

                              RECENT DEVELOPMENTS


    Effective June 1, 2001, we acquired Brandywine Hospital, a 168-bed acute care facility located in Coatesville, Pennsylvania, for an aggregate consideration of approximately $61 million. Effective September 1, 2001 we acquired Red Bud Regional Hospital, a 103-bed facility located in Red Bud, Illinois, for an aggregate consideration of approximately $5 million. These two acquisitions increased the number of hospitals we own, lease or operate to 54. On July 12, 2001, we signed a definitive agreement to acquire Southern Chester County Medical Center, a 59-bed hospital located in West Grove, Pennsylvania. On August 2, 2001, we signed a definitive agreement to acquire 369-bed Easton Hospital, the only hospital in the city of Easton and Northampton County, Pennsylvania. The two pending transactions are subject to state regulatory approvals and licensing and are expected to be completed and closed during the fourth quarter of 2001. The sellers of each of these four hospitals are tax-exempt entities. Each of these hospitals is the sole provider of general hospital services in its community.


    Effective July 19, 2001, we amended our credit agreement. The credit agreement is syndicated with a group of lenders led by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., and co-agents, Bank of America, N.A. and The Bank of Nova Scotia. This amendment extended the maturity of approximately 80% of the $200 million revolving credit facility and the $263.2 million in acquisition loan commitments from December 31, 2002 to January 2, 2004.

    As of September 7, 2001, we also have entered into non-binding letters of intent to acquire an additional two hospitals. We do not enter into definitive agreements until we complete satisfactory business and financial due diligence and financial modeling. In some cases, we do not sign definitive agreements or acquire the hospital after a letter of intent is executed. Some of the hospitals we acquired this year or have executed definitive agreements or letters of intent to acquire had significant historical operating losses. It is not uncommon for us to acquire hospitals with historical losses. As evidenced by our experience with prior acquisitions, these historical losses are not necessarily indicative of the future operating results we would experience after these acquisitions are completed.

                               INDUSTRY OVERVIEW

    Hospital services, the market in which we operate, is the largest single category of healthcare expenditures at 32.1% of total healthcare spending in 2000, or $415.8 billion. The Centers for Medicare and Medicaid Services, formerly known as the U.S. Health Care Financing Administration, projects the hospital services category to grow by 5.7% per year through 2010.

    According to the American Hospital Association, there are approximately 5,000 hospitals in the U.S. that are owned by not-for-profit entities, for-profit investors, or state or local governments. Of these hospitals, 44%, or approximately 2,200, are located in non-urban communities.
                            ------------------------

    We were incorporated in Delaware in 1996. Our principal subsidiary was incorporated in Delaware in 1985. We completed our initial public offering of common stock in June 2000 and completed a subsequent offering of common stock in October 2000. Our principal executive offices are located at 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027. Our telephone number at that address is
(615) 373-9600. Our World Wide Web site address is www.chs.net. The information in the website is not intended to be incorporated into this prospectus by reference and should not be considered a part of this prospectus.

                                  THE OFFERING


COMMON STOCK OFFERED

By Community Health Systems, Inc.............  12,000,000 shares

Common stock to be outstanding immediately
  after the offering.........................  98,464,298 shares

Use of proceeds..............................  We estimate that our net proceeds from this offering and the concurrent notes offering
                                               will be approximately $570.5 million. We
                                               intend to use all of the net proceeds from
                                               the concurrent notes offering to repay a
                                               portion of the $500 million of our 7 1/2%
                                               subordinated debt, plus accrued interest. We
                                               intend to use the net proceeds from this
                                               offering to repay the balance of our 7 1/2%
                                               subordinated debt, plus accrued interest, and
                                               to repay a portion of our outstanding debt
                                               under the acquisition loan facility of our
                                               credit agreement with The Chase Manhattan
                                               Bank, an affiliate of J.P. Morgan Securities
                                               Inc., and other lenders. All of our 7 1/2%
                                               subordinated debt is held by the limited
                                               partners of an affiliate of Forstmann
                                               Little & Co. As of September 30, 2001,
                                               accrued interest on the subordinated debt
                                               will be $6.3 million.

NYSE symbol..................................  CYH


    Unless we specifically state otherwise, the information in this prospectus does not take into account:


    - up to 1,800,000 shares of common stock which the underwriters have the option to purchase to cover over-allotments;


    - up to       shares of common stock, including the underwriters'
      over-allotment option, issuable upon the conversion of the convertible subordinated notes being offered in the concurrent notes offering; and


    - an additional 4,887,844 shares of common stock we have reserved for issuance under our stock option plans as of September 6, 2001. Of these reserved shares, 4,288,694 shares are issuable upon exercise of outstanding stock options at an average exercise price of $13.30.


OUR CONCURRENT NOTES OFFERING

    Concurrently with this offering, we are offering $250 million aggregate principal amount of convertible subordinated notes, excluding the over-allotment option of $37.5 million aggregate principal amount, in an underwritten public offering.

    The notes offering and this offering are not contingent on each other.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes. We derived the historical financial data for the three years ended December 31, 2000 from our audited consolidated financial statements. We derived the historical financial data for the six months ended June 30, 2000 and June 30, 2001, and as of June 30, 2001, from our unaudited interim condensed consolidated financial statements. The unaudited interim condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods. You should also read Selected Consolidated Financial and Other Data and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations. All of these materials are contained later in this prospectus. The pro forma consolidated statements of operations and balance sheet data are presented in a separate table following the historical data. For each period, the pro forma consolidated statements of operations data are presented in three columns: historical data, pro forma data reflecting the application of the estimated net proceeds from this offering to repay a portion of our outstanding debt as if this repayment occurred on January 1, 2000, and pro forma data reflecting the application of the estimated net proceeds from both this offering and the concurrent notes offering to repay a portion of our outstanding debt as if this repayment had occurred on January 1, 2000. The pro forma consolidated statements of operations data for the year ended
December 31, 2000 also reflect the application of the net proceeds from our two common stock public offerings in 2000. The pro forma consolidated balance sheet data give effect to this offering as well as both this offering and the concurrent notes offering as if they had occurred on June 30, 2001.

                                                                                                      SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                            ------------------------------------   -----------------------
                                                               1998         1999         2000         2000         2001
                                                            ----------   ----------   ----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
  Net operating revenues..................................  $  854,580   $1,079,953   $1,337,501   $  625,787   $  799,554
  Operating expenses (a)..................................     688,190      875,768    1,084,765      505,931      648,476
  Depreciation and amortization...........................      49,861       56,943       71,931       33,910       43,094
  Amortization of goodwill................................      26,639       24,708       25,693       12,378       14,074
  Impairment of long-lived assets.........................     164,833           --           --           --           --
  Compliance settlement and Year 2000 remediation
    costs (b).............................................      20,209       17,279           --           --           --
                                                            ----------   ----------   ----------   ----------   ----------
  Income (loss) from operations...........................     (95,152)     105,255      155,112       73,568       93,910
  Interest expense, net...................................     101,191      116,491      127,370       65,305       53,174
                                                            ----------   ----------   ----------   ----------   ----------
  Income (loss) before cumulative effect of a change in
    accounting principle and income taxes.................    (196,343)     (11,236)      27,742        8,263       40,736
  Provision for (benefit from) income taxes...............     (13,405)       5,553       18,173        7,164       20,237
                                                            ----------   ----------   ----------   ----------   ----------
  Income (loss) before cumulative effect of a change in
    accounting principle..................................    (182,938)     (16,789)       9,569        1,099       20,499
  Cumulative effect of a change in accounting principle,
    net of taxes..........................................        (352)          --           --           --           --
                                                            ----------   ----------   ----------   ----------   ----------
  Net income (loss).......................................  $ (183,290)  $  (16,789)  $    9,569   $    1,099   $   20,499
                                                            ==========   ==========   ==========   ==========   ==========
  Basic income (loss) per common share:
    Income (loss) before cumulative effect of a change in
      accounting principle................................  $    (3.37)  $    (0.31)  $     0.14   $     0.02   $     0.24
    Cumulative effect of a change in accounting
      principle...........................................       (0.01)          --           --           --           --
                                                            ----------   ----------   ----------   ----------   ----------
    Net income (loss).....................................  $    (3.38)  $    (0.31)  $     0.14   $     0.02   $     0.24
                                                            ==========   ==========   ==========   ==========   ==========
  Diluted income (loss) per common share:
    Income (loss) before cumulative effect of a change in
      accounting principle................................  $    (3.37)  $    (0.31)  $     0.14   $     0.02   $     0.23
    Cumulative effect of a change in accounting
      principle...........................................       (0.01)          --           --           --           --
                                                            ----------   ----------   ----------   ----------   ----------
    Net income (loss).....................................  $    (3.38)  $    (0.31)  $     0.14   $     0.02   $     0.23
                                                            ==========   ==========   ==========   ==========   ==========
  Weighted average number of shares outstanding:
    Basic.................................................  54,249,895   54,545,030   67,610,399   56,423,677   85,696,119
                                                            ==========   ==========   ==========   ==========   ==========
    Diluted...............................................  54,249,895   54,545,030   69,187,191   57,554,519   87,554,317
                                                            ==========   ==========   ==========   ==========   ==========

                                                     (FOOTNOTES BEGIN ON PAGE 8)

                                                                                                 SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31, 2000                              JUNE 30, 2001
                              ------------------------------------------------   ------------------------------------------------
                                                                 PRO FORMA                                          PRO FORMA
                                                              TO REFLECT THIS                                    TO REFLECT THIS
                                                             OFFERING AND THE                                   OFFERING AND THE
                                              PRO FORMA         CONCURRENT                       PRO FORMA         CONCURRENT
                                           TO REFLECT THIS         NOTES                      TO REFLECT THIS         NOTES
                                ACTUAL      OFFERING (C)       OFFERING (D)        ACTUAL      OFFERING (C)       OFFERING (D)
                              ----------   ---------------   -----------------   ----------   ---------------   -----------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
  Net operating revenues....  $1,337,501     $1,337,501         $1,337,501       $  799,554     $  799,554         $  799,554
  Operating expenses (a)....   1,084,765      1,084,765          1,084,765          648,476        648,476            648,476
  Depreciation and
    amortization............      71,931         71,931             71,931           43,094         43,094             43,094
  Amortization of
    goodwill................      25,693         25,693             25,693           14,074         14,074             14,074
                              ----------     ----------         ----------       ----------     ----------         ----------
  Income from operations....     155,112        155,112            155,112           93,910         93,910             93,910
  Interest expense, net.....     127,370         72,692             66,808           53,174         40,867             38,149
                              ----------     ----------         ----------       ----------     ----------         ----------
  Income before
    extraordinary item and
    income taxes............      27,742         82,420             88,304           40,736         53,043             55,761
  Provision for income
    taxes...................      18,173         39,497             41,792           20,237         25,037             26,097
                              ----------     ----------         ----------       ----------     ----------         ----------
  Income before
    extraordinary item......  $    9,569     $   42,923         $   46,512       $   20,499     $   28,006         $   29,664
                              ==========     ==========         ==========       ==========     ==========         ==========
  Income per common share
    before extraordinary
    item:
    Basic...................  $     0.14     $     0.54         $     0.58       $     0.24     $     0.29         $     0.30
                              ==========     ==========         ==========       ==========     ==========         ==========
    Diluted.................  $     0.14     $     0.53         $     0.57       $     0.23     $     0.28         $     0.30
                              ==========     ==========         ==========       ==========     ==========         ==========
  Weighted average number of
    shares outstanding:
    Basic...................  67,610,399     79,610,399         79,610,399       85,696,119     97,696,119         97,696,119
                              ==========     ==========         ==========       ==========     ==========         ==========
    Diluted.................  69,187,191     81,187,191         81,187,191       87,554,317     99,554,317         99,554,317
                              ==========     ==========         ==========       ==========     ==========         ==========



  CONSOLIDATED BALANCE SHEET DATA
    (AS OF END OF PERIOD)
  Cash and cash equivalents..................................................   $   35,740     $   35,740        $   35,740
  Total assets...............................................................    2,280,086      2,275,891         2,283,160
  Long-term debt.............................................................    1,229,507        905,668           915,219
  Other long-term liabilities................................................       14,015         14,015            14,015
  Stockholders' equity.......................................................      779,841      1,107,371         1,105,979


                                                     (FOOTNOTES BEGIN ON PAGE 8)

                            SELECTED OPERATING DATA

    The following table sets forth operating statistics for our hospitals for each of the periods presented. Statistics for 1998 include a full year of operations for 37 hospitals and partial periods for four hospitals acquired during the year. Statistics for 1999 include a full year of operations for 41 hospitals and partial periods for four hospitals acquired, and one hospital constructed and opened, during the year. Statistics for 2000 include a full year of operations for 45 hospitals and partial periods for one hospital disposed of, and seven hospitals acquired during the year. Statistics for the six months ended June 30, 2000 include operations for 45 hospitals and partial periods for four hospitals acquired during the six month period. Statistics for the six months ended June 30, 2001 include operations for 52 hospitals and partial periods for one hospital acquired.


                                                                                                     SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                      ------------------------------------------   ---------------------
                                                         1998            1999            2000        2000        2001
                                                      ----------      ----------      ----------   ---------   ---------
                                                                            (DOLLARS IN THOUSANDS)
  Number of hospitals (e).......................             41              46              52           49          53
  Licensed beds (e)(f)..........................          3,644           4,115           4,688        4,401       4,848
  Beds in service (e)(g)........................          2,776           3,123           3,587        3,355       3,722
  Admissions (h)................................        100,114         120,414         143,310       68,314      82,559
  Adjusted admissions (i).......................        177,075         217,006         262,419      126,137     149,741
  Patient days (j)..............................        416,845         478,658         548,827      267,060     315,994
  Average length of stay (days) (k).............            4.2             4.0             3.8          3.9         3.8
  Occupancy rate (beds in service) (l)..........           43.3%           44.1%           44.6%        45.0%       48.4%
  Net inpatient revenue as a % of total net
    revenue.....................................           55.7%           52.7%           51.0%        50.6%       51.0%
  Net outpatient revenue as a % of total net
    revenue.....................................           42.6%           45.5%           47.3%        47.6%       47.8%

  Adjusted EBITDA (m)...........................      $ 166,390       $ 204,185       $ 252,736    $ 119,856   $ 151,078
  Adjusted EBITDA as a % of net revenue.........           19.5%           18.9%           18.9%        19.2%       18.9%

  Net cash flows provided by (used in) operating
    activities..................................      $  15,719       $ (11,746)      $  22,985    $ (34,399)  $  95,528
  Net cash flows used in investing activities...      $(236,553)      $(155,541)      $(244,444)   $ (74,261)  $(104,464)
  Net cash flows provided by financing
    activities..................................      $ 219,890       $ 164,850       $ 230,914    $ 110,368   $  30,936



                                                                                         SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                               JUNE 30,
                                     ----------------------------      PERCENTAGE    ------------------------   PERCENTAGE
                                        1999             2000           INCREASE       2000           2001       INCREASE
                                     -----------      -----------      -----------   ---------      ---------   -----------
                                        (DOLLARS IN THOUSANDS)                        (DOLLARS IN THOUSANDS)
SAME HOSPITALS DATA (n)
  Admissions (h)...............         117,768          125,207            6.3%        68,066         72,126        6.0%
  Adjusted admissions (i)......         212,246          227,780            7.3%       125,649        131,027        4.3%
  Patient days (j).............         467,884          481,620            2.9%       266,114        276,134        3.8%
  Average length of stay (days)
    (k)........................             4.0              3.8                           3.9            3.8
  Occupancy rate (beds in
    service) (l)...............            44.8%            45.1%                         45.1%          47.4%

  Net revenue..................      $1,047,950       $1,155,850           10.3%     $ 620,067      $ 688,905       11.1%
  Adjusted EBITDA (m)..........      $  196,843       $  229,637           16.7%     $ 116,730      $ 133,537       14.4%
  Adjusted EBITDA, as a % of
    net revenue................            18.8%            19.9%                         18.8%          19.4%


                                                     (FOOTNOTES BEGIN ON PAGE 8)

------------------------------

(a) Operating expenses include salaries and benefits, provision for bad debts, supplies, rent, and other operating expenses, and exclude certain items for purposes of determining adjusted EBITDA as discussed in footnote (m) below.

(b) Includes Year 2000 remediation costs of $0.2 million in 1998 and $3.3 million in 1999.


(c) The pro forma adjustments for this offering for the year ended December 31, 2000 reflect our two common stock public offerings in 2000 and this offering, the application of the net proceeds from our two common stock public offerings in 2000 to repay debt of $225.2 million on June 14, 2000, $20.5 million on July 3, 2000 and $268.8 million on November 3, 2000 and the estimated net proceeds from this offering to repay debt of $323.8 million based on the outstanding debt balance as of December 31, 2000 and the resultant reduction of interest expense of $54.7 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments for this offering for the six months ended
    June 30, 2001 reflect this offering, the estimated net proceeds from this offering to repay debt of $323.8 million based on the outstanding debt balance as of June 30, 2001 and the resultant reduction of interest expense of $12.3 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments also reflect an increase in provision for income taxes of $21.3 million for the year ended December 31, 2000 and $4.8 million for the six months ended June 30, 2001, resulting from the decrease in interest expense. See "Use of Proceeds" and note (p) to the "Selected Consolidated Financial and Other Data."



(d) The pro forma adjustments for both this offering and the concurrent notes offering for the year ended December 31, 2000 reflect the pro forma adjustments for our two common stock public offerings in 2000 and this offering as detailed in footnote (c) above as well as the concurrent notes offering and the estimated net proceeds from the concurrent notes offering to repay additional debt of $240.4 million based on the outstanding balance as of December 31, 2000 and the resultant additional reduction of interest expense of $5.9 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments for both this offering and the concurrent notes offering for the six months ended June 30, 2001 reflect the pro forma adjustments for this offering as detailed in footnote (c) above as well as the concurrent notes offering and the estimated net proceeds from the concurrent notes offering to repay additional debt of $240.4 million based on outstanding balance at June 30, 2001 and the resultant additional reduction of interest expense of $2.7 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments also reflect an additional increase in provision for income taxes of $2.3 million for the year ended December 31, 2000 and $1.1 million for the six months ended June 30, 2001, resulting from the decrease in interest expense. See "Use of Proceeds" and note (q) to the "Selected Consolidated Financial and Other Data."


(e) At end of period.

(f) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(g) Beds in service are the number of beds that are readily available for patient use.

(h) Admissions represent the number of patients admitted for inpatient treatment.

(i) Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(j) Patient days represent the total number of days of care provided to inpatients.

(k) Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(l) We calculated percentages by dividing the average daily number of inpatients by the weighted average of beds in service.

(m) We define adjusted EBITDA as EBITDA adjusted to exclude cumulative effect of a change in accounting principle, impairment of long-lived assets, compliance settlement and Year 2000 remediation costs, and loss from hospital sales. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization, and amortization of goodwill. EBITDA and adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and adjusted EBITDA are key measures used by management to evaluate our operations and provide useful information to investors. EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(n) Includes acquired hospitals to the extent we operated them during comparable periods in both years.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING OUR COMMON STOCK IN THIS OFFERING. THE RISKS DESCRIBED IN THIS SECTION ARE THE ONES WE CONSIDER TO BE MATERIAL TO YOUR DECISION WHETHER TO INVEST IN OUR COMMON STOCK AT THIS TIME. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

IF FEDERAL OR STATE HEALTHCARE PROGRAMS OR MANAGED CARE COMPANIES REDUCE THE PAYMENTS WE RECEIVE AS REIMBURSEMENT FOR SERVICES WE PROVIDE, OUR REVENUES MAY DECLINE.

    A large portion of our revenues come from the Medicare and Medicaid programs. In recent years, federal and state governments made significant changes in the Medicare and Medicaid programs. These changes have decreased the amount of money we receive for our services relating to these programs.

    In recent years, Congress and some state legislatures have introduced an increasing number of other proposals to make major changes in the healthcare system. Future federal and state legislation may further reduce the payments we receive for our services.

    In addition, insurance and managed care companies and other third parties from whom we receive payment for our services increasingly are attempting to control healthcare costs by requiring that hospitals discount their services in exchange for exclusive or preferred participation in their benefit plans. We believe that this trend may continue and may reduce the payments we receive for our services.

IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND GOVERNMENT REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

    The healthcare industry is required to comply with many laws and regulations at the federal, state, and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, and environmental protection. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid, and other federal and state healthcare programs.

    In addition, there are heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the hospital segment. The ongoing investigations relate to various referral, cost reporting, and billing practices, laboratory and home healthcare services, and physician ownership and joint ventures involving hospitals.

    In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs, and operating expenses.

IF WE FAIL TO COMPLY WITH THE MATERIAL TERMS OF OUR CORPORATE COMPLIANCE AGREEMENT, WE COULD BE EXCLUDED FROM GOVERNMENT HEALTHCARE PROGRAMS.

    In December 1997, we approached the Office of Inspector General of the U.S. Department of Health and Human Services and made a voluntary disclosure regarding the assignment of billing codes for inpatient services and reimbursements we received from the U.S. government programs from 1993 to 1997. We entered into a settlement agreement under which we paid approximately $31.8 million to the appropriate governmental agencies in exchange for a release of civil claims relating to these reimbursements.

    As part of this settlement, we entered into a corporate compliance agreement with the Inspector General. Complying with our corporate compliance agreement will require additional efforts and costs. Our failure to comply with the terms of the compliance agreement could subject us to civil and criminal penalties, including significant fines. In addition, failure to comply with the material terms of the compliance agreement could lead to suspension or disbarment from further participation in the federal and state healthcare programs, including Medicare and Medicaid. Any suspension or disbarment would restrict our ability to treat patients and receive reimbursement from these programs. See "Business of Community Health Systems--Compliance Program."

IF COMPETITION DECREASES OUR ABILITY TO ACQUIRE ADDITIONAL HOSPITALS ON FAVORABLE TERMS, WE MAY BE UNABLE TO EXECUTE OUR ACQUISITION STRATEGY.

    An important part of our business strategy is to acquire two to four hospitals each year in non-urban markets. However, not-for-profit hospital systems and other for-profit hospital companies generally attempt to acquire the same type of hospitals as we do. Some of these other purchasers have greater financial resources than we do. Our principal competitors for acquisitions include Health Management Associates, Inc. and Province Healthcare Company. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable. Therefore, we may not be able to acquire additional hospitals on terms favorable to us.

IF WE FAIL TO IMPROVE THE OPERATIONS OF ACQUIRED HOSPITALS, WE MAY BE UNABLE TO ACHIEVE OUR GROWTH STRATEGY.

    Some of the hospitals we have acquired or will acquire had or may have operating losses prior to the time we acquired them. We may be unable to operate profitably any hospital or other facility we acquire, effectively integrate the operations of any acquisitions, or otherwise achieve the intended benefit of our growth strategy.

IF WE ACQUIRE HOSPITALS WITH UNKNOWN OR CONTINGENT LIABILITIES, WE COULD BECOME LIABLE FOR MATERIAL OBLIGATIONS.

    Hospitals that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we seek indemnification from prospective sellers covering these matters, we may nevertheless have material liabilities for past activities of acquired hospitals.

STATE EFFORTS TO REGULATE THE SALE OF HOSPITALS OPERATED BY NOT-FOR-PROFIT ENTITIES COULD PREVENT US FROM ACQUIRING ADDITIONAL HOSPITALS AND EXECUTING OUR BUSINESS STRATEGY.

    Many states, including some where we have hospitals and others where we may in the future acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. While these review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing acquisitions. However, future actions on the state level could seriously delay or even prevent our ability to acquire hospitals.

STATE EFFORTS TO REGULATE THE CONSTRUCTION, ACQUISITION OR EXPANSION OF HOSPITALS COULD PREVENT US FROM ACQUIRING ADDITIONAL HOSPITALS, RENOVATING OUR FACILITIES OR EXPANDING THE BREADTH OF SERVICES WE OFFER.

    Some states require prior approval for the construction or acquisition of healthcare facilities and for the expansion of healthcare facilities and services. In giving approval, these states consider the need for additional or expanded healthcare facilities or services. In some states in which we operate, we are required to obtain certificates of need, known as CONs, for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and some other matters. Other states may adopt similar legislation. We may not be able to obtain the required CONs or other prior approvals for additional or expanded facilities in the future. In addition, at the time we acquire a hospital, we may agree to replace or expand the facility we are acquiring. If we are not able to obtain required prior approvals, we would not be able to acquire additional hospitals and expand healthcare services.

OUR SIGNIFICANT INDEBTEDNESS COULD LIMIT OUR OPERATIONAL AND CAPITAL
FLEXIBILITY.


    As of June 30, 2001, on a pro forma basis after giving effect to the issuance of the notes in the concurrent notes offering and the use of the net estimated proceeds from this offering and the concurrent notes offering, we had total long-term debt of $915.2 million or approximately 45.3% of our total capitalization.


    Our acquisition program requires substantial capital resources. In addition, the operations of our existing hospitals require ongoing capital expenditures. We may need to incur additional indebtedness to fund these acquisitions and expenditures. However, we may be unable to obtain sufficient financing on terms satisfactory to us.

    The degree to which we are leveraged could have other important consequences to holders of the common stock, including the following:

    - we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness; this reduces the funds available for our operations;

    - a portion of our borrowings are at variable rates of interest, which makes us vulnerable to increases in interest rates; and

    - some of our indebtedness contains numerous financial and other restrictive covenants, including restrictions on paying dividends, incurring additional indebtedness, and selling assets.

    Under our credit agreement and the notes being offered pursuant to the concurrent notes offering, a change of control of us may result in the debt under these agreements becoming due and payable. See "--If we experience a change of control, it would accelerate repayment obligations under our indebtedness."

IF WE ARE UNABLE TO EFFECTIVELY COMPETE FOR PATIENTS, LOCAL RESIDENTS COULD USE OTHER HOSPITALS.

    The hospital industry is highly competitive. In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. Our hospitals are located in non-urban service areas. Most of our hospitals face no direct competition because there are no other hospitals in their primary service areas. However, these hospitals do face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. These facilities generally are located in excess of 25 miles from our facilities. Patients in our primary service areas may travel to these other hospitals for a variety of reasons. These reasons include physician referrals or the need for services we do not offer. Patients who seek services from these other hospitals may subsequently shift their preferences to those hospitals for the services we do provide.

    Some of our hospitals operate in primary service areas where they compete with one other hospital. One of our hospitals competes with more than one other hospital in its primary service area. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some of the hospitals that compete with us are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology, and diagnostic centers.

    We expect that these competitive trends will continue. Our inability to compete effectively with other hospitals and other healthcare providers could cause local residents to use other hospitals. See "Business of Community Health Systems--Competition."

IF WE BECOME SUBJECT TO SIGNIFICANT LEGAL ACTIONS, WE COULD BE SUBJECT TO SUBSTANTIAL UNINSURED LIABILITIES.

    In recent years, physicians, hospitals, and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, or related legal theories. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we generally maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a reasonable cost for us to maintain adequate levels of insurance.

IF FUTURE CASH FLOWS ARE INSUFFICIENT TO RECOVER THE CARRYING VALUE OF OUR GOODWILL, A MATERIAL NON-CASH CHARGE TO EARNINGS COULD RESULT.

    The Forstmann Little partnerships acquired our predecessor company in 1996 principally for cash. We recorded a significant portion of the purchase price as goodwill. We have also recorded as goodwill a portion of the purchase price for our subsequent hospital acquisitions. At June 30, 2001, we had $992 million of goodwill recorded on our books. We expect to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on projected undiscounted cash flows, whether we will be able to recover all or a portion of the carrying value of goodwill. If future cash flows are insufficient to recover the carrying value of our goodwill, we must write off a portion of the unamortized balance of goodwill. In 1998, in connection with our periodic review process, we determined that projected undiscounted cash flows from seven of our hospitals were below the carrying value of the long-lived assets associated with these hospitals. In accordance with generally accepted accounting principles, we adjusted the carrying value of these assets to their estimated fair value through an impairment charge of $164.8 million. Of this charge, goodwill accounted for $134.3 million. This impairment charge arose from various circumstances that were unique to each of the hospitals and adversely affected their prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IF OUR STOCK PRICE FLUCTUATES AFTER THIS OFFERING, YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT.

    Our common stock is listed on the New York Stock Exchange. We do not know if an active trading market will continue to exist for our common stock or how the common stock will trade in the future. The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance or prospects of particular companies. You may not be able to resell your shares at or above the public offering price due to fluctuations in the market price of our common stock due to changes in our operating performance or prospects.

IF EXISTING STOCKHOLDERS SELL THEIR COMMON STOCK, YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT.


    Upon the completion of this offering, assuming no exercise of the underwriters' over-allotment option, we will have outstanding 98,464,298 shares of common stock. The 20,425,717 shares of common stock that we sold in our initial public offering, the 18,000,000 shares of common stock that we sold in our offering in October 2000, the 12,000,000 shares of common stock that we
intend to sell in this offering and the          shares of common stock issuable
upon the conversion of the notes sold in the concurrent notes offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of this offering and the concurrent notes offering, approximately 47,704,296 shares of our common stock will be "restricted securities" as that term is defined in Rule 144. A significant amount of these shares will be subject to 90-day lock up agreements restricting their resale and are subject to resale restrictions under our stockholder's agreements. In addition, existing stockholders, including the Forstmann Little partnerships, holding approximately 46,134,738 shares of common stock have the right to require us to register their shares under the Securities Act of 1933. These shares may also be sold under Rule 144 of the Securities Act of 1933, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or as these stockholders exercise their registration rights, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.


BECAUSE FORSTMANN LITTLE AND OUR MANAGEMENT OWN A SUBSTANTIAL INTEREST IN US, THEY WILL HAVE SIGNIFICANT INFLUENCE IN DETERMINING THE OUTCOME OF ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL.


    Following this offering, the Forstmann Little partnerships and our management will together own approximately 47.8% of our outstanding common stock. Accordingly, they will collectively have significant influence in:


    - electing our entire board of directors;

    - controlling our management and policies;

    - determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets; and

    - amending our certificate of incorporation and by-laws.

    The Forstmann Little partnerships and our management may also be able to prevent or cause a change in control of us. Their interests may conflict with the interests of the other holders of common stock. The Forstmann Little partnerships have a contractual right to elect two directors until they no longer own any shares of our common stock.

IF WE EXPERIENCE A CHANGE OF CONTROL, IT WOULD ACCELERATE REPAYMENT OBLIGATIONS UNDER OUR INDEBTEDNESS.

    If we experience a change of control as defined in our credit agreement, our indebtedness under this credit agreement becomes due and payable at the option of the lenders under the credit agreement. In addition, if we experience a change of control under the indenture governing the notes being issued in the concurrent notes offering, a holder of notes will have the right, subject to some conditions and restrictions, to require us to repurchase, with cash or common stock, some or all of the notes at a purchase price equal to 100% of the principal amount plus accrued interest.

    We cannot give any assurances that we will have sufficient funds available for any required repurchases under the credit agreement or the notes if we experience a change of control. In addition, under the covenants governing our credit agreement, we are not permitted to repurchase the notes for cash.

IF PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, WE MAY BE UNABLE TO CONSUMMATE A TRANSACTION THAT OUR STOCKHOLDERS CONSIDER FAVORABLE.

    Our certificate of incorporation and by-laws may discourage, delay, or prevent a merger or acquisition involving us that our stockholders may consider favorable by:

    - authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

    - providing for a classified board of directors, with staggered three-year terms; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings.

    Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. For a description you should read "Description of Capital Stock."

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WHICH COULD DIFFER FROM ACTUAL FUTURE RESULTS.

    Some of the matters discussed in this prospectus include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following:

    - general economic and business conditions, both nationally and in the regions in which we operate;

    - demographic changes;

    - existing governmental regulations and changes in, or the failure to comply with, governmental regulations or our corporate compliance agreement;

    - legislative proposals for healthcare reform;

    - our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;

    - changes in Medicare and Medicaid payment levels;

    - uncertainty with the newly issued Health Insurance Portability and Accountability Act of 1996 regulations;

    - liability and other claims asserted against us;

    - competition;

    - our ability to attract and retain qualified personnel, including physicians;

    - trends toward treatment of patients in lower acuity healthcare settings;

    - changes in medical or other technology;

    - changes in generally accepted accounting principles;

    - the availability and terms of capital to fund additional acquisitions or replacement facilities; and

    - our ability to successfully acquire and integrate additional hospitals.

    Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

                                USE OF PROCEEDS


    We estimate our net proceeds from our sale of common stock in this offering at an estimated offering price of $28.60 per share, after deducting estimated expenses and underwriting discounts and commissions of $13.1 million, to be approximately $330.1 million. In addition, we expect to receive net proceeds of $240.4 million from our concurrent notes offering after deducting estimated expenses and underwriting discounts and commissions. We intend to use all of the net proceeds from the concurrent notes offering to repay a portion of the $500 million of our 7 1/2% subordinated debt, plus accrued interest. We intend to use the net proceeds from this offering to repay the balance of our 7 1/2% subordinated debt, plus accrued interest, and to repay a portion of our outstanding debt under the acquisition loan facility of our credit agreement with The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., and other lenders. The entire $500 million of our subordinated debt is held by the limited partners of an affiliate of Forstmann Little & Co. and approximately $14.7 million of our outstanding debt under the acquisition loan facility of our credit agreement is held by affiliates of the underwriters. If the concurrent notes offering is not completed, all of the net proceeds from this offering will be used to repay our 7 1/2% subordinated debt, plus accrued interest. As of September 30, 2001, accrued interest on the subordinated debt will be $6.3 million.


    Approximately 80% of our outstanding debt under the acquisition loan facility matures January 2, 2004. The balance of this debt matures on December 31, 2002. As of June 30, 2001, the effective interest rate for our outstanding debt under the acquisition loan facility was 6.17%.

    We expect to borrow under the acquisition loan facility as needed to fund our acquisitions. See "Business of Community Health Systems--Our Business Strategy--Grow Through Selective Acquisitions."

    See "Management--Relationships and Transactions between Community Health Systems and its Officers, Directors and 5% Beneficial Owners and their Family Members" and "Description of Indebtedness."

                                DIVIDEND POLICY

    We have not paid any cash dividends in the past, and we do not intend to pay any cash dividends for the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be dependent upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law, and other factors deemed relevant by our board of directors. Our existing indebtedness limits our ability to pay dividends and make distributions to stockholders.

                          PRICE RANGE OF COMMON STOCK

    Our common stock began trading on the New York Stock Exchange on June 9, 2000, under the symbol "CYH." The following table sets forth for the indicated periods the high and low sale prices of our common stock as reported by the New York Stock Exchange.


                                                               HIGH       LOW
                                                             --------   --------
Fiscal Year Ended December 31, 2000
  Second Quarter (beginning June 9, 2000)..................   $16.31     $13.00
  Third Quarter............................................   $32.50     $15.63
  Fourth Quarter...........................................   $37.20     $24.25
Fiscal Year Ended December 31, 2001
  First Quarter............................................   $35.45     $22.20
  Second Quarter...........................................   $30.75     $21.25
  Third Quarter (through September 20, 2001)...............   $35.35     $26.85



    On September 20, 2001, the last reported sale price of our common stock on the NYSE was $28.60. As of September 17, 2001, there were approximately 54 holders of record of our common stock.

                                 CAPITALIZATION


    The following table sets forth our debt and capitalization as of June 30, 2001, on an actual basis and on a pro forma basis. The pro forma data are presented in two columns. One column reflects this offering and the use of the estimated net proceeds from this offering to repay some of our outstanding subordinated debt. The second pro forma column reflects both this offering and the concurrent notes offering and the use of the estimated net proceeds from this offering and the concurrent notes offering to repay all of our outstanding subordinated debt and a portion of our outstanding debt under the acquisition loan facility of our credit agreement.


    In addition, you should read the following table in conjunction with Selected Consolidated Financial and Other Data, our consolidated financial statements and the accompanying notes, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Description of Indebtedness, which are contained later in this prospectus.


                                                                         AS OF JUNE 30, 2001
                                                             --------------------------------------------
                                                                                            PRO FORMA
                                                                           PRO FORMA     TO REFLECT THIS
                                                                           TO REFLECT    OFFERING AND THE
                                                                              THIS       CONCURRENT NOTES
                                                               ACTUAL     OFFERING (A)     OFFERING (B)
                                                             ----------   ------------   ----------------
                                                                        (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Credit facilities:
    Revolving credit loans.................................  $       --    $       --       $       --
    Acquisition loans......................................     119,000       119,000           54,712
    Term loans.............................................     563,675       563,675          563,675
  Subordinated debentures..................................     500,000       176,161               --
  Convertible notes........................................          --            --          250,000
  Taxable bonds............................................      24,300        24,300           24,300
  Tax-exempt bonds.........................................       8,000         8,000            8,000
  Capital lease obligations and other debt.................      36,031        36,031           36,031
                                                             ----------    ----------       ----------
    Total debt.............................................   1,251,006       927,167          936,718
  Less current maturities..................................      21,499        21,499           21,499
                                                             ----------    ----------       ----------
    Total long-term debt (c)...............................   1,229,507       905,668          915,219
                                                             ----------    ----------       ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value per share, 100,000,000
    shares authorized, none issued.........................          --            --               --
  Common stock, $.01 par value per share, 300,000,000
    shares authorized; 87,296,185 shares issued and
    86,320,636 outstanding actual; 99,296,185 shares issued
    and 98,320,636 outstanding pro forma...................         873           993              993
  Additional paid-in capital...............................   1,001,204     1,331,173        1,331,173
  Accumulated deficit......................................    (215,284)     (217,843)        (219,235)
  Treasury stock, at cost, 975,549 shares..................      (6,678)       (6,678)          (6,678)
  Notes receivable for common stock........................        (211)         (211)            (211)
  Unearned stock compensation..............................         (63)          (63)             (63)
                                                             ----------    ----------       ----------
      Total stockholders' equity...........................     779,841     1,107,371        1,105,979
                                                             ----------    ----------       ----------
      Total capitalization.................................  $2,009,348    $2,013,039       $2,021,198
                                                             ==========    ==========       ==========


--------------------------


(a) Pro forma reflects the write-off of deferred financing costs associated with the repayment of 7 1/2% subordinated debt of $2.6 million, net of tax benefit of $1.6 million.


(b) Pro forma reflects the write-off of deferred financing costs associated with the repayment of 7 1/2% subordinated debt of $3.9 million, net of tax benefit of $2.6 million.

(c) We also had letters of credit issued, primarily in support of our taxable and tax-exempt bonds, of approximately $35.9 million.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
You should read the selected consolidated historical financial and other data below in conjunction with our consolidated financial statements and the accompanying notes. You should also read Management's Discussion and Analysis of Financial Condition and Results of Operations. All of these materials are contained later in this prospectus. We derived the consolidated historical financial data as of December 31, 1998, 1999 and 2000 and for the three years ended December 31, 2000 from our consolidated financial statements. We derived the historical data for the six months ended June 30, 2000 and June 30, 2001, and as of June 30, 2001, from our unaudited interim condensed consolidated financial statements. The unaudited interim condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods. The pro forma consolidated statements of operations and balance sheet data are presented in a separate table following the historical data. For each period, the pro forma consolidated statements of operations data are presented in three columns: historical data, pro forma data reflecting the application of the estimated net proceeds from this offering to repay a portion of our outstanding debt as if this repayment had occurred on January 1, 2000 and pro forma data reflecting the application of the estimated net proceeds from both this offering and the concurrent notes offering to repay a portion of our outstanding debt as if this repayment had occurred on January 1, 2000. The pro forma consolidated statements of operations data for the year ended December 31, 2000 also reflect the application of the net proceeds from our two common stock public offerings in 2000. The consolidated balance sheet data give effect to this offering as well as both this offering and the concurrent notes offering as if these events had occurred on June 30, 2001. We derived the selected consolidated financial and other data as of December 31, 1996 and 1997 and for the period from July 1, 1996 through December 31, 1996 and the year ended December 31, 1997 from our unaudited consolidated financial statements, which are not contained in this prospectus. We derived the selected consolidated financial and other data at June 30, 1996 and for the period from January 1, 1996 through June 30, 1996 from the unaudited consolidated financial statements of our predecessor company, which are not contained in this prospectus.


                                     PREDECESSOR (a)
                                     --------------
                                     PERIOD FROM         PERIOD FROM
                                      JANUARY 1            JULY 1
                                       THROUGH             THROUGH                     YEAR ENDED DECEMBER 31,
                                      JUNE 30,           DECEMBER 31,   -----------------------------------------------------
                                      1996 (b)            1996 (c)         1997          1998          1999          2000
                                     --------------      ------------   -----------   -----------   -----------   -----------

                                                                      (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA
  Net operating revenues...........    $  294,166        $   327,922    $   742,350   $   854,580   $ 1,079,953   $ 1,337,501
  Operating expenses (d)...........       291,712(e)         270,319        620,112       688,190       875,768     1,084,765
  Depreciation and amortization....        17,558             18,858         43,753        49,861        56,943        71,931
  Amortization of goodwill.........           164             11,627         25,404        26,639        24,708        25,693
  Impairment of long-lived assets
    and relocation costs...........        15,655                 --             --       164,833            --            --
  Compliance settlement and Year
    2000 remediation costs (f).....            --                 --             --        20,209        17,279            --
  Loss from hospital sales.........         3,146                 --             --            --            --            --
                                       ----------        -----------    -----------   -----------   -----------   -----------
  Income (loss) from operations....       (34,069)            27,118         53,081       (95,152)      105,255       155,112
  Interest expense, net............         8,930             38,964         89,753       101,191       116,491       127,370
                                       ----------        -----------    -----------   -----------   -----------   -----------
  Income (loss) before cumulative
    effect of a change in
    accounting principle and income
    taxes..........................       (42,999)           (11,846)       (36,672)     (196,343)      (11,236)       27,742
  Provision for (benefit from)
    income taxes...................       (15,747)             1,256         (4,501)      (13,405)        5,553        18,173
                                       ----------        -----------    -----------   -----------   -----------   -----------
  Income (loss) before cumulative
    effect of a change in
    accounting principle...........       (27,252)           (13,102)       (32,171)     (182,938)      (16,789)        9,569
  Cumulative effect of a change in
    accounting principle...........            --                 --             --          (352)           --            --
                                       ----------        -----------    -----------   -----------   -----------   -----------
  Net income (loss)................    $  (27,252)       $   (13,102)   $   (32,171)  $  (183,290)  $   (16,789)  $     9,569
                                       ==========        ===========    ===========   ===========   ===========   ===========
                                                                                                 (FOOTNOTES BEGIN ON PAGE 21)


                                      PREDECESSOR
                                          (a)
                                     --------------
                                     PERIOD FROM         PERIOD FROM
                                      JANUARY 1            JULY 1
                                       THROUGH             THROUGH                     YEAR ENDED DECEMBER 31,
                                      JUNE 30,           DECEMBER 31,   -----------------------------------------------------
                                      1996 (b)            1996 (c)         1997          1998          1999          2000
                                     --------------      ------------   -----------   -----------   -----------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Basic and diluted income (loss)
    per common share:
    Income (loss) before cumulative
      effect of a change in
      accounting principle.........                      $     (0.24)   $     (0.60)  $     (3.37)  $     (0.31)  $      0.14
    Cumulative effect of a change
      in accounting principle......                               --             --         (0.01)           --            --
                                                         -----------    -----------   -----------   -----------   -----------
    Net income (loss)..............                      $     (0.24)   $     (0.60)  $     (3.38)  $     (0.31)  $      0.14
                                                         ===========    ===========   ===========   ===========   ===========
  Diluted income (loss) per common
    share:
    Income (loss) before cumulative
      effect of a change in
      accounting principle.........                      $     (0.24)   $     (0.60)  $     (3.37)  $     (0.31)  $      0.14
    Cumulative effect of a change
      in accounting principle......                               --             --         (0.01)           --            --
                                                         -----------    -----------   -----------   -----------   -----------
    Net income (loss)..............                      $     (0.24)   $     (0.60)  $     (3.38)  $     (0.31)  $      0.14
                                                         ===========    ===========   ===========   ===========   ===========
  Weighted-average number of shares
    outstanding:
    Basic..........................                       53,786,432     53,989,089    54,249,895    54,545,030    67,610,399
                                                         ===========    ===========   ===========   ===========   ===========
    Diluted........................                       53,786,432     53,989,089    54,249,895    54,545,030    69,187,191
                                                         ===========    ===========   ===========   ===========   ===========
CONSOLIDATED BALANCE SHEET DATA (AS
  OF END OF PERIOD OR YEAR)
  Cash and cash equivalents........    $   10,410        $    26,588    $     7,663   $     6,719   $     4,282   $    13,740
  Total assets.....................       506,323          1,630,630      1,643,521     1,747,016     1,895,084     2,213,837
  Long-term debt...................       190,797            988,612      1,021,832     1,246,594     1,407,604     1,201,590
  Other long-term liabilities......        55,419             21,086         31,618        26,915        22,495        15,200
  Stockholders' equity.............       165,879            465,673        433,625       246,826       229,708       756,174
SELECTED OPERATING DATA
  Number of hospitals (g)..........            29                 35             37            41            46            52
  Licensed beds (g) (h)............         2,641              3,222          3,288         3,644         4,115         4,688
  Beds in service (g) (i)..........         2,005              2,311          2,543         2,776         3,123         3,587
  Admissions (j)...................        34,876             40,246         88,103       100,114       120,414       143,310
  Adjusted admissions (k)..........        56,136             68,059        153,618       177,075       217,006       262,419
  Patient days (l).................       168,995            183,809        399,012       416,845       478,658       548,827
  Average length of stay (days)
    (m)............................           4.8                4.6            4.5           4.2           4.0           3.8
  Occupancy rate (beds in
    service) (n)...................          46.3%              43.2%          43.1%         43.3%         44.1%         44.6%
  Net inpatient revenue as a % of
    total net revenue..............          61.1%              58.3%          57.3%         55.7%         52.7%         51.0%
  Net outpatient revenue as a % of
    total net revenue..............          37.5%              40.4%          41.5%         42.6%         45.5%         47.3%
  Adjusted EBITDA (o)..............    $    2,454(g)     $    57,603    $   122,238   $   166,390     $ 204,185   $   252,736
  Adjusted EBITDA as a % of net
    revenue........................           0.8%              17.6%          16.5%         19.5%         18.9%         18.9%
  Net cash flows provided by (used
    in) operating activities.......    $   30,081        $     2,953    $    21,544   $    15,719   $   (11,746)  $    22,985
  Net cash flows used in investing
    activities.....................    $  (25,067)       $(1,259,268)   $   (76,651)  $  (236,553)  $  (155,541)  $  (244,441)
  Net cash flows provided by (used
    in) financing activities.......    $   (8,886)       $ 1,282,903    $    36,182   $   219,890   $   164,850   $   230,914


                                                    (FOOTNOTES BEGIN ON PAGE 21)

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  2000           2001
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS,
                                                              EXCEPT SHARE AND PER SHARE
                                                                         DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
  Net operating revenues....................................  $   625,787    $   799,554
  Operating expenses (d)....................................      505,931        648,476
  Depreciation and amortization.............................       33,910         43,094
  Amortization of goodwill..................................       12,378         14,074
                                                              -----------    -----------
  Income from operations....................................       73,568         93,910
  Interest expense, net.....................................       65,305         53,174
                                                              -----------    -----------
  Income before income taxes................................        8,263         40,736
  Provision for income taxes................................        7,164         20,237
                                                              -----------    -----------
  Net income................................................  $     1,099    $    20,499
                                                              ===========    ===========
  Net income per common share:
    Basic...................................................  $      0.02    $      0.24
    Diluted.................................................  $      0.02    $      0.23
  Weighted average number of shares outstanding:
    Basic...................................................   56,423,677     85,696,119
                                                              ===========    ===========
    Diluted.................................................   57,554,519     87,554,317
                                                              ===========    ===========
SELECTED OPERATING DATA
  Number of hospitals (g)...................................           49             53
  Licensed beds (g) (h).....................................        4,401          4,848
  Beds in service (g) (i)...................................        3,355          3,722
  Admissions (j)............................................       68,314         82,559
  Adjusted admissions (k)...................................      126,137        149,741
  Patient days (l)..........................................      267,060        315,994
  Average length of stay (days) (m).........................          3.9            3.8
  Occupancy rate (beds in service) (n)......................         45.0%          48.4%
  Net inpatient revenue as a % of total net revenue.........         50.6%          51.0%
  Net outpatient revenue as a % of total net revenue........         47.6%          47.8%

  Adjusted EBITDA (o).......................................  $   119,856    $   151,078
  Adjusted EBITDA as a % of net revenue.....................         19.2%          18.9%

  Net cash flows (used in) provided by operating
  activities................................................  $   (34,399)   $    95,528
  Net cash flows used in investing activities...............  $   (74,261)   $  (104,464)
  Net cash flows provided by financing activities...........  $   110,368    $    30,936

                                                    (FOOTNOTES BEGIN ON PAGE 21)

                                     YEAR ENDED DECEMBER 31, 2000                 SIX MONTHS ENDED JUNE 30, 2001
                            ----------------------------------------------   -----------------------------------------
                                                               PRO FORMA                                   PRO FORMA
                                                              TO REFLECT                                  TO REFLECT
                                                             THIS OFFERING                               THIS OFFERING
                                                                AND THE                    PRO FORMA        AND THE
                                              PRO FORMA       CONCURRENT                   TO REFLECT     CONCURRENT
                                           TO REFLECT THIS       NOTES                        THIS           NOTES
                               ACTUAL       OFFERING (P)     OFFERING (Q)      ACTUAL     OFFERING (P)   OFFERING (Q)
                            ------------   ---------------   -------------   ----------   ------------   -------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
  Net operating revenues..  $  1,337,501     $1,337,501       $1,337,501     $  799,554    $  799,554     $  799,554
  Operating
    expenses (d)..........     1,084,765      1,084,765        1,084,765        648,476       648,476        648,476
  Depreciation and
    amortization..........        71,931         71,931           71,931         43,094        43,094         43,094
  Amortization of
    goodwill..............        25,693         25,693           25,693         14,074        14,074         14,074
                            ------------     ----------       ----------     ----------    ----------     ----------
  Income from operations..       155,112        155,112          155,112         93,910        93,910         93,910
  Interest expense, net...       127,370         72,692           66,808         53,174        40,867         38,149
                            ------------     ----------       ----------     ----------    ----------     ----------
  Income before
    extraordinary item and
    income taxes..........        27,742         82,420           88,304         40,736        53,043         55,761
  Provision for income
    taxes.................        18,173         39,497           41,792         20,237        25,037         26,097
                            ------------     ----------       ----------     ----------    ----------     ----------
Income before
  extraordinary item......  $      9,569     $   42,923       $   46,512     $   20,499    $   28,006     $   29,664
                            ============     ==========       ==========     ==========    ==========     ==========
Income per common share
  before extraordinary
  item:
    Basic.................  $       0.14     $     0.54       $     0.58     $     0.24    $     0.29     $     0.30
                            ============     ==========       ==========     ==========    ==========     ==========
    Diluted...............  $       0.14     $     0.53       $     0.57     $     0.23    $     0.28     $     0.30
                            ============     ==========       ==========     ==========    ==========     ==========

Weighted average number of
  shares outstanding:
    Basic.................    67,610,399     79,610,399       79,610,399     85,696,119    97,696,119     97,696,119
                            ============     ==========       ==========     ==========    ==========     ==========
    Diluted...............    69,187,191     81,187,191       81,187,191     87,554,317    99,554,317     99,554,317
                            ============     ==========       ==========     ==========    ==========     ==========

CONSOLIDATED BALANCE SHEET DATA
  (AS OF END OF PERIOD)
    Cash and cash equivalents.............................................       35,740        35,740         35,740
    Total assets..........................................................    2,280,086     2,275,891      2,283,160
    Long-term debt........................................................    1,229,507       905,668        915,219
    Other long-term liabilities...........................................       14,015        14,015         14,015
    Stockholders' equity..................................................      779,841     1,107,371      1,105,979


------------------------------

(a) Effective in July 1996, we acquired all of the outstanding common stock of our principal subsidiary, CHS/Community Health Systems, Inc. The predecessor company had a substantially different capital structure compared to ours. Because of the limited usefulness of the earnings per share information for the predecessor company, these amounts have been excluded.

(b) Includes two acquisitions.

(c) Includes six acquisitions.

(d) Operating expenses include salaries and benefits, provision for bad debts, supplies, rent, and other operating expenses, and exclude certain items for purposes of determining adjusted EBITDA as discussed in footnote (o) below.

(e) Includes $47.5 million of expense resulting from the cancellation of stock options associated with the acquisition of our principal subsidiary as discussed in footnote (a).

(f) Includes Year 2000 remediation costs of $0.2 million in 1998 and $3.3 million in 1999.

                                          (FOOTNOTES CONTINUE ON FOLLOWING PAGE)

(g) At end of period.

(h) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(i) Beds in service are the number of beds that are readily available for patient use.

(j) Admissions represent the number of patients admitted for inpatient treatment.

(k) Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(l) Patient days represent the total number of days of care provided to inpatients.

(m) Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(n) We calculated percentages by dividing the daily average number of inpatients by the weighted average of beds in service.

(o) We define adjusted EBITDA as EBITDA adjusted to exclude cumulative effect of a change in accounting principle, impairment of long-lived assets and relocation costs, compliance settlement and Year 2000 remediation costs, and loss from hospital sales. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization, and amortization of goodwill. EBITDA and adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and adjusted EBITDA are key measures used by management to evaluate our operations and provide useful information to investors. EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.


(p) The pro forma adjustments for this offering for the year ended December 31, 2000 reflect our two common stock public offerings in 2000 and this offering, the application of the net proceeds from our two common stock public offerings in 2000 to repay debt of $225.2 million on June 14, 2000, $20.5 million on July 3, 2000 and $268.8 million on November 3, 2000 and the estimated net proceeds from this offering to repay debt of $323.8 million based on the outstanding debt balance as of December 31, 2000 and the resultant reduction of interest expense of $54.7 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments for this offering for the six months ended
    June 30, 2001 reflect this offering, the estimated net proceeds from this offering to repay debt of $323.8 million based on the outstanding debt balance as of June 30, 2001 and the resultant reduction of interest expense of $12.3 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments also reflect an increase in provision for income taxes of $21.3 million for the year ended December 31, 2000 and $4.8 million for the six months ended June 30, 2001, resulting from the decrease in interest expense.


    1.  To adjust interest expense to reflect the following:


       - For the year ended December 31, 2000, interest expense of $24.3 million and for the six months ended June 30, 2001, interest expense of $12.0 million on the 7 1/2% subordinated debt has been excluded giving effect to the repayment of $323.8 million with the estimated net proceeds from this offering.



       - For the year ended December 31, 2000, interest expense of $0.5 million and for the six months ended June 30, 2001, interest expense of $0.3 million from the amortization of deferred financing costs associated with the 7 1/2% subordinated debt has been excluded giving effect to the write-off of $4.2 million of deferred financing costs.


       - For the year ended December 31, 2000, interest expense of $19.8 million on the acquisition revolving loan facility of our credit agreement has been excluded, giving effect to the repayment of $308.7 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 at an assumed weighted average interest rate of 8.6%.

       - For the year ended December 31, 2000, interest expense of $6.8 million on the revolving credit facility of our credit agreement has been excluded, giving effect to the repayment of $165.5 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 using an assumed weighted average interest rate of 9.0%.

       - For the year ended December 31, 2000, interest expense of $3.2 million on the term loans of our credit agreement has been excluded, giving effect to the repayment of $40.3 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 at an assumed weighted average interest rate of 9.6%.


    2. The adjustment to the pro forma provision for income taxes, computed using a 39% statutory income tax rate, was $21.3 million for the year ended December 31, 2000 and $4.8 million for the six months ended June 30, 2001 for the tax effect of the above-noted pro forma adjustments.



    3. Pro forma income statement does not reflect the write-off of deferred financing costs associated with the repayment of the 7 1/2% subordinated debt of $2.6 million, net of tax benefit of $1.6 million.



(q) The pro forma adjustments for both this offering and the concurrent notes offering for the year ended December 31, 2000 reflect the pro forma adjustments for our two common stock public offerings in 2000 and this offering as detailed in footnote (p) above as well as the concurrent notes offering and the estimated net proceeds from the concurrent notes offering to repay additional debt of $240.4 million based on the outstanding balance as of December 31, 2000 and the resultant additional reduction of interest expense of $5.9 million as if these events had occurred on January 1, 2000.

   The pro forma adjustments for both this offering and the concurrent notes offering for the six months ended June 30, 2001 reflect the pro forma adjustments for this offering as detailed in footnote (p) above as well as the concurrent notes offering and the estimated net proceeds from the concurrent notes offering to repay additional debt of $240.4 million based on the outstanding balance at June 30, 2001 and the resultant additional reduction of interest expense of $2.7 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments also reflect an additional increase in provision for income taxes of $2.3 million for the year ended December 31, 2000 and $1.1 million for the six months ended June 30, 2001, resulting from the decrease in interest expense. See "Use of Proceeds." These adjustments are detailed as follows:


    1.  To adjust interest expense to reflect the following:

       - For the year ended December 31, 2000, interest expense of $37.5 million on $500.0 million of the 7 1/2% subordinated debt has been excluded. For the six months ended June 30, 2001, interest expense of $18.6 million on $500.0 million of the subordinated debt has been excluded giving effect to the repayment of the entire outstanding balances of the subordinated debt with the proceeds of this offering and the concurrent notes offering.

       - For the year ended December 31, 2000, interest expense of $0.8 million and for the six months ended June 30, 2001 interest expense of $0.4 million from the amortization of deferred financing costs associated with the subordinated debt has been excluded giving effect to the write-off of $6.5 million of deferred financing costs.


       - For the year ended December 31, 2000, interest expense of $25.4 million on the acquisition revolving loan facility of our credit agreement has been excluded, giving effect to the repayment of $308.7 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 at an assumed weighted average interest rate of 8.6% and the repayment of $64.3 million in outstanding borrowings with proceeds from this offering and the concurrent notes offering at an assumed weighted average interest rate of 8.8%. For the six months ended June 30, 2001, interest expense of $2.6 million on the acquisition loan revolving facility of our credit agreement has been excluded, giving effect to the repayment of $64.3 million in outstanding borrowings with proceeds from this offering and the concurrent notes offering using an assumed weighted average interest rate of 8.3%.


       - For the year ended December 31, 2000, interest expense of $6.8 million on the revolving credit facility of our credit agreement has been excluded, giving effect to the repayment of $165.5 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 using an assumed weighted average interest rate of 9.0%.

       - For the year ended December 31, 2000, interest expense of $3.2 million on the term loans of our credit agreement has been excluded, giving effect to the repayment of $40.3 million in outstanding borrowings with net proceeds from our two common stock public offerings in 2000 at an assumed weighted average interest rate of 9.6%.


       - For the year ended December 31, 2000, interest expense of $13.2 million has been included giving effect to the concurrent notes offering at an assumed interest rate of 4.75% on the notes. This interest expense includes $1.4 million of amortization of the $9.6 million of debt offering costs. For the six months ended June 30, 2001, interest expense of $6.6 million has been included giving effect to the concurrent notes offering at an assumed interest rate of 4.75% on the notes. This interest expense includes $0.7 million of amortization of the $9.6 million of debt offering costs.



    2. The adjustment to the pro forma provision for income taxes, computed using a 39% statutory income tax rate, was $23.6 million for the year ended December 31, 2000 and $5.9 million for the six months ended June 30, 2001 for the tax effect of the above-noted pro forma adjustments.


    3. Pro forma income statement for the year ended December 31, 2000 and six months ended June 30, 2001 does not reflect the write-off of deferred financing costs associated with the repayment of the 7 1/2% subordinated debt of $3.9 million, net of tax benefit of $2.6 million.

    4.  The conversion of the notes into       shares of common stock under the
       if-converted method has not been included in the computation of diluted pro forma earnings per share because the effect would be antidilutive.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "RISK FACTORS," "SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities and the second largest in terms of revenues and EBITDA. As of September 1, 2001, we owned, leased or operated 54 hospitals, geographically diversified across 20 states, with an aggregate of 4,951 licensed beds. In over 85% of our markets, we are the sole provider of general hospital healthcare services. In all but one of our other markets, we are one of two providers of general hospital healthcare services. For the fiscal year ended December 31, 2000, we generated
$1.34 billion in net operating revenues and $252.7 million in adjusted EBITDA. For the six months ended June 30, 2001, we generated $799.6 million in net operating revenues and $151.1 million in adjusted EBITDA. We achieved revenue growth of 23.8% in 2000, 26.4% in 1999 and 15.1% in 1998. We also achieved growth in adjusted EBITDA of 23.8% in 2000, 22.7% in 1999 and 36.1% in 1998. Our net income for 2000 was $9.6 million, compared to a net loss of $16.8 million in 1999 and a net loss of $183.3 million in 1998.

ACQUISITIONS

    Effective June 1, 2001, we acquired Brandywine Hospital, a 168-bed acute care facility located in Coatesville, Pennsylvania, for an aggregate consideration of approximately $61 million. Effective September 1, 2001, we acquired Red Bud Regional Hospital, a 103-bed facility located in Red Bud, Illinois, for an aggregate consideration of approximately $5 million. Each of these hospitals is the sole provider of general acute hospital services in its community.


    During 2000, we acquired, through five purchases and two capital lease transactions, most of the assets, including working capital, of seven hospitals. These acquisitions include the purchase of assets of a hospital which we were managing under an operating agreement. We had purchased the working capital accounts of that hospital in 1998. The consideration for the seven hospitals totaled approximately $247 million. This consideration consisted of $148 million in cash, which we borrowed under our acquisition loan facilities, and assumed liabilities of $99 million. We prepaid the lease obligation relating to each lease transaction. We included the prepayment as part of the cash consideration. The purchase of our hospital in Kirksville, Missouri includes an operating lease for the primary building location.


    During 1999, we acquired, through three purchases and one capital lease transaction, most of the assets, including working capital, of four hospitals. The consideration for the four hospitals totaled approximately $77.8 million. This consideration consisted of $59.7 million in cash, which we borrowed under our acquisition loan facility, and assumed liabilities of $18.1 million. We prepaid the entire lease obligation relating to the lease transaction. We included the prepayment as part of the cash consideration. We also opened one additional hospital, after completion of construction, at a cost of $15.3 million. This owned hospital replaced a hospital that we managed.

    During 1998, we acquired, through two purchase and two capital lease transactions, most of the assets, including working capital, of four hospitals. The consideration for the four hospitals totaled approximately $218.6 million. This consideration consisted of $169.8 million in cash, which we borrowed under our acquisition loan facility, and assumed liabilities of $48.8 million. We prepaid the entire lease obligation relating to each lease transaction. We included the prepayment as part of the cash consideration. Also, effective December 1, 1998, we entered into an operating agreement relating to a 38 licensed bed hospital. We also purchased the working capital accounts of that hospital. The cash payment made for this hospital was $2.8 million. Pursuant to this operating agreement, upon specified conditions being met, we will be obligated to construct a replacement hospital and to purchase for $0.9 million the remaining assets of the hospital. Upon completion, all rights of ownership and operation will transfer to us.

    During 1997, we exercised a purchase option under an operating lease and acquired two hospitals through capital lease transactions. The consideration for these three hospitals totaled $46.1 million, including working capital. This consideration consisted of $36.3 million in cash, which we borrowed under our acquisition loan facility, and assumed liabilities of $9.8 million. We prepaid the entire lease obligation relating to each lease transaction. We included the prepayment as part of the cash consideration.

    Goodwill from the acquisition of our predecessor company in 1996 was $662.7 million and from subsequent hospital acquisitions was $317.2 million as of June 30, 2001. Based on management's assessment of the goodwill's estimated useful life, we generally amortize our goodwill over 40 years. Goodwill represented 125.7% of our shareholders' equity as of June 30, 2001; the amount of goodwill amortized equaled 15.0% of our income from operations for the six-month period ended June 30, 2001. Significant adverse changes in facts regarding our industry, markets and operations could cause our management to determine that impairment indicators exist. This could cause impairments to the carrying amount of such goodwill, resulting in a non-cash charge which would reduce operating income.

    In the future, we intend to acquire, on a selective basis, two to four hospitals in our target markets annually. Because of the financial impact of acquisitions, it is difficult to make meaningful comparisons between our financial statements for the periods presented. Because adjusted EBITDA margins at hospitals we acquire are, at the time of acquisition, lower than those of our existing hospitals, acquisitions can negatively affect our adjusted EBITDA margins on a consolidated basis.

    On May 1, 2000, we terminated the lease of a hospital previously held for disposition. At June 30, 2001, the carrying amounts of one of our hospitals were segregated from our remaining assets. The carrying amount of long-term assets of a facility held for disposition are classified in other assets, net in our unaudited interim condensed consolidated balance sheet as of June 30, 2001. We do not expect the impact of any gain or loss on our financial results to be material.

SOURCES OF REVENUE

    Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. Approximately 49% for the year ended December 31, 1998, 48% for the year ended December 31, 1999 and 46% for the year ended December 31, 2000, are related to services rendered to patients covered by the Medicare and Medicaid programs. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We record adjustments to the estimated billings in the periods that such adjustments become known. We account for adjustments to previous program reimbursement estimates as contractual adjustments and report them in future periods as final settlements are determined. Adjustments related to final settlements or appeals that increased revenue were insignificant in each of the years ended December 31, 1998, 1999 and 2000. Net amounts due to third-party payors were $9.1 million as of December 31, 1999 and

$2.3 million as of December 31, 2000. We included these amounts in the line item accrued liabilities--other in the accompanying balance sheets. Substantially all Medicare and Medicaid cost reports are final settled through 1997.

    We expect the percentage of revenues received from the Medicare program to increase due to the general aging of the population and the restoration of some payments under the Balanced Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000. The payment rates under the Medicare program for inpatients are based on a prospective payment system, based upon the diagnosis of a patient. While these rates are indexed for inflation annually, the increases have historically been less than actual inflation. Reductions in the rate of increase in Medicare reimbursement may have an adverse impact on our net operating revenue growth.

    The implementation of Medicare's new prospective payment system for outpatient hospital care, effective August 1, 2000, had a favorable impact, but was not material to our overall operating results. The Centers for Medicare and Medicaid Services estimates that this new prospective payment system will result in an overall 9.7% increase in projected outpatient payments which began
August 1, 2000, mandated by the Balanced Budget Act of 1997.

    In December, 2000, the Benefits Improvement and Protection Act of 2000 became law. It is estimated that the changes to be implemented to many facets of the Medicare reimbursement system by reason of this law will increase reimbursement. We do not believe these increases will be material to our overall operating results.

    In addition, Medicaid programs, insurance companies, and employers are actively negotiating the amounts paid to hospitals as opposed to their standard rates. The trend toward increased enrollment in managed care may adversely affect our net operating revenue growth.

RESULTS OF OPERATIONS

    Our hospitals offer a variety of services involving a broad range of inpatient and outpatient medical and surgical services. These include orthopedics, cardiology, OB/GYN, occupational medicine, rehabilitation treatment, home health, and skilled nursing. The strongest demand for hospital services generally occurs during January through April and the weakest demand for these services occurs during the summer months. Accordingly, eliminating the effect of new acquisitions, our net operating revenues and earnings are generally highest during the first quarter and lowest during the third quarter.

    The following tables summarize, for the periods indicated, selected operating data.

                                                                                                       SIX MONTHS
                                                                                                         ENDED
                                                             YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                       ------------------------------------      ----------------------
                                                         1998          1999          2000          2000          2001
                                                       --------      --------      --------      --------      --------
                                                                 (EXPRESSED AS A PERCENTAGE OF NET OPERATING
                                                                                  REVENUES)
Net operating revenues...........................       100.0         100.0         100.0         100.0         100.0
Operating expenses (a)...........................       (80.5)        (81.1)        (81.1)        (80.8)        (81.1)
                                                        -----         -----         -----         -----         -----
Adjusted EBITDA (b)..............................        19.5          18.9          18.9          19.2          18.9
Depreciation and amortization....................        (5.8)         (5.3)         (5.4)         (5.4)         (5.4)
Amortization of goodwill.........................        (3.1)         (2.3)         (1.9)         (2.0)         (1.8)
Impairment of long-lived assets..................       (19.3)         --            --            --            --
Compliance settlement and Year 2000 remediation
  costs (c)......................................        (2.4)         (1.6)         --            --            --
                                                        -----         -----         -----         -----         -----
Income (loss) from operations....................       (11.1)          9.7          11.6          11.8          11.7
Interest, net....................................       (11.8)        (10.8)         (9.5)        (10.4)         (6.7)
                                                        -----         -----         -----         -----         -----
Income (loss) before cumulative effect of a
  change in accounting principle and income
  taxes..........................................       (22.9)         (1.1)          2.1           1.3           5.1
Provision for (benefit from) income taxes........        (1.5)          0.5           1.4           1.1           2.5
                                                        -----         -----         -----         -----         -----
Income (loss) before cumulative effect of a
  change in accounting principle.................       (21.4)         (1.6)          0.7           0.2           2.6
                                                        =====         =====         =====         =====         =====

                                                                                              SIX MONTHS
                                                                        YEAR ENDED               ENDED
                                                                       DECEMBER 31,            JUNE 30,
                                                                  ----------------------      -----------
                                                                    1999          2000           2001
                                                                  --------      --------      -----------
                                                                        (EXPRESSED IN PERCENTAGES)
PERCENTAGE CHANGE FROM PRIOR PERIOD:
  Net operating revenues....................................        26.4          23.8           27.8
  Admissions................................................        20.3          19.0           20.9
  Adjusted admissions (d)...................................        22.6          20.9           18.7
  Average length of stay....................................        (4.8)         (5.0)          (2.6)
  Adjusted EBITDA...........................................        22.7          23.8           26.0
SAME HOSPITALS PERCENTAGE CHANGE FROM PRIOR PERIOD (e):
  Net operating revenues....................................         7.6          10.3           11.1
  Admissions................................................         4.9           6.3            6.0
  Adjusted admissions.......................................         7.7           7.3            4.3
  Adjusted EBITDA...........................................        12.6          16.7           14.4

--------------------------

(a) Operating expenses include salaries and benefits, provision for bad debts, supplies, rent, and other operating expenses, and exclude the items that are excluded for purposes of determining adjusted EBITDA as discussed in footnote (b) below.

(b) We define adjusted EBITDA as EBITDA adjusted to exclude cumulative effect of a change in accounting principle, impairment of long-lived assets, compliance settlement and Year 2000 remediation costs, and loss from hospital sales. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization, and amortization of goodwill. EBITDA and adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and adjusted EBITDA are key measures used by management to evaluate our operations and provide useful information to investors. EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(c) Includes Year 2000 remediation costs representing 0.0% in 1998 and 0.3% in 1999.

(d) Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(e) Includes acquired hospitals to the extent we operated them during comparable periods in both years.

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

    Net operating revenues increased 27.8% to $799.6 million for the six months ended June 30, 2001 from $625.8 million for the six months ended June 30, 2000. Of the $173.8 million increase in net operating revenues, the seven hospitals acquired in 2000 and one hospital acquired in 2001 contributed approximately $104.9 million, and hospitals we owned throughout both periods contributed $68.9 million, an increase of 11.1%. The increase from hospitals owned throughout both periods was attributable primarily to volume increases, rate increases from managed care and other payors and an increase in government reimbursement; these increases were offset by the 2001 period having one fewer day as compared to the 2000 period, resulting from 2000 being a leap year.

    Inpatient admissions increased by 20.9%. Adjusted admissions increased by 18.7%. Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues. Average length of stay decreased by 2.6%. On a same hospital basis, inpatient admissions increased by 6.0% and adjusted admissions increased by 4.3%. The increase in same hospital inpatient admissions and adjusted admissions was due primarily to an increase in services offered, physician relationship development efforts and the addition of physicians through our focused recruitment program. On a same hospital basis, net outpatient revenues increased 12.5%.

    Operating expenses, as a percentage of net operating revenues, increased from 80.8% for the six months ended June 30, 2000, to 81.1% for the six months ended June 30, 2001, primarily due to an increase in provision for bad debts, increases in utility expense and an increase in rent expense, offset by improvements in salaries and benefits. Salaries and benefits, as a percentage of net operating revenues, decreased to 38.7% from 39.0% for the comparable periods, due to the continued realization of savings from improvements made at the hospitals acquired offset by hospitals acquired more recently having higher salaries and benefits as a percentage of net operating revenues for which savings have not yet been realized. Provision for bad debts, as a percentage of net operating revenues, increased to 9.3% for the six months ended June 30, 2001 from 9.0% for the comparable period in 2000 due primarily to an increase in self-pay business. Supplies as a percentage of net operating revenues remained unchanged at 11.6% for the comparable periods in 2000 and 2001. Rent and other operating expenses, as a percentage of net operating revenues, increased from 21.2% for the six months ended June 30, 2000 to 21.5% for the six months ended June 30, 2001. Adjusted EBITDA margins decreased from 19.2% for the six months ended June 30, 2000 to 18.9% for the six months ended June 30, 2001 due primarily to the acquisition of a previously managed facility and the lower initial adjusted EBITDA margins associated with hospitals acquired in 2000 and 2001.

    On a same hospital basis, operating expenses as a percentage of net operating revenues decreased from 81.2% for the six months ended June 30, 2000 to 80.6% for the six months ended June 30, 2001. We achieved this reduction through efficiency and productivity gains in payroll and supplies expense reductions, offset by a smaller increase in bad debt expense and other operating expenses.

    Depreciation and amortization increased by $9.2 million from $33.9 million for the six months ended June 30, 2000 to $43.1 million for the six months ended June 30, 2001. The seven hospitals acquired in 2000 and one hospital acquired in 2001 accounted for $2.9 million of the increase; facility renovations and purchases of equipment, information system upgrades, the inclusion of a hospital previously held for divestiture and other deferred items accounted for the remaining $6.3 million.

    Amortization of goodwill increased from $12.4 million for the six months ended June 30, 2000 to $14.1 million for the comparable period in 2001 related to acquired hospitals.

    Interest, net decreased from $65.3 million for the six months ended
June 30, 2000 to $53.2 million for the six months ended June 30, 2001. The decrease in average long-term debt during the comparable periods in 2000 and 2001 accounted for $9.8 million of the decrease while a net decrease in interest rates accounted for the remaining difference. The decrease in average debt balance is the result of debt repayments from proceeds raised from the issuance of common stock in 2000 being greater than additional sums borrowed to finance hospital acquisitions.

    Income before income taxes increased from $8.3 million for the six months ended June 30, 2000 to $40.7 million for the six months ended June 30, 2001 primarily as a result of the increases in revenue and decreases in expenses as discussed above.

    Provision for income taxes increased from $7.2 million for the six months ended June 30, 2000 to $20.2 million for the six months ended June 30, 2001 as a result of the increase in pre-tax income.

    Net income was $20.5 million for the six months ended June 30, 2001 compared to $1.1 million for the six months ended June 30, 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Net operating revenues increased by 23.8% to $1,337.5 million in 2000 from $1,080.0 million in 1999. Of the $257.5 million increase in net operating revenues, the hospitals we acquired, including one new hospital we constructed, in 2000 and 1999 contributed $149.6 million and the hospitals we owned throughout both periods contributed $107.9 million. The $107.9 million, or 10.3%, increase in same hospitals net operating revenues was attributable primarily to inpatient and outpatient volume increases. In 2000, we experienced an estimated $25 million of reductions from the Balanced Budget Act of 1997. We have experienced lower payments from a number of payors, resulting primarily from:

    - reductions mandated by the Balanced Budget Act of 1997, particularly in the areas of reimbursement for Medicare outpatient, capital, bad debts, home health, and skilled nursing;

    - reductions in various states' Medicaid programs; and

    - reductions in length of stay for patients not reimbursed on an admission basis.

We expect the Balanced Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000 to lessen the impact of these reductions in future periods.

    Inpatient admissions increased by 19.0%. Adjusted admissions increased by 20.9%. Average length of stay decreased by 5.0%. On a same hospitals basis, inpatient admissions increased by 6.3% and adjusted admissions increased by 7.3%. The increase in same hospitals inpatient admissions and adjusted admissions was due primarily to an increase in services offered, physician relationship development efforts, and the addition of physicians through our focused recruitment program. On a same hospitals basis, net outpatient operating revenues increased 13.7%. Outpatient growth reflects the continued trend toward a preference for outpatient procedures, where appropriate, by patients, physicians, and payors.

    Operating expenses, as a percentage of net operating revenues, remained unchanged at 81.1% from 1999 to 2000. Adjusted EBITDA margin remained unchanged at 18.9% from 1999 to 2000. Salaries and benefits, as a percentage of net operating revenues, decreased from 38.8% in 1999 to 38.7% in 2000. Provision for bad debts, as a percentage of net operating revenues, increased to 9.1% in 2000 from 8.8% in 1999 due to an increase in self-pay revenues and payor remittance slowdowns in part caused by an increase in the number of acquisition conversions. The conversion is the process by which the Company must apply for new Medicare and Medicaid provider numbers on acquired hospitals. This process results in billing delays and payor remittance slowdowns and subsequently an increase in the allowance for uncollectible receivables during the conversion period. Supplies, as a percentage of net operating revenues, decreased to 11.5% in 2000 from 11.7% in 1999. Rent and other operating expenses, as a percentage of net operating revenues, remained unchanged at 21.7% from 1999 to 2000.

    On a same hospitals basis, operating expenses as a percentage of net operating revenues decreased from 81.2% in 1999 to 80.1% in 2000 and adjusted EBITDA margin increased from 18.8% in 1999 to 19.9% in 2000. These efficiency and productivity gains resulted from the achievement of target staffing ratios, physician recruiting efforts, and improved compliance with national purchasing contracts. Operating expenses improved as a percentage of net operating revenues in every major category except provision for bad debts which increased slightly and other operating expenses which were flat compared to 1999.

    Depreciation and amortization increased by $15.0 million from $56.9 million in 1999 to $71.9 million in 2000. The twelve hospitals acquired in 1999 and 2000 accounted for $5.9 million of the increase and facility renovations and purchases of equipment primarily accounted for the remaining $9.1 million.

    Amortization of goodwill increased by $1.0 million from $24.7 million in 1999 to $25.7 million in 2000. This increase primarily related to the twelve hospitals acquired, including one constructed, in 1999 and 2000.

    Interest, net increased by $10.9 million from $116.5 million in 1999 to $127.4 million in 2000. The twelve hospitals acquired, including one constructed, in 1999 and 2000 accounted for approximately $8.5 million of incremental interest, borrowings under our credit agreement to finance capital expenditures and physician recruiting accounted for $10.0 million of incremental interest, borrowings to fund our compliance settlement accounted for $1.9 million of incremental interest and changes in interest rates accounted for $8.2 million of incremental interest. These increases were offset by savings of approximately $16.0 million from the repayment of long-term debt with the proceeds from our initial public and secondary offerings in 2000 and a savings of $1.7 million from an increase in cash flow from operations.

    Income before income taxes for 2000 was $27.7 million compared to a loss of $11.2 million in 1999. This improvement is primarily the result of revenue growth from both acquisitions and same store hospitals, management's ability to control expenses and a reduction in the growth rate of interest expense.

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    The provision for income taxes in 2000 was $18.2 million compared to
$5.6 million in 1999. Due to the non-deductible nature of certain goodwill amortization, the resulting effective tax rate is in excess of the statutory rate.

    Net income for 2000 was $9.6 million as compared to $16.8 million net loss in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Net operating revenues increased by 26.4% to $1,080.0 million in 1999 from $854.6 million in 1998. Of the $225.4 million increase in net operating revenues, the nine hospitals we acquired, including one constructed, in 1998 and 1999, contributed $160.6 million and nine hospitals we owned throughout both periods contributed $64.8 million. The $64.8 million, or 7.6%, increase in same hospitals net operating revenues was attributable primarily to inpatient and outpatient volume increases, partially offset by a decrease in reimbursement. In 1999, we experienced an estimated $23 million of reductions from the Balanced Budget Act of 1997. We have experienced lower payments from a number of payors, resulting primarily from:

    - reductions mandated by the Balanced Budget Act of 1997, particularly in the areas of reimbursement for Medicare outpatient, capital, bad debts, home health, and skilled nursing;

    - reductions in various states' Medicaid programs; and

    - reductions in length of stay for patients not reimbursed on an admission basis.

We expect the Balanced Budget Refinement Act of 1999 to lessen the impact of these reductions in future periods.

    Inpatient admissions increased by 20.3%. Adjusted admissions increased by 22.6%. Average length of stay decreased by 4.8%. On a same hospitals basis, inpatient admissions increased by 4.9% and adjusted admissions increased by 7.7%. The increase in same hospitals inpatient admissions and adjusted admissions was due primarily to an increase in services offered, physician relationship development efforts, and the addition of physicians through our focused recruitment program. On a same hospitals basis, net outpatient operating revenues increased 14.8%. Outpatient growth reflects the continued trend toward a preference for outpatient procedures, where appropriate, by patients, physicians, and payors.

    Operating expenses, as a percentage of net operating revenues, increased from 80.5% in 1998 to 81.1% in 1999 due to higher operating expenses and lower initial adjusted EBITDA margins associated with acquired hospitals and one recently constructed hospital. Adjusted EBITDA margin decreased from 19.5% in 1998 to 18.9% in 1999. Salaries and benefits, as a percentage of net operating revenues, increased to 38.8% in 1999 from 38.4% in 1998, due to acquisitions of hospitals in 1998 and 1999 having higher salaries and benefits as a percentage of net operating revenues than our 1998 results. Provision for bad debts, as a percentage of net operating revenues, increased to 8.8% in 1999 from 8.1% in 1998 due to an increase in self-pay revenues and payor remittance slowdowns in part caused by Year 2000 conversions. Supplies, as a percentage of net operating revenues, decreased to 11.7% in 1999 from 11.8% in 1998. Rent and other operating expenses, as a percentage of net operating revenues, decreased to 21.7% in 1999 from 22.3% in 1998.

    On a same hospitals basis, operating expenses as a percentage of net operating revenues decreased from 81.1% in 1998 to 80.3% in 1999 and adjusted EBITDA margin increased from 18.9% in 1998 to 19.7% in 1999. These efficiency and productivity gains resulted from the achievement of target staffing ratios and improved compliance with national purchasing contracts. Operating expenses improved as a percentage of net operating revenues in every major category except provision for bad debts.

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    Depreciation and amortization increased by $7.0 million from $49.9 million in 1998 to $56.9 million in 1999. The nine hospitals acquired in 1998 and 1999 accounted for $7.1 million of the increase and facility renovations and purchases of equipment accounted for the remaining $3.3 million. These increases were offset by a $3.4 million reduction in depreciation and amortization related to the 1998 impairment write-off of certain assets.

    Amortization of goodwill decreased by $1.9 million from $26.6 million in 1998 to $24.7 million in 1999. The 1998 impairment charge resulted in a $3.6 million reduction in amortization of goodwill, offset by an increase of $1.7 million primarily related to the nine hospitals acquired in 1998 and 1999.

    Interest, net increased by $15.3 million from $101.2 million in 1998 to $116.5 million in 1999. The nine hospitals acquired in 1998 and 1999 accounted for $10.2 million of the increase, and borrowings under our credit agreement to finance capital expenditures accounted for the remaining $5.1 million.

    Loss before cumulative effect of a change in accounting principle and income taxes for 1999 was $11.2 million compared to a loss of $196.3 million in 1998. A majority of this variance was due to a $164.8 million charge for impairment of long-lived assets recorded in 1998. In December 1998, in connection with our periodic review process, we determined that as a result of adverse changes in physician relationships, undiscounted cash flows from seven of our hospitals were below the carrying value of long-lived assets associated with those hospitals. Therefore, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," we adjusted the carrying value of the related long-lived assets, primarily goodwill, to their estimated fair value. We based the estimated fair values of these hospitals on specific market appraisals.

    The provision for income taxes in 1999 was $5.6 million compared to a benefit of $13.4 million in 1998. Due to the non-deductible nature of certain goodwill amortization and the goodwill portion of the 1998 impairment charge, the resulting effective tax rate is in excess of the statutory rate.

    Including the impairment of long-lived assets, compliance settlement costs, Year 2000 remediation costs, and cumulative effect of a change in accounting principle charges, net loss for 1999 was $16.8 million as compared to $183.3 million net loss in 1998. In 1997, we initiated a voluntary review of inpatient medical records to determine whether documentation supported the inpatient codes billed to certain governmental payors for the years 1993 through 1997. We executed a settlement agreement with the appropriate state and federal governmental agencies for a negotiated settlement amount of approximately
$31.8 million, which we paid in May 2000. We recorded as a charge to income, under the caption "Compliance settlement costs," $20 million in 1998 and $14 million in 1999.

LIQUIDITY AND CAPITAL RESOURCES

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

    Net cash provided by operating activities increased $129.9 million to $95.5 million for the six months ended June 30, 2001 from a cash use of $34.4 million for the six months ended June 30, 2000. This increase represents an increase in net income of $19.4 million, an increase in non-cash expenses of $11.8 million, an increase of cash from working capital of $67.8 million and the absence of the one-time compliance settlement payment of $30.9 million made in 2000 when comparing the six month periods ended June 30, 2000 and 2001. The increase of cash from working capital can be attributed primarily to improvement in collections of accounts receivable, an increase in our tax provision, which we anticipate will be substantially offset by our existing net operating loss carryforwards and therefore not result in cash outflow, and overall better

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management of other working capital items. The use of cash from investing activities increased from $74.3 million for the six months ended June 30, 2000 to $104.5 million for the six months ended June 30, 2001. This increase is the result of the additional cost of the acquisition in 2001 and additional expenditures on property, equipment and other assets. Net cash provided by financing activities decreased $79.4 million during the comparable periods as a result of not borrowing to meet capital expenditure and working capital needs during the 2001 period and not borrowing for the compliance settlement as was done in the 2000 period.

2000 COMPARED TO 1999

    Net cash provided by operating activities increased by $34.7 million, from a use of $11.7 million during 1999 to cash provided of $23.0 million during 2000. This improvement is due primarily to an increase in net income of $26.4 million, use of deferred tax assets of $17.2 million during 2000 as compared to creating deferred tax assets of $3.8 million in 1999, and an increase in accounts payable and accrued liabilities, offset by an increase in accounts receivable and the $31.8 million compliance settlement payment made during 2000. The use of cash in investing activities increased $88.9 million from $155.5 million in 1999 to $244.4 million in 2000. The increase is due primarily to an increase in cash used to finance hospital acquisitions of $88.5 million during 2000 and an increase in cash used to finance all other capital expenditures of $0.4 million. Net cash provided by financing activities increased $66.0 million from $164.9 million in 1999 to $230.9 million in 2000. We raised $514.5 million in proceeds, net of expenses from our initial public and secondary offerings completed in 2000, which were used to repay long term debt. Our borrowings during 2000 were $241.3 million and, excluding the offering proceeds, repayments would have been $11.0 million. Excluding the 2000 offering proceeds and the refinancing of our credit facility in 1999, this represents a $64.8 million increase compared to borrowings of $186.3 million and repayments of $20.9 million in 1999. The $64.8 million increase in borrowings is derived from the increase in the amount spent on acquisitions of facilities partially offset by an increase in operating cash flows.

1999 COMPARED TO 1998

    Net cash provided by operating activities decreased by $27.4 million, from $15.7 million during 1998 to a use of $11.7 million during 1999 due primarily to an increase in accounts receivable at both same hospitals and newly-acquired hospitals. The use of cash in investing activities decreased from $236.6 million in 1998 to $155.5 million in 1999. The $81.1 million decrease was due primarily to a decrease in cash used to finance hospital acquisitions of $112.9 million during 1999. This decrease was offset by a $31.8 million increase in cash used primarily to finance capital expenditures during 1999, including approximately $15.0 million of Year 2000 expenditures. The 1998 use of cash to acquire facilities, included four hospitals, two of which were larger facilities. Net cash provided by financing activities decreased from $219.9 million in 1998 to $164.9 million in 1999. Excluding the refinancing of our credit facility, borrowings in 1999 would have been $186.3 million and repayments would have been $20.9 million. This represents a $56.2 million decrease compared to $242.5 million borrowed in 1998 and repayments of long-term indebtedness of $20.9 million in 1999 compared to repayments of $18.8 million in 1998. The $56.2 million decrease in borrowings related to a lesser amount spent on acquisition of facilities, partially offset by increased capital expenditures and an increase in the accounts receivable balance.

CAPITAL EXPENDITURES

    Our capital expenditures for 2000 totaled $63.0 million compared to $64.8 million in 1999 and $51.3 million in 1998. Our capital expenditures for 1999 excludes $15.3 million of costs associated with the opening and construction of one additional hospital. The decrease in capital expenditures in 2000 was due primarily to the increase in purchases of medical equipment and information

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systems upgrades in 1999 related to Year 2000 compliance. The Year 2000 compliance expenditures account for the increase in capital expenditures during 1999 as compared to 1998.

    Pursuant to hospital purchase agreements, we are required to construct four replacement hospitals through 2005 with an aggregate estimated construction cost, including equipment, of approximately $120 million. We expect total capital expenditures of approximately $90 million in 2001, including approximately $60 million for renovation and equipment purchases and approximately $30 million for construction of replacement hospitals.

CAPITAL RESOURCES

    Net working capital was $169.1 million at June 30, 2001 compared to $167.7 million at December 31, 2000. The $1.4 million increase was attributable primarily to an increase in cash and cash equivalents, an increase in accounts receivable consistent with the increase in net revenues and a decrease in accrued interest and other current liabilities offset by a decrease in prepaid expenses and an increase in current income taxes payable that we expect to settle using net operating loss carry forwards.

    In July 2001, we amended our credit agreement. Our amended credit agreement provides for $644 million in term debt with quarterly amortization and staggered maturities in 2001, 2002, 2003, 2004 and 2005. This agreement also provides for revolving facility debt for working capital of $200 million and acquisitions of $263.2 million at June 30, 2001. This new amendment extends the maturity of approximately 80% of the revolver commitments to January 2, 2004. Borrowings under the facility bear interest at either LIBOR or prime rate plus various applicable margins which are based upon financial covenant ratio tests. As of June 30, 2001 using amended rates, our weighted average interest rate under our credit agreement was 7.04%. As of June 30, 2001, we had availability to borrow an additional $162.1 million under the working capital revolving facility and an additional $144.2 million under the acquisition loan revolving facility.

    We are required to pay a quarterly commitment fee at a rate of .375% to .500% based on specified financial criteria. This fee applies to unused commitments under the revolving credit facility and the acquisition loan facility.

    The terms of the credit agreement include various restrictive covenants. These covenants include restrictions on additional indebtedness, investments, asset sales, capital expenditures, dividends, sale and leasebacks, contingent obligations, transactions with affiliates, and fundamental changes. The covenants also require maintenance of various ratios regarding senior indebtedness, senior interest, and fixed charges.

    We believe that internally generated cash flows and borrowings under our revolving credit facility and acquisition facility will be sufficient to finance acquisitions, capital expenditures and working capital requirements through the next 12 months. If funds required for future acquisitions exceed existing sources of capital, we will need to increase our credit facilities or obtain additional capital by other means.

REIMBURSEMENT, LEGISLATIVE AND REGULATORY CHANGES

    Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which will continue to limit payment increases under these programs. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings, interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments might, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of hospital facilities. Additionally, there may be a continued rise in managed care

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programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

INFLATION

    The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curb increases in operating costs and expenses. We have, to date, offset increases in operating costs by increasing reimbursement for services and expanding services. However, we cannot predict our ability to cover or offset future cost increases.

RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

    On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These SFAS Statements make significant changes to the accounting for business combinations, goodwill and intangible assets.

    SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations. In addition, it further clarifies the criteria for recognition of intangible assets separately from goodwill. This statement's provisions apply to business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.


    SFAS No. 142 discontinues the practice of amortizing goodwill and indefinite life intangible assets. Its nonamortization provisions are effective January 1, 2002 for goodwill existing at June 30, 2001, and are effective immediately for business combinations with acquisition dates after June 30, 2001. Intangible assets with a determinable useful life will continue to be amortized over that period. SFAS No. 142 requires us to complete a transitional goodwill impairment test as of January 1, 2002. Any impairment loss will be recorded as soon as possible, but in no case later than December 31, 2002. In addition, SFAS
No. 142 requires that indefinite life intangible assets and goodwill be tested at least annually for impairment of carrying value; impairment of carrying value would be evaluated more frequently if certain indicators are encountered.


    We expect to adopt SFAS No. 142 effective January 1, 2002. Early adoption and retroactive application of SFAS No. 141 and SFAS No. 142 are not permitted. Subject to final analysis, we expect application of the nonamortization provisions of these SFAS Statements to result in a positive effect on net income of approximately $23 million in calendar year 2002. We will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. We do not expect the effect of SFAS Nos. 141 and 142 to have a significant effect on our financial position.

    SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001 by the Financial Accounting Standards Board and is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated retirement cost. This SFAS Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. We are evaluating the impact, if any, of adopting SFAS No. 143.

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ACCOUNTING PRONOUNCEMENT ADOPTED

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. We adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 did not impact our financial position, results of operations, or cash flows.

FEDERAL INCOME TAX EXAMINATIONS

    The Internal Revenue Service is examining our filed federal income tax returns for the tax periods ended December 31, 1993 through December 31, 1996. A Revenue Agent's Report has been issued in connection with the examination of the tax periods ended December 31, 1993, 1994, 1995 and July 10, 1996. In the Revenue Agent's Report, the Internal Revenue Service has proposed several adjustments, primarily involving temporary or timing differences. While we have not agreed to these proposed adjustments, we have made a payment in the amount of $8.5 million. The amount paid is sufficient to cover all federal income taxes and interest that would be payable should we agree to all of the proposed adjustments in the Revenue Agent's Report. To date, a Revenue Agent's Report has not been issued in connection with the examination of the tax period July 11, 1996 through December 31, 1996. We anticipate a resolution of the current examinations by the end of the current calendar year, but we do not expect that the ultimate outcome of the Internal Revenue Service examinations will have a material financial impact on us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to interest rate changes, primarily as a result of our credit agreement which bears interest based on floating rates. We have not taken any action to cover interest rate market risk, and are not a party to any interest rate market risk management activities.

    A 1% change in interest rates on variable rate debt would have resulted in interest expense fluctuating approximately $6 million for 1998, $8 million for 1999, $9 million for 2000 and $3.5 million for the six months ended June 30, 2001.

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                      BUSINESS OF COMMUNITY HEALTH SYSTEMS

OVERVIEW OF OUR COMPANY

    We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities and the second largest in terms of revenues and EBITDA. As of September 1, 2001 we owned, leased or operated 54 hospitals, geographically diversified across 20 states, with an aggregate of 4,951 licensed beds. In over 85% of our markets, we are the sole provider of these services. In all but one of our other markets, we are one of two providers of these services. For the fiscal year ended December 31, 2000, we generated $1.34 billion in revenues and $252.7 million in adjusted EBITDA. For the six months ended June 30, 2001, we generated $799.6 million in revenues and $151.1 million in adjusted EBITDA.

    In July 1996, an affiliate of Forstmann Little & Co. acquired our predecessor company from its public stockholders. The predecessor company was formed in 1985. The aggregate purchase price for the acquisition was $1,100.2 million. Wayne T. Smith, who has over 30 years of experience in the healthcare industry, joined our company as President in January 1997. We named him Chief Executive Officer in April 1997 and Chairman of our board of directors in February 2001. Under this ownership and leadership, we have:

    - strengthened the senior management team in all key business areas;

    - standardized and centralized our operations across key business areas;

    - implemented a disciplined acquisition program;

    - expanded and improved the services and facilities at our hospitals;

    - recruited additional physicians to our hospitals; and

    - instituted a company-wide regulatory compliance program.

As a result of these initiatives, we achieved revenue growth of 23.8% in 2000, 26.4% in 1999 and 15.1% in 1998. We also achieved growth in adjusted EBITDA of 23.8% in 2000, 22.7% in 1999 and 36.1% in 1998. Our adjusted EBITDA margins improved from 16.5% for 1997 to 18.9% for 2000.

    Our hospitals typically have 50 to 200 beds and approximate annual revenues ranging from $12 million to $80 million. Some of the hospitals we have recently acquired have exceeded these ranges. They generally are located in non-urban markets with populations of 20,000 to 100,000 people and economically diverse employment bases. These facilities, together with their medical staffs, provide a wide range of inpatient and outpatient general hospital services and a variety of specialty services.

    We target growing, non-urban healthcare markets because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities. We believe that smaller populations result in less direct competition for hospital-based services. Also, we believe that non-urban communities generally view the local hospital as an integral part of the community. There is generally a lower level of managed care presence in these markets.

OUR BUSINESS STRATEGY

    The key elements of our business strategy are to:

    - increase revenue at our facilities;

    - grow through selective acquisitions;

    - reduce costs; and

    - improve quality.

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    INCREASE REVENUE AT OUR FACILITIES

    OVERVIEW. We seek to increase revenue at our facilities by providing a broader range of services in a more attractive care setting, as well as by supporting and recruiting physicians. We identify the healthcare needs of the community by analyzing demographic data and patient referral trends. We also work with local hospital boards, management teams, and medical staffs to determine the number and type of additional physicians needed. Our initiatives to increase revenue include:

    - recruiting additional primary care physicians and specialists;

    - expanding the breadth of services offered at our hospitals through targeted capital expenditures to support the addition of more complex services, including orthopedics, cardiology, OB/GYN, and occupational medicine; and

    - providing the capital to invest in technology and the physical plant at the facilities, particularly in our emergency rooms.

    By taking these actions, we believe that we can increase our share of the healthcare dollars spent by local residents and limit inpatient and outpatient migration to larger urban facilities. Total revenue for hospitals operated by us for a full year increased by 10.3% from 1999 to 2000. Total inpatient admissions increased by 6.3% over the same period.

    PHYSICIAN RECRUITING. The primary method of adding or expanding medical services is the recruitment of new physicians into the community. A core group of primary care physicians is necessary as an initial contact point for all local healthcare. The addition of specialists who offer services including general surgery, OB/GYN, cardiology, and orthopedics completes the full range of medical and surgical services required to meet a community's core healthcare needs. When we acquire a hospital, we identify the healthcare needs of the community by analyzing demographic data and patient referral trends. We are then able to determine what we believe to be the optimum mix of primary care physicians and specialists. We employ recruiters at the corporate level to support the local hospital managers in their recruitment efforts. During the past three years, we have increased the number of physicians affiliated with us by 405, including 84 in 1998, 156 in 1999 and 165 in 2000. The percentage of recruited physicians commencing practice that were surgeons or specialists grew from 45% in 1997 to 65% in 2000. We do not employ most of our physicians, but rather they are in private practice in their communities. We have been successful in recruiting physicians because of the practice opportunities of physicians in our markets, as well as the lower managed care penetration as compared to urban areas. These physicians are able to earn incomes comparable to incomes earned by physicians in urban centers. As of June 30, 2001, approximately 2,200 physicians were affiliated with our hospitals.

    To attract and retain qualified physicians, we provide recruited physicians with various services to assist them in opening and operating their practices, including:

    - relocation assistance;

    - physician practice management assistance, either through consulting advice or training;

    - access to medical office building space adjacent to our hospitals;

    - joint marketing programs for community awareness of new services and providers of care in the community;

    - case management consulting for best practices; and

    - access to a physician advisory board which communicates regularly with physicians regarding a wide range of issues affecting the medical staffs of our hospitals.

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    EMERGENCY ROOM INITIATIVES.  Given that over 50% of our hospital admissions originate in the emergency room, we systematically take steps to increase patient flow in our emergency rooms as a means of optimizing utilization rates for our hospitals. Furthermore, the impression of our overall operations by our customers is substantially influenced by our emergency room since often that is their first experience with our hospitals. The steps we take to increase patient flow in our emergency rooms include renovating and expanding our emergency room facilities, improving service, and reducing waiting times, as well as publicizing our emergency room capabilities in the local community. We have expanded or renovated 15 of our emergency room facilities since 1997 and are now in the process of upgrading an additional 5 emergency room facilities. Since 1997, we have entered into new contracts with emergency room operating groups to improve performance in emergency rooms in approximately 35 of our hospitals. We have implemented marketing campaigns that emphasize the speed, convenience, and quality of our emergency rooms to enhance each community's awareness of our emergency room services.

    Our upgrades include the implementation of specialized software programs designed to assist physicians in making diagnoses and determining treatments. The software also benefits patients and hospital personnel by assisting in proper documentation of patient records. It enables our nurses to provide more consistent patient care and provides clear instructions to patients at time of discharge to help them better understand their treatments.

    EXPANSION OF SERVICES. To capture a greater portion of the healthcare spending in our markets and to more efficiently utilize our hospital facilities, we have added a broad range of emergency, outpatient, and specialty services to our hospitals. Depending on the needs of the community, we identify opportunities to expand into various specialties, including orthopedics, cardiology, OB/GYN, and occupational medicine. In addition to expanding services, we have completed major capital projects at selected facilities to offer these types of services. For example, in 1999 we invested $1 million in a new cardiac catheterization laboratory at our Crestview, Florida hospital. As a result, this laboratory increased the number of procedures it performed from 122 in 1998 to 670 in 2000. In another example, the magnetic resonance imaging technology was upgraded in our Lancaster, South Carolina hospital in late 2000. In the first 10 months since the upgrade, MRI volumes grew by 879 procedures, or 113%. We believe that through these efforts to expand our services we will reduce patient migration to competing providers of healthcare services and increase volume.

    MANAGED CARE STRATEGY. Managed care has seen growth across the U.S. as health plans expand service areas and membership. As we service primarily non-urban markets, we have limited relationships with managed care organizations. We have responded with a proactive and carefully considered strategy developed specifically for each of our facilities. Our experienced business development department reviews and approves all managed care contracts, which are managed through a central database. The primary mission of this department is to select and evaluate appropriate managed care opportunities, manage existing reimbursement arrangements, negotiate increases, and educate our physicians. We do not have any risk sharing capitated contracts.

    GROW THROUGH SELECTIVE ACQUISITIONS

    ACQUISITION CRITERIA. Each year we intend to acquire, on a selective basis, two to four hospitals that fit our acquisition criteria. We generally pursue acquisition candidates that:

    - have a general service area population between 20,000 and 100,000 with a stable or growing population base;

    - are the sole or primary provider of acute care services in the community;

    - are located more than 25 miles from a competing hospital;

    - are not located in an area that is dependent upon a single employer or industry; and

    - have financial performance that we believe will benefit from our management's operating skills.

    Most hospitals we have acquired are located in service areas having populations within the lower to middle range of our criteria. However, we have also acquired hospitals having service area populations in the upper range of our criteria. For example, in 1998, we acquired a 162-bed facility in Roswell, New Mexico, which has a service area population of over 70,000 and is located 200 miles from the nearest urban centers in Albuquerque, New Mexico and Lubbock, Texas. In 2000, we acquired a 164-bed facility in Kirksville, Missouri, which has a service area population of over 100,000. Facilities similar to the ones located in Roswell and Kirksville offer even greater opportunities to expand services given their larger service area populations.

    Most of our acquisition targets are municipal and other not-for-profit hospitals. We believe that our access to capital and ability to recruit physicians make us an attractive partner for these communities. In addition, we have found that communities located in states where we already operate a hospital are more receptive to us when they consider selling their hospital because they are aware of our operating track record with respect to our existing facilities within the state.

    ACQUISITION OPPORTUNITIES. We believe that there are significant opportunities for growth through the acquisition of additional facilities. We estimate that there are currently approximately 375 hospitals that meet our acquisition criteria. These hospitals are primarily not-for-profit or municipally owned. Many of these hospitals have experienced declining financial performance, lack the resources necessary to maintain and improve facilities, have difficulty attracting qualified physicians, and are challenged by the changing healthcare industry. We believe that these circumstances will continue and may encourage owners of these facilities to turn to companies, like ours, that have greater management expertise and financial resources and can enhance the local availability of healthcare.

    After we acquire a hospital, we:

       - improve hospital operations by implementing our standardized and centralized programs and appropriate expense controls as well as by managing staff levels;

       - recruit additional primary care physicians and specialists;

       - expand the breadth of services offered in the community to increase local market share and reduce inpatient and outpatient migration to larger urban hospitals; and

       - implement appropriate capital expenditure programs to renovate the facility, add new services, and upgrade equipment.

    REPLACEMENT FACILITIES. In some cases, we enter into agreements with the owners of hospitals to construct a new facility to be owned or leased by us that will replace the existing facility. The new facilities offer many benefits to us as well as the local community, including:

    - state of the art technology, which attracts physicians trained in the latest medical procedures;

    - physical plant efficiencies designed to enhance the flow of services, including emergency room and outpatient services;

    - improved registration and business office functions; and

    - local support for the institution.

    As an obligation under hospital purchase agreements, we are required to construct four replacement hospitals through 2005 with an aggregate estimated construction cost, including equipment, of approximately $120 million.

    DISCIPLINED ACQUISITION APPROACH. We have been disciplined in our approach to acquisitions. We have a dedicated team of internal and external professionals who complete a thorough review of the hospital's financial and operating performance, the demographics of the market, and the state of the physical plant of the facilities. Based on our historical experience, we then build a pro forma financial model that reflects what we believe can be accomplished under our ownership. Whether we buy or lease the existing facility or agree to construct a replacement hospital, we have been disciplined in our approach to pricing. We typically begin the acquisition process by entering into a non-binding letter of intent with an acquisition candidate. After we complete business and financial due diligence and financial modeling, we decide whether or not to enter into a definitive agreement.

    ACQUISITION EFFORTS. We have significantly enhanced our acquisition efforts in the last five years in an effort to achieve our goals. We have focused on identifying possible acquisition opportunities through expanding our internal acquisition group and working with a broad range of financial advisors who are active in the sale of hospitals, especially in the not-for-profit sector. Since July 1996, we have acquired 26 hospitals through September 1, 2001, for an aggregate investment of approximately $837 million, including working capital. We have completed the following acquisitions since July 1996:

                                                                                YEAR OF              LICENSED
                                                                           ACQUISITION/LEASE           BEDS
HOSPITAL NAME                                       CITY         STATE         INCEPTION                (a)
-------------                                   -------------   --------   -----------------   ---------------------
Chesterfield General (b)......................  Cheraw          SC               1996                             66
Marlboro Park (b).............................  Bennettsville   SC               1996                            109
Northeast Medical (b).........................  Bonham          TX               1996                             75
Cleveland Regional (b)........................  Cleveland       TX               1996                            115
River West Medical (b)........................  Plaquemine      LA               1996                             80
Marion Memorial...............................  Marion          IL               1996                             99
Lake Granbury Medical.........................  Granbury        TX               1997                             56
Payson Regional...............................  Payson          AZ               1997                             66
Eastern New Mexico............................  Roswell         NM               1998                            162
Watsonville Community.........................  Watsonville     CA               1998                            102
Martin General................................  Williamston     NC               1998                             49
Fallbrook Hospital............................  Fallbrook       CA               1998                             47
Greensville Memorial..........................  Emporia         VA               1999                            114
Berwick Hospital..............................  Berwick         PA               1999                            144
King's Daughters..............................  Greenville      MS               1999                            137
Big Bend Regional (c).........................  Alpine          TX               1999                             40
Evanston Regional.............................  Evanston        WY               1999                             42
Southampton Memorial..........................  Franklin        VA               2000                            105
Northeastern Regional.........................  Las Vegas       NM               2000                             54
Lakeview Community............................  Eufaula         AL               2000                             74
South Baldwin Regional........................  Foley           AL               2000                             82
Western Arizona Regional......................  Bullhead City   AZ               2000                             90
Tooele Valley Regional(d).....................  Tooele          UT               2000                             38
Northeastern Regional.........................  Kirksville      MO               2000                            164
Brandywine....................................  Coatesville     PA               2001                            168
Red Bud Regional..............................  Red Bud         IL               2001                            103

--------------------------
(a) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(b) Acquired in a single transaction from a private, for-profit company.

(c) New hospital constructed to replace existing facility that we managed.

(d) We acquired this hospital as of October 1, 2000. Prior to the acquisition, we operated this hospital under a management agreement and did not include the operating statistics of this hospital in our consolidated statistics. During the term of the management agreement, our fee was equal to the excess of the hospital's net revenue over expenses.

    REDUCE COSTS

    OVERVIEW. To improve efficiencies and increase operating margins, we implement cost containment programs and adhere to operating philosophies which include:

    - standardizing and centralizing our operations;

    - optimizing resource allocation by utilizing our company-devised case and resource management program, which assists in improving clinical care and containing expenses;

    - capitalizing on purchasing efficiencies through the use of company-wide standardized purchasing contracts and terminating or renegotiating certain vendor contracts;

    - installing a standardized management information system, resulting in more efficient billing and collection procedures; and

    - managing staffing levels according to patient volumes and the appropriate level of care.

    In addition, each of our hospital management teams is supported by our centralized operational, reimbursement, regulatory, and compliance expertise as well as by our senior management team, which has an average of 20 years of experience in the healthcare industry. Adjusted EBITDA margins on a same hospitals basis improved from 18.9% in 1998 to 19.7% in 1999 and to 19.9% in 2000. Adjusted EBITDA margins on a same hospitals basis improved from 18.8% for the first six months in 2000 to 19.4% for the first six months in 2001.

    STANDARDIZATION AND CENTRALIZATION. Our standardization and centralization initiatives encompass nearly every aspect of our business, from developing standard policies and procedures with respect to patient accounting and physician practice management, to implementing standard processes to initiate, evaluate, and complete construction projects. Our standardization and centralization initiatives have been a key element in improving our adjusted EBITDA margins.

    - BILLING AND COLLECTIONS. We have adopted standard policies and procedures with respect to billing and collections. We have also automated and standardized various components of the collection cycle, including statement and collection letters and the movement of accounts through the collection cycle. Upon completion of an acquisition, our management information system team converts the hospital's existing information system to our standardized system. This enables us to quickly implement our business controls and cost containment initiatives.

    - PHYSICIAN SUPPORT. We support our physicians to enhance their performance. We have implemented physician practice management seminars and training. We host these seminars at least quarterly. All newly recruited physicians are required to attend a three-day introductory seminar. The subjects covered in these comprehensive seminars include:

     o our corporate structure and philosophy;

     o provider applications, physician to physician relationships, and performance standards;

     o marketing and volume building techniques;

     o medical records, equipment, and supplies;

     o review of coding and documentation guidelines;

     o compliance, legal, and regulatory issues;

     o understanding financial statements;

     o national productivity standards; and

     o managed care.

    - MATERIALS MANAGEMENT. We have standardized and centralized our operations with respect to medical supplies and equipment and pharmaceuticals used in our hospitals. In 1997, after evaluating our vendor contract pricing, we entered into an affiliation agreement with Broadlane Inc., formerly known as BuyPower, a group purchasing organization in which Tenet Healthcare Corporation has a majority ownership interest. At the present time, Broadlane is the source for a substantial portion of our medical supplies and equipment and pharmaceuticals. We have reduced supply from 11.8% of our revenue in 1998 to 11.7% of our revenue in 1999 and to 11.5% of our revenue in 2000.

    - FACILITIES MANAGEMENT. We have standardized interiors, lighting, and furniture programs. We have also implemented a standard process to initiate, evaluate, and complete construction projects. Our corporate staff monitors all construction projects and pays all construction project invoices. Our initiatives in this area have reduced our construction costs while maintaining the same level of quality and improving upon the time it takes us to complete these projects.

    - OTHER INITIATIVES. We have also improved margins by implementing standard programs with respect to ancillary services support in areas including emergency rooms, pharmacy, laboratory, imaging, cardiac services, home health, skilled nursing, centralized outpatient scheduling and health information management. We have reduced costs associated with these services by improving contract terms, standardizing information systems, and encouraging adherence to best practices guidelines.

    CASE AND RESOURCE MANAGEMENT. Our case and resource management program is a company-devised program developed in response to ongoing reimbursement changes with the goal of improving clinical care and cost containment. The program focuses on:

    - appropriately treating patients along the care continuum;

    - reducing inefficiently applied processes, procedures, and resources;

    - developing and implementing standards for operational best practices; and

    - using on-site clinical facilitators to train and educate care practitioners on identified best practices.

    Our case and resource management program integrates the functions of utilization review, discharge planning, overall clinical management, and resource management into a single effort to improve the quality and efficiency of care. Issues evaluated in this process include patient treatment, patient length of stay, and utilization of resources. The average length of inpatient stays decreased from 4.5 days in 1997 to 3.8 in 2000 and in the first six months of 2001. We believe this decrease was primarily a result of these initiatives.

    Under our case and resource management program, patient care begins with a clinical assessment of the appropriate level of care, discharge planning, and medical necessity for planned services. Once a patient is admitted to the hospital, we conduct a review for ongoing medical necessity using appropriateness criteria. We reassess and adjust discharge plan options as the needs of the patient change. We closely monitor cases to prevent delayed service or inappropriate utilization of resources. Once the patient obtains clinical improvement, we encourage the attending physician to consider alternatives to hospitalization through discussions with the facility's physician advisor. Finally, we refer the patient to the appropriate post-hospitalization resources.

    IMPROVE QUALITY

    We have implemented various programs to ensure improvement in the quality of care provided. We have developed training programs for all senior hospital management, chief nursing officers, quality directors, physicians and other clinical staff. We share information among our hospital management to implement best practices and assist in complying with regulatory requirements. We have standardized accreditation documentation and requirements. Corporate support is provided to each facility to assist with accreditation reviews. Several of our facilities have received accreditation "with commendation" from the Joint Commission on Accreditation of Healthcare Organizations. All hospitals conduct patient, physician, and staff satisfaction surveys to help identify methods of improving the quality of care.

    Each of our hospitals is governed by a board of trustees, which includes members of the hospital's medical staff. The board of trustees establishes policies concerning the hospital's medical, professional, and ethical practices, monitors these practices, and is responsible for ensuring that these practices conform to legally required standards. We maintain quality assurance programs to support and monitor quality of care standards and to meet Medicare and Medicaid accreditation and regulatory requirements. Patient care evaluations and other quality of care assessment activities are reviewed and monitored continuously.

OUR FACILITIES

    Our hospitals are general care hospitals offering a wide range of inpatient and outpatient medical services. These services generally include internal medicine, general surgery, cardiology, oncology, orthopedics, OB/GYN, diagnostic and emergency room services, outpatient surgery, laboratory, radiology, respiratory therapy, physical therapy, and rehabilitation services. In addition, some of our hospitals provide skilled nursing and home health services based on individual community needs.

    For each of our hospitals, the following table shows its location, the date of its acquisition or lease inception and the number of licensed beds as of September 1, 2001:


                                                                             DATE OF
                                                             LICENSED   ACQUISITION/LEASE     OWNERSHIP
HOSPITAL                                         CITY        BEDS(a)        INCEPTION           TYPE
--------                                     -------------   --------   -----------------   -------------
ALABAMA
Woodland Community Hospital................  Cullman           100      October, 1994       Owned
Parkway Medical Center Hospital............  Decatur           120      October, 1994       Owned
L.V. Stabler Memorial Hospital.............  Greenville         72      October, 1994       Owned
Hartselle Medical Center...................  Hartselle         150      October, 1994       Owned
Edge Regional Hospital.....................  Troy               97      December, 1994      Owned
Lakeview Community Hospital................  Eufaula            74      April, 2000         Owned
South Baldwin Regional Medical Center......  Foley              82      June, 2000          Leased
ARIZONA
Payson Regional Medical Center.............  Payson             66      August, 1997        Leased
Western Arizona Regional...................  Bullhead City      90      July, 2000          Owned
ARKANSAS
Harris Hospital............................  Newport           132      October, 1994       Owned
Randolph County Medical Center.............  Pocahontas         50      October, 1994       Leased
CALIFORNIA
Barstow Community Hospital.................  Barstow            56      January, 1993       Leased
Fallbrook Hospital.........................  Fallbrook          47      November, 1998      Operated (b)
Watsonville Community Hospital.............  Watsonville       102      September, 1998     Owned
FLORIDA
North Okaloosa Medical Center..............  Crestview         110      March, 1996         Owned
GEORGIA
Berrien County Hospital....................  Nashville          63      October, 1994       Leased
Fannin Regional Hospital...................  Blue Ridge         34      January, 1986       Owned


                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                             DATE OF
                                                             LICENSED   ACQUISITION/LEASE     OWNERSHIP
HOSPITAL                                         CITY        BEDS(a)        INCEPTION           TYPE
--------                                     -------------   --------   -----------------   -------------
ILLINOIS
Crossroads Community Hospital..............  Mt. Vernon         55      October, 1994       Owned
Marion Memorial Hospital...................  Marion             99      October, 1996       Leased
Red Bud Regional Hospital..................  Red Bud           103      September, 2001     Owned
KENTUCKY
Parkway Regional Hospital..................  Fulton             70      May, 1992           Owned
Three Rivers Medical Center................  Louisa             90      May, 1993           Owned
Kentucky River Medical Center..............  Jackson            55      August, 1995        Leased
LOUISIANA
Byrd Regional Hospital.....................  Leesville          70      October, 1994       Owned
Sabine Medical Center......................  Many               52      October, 1994       Owned
River West Medical Center..................  Plaquemine         80      August, 1996        Leased
MISSISSIPPI
The King's Daughters Hospital..............  Greenville        137      September, 1999     Owned
MISSOURI
Moberly Regional Medical Center............  Moberly           114      November, 1993      Owned
Northeastern Regional Medical Center.......  Kirksville        164      December, 2000      Leased
NEW MEXICO
Mimbres Memorial Hospital..................  Deming             49      March, 1996         Owned
Eastern New Mexico Medical Center..........  Roswell           162      April, 1998         Owned
Northeastern Regional Hospital.............  Las Vegas          54      April, 2000         Leased
NORTH CAROLINA
Martin General Hospital....................  Williamston        49      November, 1998      Leased
PENNSYLVANIA
Berwick Hospital...........................  Berwick           144      March, 1999         Owned
Brandywine Hospital........................  Coatesville       168      June, 2001          Owned
SOUTH CAROLINA
Marlboro Park Hospital.....................  Bennettsville     109      August, 1996        Leased
Chesterfield General Hospital..............  Cheraw             66      August, 1996        Leased
Springs Memorial Hospital..................  Lancaster         194      November, 1994      Owned
TENNESSEE
Lakeway Regional Hospital..................  Morristown        135      May, 1993           Owned
Scott County Hospital......................  Oneida             99      November, 1989      Leased
Cleveland Community Hospital...............  Cleveland         100      October, 1994       Owned
White County Community Hospital............  Sparta             60      October, 1994       Owned
TEXAS
Big Bend Regional Medical Center...........  Alpine             40      October, 1999       Owned
Northeast Medical Center...................  Bonham             75      August, 1996        Owned
Cleveland Regional Medical Center..........  Cleveland         115      August, 1996        Leased
Highland Medical Center....................  Lubbock           123      September, 1986     Owned
Scenic Mountain Medical Center.............  Big Spring        150      October, 1994       Owned
Hill Regional Hospital.....................  Hillsboro          92      October, 1994       Owned
Lake Granbury Medical Center...............  Granbury           56      January, 1997       Leased
UTAH
Tooele Valley Regional Medical Center......  Tooele             38      October, 2000       Owned (c)
VIRGINIA
Greensville Memorial Hospital..............  Emporia           114      March, 1999         Leased
Russell County Medical Center..............  Lebanon            78      September, 1986     Owned
Southampton Memorial Hospital..............  Franklin          105      March, 2000         Owned
WYOMING
Evanston Regional Hospital.................  Evanston           42      November, 1999      Owned


--------------------------
(a) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.
(b) We operate this hospital under a lease-leaseback and operating agreement. We recognize all revenue and expenses associated with this hospital on our financial statements.
(c) We acquired this hospital as of October 1, 2000. Prior to the acquisition, we operated this hospital under a management agreement and did not include the operating statistics of this hospital in our consolidated statistics. During the term of the management agreement, our fee was equal to the excess of the hospital's net revenue over expenses.

SOURCES OF REVENUE

    We receive payment for healthcare services provided by our hospitals from:

    - the federal Medicare program;

    - state Medicaid programs;

    - healthcare insurance carriers, health maintenance organizations, or "HMOs," preferred provider organizations, or "PPOs," and other managed care programs; and

    - patients directly.

    The following table presents the approximate percentages of net revenue received from private, Medicare, Medicaid and other sources for the periods indicated. The data for the years presented are not strictly comparable due to the significant effect that hospital acquisitions and dispositions have had on these statistics.

                                                                               SIX MONTHS
                                                                                  ENDED
NET REVENUE BY PAYOR SOURCE                    1998       1999       2000     JUNE 30, 2001
---------------------------                  --------   --------   --------   -------------
Medicare...................................    39.0%      36.2%      34.2%         34.1%
Medicaid...................................    10.2%      11.9%      11.8%         11.6%
Managed Care (HMO/PPO).....................    14.0%      14.3%      15.9%         16.4%
Private and Other..........................    36.8%      37.6%      38.1%         37.9%
                                              ------     ------     ------        ------
    Total..................................   100.0%     100.0%     100.0%        100.0%
                                              ======     ======     ======        ======

    As shown above, we receive a substantial portion of our revenue from the Medicare and Medicaid programs.

    Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals are certified as providers of Medicare and Medicaid services. Amounts received under the Medicare and Medicaid programs are generally significantly less than the hospital's customary charges for the services provided. In recent years, changes made to the Medicare and Medicaid programs have further reduced payment to hospitals. We expect this trend to continue. Since an important portion of our revenues comes from patients under Medicare and Medicaid programs, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in these programs.

    In addition to government programs, we are paid by private payors, which include insurance companies, HMOs, PPOs, other managed care companies, and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary hospital charges and amounts paid for hospital services by Medicare and Medicaid programs, insurance companies, HMOs, PPOs, and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, an increasing number of insurance companies, HMOs, PPOs, and other managed care companies are negotiating discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. We negotiate discounts with managed care companies which are typically smaller than discounts under governmental programs. If an increased number of insurance companies, HMOs, PPOs, and other managed care companies succeed in negotiating discounted fee structures or fixed amounts, our results of operations may be negatively affected. For more information on the payment programs on which our revenues depend, see "--Payment."

    Hospital revenues depend upon inpatient occupancy levels, the volume of outpatient procedures, and the charges or negotiated payment rates for hospital services provided. Charges and payment rates for routine inpatient services vary significantly depending on the type of service performed and the geographic location of the hospital. In recent years, we have experienced a significant increase in revenue received from outpatient services. We attribute this increase to:

    - advances in technology, which have permitted us to provide more services on an outpatient basis; and

    - pressure from Medicare or Medicaid programs, insurance companies, and managed care plans to reduce hospital stays and to reduce costs by having services provided on an outpatient rather than on an inpatient basis.

SUPPLY CONTRACTS

    During fiscal 1997, we entered into an affiliation agreement with Broadlane, a group purchasing organization in which Tenet Healthcare Corporation has a majority ownership interest. Our affiliation with Broadlane combines the purchasing power of our hospitals with the purchasing power of more than 600 other healthcare providers affiliated with the program. This increased purchasing power has resulted in reductions in the prices paid by our hospitals for medical supplies and equipment and pharmaceuticals. We also use Broadlane's internet purchasing portal.

INDUSTRY OVERVIEW

    The Centers for Medicare and Medicaid Services estimated that in 2000, total U.S. healthcare expenditures grew by 8.3% to $1.3 trillion. It projects total U.S. healthcare spending to grow by 8.6% in 2001 and by 7.1% annually from 2002 through 2010. By these estimates, healthcare expenditures will account for approximately $2.6 trillion, or 15.9% of the total U.S. gross domestic product, by 2010.

    Hospital services, the market in which we operate, is the largest single category of healthcare at 32.1% of total healthcare spending in 2000, or $415.8 billion. The Centers for Medicare and Medicaid Services projects the hospital services category to grow by 5.7% per year through 2010. It expects growth in hospital healthcare spending to continue due to the aging of the U.S. population and consumer demand for expanded medical services. As hospitals remain the primary setting for healthcare delivery, it expects hospital services to remain the largest category of healthcare spending.

    U.S. HOSPITAL INDUSTRY. The U.S. hospital industry is broadly defined to include acute care, rehabilitation, and psychiatric facilities that are either public (government owned and operated), not-for-profit private (religious or secular), or for-profit institutions (investor owned). According to the American Hospital Association, there are approximately 5,000 inpatient hospitals in the U.S. which are not-for-profit owned, investor owned, or state or local government owned. Of these hospitals, 44%, or approximately 2,200, are located in non-urban communities. These facilities offer a broad range of healthcare services, including internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, OB/GYN, and emergency services. In addition, hospitals also offer other ancillary services including psychiatric, diagnostic, rehabilitation, home health, and outpatient surgery services.

    URBAN VS. NON-URBAN HOSPITALS

    According to the U.S. Census Bureau, 25% of the U.S. population lives in communities designated as non-urban. In these non-urban communities, hospitals are typically the primary source of healthcare and, in many cases, a single hospital is the only provider of general healthcare services. According to the American Hospital Association, in 1998, there were approximately 2,200 non-urban hospitals in the U.S. We believe that a majority of these hospitals are owned by not-for-profit or governmental entities.

    FACTORS AFFECTING PERFORMANCE. Among the many factors that can influence a hospital's financial and operating performance are:

    - facility size and location;

    - facility ownership structure (i.e., tax-exempt or investor owned);

    - a facility's ability to participate in group purchasing organizations; and

    - facility payor mix.

    We believe that non-urban hospitals are generally able to obtain higher operating margins than urban hospitals. Factors contributing to a non-urban hospital's margin advantage include fewer patients with complex medical problems, a lower cost structure, limited competition, and favorable Medicare payment provisions. Patients needing the most complex care are more often served by the larger and/or more specialized urban hospitals. A non-urban hospital's lower cost structure results from its geographic location as well as the lower number of patients treated who need the most highly advanced services. Additionally, because non-urban hospitals are generally sole providers or one of a small group of providers in their markets, there is limited competition. This generally results in more favorable pricing with commercial payors. Medicare has special payment provisions for "sole community hospitals." Under present law, hospitals that qualify for this designation receive higher reimbursement rates and are guaranteed capital reimbursement equal to 90% of capital costs. As of June 30, 2001, 15 of our hospitals were "sole community hospitals." In addition, we believe that non-urban communities are generally characterized by a high level of patient and physician loyalty that fosters cooperative relationships among the local hospitals, physicians, employees, and patients.

    The type of third party responsible for the payment of services performed by healthcare service providers is also an important factor which affects hospital margins. These providers have increasingly exerted pressure on healthcare service providers to reduce the cost of care. The most active providers in this regard have been HMOs, PPOs, and other managed care organizations. The characteristics of non-urban markets make them less attractive to these managed care organizations. This is partly because the limited size of non-urban markets and their diverse, non-national employer bases minimize the ability of managed care organizations to achieve economies of scale. In 2000, approximately 16% of our revenues were paid by managed care organizations.

    HOSPITAL INDUSTRY TRENDS

    DEMOGRAPHIC TRENDS. According to the U.S. Census Bureau, there are approximately 35 million Americans aged 65 or older in the U.S. today, who comprise approximately 13% of the total U.S. population. By the year 2030, the number of elderly is expected to climb to 69 million, or 20% of the total population. Due to the increasing life expectancy of Americans, the number of people aged 85 years and older is also expected to increase from 4.3 million to
8.5 million by the year 2030. This increase in life expectancy will increase demand for healthcare services and, as importantly, the demand for innovative, more sophisticated means of delivering those services.

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Hospitals, as the largest category of care in the healthcare market, will be among the main beneficiaries of this increase in demand. Based on data compiled for us, the populations of the service areas where our hospitals are located grew by 10.4% from 1990 to 2000 and are projected to grow by 4.3% from 2000 to 2005. The number of people aged 65 or older in these service areas grew by 15.1% from 1990 to 2000 and is projected to grow by 4.2% from 2000 to 2005.

    CONSOLIDATION. During the late 1980s and early 1990s, there was significant industry consolidation involving large, investor owned hospital companies seeking to achieve economies of scale. While consolidation activity in the hospital industry is continuing, the consolidation is currently primarily taking place through mergers and acquisitions involving not-for-profit hospital systems. Reasons for this activity include:

    - limited access to capital;

    - financial performance issues, including challenges associated with changes in reimbursement;

    - the desire to enhance the local availability of healthcare in the community;

    - the need and ability to recruit primary care physicians and specialists;
      and

    - the need to achieve general economies of scale and to gain access to standardized and centralized functions, including favorable supply agreements.

    SHIFTING UTILIZATION TRENDS. Over the past decade, many procedures that had previously required hospital visits with overnight stays have been performed on an outpatient basis. This shift has been driven by cost containment efforts led by private and government payors. The focus on cost containment has coincided with advancements in medical technology that have allowed patients to be treated with less invasive procedures that do not require overnight stays. According to the American Hospital Association, the number of surgeries performed on an inpatient basis declined from 1995 to 1999 at an average annual rate of 0.4%, from 9.7 million in 1995 to 9.5 million in 1999. During the same period, the number of outpatient surgeries increased at an average annual rate of 4.2%, from
13.5 million in 1995 to 15.8 million in 1998. The mix of inpatient as compared to outpatient surgeries shifted from a ratio of 27.9% inpatient to 72.1% outpatient in 1995 to a ratio of 39.8% inpatient to 60.2% outpatient in 1999.

    These trends have led to a reduction in the average length of stay and, as a result, inpatient utilization rates. According to the American Hospital Association, the average length of stay in general hospitals has declined from
6.5 days in 1995 to 5.9 days in 1999.

GOVERNMENT REGULATION

    OVERVIEW. The healthcare industry is required to comply with extensive government regulation at the federal, state, and local levels. Under these regulations, hospitals must meet requirements to be certified as hospitals and qualified to participate in government programs, including the Medicare and Medicaid programs. These requirements relate to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, hospital use, rate-setting, compliance with building codes, and environmental protection laws. There are also extensive regulations governing a hospital's participation in these government programs. If we fail to comply with applicable laws and regulations, we can be subject to criminal penalties and civil sanctions, our hospitals can lose their licenses and we could lose our ability to participate in these government programs. In addition, government regulations may change. If that happens, we may have to make changes in our facilities, equipment, personnel, and services so that our hospitals remain certified as hospitals and qualified to participate in these programs. We believe

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that our hospitals are in substantial compliance with current federal, state, and local regulations and standards.

    Hospitals are subject to periodic inspection by federal, state, and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing and certification. All of our hospitals are licensed under appropriate state laws and are qualified to participate in Medicare and Medicaid programs. In addition, most of our hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations. This accreditation indicates that a hospital satisfies the applicable health and administrative standards to participate in Medicare and Medicaid programs.

    FRAUD AND ABUSE LAWS. Participation in the Medicare program is heavily regulated by federal statute and regulation. If a hospital fails substantially to comply with the requirements for participating in the Medicare program, the hospital's participation in the Medicare program may be terminated and/or civil or criminal penalties may be imposed. For example, a hospital may lose its ability to participate in the Medicare program if it performs any of the following acts:

    - making claims to Medicare for services not provided or misrepresenting actual services provided in order to obtain higher payments;

    - paying money to induce the referral of patients where services are reimbursable under a federal health program; or

    - failing to provide treatment to any individual who comes to a hospital's emergency room with an "emergency medical condition" or otherwise failing to properly treat and transfer emergency patients.

    The Health Insurance Portability and Accountability Act of 1996 broadened the scope of the fraud and abuse laws by adding several criminal statutes that are not related to receipt of payments from a federal healthcare program. The Accountability Act created civil penalties for conduct, including upcoding and billing for medically unnecessary goods or services. It established new enforcement mechanisms to combat fraud and abuse. These include a bounty system, where a portion of the payments recovered is returned to the government agencies, as well as a whistleblower program. This law also expanded the categories of persons that may be excluded from participation in federal healthcare programs.

    Another law regulating the healthcare industry is a section of the Social Security Act, known as the "anti-kickback" or "fraud and abuse" statute. This law prohibits some business practices and relationships under Medicare, Medicaid, and other federal healthcare programs. These practices include the payment, receipt, offer, or solicitation of money in connection with the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback statute may be punished by criminal and civil fines, exclusion from federal healthcare programs, and damages up to three times the total dollar amount involved.

    The Office of Inspector General of the Department of Health and Human Services is authorized to publish regulations outlining activities and business relationships that would be deemed not to violate the anti-kickback statute. These regulations are known as "safe harbor" regulations. However, the failure of a particular activity to comply with the safe harbor regulations does not mean that the activity violates the anti-kickback statute.

    The Office of Inspector General is responsible for identifying fraud and abuse activities in government programs. In order to fulfill its duties, the Office of Inspector General performs audits, investigations, and inspections. In addition, it provides guidance to healthcare providers by

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identifying types of activities that could violate the anti-kickback statute.
The Office of the Inspector General has identified the following incentive arrangements as potential violations:

    - payment of any incentive by the hospital each time a physician refers a patient to the hospital;

    - use of free or significantly discounted office space or equipment for physicians in facilities usually located close to the hospital;

    - provision of free or significantly discounted billing, nursing, or other staff services;

    - free training for a physician's office staff including management and laboratory techniques;

    - guarantees which provide that if the physician's income fails to reach a predetermined level, the hospital will pay any portion of the remainder;

    - low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the hospital;

    - payment of the costs of a physician's travel and expenses for conferences;

    - payment of services which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of the services rendered; or

    - purchasing goods or services from physicians at prices in excess of their fair market value.

    We have a variety of financial relationships with physicians who refer patients to our hospitals. Physicians own interests in a few of our facilities. Physicians may also own our stock. We also have contracts with physicians providing for a variety of financial arrangements, including employment contracts, leases, management agreements, and professional service agreements. We provide financial incentives to recruit physicians to relocate to communities served by our hospitals. These incentives include revenue guarantees and, in some cases, loans. Although we believe that we have structured our arrangements with physicians in light of the "safe harbor" rules, we cannot assure you that regulatory authorities will not determine otherwise. If that happens, we would be subject to criminal and civil penalties and/or exclusion from participating in Medicare, Medicaid, or other government healthcare programs.

    The Social Security Act also includes a provision commonly known as the "Stark law." This law prohibits physicians from referring Medicare and Medicaid patients to healthcare entities in which they or any of their immediate family members have ownership or other financial interests. These types of referrals are commonly known as "self referrals." Sanctions for violating the Stark law include civil money penalties, assessments equal to twice the dollar value of each service, and exclusion from Medicare and Medicaid programs. There are ownership and compensation arrangement exceptions to the self-referral prohibition. One exception allows a physician to make a referral to a hospital if the physician owns an interest in the entire hospital, as opposed to an ownership interest in a department of the hospital; however, a bill has been introduced into Congress that would eliminate this exception. Another exception allows a physician to refer patients to a healthcare entity in which the physician has an ownership interest if the entity is located in a rural area, as defined in the statute. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, leases, and recruitment agreements. In 2001, the federal government began issuing final regulations which interpret some of the provisions included in the Stark law. The government invited comment on a number of the regulations and has not indicated when it will issue the remaining final regulations. We have structured our financial arrangements with physicians to comply with the statutory exceptions included in the Stark law. However, when the government finalizes the regulations, it may interpret certain provisions of this law in a manner different from the manner with which we

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have interpreted them. We cannot predict the final form that these regulations will take and the effect these regulations will have on us, including any possible restructuring of our existing relationships with physicians.

    Many states in which we operate also have adopted, or are considering adopting, similar laws. Some of these state laws apply even if the payment for care does not come from the government. These statutes typically provide criminal and civil penalties as well as loss of licensure. While there is little precedent for the interpretation or enforcement of these state laws, we have attempted to structure our financial relationships with physicians and others in light of these laws. However, if we are found to have violated these state laws, it could result in the imposition of criminal and civil penalties as well as possible licensure revocation.

    CORPORATE PRACTICE OF MEDICINE FEE-SPLITTING. Some states have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians. Some states also have adopted laws that prohibit direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. We structure our arrangements with healthcare providers to comply with the relevant state law. However, we cannot assure you that governmental officials charged with responsibility for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of these laws. These laws may also be interpreted by the courts in a manner inconsistent with our interpretations.

    EMERGENCY MEDICAL TREATMENT AND ACTIVE LABOR ACT. The Emergency Medical Treatment and Active Labor Act imposes requirements as to the care that must be provided to anyone who comes to facilities providing emergency medical services seeking care before they may be transferred to another facility or otherwise denied care. Regulations have recently been adopted that expand the areas within a facility and in off-campus locations that must provide emergency medical screening examinations and treatment. Sanctions for failing to fulfill these requirements include exclusion from participation in Medicare and Medicaid programs and civil money penalties. In addition, the law creates private civil remedies which enable an individual who suffers personal harm as a direct result of a violation of the law to sue the offending hospital for damages and equitable relief. A medical facility that suffers a financial loss as a direct result of another participating hospital's violation of the law also has a similar right. Although we believe that our practices are in compliance with the law, we can give no assurance that governmental officials responsible for enforcing the law or others will not assert we are in violation of these laws.

    FALSE CLAIMS ACT. Another trend in healthcare litigation is the use of the False Claims Act. This law has been used not only by the U.S. government, but also by individuals who bring an action on behalf of the government under the law's "qui tam" or "whistleblower" provisions. When a private party brings a qui tam action under the False Claims Act, the defendant will generally not be aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation.

    Civil liability under the False Claims Act can be up to three times the actual damages sustained by the government plus civil penalties for each separate false claim. There are many potential bases for liability under the False Claims Act. Although liability under the False Claims Act arises when an entity knowingly submits a false claim for reimbursement to the federal government, the False Claims Act defines the term "knowingly" broadly. Thus, although simple negligence generally will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard to its truth or falsity can constitute "knowingly" submitting a claim. See "--Legal Proceedings" for a description of pending, unsealed False Claims Act litigation.

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    HEALTHCARE REFORM.  The healthcare industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system. Proposals that have been considered include cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reductions in payments to healthcare providers under Medicare, Medicaid, and other government programs. We cannot predict the course of future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs and the effect that any legislation, interpretation, or change may have on us.


    CONVERSION LEGISLATION. Many states, including some where we have hospitals and others where we may acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts primarily focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the not-for-profit seller. While these review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing the process. There can be no assurance, however, that future actions on the state level will not seriously delay or even prevent our ability to acquire hospitals. If these activities are widespread, they could have a negative impact on our ability to acquire additional hospitals. See "--Our Business Strategy."

    CERTIFICATES OF NEED. The construction of new facilities, the acquisition of existing facilities and the addition of new services at our facilities may be subject to state laws that require prior approval by state regulatory agencies. These certificate of need laws generally require that a state agency determine the public need and give approval prior to the construction or acquisition of facilities or the addition of new services. We operate hospitals in 11 states that have adopted certificate of need laws. If we fail to obtain necessary state approval, we will not be able to expand our facilities, complete acquisitions or add new services in these states. Violation of these state laws may result in the imposition of civil sanctions or the revocation of a hospital's licenses.


    PRIVACY AND SECURITY REQUIREMENTS OF THE HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996. The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. On August 17, 2000, the Centers for Medicare and Medicaid Services published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Compliance with these regulations is required by October 16, 2002. We cannot predict the impact that final regulations, when fully implemented, will have on us. We have established a sub-committee of our compliance committee to address our compliance with these regulations.


    The Administrative Simplification Provisions also require the Centers for Medicare and Medicaid Services to adopt standards to protect the security and privacy of health-related information. The Centers for Medicare and Medicaid Services proposed regulations containing security standards on August 12, 1998. These proposed security regulations have not been finalized, but as proposed, would require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. In addition, the Centers for Medicare and Medicaid Services released final regulations containing privacy standards

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in December 2000. These privacy regulations became effective April 14, 2001 but compliance with these regulations is not required until April 2003. Therefore, these privacy regulations could be further amended prior to the compliance date. However, as currently drafted, the privacy regulations will extensively regulate the use and disclosure of individually identifiable health-related information. The security regulations, as proposed, and the privacy regulations could impose significant costs on our facilities in order to comply with these standards. We cannot predict the final form that these regulations will take or the impact that final regulations, when fully implemented, will have on us. If we violate these regulations, we would be subject to monetary fines and penalties, criminal sanctions and civil causes of action.

PAYMENT

    MEDICARE. Under the Medicare program, we are paid for inpatient and outpatient services performed by our hospitals.

    Payments for inpatient acute services are generally made pursuant to a prospective payment system, commonly known as "PPS." Under a PPS, our hospitals are paid a prospectively determined amount for each hospital discharge based on the patient's diagnosis. Specifically, each discharge is assigned to a diagnosis-related group, commonly known as a "DRG," based upon the patient's condition and treatment during the relevant inpatient stay. Each DRG is assigned a payment rate that is prospectively set using national average costs per case for treating a patient for a particular diagnosis. DRG payments do not consider the actual costs incurred by a hospital in providing a particular inpatient service. However, DRG payments are adjusted by a predetermined geographic adjustment factor assigned to the geographic area in which the hospital is located. While a hospital generally does not receive payment in addition to a DRG payment, hospitals may qualify for an "outlier" payment when the relevant patient's treatment costs are extraordinarily high and exceed a specified threshold. In addition, hospitals may qualify for Medicare disproportionate share payments when their percentage of low income patients exceeds specified thresholds. Under the Benefits Improvement and Protection Act of 2000, a majority of our hospitals qualify to receive Medicare disproportionate share payments.

    The DRG rates are adjusted by an update factor each federal fiscal year, which begins on October 1. The index used to adjust the DRG rates, known as the "market basket index," gives consideration to the inflation experienced by hospitals in purchasing goods and services. For several years, however, the percentage increases in the DRG payments have been lower than the projected increases in the costs of goods and services purchased by hospitals. DRG rate increases were 1.1% for federal fiscal year 1995, 1.5% for federal fiscal year 1996, 2.0% for federal fiscal year 1997, 0.0% for federal fiscal year 1998, and 0.5% for federal fiscal year 1999. The DRG rate was increased by market basket minus 1.8% for federal fiscal year 2000. Under the Benefits Improvement and Protection Act of 2000, the DRG rate increased by the amount of the full market basket for federal fiscal year 2001 and by an amount equal to the market basket minus 0.55% for federal fiscal years 2002 and 2003. Future legislation may decrease the rate of increase for DRG payments, but we are not able to predict the amount of any reduction or the effect that any reduction will have on us.

    Outpatient services have traditionally been paid at the lower of customary charges or on a reasonable cost basis. The Balanced Budget Act of 1997 established a PPS for outpatient hospital services that commenced on August 1, 2000. The Balanced Budget Refinement Act of 1999 eliminated the anticipated average reduction of 5.7% for various Medicare outpatient business under the Balanced Budget Act of 1997. Under the Balanced Budget Refinement Act of 1999, non-urban hospitals with 100 beds or less are held harmless under Medicare outpatient PPS through December 31, 2003. Of our 54 hospitals, 35 qualify for this relief. Losses under Medicare outpatient PPS of non-urban hospitals with greater than 100 beds and urban hospitals will be mitigated

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through a corridor reimbursement approach, where a percentage of losses will be reimbursed through December 31, 2003. Substantially all of our remaining hospitals qualify for relief under this provision.

    Skilled nursing facilities have historically been paid by Medicare on the basis of actual costs, subject to limitations. The Balanced Budget Act of 1997 established a PPS for Medicare skilled nursing facilities. The new PPS commenced in July 1998, and will be fully implemented in June 2002. We have experienced reductions in payments for our skilled nursing services. However, the Benefits Improvement and Protection Act of 2000 requires the Centers for Medicare and Medicaid Services to increase the current reimbursement amount for the skilled nursing facility PPS by approximately 8.0% for services furnished between April 1, 2001 and September 30, 2002. Additionally, the Benefits Improvement and Protection Act of 2000 increases the skilled nursing facility PPS to the full market basket for federal fiscal year 2001 and market basket minus 0.5% for federal fiscal years 2002 and 2003.

    The Balanced Budget Act of 1997 also required the Department of Health and Human Services to establish a PPS for home health services. The Balanced Budget Act of 1997 put in place the interim payment system, commonly known as "IPS," until the home health PPS could be implemented. As of October 1, 2000, the home health PPS replaced IPS. We have experienced reductions in payments for our home health services and a decline in home health visits due to a reduction in benefits by reason of the Balanced Budget Act of 1997. However, the Balanced Budget Refinement Act of 1999 delayed until one year following implementation of the PPS a 15.0% payment reduction that would have otherwise applied effective October 1, 2000. The Benefits Improvement and Protection Act of 2000 further delays the one-time 15.0% payment reduction until October 1, 2002. Additionally, the Benefits Improvement and Protection Act of 2000 increases the home health agency PPS annual update to 2.2% for services furnished between April 1, 2001 and September 30, 2001, and for a two year period that began on April 1, 2001, increases Medicare payments by 10.0% for home health services furnished in rural areas.

    The Balanced Budget Act of 1997 mandated a PPS for inpatient rehabilitation hospital services. A PPS system for Medicare inpatient rehabilitation services is scheduled for a two year phase-in beginning January 1, 2002. Prior to the implementation of this prospective payment system, payments to exempt rehabilitation hospitals and units are based upon reasonable cost, subject to a cost per discharge target. These limits are updated annually by a market basket index.

    MEDICAID. Most state Medicaid payments are made under a PPS or under programs which negotiate payment levels with individual hospitals. Medicaid is currently funded jointly by state and federal governments. The federal government and many states are currently considering significantly reducing Medicaid funding, while at the same time expanding Medicaid benefits. The Bush administration has announced a proposal to reduce the upper payment limits of Medicaid reimbursements made to the states. This could adversely affect future levels of Medicaid payments received by our hospitals.

    ANNUAL COST REPORTS. Hospitals participating in the Medicare and some Medicaid programs, whether paid on a reasonable cost basis or under a PPS, are required to meet certain financial reporting requirements. Federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

    Annual cost reports required under the Medicare and some Medicaid programs are subject to routine governmental audits. These audits may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. Finalization of these audits often takes several years. Providers can appeal any final determination made in connection with an audit.

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    COMMERCIAL INSURANCE.  Our hospitals provide services to individuals covered by private healthcare insurance. Private insurance carriers pay our hospitals, or in some cases reimburse their policyholders, based upon the hospital's established charges and the coverage provided in the insurance policy.
Commercial insurers are trying to limit the costs of hospital services by negotiating discounts, including PPS, which would reduce payments by commercial insurers to our hospitals. Reductions in payments for services provided by our hospitals to individuals covered by commercial insurers could adversely affect us.

COMPETITION

    The hospital industry is highly competitive. An important part of our business strategy is to acquire hospitals each year in non-urban markets. However, not-for-profit hospital systems and other for-profit hospital companies generally attempt to acquire the same type of hospitals as we do. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable.

    In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. Our hospitals are located in non-urban service areas. Most of our hospitals face no direct competition because there are no other hospitals in their primary service areas. However, these hospitals do face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. These facilities are generally located in excess of 25 miles from our facilities. Patients in our primary service areas may travel to these other hospitals for a variety of reasons, including the need for services we do not offer or physician referrals. Patients who are required to seek services from these other hospitals may subsequently shift their preferences to those hospitals for services we do provide.

    Some of our hospitals operate in primary service areas where they compete with one other hospital. One of our hospitals competes with more than one other hospital in its primary service area. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some of the hospitals that compete with us are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology, and diagnostic centers.

    The number and quality of the physicians on a hospital's staff is an important factor in a hospital's competitive advantage. Physicians decide whether a patient is admitted to the hospital and the procedures to be performed. Admitting physicians may be on the medical staffs of other hospitals in addition to those of our hospitals. We attempt to attract our physicians' patients to our hospitals by offering quality services and facilities, convenient locations, and state-of-the-art equipment.

COMPLIANCE PROGRAM

    OUR COMPLIANCE PROGRAM. In early 1997, under our new management and leadership, we voluntarily adopted a company-wide compliance program. The program included the appointment of a compliance officer and committee, adoption of an ethics and business conduct code, employee education and training, implementation of an internal system for reporting concerns, auditing and monitoring programs, and a means for enforcing the program's policies.

    We take an operations team approach to compliance and utilize corporate experts for program design efforts and facility leaders for employee-level implementation. Compliance is another area

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that demonstrates our utilization of standardization and centralization techniques and initiatives which yield efficiencies and consistency throughout our facilities. We recognize that our compliance with applicable laws and regulations depends on individual employee actions as well as company operations. Our approach focuses on integrating compliance responsibilities with operational function. This approach is intended to reinforce our company-wide commitment to operate strictly in accordance with the laws and regulations that govern our business.

    Since its initial adoption, the compliance program continues to be expanded and developed to meet the industry's expectations and our needs. Specific written policies, procedures, training and educational materials and programs, as well as auditing and monitoring activities, have been prepared and implemented to address the functional and operational aspects of our business. Included within these functional areas are materials and activities for business sub-units, including laboratory, radiology, pharmacy, emergency, surgery, observation, home health, skilled nursing, and clinics. Specific areas identified through regulatory interpretation and enforcement activities have also been addressed in our program. Claims preparation and submission, including coding, billing, and cost reports, comprise the bulk of these areas. Financial arrangements with physicians and other referral sources, including anti-kickback and Stark laws, emergency department treatment and transfer requirements, and other patient disposition issues are also the focus of policy and training, standardized documentation requirements, and review and audit.

    INPATIENT CODING COMPLIANCE ISSUE. In August 1997, during a routine internal audit at one of our facilities, we discovered inaccuracies in the DRG coding for some of our inpatient medical records. At that time, this was the primary auditing activity for our compliance program. These inaccuracies involved inpatient coding practices that had been put in place prior to the time we acquired our operating company in 1996.

    Because of the concerns raised by the internal audit, we performed an internal review of historical inpatient coding practices. At the completion of this review in December 1997, we voluntarily disclosed the coding problems to the Office of Inspector General of the U.S. Department of Health and Human Services. After discussions with the Inspector General, we agreed to have an independent consultant audit the coding for eight specific DRGs. This audit ultimately involved a review by the consultant of approximately 1,500 patient files. The audit procedures we followed generated a statistically valid estimate of the dollar amounts related to coding errors for these DRGs at 36 of our hospitals for the period 1993 to 1997.

    The results of this audit were reviewed by the Inspector General and the Department of Justice, who also conducted their own investigation. We cooperated fully with their investigation.

    We have entered into a settlement agreement with these federal government agencies and the applicable state Medicaid programs. Pursuant to the settlement agreement, we paid approximately $31.4 million in May 2000 and were released from all civil claims relating to the coding of the eight specific DRGs for the hospitals and time periods covered in the audit. We funded this payment from our acquisition loan facility. During 1998 and 1999, we established a liability in our financial statements for this amount. We have also agreed with the Inspector General to continue our existing voluntary compliance program under a corporate compliance agreement and to adopt various additional compliance measures for a period of three years. These additional compliance measures include making various reports to the federal government and having our actions pursuant to the compliance agreement reviewed annually by a third party.

    The compliance measures and reporting and auditing requirements contained in the compliance agreement include:

    - continuing the duties and activities of our corporate compliance officer, corporate compliance work group, and facility compliance chairs and committees;

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    - maintaining our written ethics and conduct policy, which sets out our commitment to full compliance with all statutes, regulations, and guidelines applicable to federal healthcare programs;

    - maintaining our written policies and procedures addressing the operation of our compliance program, including proper coding for inpatient hospital stays;

    - continuing our general training on the ethics and conduct policy and adding training about our compliance program and the compliance agreement;

    - continuing our specific training for the appropriate personnel on billing and coding issues;

    - continuing independent third party periodic audits of our facilities' inpatient DRG coding;

    - having an independent third party perform an annual review of our compliance with the compliance agreement;

    - continuing our confidential disclosure program and "ethics hotline" to enable employees or others to disclose issues or questions regarding possible inappropriate policies or behavior;

    - enhancing our screening program to ensure that we do not hire or engage employees or contractors who are ineligible persons for federal healthcare programs;

    - reporting any material deficiency which resulted in an overpayment to us by a federal healthcare program; and

    - submitting annual reports to the Inspector General which describe in detail the operations of our corporate compliance program for the past year.

    Our substantial adherence to the terms and conditions of the compliance agreement will constitute an element of our eligibility to participate in the federal healthcare programs. Consequently, material, uncorrected violations of the compliance agreement could lead to suspension or disbarment from these federal programs. In addition, we will be subject to possible civil penalties for a failure to substantially comply with the terms of the compliance agreement, including stipulated penalties ranging between $1,000 to $2,500 per day. We will also be subject to a stipulated penalty of $25,000 per day, following notice and cure periods, for any deliberate and/or flagrant breach of the material provisions of the compliance agreement.

EMPLOYEES

    At June 30, 2001, we employed 12,176 full time employees and 5,531 part-time employees. Of these employees, 807 are union members. We believe that our labor relations are good.

PROFESSIONAL LIABILITY

    As part of our business of owning and operating hospitals, we are subject to legal actions alleging liability on our part. To cover claims arising out of the operations of hospitals, we generally maintain professional malpractice liability insurance and general liability insurance on a claims made basis in amounts and with deductibles that we believe to be sufficient for our operations. We also maintain umbrella liability coverage covering claims which, due to their nature or amount, are not covered by our insurance policies. We cannot assure you that professional liability insurance will cover all claims against us or continue to be available at reasonable costs for us to maintain adequate levels of insurance.

LEGAL PROCEEDINGS

    We have entered into a settlement agreement with the Inspector General, the Department of Justice, and the applicable state Medicaid programs pursuant to which we paid approximately $31.8 million in exchange for a release of civil claims associated with possible inaccurate inpatient coding for the period 1993 to 1997. For a description of the terms of the settlement agreement as well as the events giving rise to the settlement agreement, see "--Compliance Program" and "Risk Factors--If we fail to comply with the material terms of our corporate compliance agreement, we could be excluded from government healthcare programs."

    In May 1999, we were served with a complaint in U.S. EX REL. BLEDSOE V. COMMUNITY HEALTH SYSTEMS, INC., now pending in the Middle District of Tennessee, Case No. 2-00-0083. This qui tam action seeks treble damages and penalties under the False Claims Act against us. The Department of Justice did not intervene in this action. The allegations in the amended complaint are extremely general, but involve Medicare billing at our White County Community Hospital in Sparta, Tennessee. No discovery has occurred in this action. Based on our review of the complaint, we do not believe that this lawsuit is meritorious and we intend to vigorously defend ourselves against this action. We have filed a motion to dismiss this case, which is still pending. Because of the uncertain nature of litigation, we cannot predict the outcome of this matter. The relator in this case has filed a motion seeking from the United States government a portion of the settlement proceeds from our May 2000 settlement with the U.S. Department of Justice, the Office of the Inspector General, and applicable state Medicaid programs. The government is vigorously opposing this motion. Should the relator prevail on this motion, any monies would come from the United States and not us, and at least a portion of the relator's lawsuit would likely be dismissed.

    We have also received various inquiries or subpoenas from state regulators, fiscal intermediaries, and the Department of Justice regarding various Medicare and Medicaid issues. In addition, we are subject to other claims and lawsuits arising in the ordinary course of our business. Plaintiffs in these lawsuits generally request punitive or other damages that by state law may not be able to be covered by insurance. We are not aware of any pending or threatened litigation which we believe would have a material adverse impact on us.

ENVIRONMENTAL MATTERS

    We are subject to various federal, state, and local laws and regulations governing the use, discharge, and disposal of hazardous materials, including medical waste products. Compliance with these laws and regulations is not expected to have a material adverse effect on us. It is possible, however, that environmental issues may arise in the future which we cannot now predict.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following sets forth information regarding our executive officers and directors as of September 1, 2001. Unless otherwise indicated, each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., our wholly owned subsidiary:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Wayne T. Smith............................     55      Chairman of the Board, President and Chief
                                                       Executive Officer (Class III)
W. Larry Cash.............................     52      Executive Vice President, Chief Financial
                                                       Officer and Director (Class I)
David L. Miller...........................     52      Senior Vice President--Group Operations
Gary D. Newsome...........................     43      Senior Vice President--Group Operations
Michael T. Portacci.......................     43      Senior Vice President--Group Operations
John A. Fromhold..........................     48      Vice President--Group Operations
Martin G. Schweinhart.....................     47      Senior Vice President--Operations
T. Mark Buford............................     48      Vice President and Corporate Controller
Rachel A. Seifert.........................     42      Senior Vice President, Secretary and
                                                       General Counsel
Sheila P. Burke...........................     50      Director (Class III)
Robert J. Dole............................     78      Director (Class I)
J. Anthony Forstmann......................     63      Director (Class I)
Theodore J. Forstmann.....................     61      Director (Class III)
Dale F. Frey..............................     69      Director (Class II)
Sandra J. Horbach.........................     40      Director (Class II)
Harvey Klein, M.D.........................     64      Director (Class I)
Thomas H. Lister..........................     37      Director (Class III)
Michael A. Miles..........................     62      Director (Class II)

    WAYNE T. SMITH is the Chairman of the Board, President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997 we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is also a director of Almost Family and Praxair, Inc.

    W. LARRY CASH is the Executive Vice President, Chief Financial Officer and a Director. Mr. Cash joined us in September 1997 as Executive Vice President and Chief Financial Officer. He was elected a director in May 2001. Prior to joining Community Health Systems, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to
August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996.

    DAVID L. MILLER is a Senior Vice President--Group Operations. Mr. Miller joined us in November 1997 as a Group Vice President, managing hospitals in Alabama, Florida, North Carolina, South Carolina, and Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management
Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. Miller was the Chief Executive Officer of the Lake Norman Regional Medical Center in Mooresville, North Carolina, which is owned by Health Management Associates, Inc.

    GARY D. NEWSOME is a Senior Vice President--Group Operations. Mr. Newsome joined us in February 1998 as Group Vice President, managing hospitals in Kentucky, Mississippi, Wyoming, Pennsylvania, Tennessee, and Utah. Prior to joining us, he was a Divisional Vice President of Health Management
Associates, Inc. in Midwest City, Oklahoma from January 1996 to February 1998. From January 1995 to January 1996, Mr. Newsome served as Assistant Vice President/Operations and Group Operations Vice President responsible for facilities of Health Management Associates, Inc. in Oklahoma, Arkansas, Kentucky, and West Virginia.

    MICHAEL T. PORTACCI is a Senior Vice President--Group Operations.
Mr. Portacci joined us in 1987 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, managing facilities in Arizona, California, Illinois, Missouri, New Mexico, and Texas.

    JOHN A. FROMHOLD is a Vice President--Group Operations. Mr. Fromhold joined us in June 1998 as a Group Vice President, managing hospitals in Arkansas, Florida, Georgia, Louisiana and Texas. Prior to joining us, he served as Chief Executive Officer of Columbia Medical Center of Arlington, Texas from 1995 to 1998.

    MARTIN G. SCHWEINHART is Senior Vice President--Operations. Mr. Schweinhart joined us in June 1997 and has served as the Vice President Operations. From 1994 to 1997 he served as Chief Financial Officer of the Denver and Kentucky divisional markets of Columbia/HCA Healthcare Corporation. Prior to that time he spent 18 years with Humana Inc. and Columbia/HCA Healthcare Corporation in various management capacities.

    T. MARK BUFORD is Vice President and Corporate Controller. Mr. Buford has served as our Corporate Controller since 1986 and as Vice President since 1988.

    RACHEL A. SEIFERT is Senior Vice President, Secretary and General Counsel. Ms. Seifert joined us in January 1998. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President-Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas.

    SHEILA P. BURKE has been a director since 1997. She has been the Under Secretary for American Museums and National Programs at the Smithsonian Institution since June 2000. Previously, she was Executive Dean of the John F. Kennedy School of Government, Harvard University from 1996 until June 2000. Previously in 1996, Ms. Burke was senior advisor to the Dole for President Campaign. From 1986 until June 1996, Ms. Burke served as the chief of staff to former Senator Robert Dole and, in that capacity, was actively involved in writing some of the healthcare legislation in effect today. She is a director of WellPoint Health Networks Inc. and The Chubb Corporation.

    ROBERT J. DOLE has been a director since 1997. He was a U.S. Senator from 1968 to 1996, during which time he served as Senate majority leader, minority leader and chairman of the Senate Finance Committee. Mr. Dole was also a U.S. Representative from 1960 to 1968. He has been a special counsel with Verner, Liipfert, Bernhard, McPherson and Hand since 1997. He is also a director of TB Woods Corp.

    J. ANTHONY FORSTMANN has been a director since 1996. He has been a Managing Director of J.A. Forstmann & Co., a merchant banking firm, since October 1987. Mr. Forstmann was President of The National Registry Inc. from October 1991 to August 1993 and from September 1994 to March 1995 and Chief Executive Officer from October 1991 to August 1993 and from September 1994 to December 1995. In 1968, he co-founded Forstmann-Leff Associates, an institutional money management firm with $6 billion in assets. He is also a special limited partner of one of the Forstmann Little partnerships.

    THEODORE J. FORSTMANN has been a director since 1996. He has been a general partner of FLC XXIX Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of The Yankee Candle Company, Inc. and McLeodUSA Incorporated.


    DALE F. FREY has been a director since 1997. Mr. Frey currently is retired. From 1984 until 1997, Mr. Frey was the Chairman of the Board and President of General Electric Investment Corp. From 1980 until 1997, he was also Vice President of General Electric Company. Mr. Frey is also a director of Praxair, Inc., The Yankee Candle Company, Inc., Roadway Express Inc., McLeodUSA Incorporated, and Aftermarket Technology Corp.

    SANDRA J. HORBACH has been a director since 1996. She has been a general partner of FLC XXIX Partnership, L.P. since 1993. She is also a director of The Yankee Candle Company, Inc. and XO Communications, Inc.

    HARVEY KLEIN, M.D. has been an Attending Physician at the New York Hospital since 1992. Dr. Klein serves as the William S. Paley Professor of Clinical Medicine at Cornell University Medical College, a position he has held since 1992. He also has been a Member of the Board of Overseers of Weill Medical College of Cornell University since 1997. Dr. Klein is a member of the American Board of Internal Medicine and American Board of Internal Medicine, Gastroenterology. Upon joining the Board in May 2001, Dr. Klein received 10,000 options under the Community Health Systems 2000 Stock Options and Award Plan.

    THOMAS H. LISTER has been a director since April 2000. He has been a general partner of FLC XXX Partnership, L.P. since 1997. He joined Forstmann Little & Co. in 1993 as an associate.

    MICHAEL A. MILES has been a director since 1997 and served as Chairman of the Board from March 1998 to February 2001. Mr. Miles currently is retired. Mr. Miles served as Chairman and Chief Executive Officer of Philip Morris from 1991 to 1994. He is also a director of AMR Corporation, Dell Computer Corp., Morgan Stanley & Co., Sears Roebuck and Co., AOL Time Warner Inc.,
Allstate Inc., and the Interpublic Group of Companies, Inc. He is a special limited partner of one of the Forstmann Little partnerships.

THE BOARD OF DIRECTORS

    Our certificate of incorporation provides for a classified board of directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board. The term of the Class I directors will terminate on the date of the 2004 annual meeting of stockholders; the term of the Class II directors will terminate on the date of the 2002 annual meeting of stockholders; and the term of the Class III directors will terminate on the date of the 2003 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors. The Forstmann Little partnerships have a contractual right to elect two directors until they no longer own any shares of our common stock.

    Directors who are neither our executive officers nor general partners in the Forstmann Little partnerships have been granted options to purchase common stock in connection with their election to our board of directors. Directors do not receive any fees for serving on our board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the board and committees. See "--Outside Director Stock Options."

    The board has three committees: Executive, Compensation, and Audit and Compliance. The Executive Committee consists of Theodore J. Forstmann, Sandra J. Horbach, Michael A. Miles, and Wayne T. Smith. The Compensation Committee consists of Michael A. Miles and J. Anthony Forstmann. The Audit and Compliance Committee consists of Dale F. Frey, Michael A. Miles, and Sheila P. Burke.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee of our board of directors are: Michael A. Miles and J. Anthony Forstmann. Until February 2000, the Compensation Committee consisted of Theodore J. Forstmann and Sandra J. Horbach. Sandra J. Horbach formerly served as one of our officers but received no compensation for her services. None of the other members of the current or former Compensation Committees are current or former executive officers or employees of us or any of our subsidiaries. Theodore J. Forstmann and Sandra J. Horbach are general partners in partnerships affiliated with the Forstmann Little partnerships. See "--Relationships and Transactions between Community Health Systems and its Officers, Directors and 5% Beneficial Owners and their

Family Members" for a description of the 1996 acquisition of our principal subsidiary by the Forstmann Little partnerships and members of our management.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information with respect to compensation for 1999 and 2000 paid by us for services to our Chief Executive Officer and our four other most highly paid executive officers who were serving as executive officers at December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION                 LONG TERM
                                         -----------------------------------------     COMPENSATION
                                                                                          AWARDS
                                                                       OTHER         ----------------
                                                                       ANNUAL           SECURITIES            ALL
                                                                    COMPENSATION        UNDERLYING           OTHER
NAME AND POSITION               YEAR     SALARY ($)   BONUS ($)         (a)            OPTIONS (#)      COMPENSATION ($)
-----------------             --------   ----------   ---------   ----------------   ----------------   ----------------
Wayne T. Smith                  2000      500,000      450,000             --           1,000,000            24,171 (b)
  Chairman of the Board,        1999      475,002      427,500             --                  --            11,947 (c)
  President and Chief
  Executive Officer

W. Larry Cash                   2000      400,000      325,000             --             700,000            15,815 (d)
  Executive Vice President      1999      375,000      318,750             --                  --            10,764 (e)
  and Chief Financial
  Officer

Michael T. Portacci             2000      223,000      212,745             --             300,000             5,940 (f)
  Senior Vice President--       1999      216,000      145,800             --                  --             5,735 (g)
  Group Operations

David L. Miller                 2000      245,000      179,775             --             300,000             6,520 (h)
  Senior Vice President--       1999      235,000      137,475             --                  --             6,635 (i)
  Group Operations

Gary D. Newsome                 2000      233,000      165,000             --             300,000             5,311 (j)
  Senior Vice President--       1999      216,000      163,080             --                  --            32,352 (k)
  Group Operations

------------------------------

(a) The amount of other annual compensation is not required to be reported since the aggregate amount of perquisites and other personal benefits was less than $50,000 or 10% of the total annual salary and bonus reported for each named executive officer.

(b) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $5,512, employer matching contributions to the 401(k) plan of $3,401 and employer matching contributions to the deferred compensation plan of $15,258.

(c) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $4,822, employer matching contributions to the 401(k) plan of $2,400 and employer matching contributions to the deferred compensation plan of $4,725.

(d) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $4,337, employer matching contributions to the 401(k) plan of $3,401, and employer matching contributions to the deferred compensation plan of $8,077.

(e) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $5,139, employer matching contributions to the 401(k) plan of $2,400 and employer matching contributions to the deferred compensation plan of $3,225.

(f) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $2,539 and employer matching contributions to the 401(k) plan of $3,401.

(g) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $3,335 and employer matching contributions to the 401(k) plan of $2,400.

(h) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $3,453 and employer matching contributions to the 401(k) plan of $3,067.

(i) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $4,235 and employer matching contributions to the 401(k) plan of $2,400.

(j) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan totaling $2,802, employer matching contributions to the 401(k) plan of $1,700 and employer matching contributions to the deferred compensation plan of $809.

(k) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan totaling $3,502, relocation expense reimbursement of $26,758 and employer matching contributions to the 401(k) plan of $2,092.

                              STOCK OPTION TABLES
                          OPTION GRANTS IN FISCAL 2000

    The following table sets forth information with respect to options to purchase common stock granted during 2000 under our stock option plans to the executive officers named in the "Summary Compensation Table."

                                           INDIVIDUAL GRANTS
                            -----------------------------------------------
                                         PERCENT OF
                                           TOTAL                              POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     OPTIONS                                ASSUMED ANNUAL RATE OF
                            SECURITIES   GRANTED TO   EXERCISE                STOCK PRICE APPRECIATION FOR
                            UNDERLYING   EMPLOYEES     PRICE                           OPTION TERM
                             OPTIONS     IN FISCAL      PER      EXPIRATION   -----------------------------
NAME                         GRANTED        YEAR       SHARE        DATE           5%              10%
----                        ----------   ----------   --------   ----------   -------------   -------------
Wayne T. Smith............  1,000,000       26.0%      $13.00      6/8/10       $8,180,000     $20,720,000
W. Larry Cash.............    700,000       18.2        13.00      6/8/10        5,726,000      14,504,000
David L. Miller...........    300,000        7.8        13.00      6/8/10        2,454,000       6,216,000
Gary D. Newsome...........    300,000        7.8        13.00      6/8/10        2,454,000       6,216,000
Michael T. Portacci.......    300,000        7.8        13.00      6/8/10        2,454,000       6,216,000

  AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth the stock option values as of December 31, 2000 for these persons:

                                                  NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                        SHARES                   UNDERLYING UNEXERCISED         MONEY OPTIONS AT FISCAL
                       ACQUIRED                OPTIONS AT FISCAL YEAR-END            YEAR-END (A)
                          ON         VALUE     ---------------------------   -----------------------------
                       EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                       ---------   ---------   -----------   -------------   ------------   --------------
Wayne T. Smith.......       --      $    --          --         1,000,000      $     --      $22,000,000
W. Larry Cash........       --           --          --           700,000            --       15,400,000
David L. Miller......    1,598       33,874       1,765           305,044        49,438        6,741,282
Gary D. Newsome......    1,598       33,874       1,765           305,044        49,438        6,741,282
Michael T.
  Portacci...........       --           --       5,044           303,363       141,282        6,694,198

--------------------------

(a) Sets forth values for options that represent the positive spread between the respective exercise prices of outstanding stock options based on the closing price of our common stock on the NYSE on December 29, 2000, which was $35.00 per share.

EMPLOYMENT ARRANGEMENTS

    There are no written employment contracts with any of our executive officers. The stockholder's agreements, to which each of our executive officers is bound, contain forfeiture provisions in the event the person engages in prohibited conduct, including certain competitive activities. The stockholder's agreements, as well as the stock option agreements, provide for full and immediate vesting in the event of a change of control transaction (as defined under each agreement). Under our policy, our executive officers are entitled to severance compensation in the event they are terminated without cause; the compensation ranges from 12 to 24 months of base salary depending on benefit category, length of employment and reason for termination.

COMMUNITY HEALTH SYSTEMS STOCK OPTION PLAN

    The Community Health Systems Employee Stock Option Plan provides for the granting of options to purchase shares of common stock of our company to any employee of our company or our subsidiaries. These options are not intended to qualify as incentive stock options. The plan is currently administered by the Compensation Committee of our Board of Directors. As of June 30, 2001, options to purchase 381,504 shares of common stock were outstanding. No additional grants will be made under this plan. See "Principal Stockholders."

    STOCK OPTION AGREEMENTS. Options are granted pursuant to stock option agreements. To exercise an option, the optionee must pay for the shares in full and execute the stockholder's agreement described below. One-fifth of the options generally vest and become exercisable on each of the first, second, third, fourth and fifth anniversaries of the grant date. Unvested options expire on the date of the optionee's termination of employment and vested options expire after the termination of employment as described below.

    Each option expires, unless earlier terminated, on the earliest of:

    - the tenth anniversary of the date of grant; and

    - the exercise in full of the option.

    If an optionee's employment is terminated for any reason, the options will terminate to the extent they were not exercisable at the time of termination of employment. The optionee has a 60-day period from the date of our notification to exercise the vested portion of the option. These options are generally exercisable only by an optionee during the optionee's lifetime and are not transferable.

    The stock option agreements provide that we will notify the optionee prior to a total sale or a partial sale. A total sale includes:

    - the merger or consolidation of us into another corporation, other than a merger or consolidation in which we are the surviving corporation and which does not result in a capital reorganization, reclassification or other change in the then outstanding common stock;

    - the liquidation of us;

    - the sale to a third party of all or substantially all of our assets; or

    - the sale to a third party of common stock, other than through a public offering;

but only if the Forstmann Little partnerships cease to own any shares of the voting stock of our Company.

    A partial sale means a sale by the Forstmann Little partnerships of all or a portion of their shares of common stock to a third party, including through a public offering, other than a total sale. This offering constitutes neither a total sale nor a partial sale.

    The optionee may exercise his or her options only for purposes of participating in the partial sale, whether or not the options were otherwise exercisable, with respect to the excess, if any, of

    - the number of shares with respect to which the optionee would be entitled to participate in the partial sale under the stockholder's agreement which permits proportional participation with the Forstmann Little partnerships in a public offering or sale to a third party, as described below, over

    - the number of shares previously issued upon exercise of such options and not previously disposed of in a partial sale.

    Upon receipt of a notice of a total sale, the optionee may exercise all or part of his or her options, whether or not such options were otherwise exercisable, within five days of receiving such notice, or a shorter time as determined by the committee.

    In connection with a total sale involving the merger, consolidation or liquidation of us or the sale of common stock by the Forstmann Little partnerships, we may redeem the unexercised portion of the options, for a price equal to the price received per share of common stock in the total sale, less the exercise price of the options, in lieu of permitting the optionee to exercise the options. Any unexercised portion of an option will terminate upon the completion of a total sale, unless we provide for its continuation.

    In the event a total sale or partial sale is not completed, any option that the optionee had exercised in connection with the total sale or partial sale will be deemed not to have been exercised and will be exercisable after the total sale or partial sale only to the extent it would have been exercisable if notice of the total sale or partial sale had not been given to the optionee. The optionee has no independent right to require us to register the shares of common stock underlying the options under the Securities Act of 1933.

    The stock option agreements permit us to terminate all of an optionee's options if the optionee engages in prohibited or competitive activities, including:

    - disclosing confidential information about us;

    - soliciting any of our employees within eighteen months of being terminated;

    - publishing any statement critical of us;

    - engaging in any competitive activities; or

    - being convicted of a crime against us.

    The number and class of shares underlying, and the terms of, outstanding options may be adjusted in certain events, such as a merger, consolidation, stock split or stock dividend.

    STOCKHOLDER'S AGREEMENT. Upon exercise of an option under the plan, an optionee is required to enter into a stockholder's agreement with us in the form then in effect. The stockholder's agreement governs the optionee's rights and obligations as a stockholder. The stockholder's agreement provides that, generally, the shares issued upon exercise of the options may not be sold, assigned or otherwise transferred. The description below summarizes the terms of the form of the stockholder's agreement currently in effect.

    If one or more partial sales result in the Forstmann Little partnerships owning, in the aggregate, less than 25% of our then outstanding voting stock, the stockholder is entitled to sell, transfer or hold his or her shares of common stock free of the restrictions and rights contained in the stockholder's agreement.

    The stockholder's agreement provides that the stockholder may participate proportionately in any sale by the Forstmann Little partnerships of all or a portion of their shares of common stock to any person who is not a partner or affiliate of the Forstmann Little partnerships. In addition, the stockholder shall be entitled to (and may be required to) participate proportionately in a public offering of shares of common stock by the Forstmann Little partnerships, by selling the same percentage of the stockholder's shares that the Forstmann Little partnerships are selling of their shares. The sale of shares of common stock in such a transaction must be for the same price and otherwise on the same terms and conditions as the sale by the Forstmann Little partnerships. If the Forstmann Little partnerships sell or exchange all or a portion of their common stock in a bona fide arm's-length transaction, the Forstmann Little partnerships may require the stockholder to sell a proportionate amount of his or her shares for the same price and on the same terms and conditions as the sale of common stock by the Forstmann Little partnerships and, if stockholder approval of the transaction is required, to vote his or her shares in favor of the sale or exchange.

    The stockholder's agreement permits us to repurchase all the shares of common stock then held by a stockholder if the stockholder engages in any prohibited activity or competitive activity or is convicted of a crime against us.

OUTSIDE DIRECTOR STOCK OPTIONS

    Five directors, Messrs. Dole, J. Anthony Forstmann, Frey and Miles, and
Ms. Burke, have options which were granted pursuant to individual stock option agreements. Each of the director optionees other than Mr. Miles has options to purchase 29,940 shares of common stock at $8.96 per share. Mr. Miles has options to purchase 41,916 shares of common stock at $8.96 per share. These options are not intended to qualify as incentive stock options and were not issued pursuant to the plan. See "Principal Stockholders."

    One-third of the options generally become exercisable on each of the first, second and third anniversaries of the date of the grant. Each option expires on the earliest of:

    - the tenth anniversary of the date of grant;

    - the date the director optionee ceases to serve as one of our directors;
      and

    - the exercise in full of the option.

    The director optionees may not sell or otherwise transfer their options.

    The director option agreements provide that we will notify the director optionees prior to a total sale or a partial sale. Upon receipt of a notice of a partial sale, a director optionee may exercise his or her options only for purposes of participating in the partial sale, whether or not the options were otherwise exercisable, with respect to the excess, if any, of:

    - the number of shares with respect to which the director optionee would be entitled to participate in the partial sale under the director stockholder's agreements described below, over

    - the number of shares previously issued upon exercise of the options and not previously disposed of in a partial sale.

    Upon receipt of a notice of a total sale, a director optionee may exercise all or part of his options, whether or not the options were otherwise exercisable.

    In connection with a total sale, we may redeem the unexercised portion of the director optionee's options. Any unexercised portion of a director optionee's options will terminate upon the completion of a total sale, unless we provide for continuation of the options.

    In the event a total sale or partial sale is not completed, any option which a director optionee had exercised in connection with the sale will be exercisable after the sale only to the extent it would have been exercisable if notice of the sale had not been given to the director optionee. This offering constitutes neither a total sale nor a partial sale.

    The director option agreements provide that, if the Forstmann Little partnerships sell shares of common stock in a bona fide arm's-length transaction, at our election, a director optionee may be required to:

    - proportionately exercise the director optionee's options and to sell all of the shares of common stock purchased under the exercise in the same transaction and on the same terms as the shares sold by the Forstmann Little partnerships, or if unwilling to do so; or

    - forfeit the portion of the option required to be exercised.

    The director optionees have no independent right to require us to register the shares of common stock underlying the options under the Securities Act of 1933.

    The number and class of shares underlying and the terms of outstanding options may be adjusted in certain events, such as a merger, consolidation, stock split or stock dividend.

    DIRECTOR STOCKHOLDER'S AGREEMENTS. Upon exercise of a director option, a director optionee is required to enter into a director stockholder's agreement with us in the form then in effect. The form of director stockholder's agreement currently in effect is substantially the same as the form of employee stockholder's agreement currently in effect.

STOCKHOLDER'S AGREEMENTS

    Prior to our initial public offering in June, 2000, members of our management and other employees purchased shares of our common stock pursuant to the terms of stockholder agreements. Currently, 23 members of our management and other employees or former employees own an aggregate of 1,569,558 shares of our common stock, excluding shares issuable upon exercise of options, that were purchased pursuant to the terms of these stockholder agreements. See "Principal Stockholders." The stockholder agreements contain transfer provisions substantially similar to those in the form of stockholder's agreements that the employee and director optionees must execute upon exercise of options granted under the Community Health Systems Stock Option Plan and the Outside Directors Stock Options Plans.

    Upon termination of employment, we have the right, at our option, to purchase all of the unvested shares of common stock held by the stockholder. The stock vests at a rate of 20% per year, beginning after one year. The stockholders have no independent right to require us to register their shares under the Securities Act of 1933.

THE COMMUNITY HEALTH SYSTEMS 2000 STOCK OPTION AND AWARD PLAN

    Our Board of Directors adopted the 2000 Stock Option and Award Plan in April, 2000, and the stockholders approved it in April, 2000. The stock plan provides for the grant of incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code and stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards, and share awards. Persons are eligible to receive grants under the stock plan include our directors, officers, employees, and consultants. The stock plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Securities Exchange Act of 1934.

    The stock plan is administered by a committee that consists of at least two nonemployee outside board members. The Compensation Committee of the board currently serves as the committee. Generally, the committee has the right to grant options and other awards to eligible individuals and to determine the terms and conditions of options and awards, including the vesting schedule and exercise price of options and awards. The stock plan authorizes the issuance of 4,562,791 shares of common stock. As of June 30, 2001 options to purchase 3,790,716 shares were outstanding.

    The stock plan provides that the term of any option may not exceed ten years, except in the case of the death of an optionee in which event the option may be exercised for up to one year following the date of death even if it extends beyond ten years from the date of grant. If a participant's employment, or service as a director, is terminated following a change in control, any options or stock appreciation rights become immediately and fully vested at that time and will remain outstanding until the earlier of the six-month anniversary of termination and the expiration of the option term.

THE COMMUNITY HEALTH SYSTEMS 2000 EMPLOYEE STOCK PURCHASE PLAN

    We adopted the 2000 Employee Stock Purchase Plan in April, 2000. The plan allows our employees to purchase additional shares of our common stock on the New York Stock Exchange at the then current market price. Employees who elect to participate in the program will pay for these purchases with funds that we will withhold from their paychecks.

RELATIONSHIPS AND TRANSACTIONS BETWEEN COMMUNITY HEALTH SYSTEMS AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

    In July 1996, we were formed by two Forstmann Little partnerships and members of our management to acquire CHS/Community Health Systems, Inc., which was then a publicly owned company named Community Health Systems, Inc. We financed the acquisition by issuing our common stock to the Forstmann Little partnerships and members of management, by incurring indebtedness under credit facilities, and by issuing an aggregate of $500 million of subordinated debentures to one of the Forstmann Little partnerships, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., or MBO-VI. MBO-VI immediately distributed the subordinated debentures to its limited partners. The subordinated debentures are our general senior subordinated obligations, are not subject to mandatory redemption and mature in three equal annual installments beginning June 30, 2007, with the final payment due on June 30, 2009. The debentures bear interest at a fixed rate of 7.50% which is payable semi-annually in January and July. The balance of debentures outstanding at December 31, 1999 was $500 million. Total interest expense for the debentures was $37.5 million for each of the years ended December 31, 1998, 1999 and 2000. We anticipate that some or all of the debentures will be redeemed with the proceeds of this offering and the concurrent notes offering.

    We have engaged Greenwood Marketing and Management Services to provide oversight for our Senior Circle Association, which is a community affinity organization with local chapters sponsored by each of our hospitals. Greenwood Marketing and Management is a company owned and operated by Anita Greenwood Cash, the spouse of W. Larry Cash. In 2000, we paid Greenwood Marketing and Management Services $239,401 for marketing services, postage, magazines, handbooks, sales brochures, training manuals, and membership services.

    We employ Brad Cash, son of Larry Cash. In 2000, Brad Cash received compensation of $65,945 while serving as a financial analyst and assistant chief financial officer of one of our hospitals.


    We have used the services of Emprint Document Solutions, a company owned and operated by the sister and brother-in-law of Theodore J. Forstmann and J. Anthony Forstmann. In 2000, we paid Emprint Document Solutions approximately $2 million for printing services.

    The following executive officers of our company were indebted to us in amounts greater than $60,000 since January 1, 2000 under full recourse promissory notes. These notes were delivered in partial payment for the purchase of our common stock. The promissory notes are secured by the shares to which they relate. The highest amounts outstanding under these notes since January 1, 2000 and the amounts outstanding at August 31, 2001 were as follows:

                                                     SINCE JANUARY 1,   AT AUGUST 31,
                                                           2000             2001        INTEREST RATE
                                                     ----------------   -------------   -------------
W. Larry Cash......................................      $697,771          $60,192           6.84%
David L. Miller....................................       344,620           42,187           6.84%
Gary D. Newsome....................................       221,707           22,984           6.84%
Michael T. Portacci................................        82,065               --           6.84%
John A. Fromhold...................................       224,250           27,284           6.84%
Rachel A. Seifert..................................        72,157           58,520           6.84%

    In connection with the relocation of our corporate office from Houston to Nashville in May 1996, we lent $100,000 to Mr. T. Mark Buford, our Vice President and Corporate Controller. This loan was paid in full on December 13, 2000.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock immediately prior to the consummation of this offering and as adjusted to reflect the sale of the shares of common stock pursuant to this offering. The table includes:

    - each person who is known by us to be the beneficial owner of more than 5% of the outstanding common stock;

    - each of our directors;

    - each executive officer named in the "Summary Compensation Table"; and

    - all directors and executive officers as a group.

    Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.


                                                 SHARES BENEFICIALLY
                                                    OWNED BEFORE
                                                  THIS OFFERING (A)          PERCENT BENEFICIALLY OWNED (A)
                                                 -------------------   ------------------------------------------
NAME                                                   NUMBER          BEFORE THIS OFFERING   AFTER THIS OFFERING
----                                             -------------------   --------------------   -------------------
5% STOCKHOLDERS:
Forstmann Little & Co. Equity Partnership-V,
  L.P. (b).....................................       26,911,990               31.2%                 27.4%
Forstmann Little & Co. Subordinated Debt and
  Equity Management Buyout Partnership-VI,
  L.P. (b).....................................       19,222,748               22.2%                 19.5%

DIRECTORS:
Sheila P. Burke................................           29,940  (c)       *                      *
W. Larry Cash..................................          385,327  (i)       *                      *
Robert J. Dole.................................           25,681  (d)       *                      *
J. Anthony Forstmann (b).......................          106,981  (e)       *                      *
Theodore J. Forstmann (b)......................       46,134,738               53.4%                 46.9%
Dale F. Frey (b)...............................           25,681  (f)       *                      *
Sandra J. Horbach (b)..........................       46,134,738               53.4%                 46.9%
Harvey Klein, M.D..............................               --            *                      *
Thomas H. Lister (b)...........................       26,911,990               31.2%                 27.4%
Michael A. Miles (b)...........................           99,908  (g)       *                      *
Wayne T. Smith.................................          831,554  (h)           1.0%               *

OTHER NAMED EXECUTIVE OFFICERS:
David L. Miller................................          179,443  (j)       *                      *
Gary D. Newsome................................          107,033  (k)       *                      *
Michael T. Portacci............................          158,916  (l)       *                      *
All directors and executive officers as a group
  (18 persons).................................       48,160,132  (m)          55.6%                 48.8%


--------------------------

*   Less than 1%.

(a) For purposes of this table, information as to the shares of common stock assumes in the column "After this Offering" that the underwriters' over-allotment option is not exercised. In addition, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(b) The general partner of Forstmann Little & Co. Equity Partnership-V, L.P., a Delaware limited partnership, or Equity-V, is FLC XXX Partnership, L.P. a New York limited partnership of which Theodore J. Forstmann,

    Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Erskine B. Bowles (through Tywana LLC, a North Carolina limited liability company having its principal business office at 2012 North Tryon Street, Suite 2450, Charlotte, N.C. 28202) and Jamie C. Nicholls are general partners. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VI, L.P., a Delaware limited partnership, or MBO-VI, is FLC XXIX Partnership, L.P., a New York limited partnership of which Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Erskine
    B. Bowles (through Tywana LLC) and Jamie C. Nicholls are general partners. Accordingly, each of the individuals named above, other than Mr. Lister, with respect to MBO-VI, and Mr. Bowles and Ms. Nicholls, with respect to Equity-V and MBO-VI, for the reasons described below, may be deemed the beneficial owners of shares owned by MBO-VI and Equity-V and, for purposes of this table, beneficial ownership is included. Mr. Lister, with respect to MBO-VI, and Mr. Bowles, Ms. Nicholls and Mr. Lewis, with respect to Equity-V and MBO-VI, do not have any voting or investment power with respect to, or any economic interest in, the shares of common stock of the company held by MBO-VI or Equity-V; and, accordingly, Mr. Lister, Mr. Bowles and
    Ms. Nicholls are not deemed to be the beneficial owners of these shares. Theodore J. Forstmann and J. Anthony Forstmann are brothers. Messrs. Frey and Miles are members of the Forstmann Little Advisory Board and, as such, have economic interests in the Forstmann Little partnerships. FLC XXX Partnership is a limited partner of Equity-V. Each of Messrs. J. Anthony Forstmann and Michael A. Miles is a special limited partner in one of the Forstmann Little partnerships. None of the other limited partners in each of MBO-VI and Equity-V is otherwise affiliated with Community Health Systems. The address of Equity-V and MBO-VI is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

(c) Includes 29,940 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(d) Includes 25,681 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(e) Includes 29,940 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus. The remaining shares are held through a limited partnership interest in the Forstmann Little partnerships.

(f) Includes 25,681 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(g) Includes 41,916 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus. The remaining shares are held through a limited partnership interest in the Forstmann Little partnerships.

(h) Includes 333,333 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(i) Includes 233,333 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(j) Includes 103,346 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(k) Includes 63,346 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(l) Includes 86,725 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.


(m) Includes 1,055,460 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

                          DESCRIPTION OF INDEBTEDNESS

THE CREDIT AGREEMENT


    We and our wholly owned subsidiary, CHS/Community Health Systems, Inc., are parties to a credit facility with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., as a lender and administrative agent, under which our subsidiary has, and may in the future, borrow. We have guaranteed the performance of our subsidiary under this credit facility. The credit facility consists of the following:


                                                       BALANCE OUTSTANDING
                                                      (AS OF JUNE 30, 2001)
                                                      ---------------------
Revolving credit facility...........................      $         --
Acquisition loan facility...........................      $119,000,000
Tranche A term loan.................................      $ 12,100,000
Tranche B term loan.................................      $120,000,000
Tranche C term loan.................................      $120,000,000
Tranche D term loan.................................      $311,575,349

    The loans bear interest, at our option, at either of the following rates:

    (a) the highest of:

       - the rate from time to time publicly announced by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., in New York as its prime rate;

       - the secondary market rate for three-month certificates of deposit from time to time plus 1%; and

       - the federal funds rate from time to time, plus 1/2 of 1%;

        in each case plus an applicable margin which is:

       - based on a pricing grid depending on our leverage ratio at that time and the maturity date of the loan, for the revolving credit loans, acquisition loans and the tranche A term loan;

       - 2.00% for the tranche B term loan;

       - 2.50% for the tranche C term loan;

       - 2.75% for the tranche D term loan; or

    (b) a Eurodollar rate plus an applicable margin which is:

       - based on a pricing grid depending on our leverage ratio at that time and the maturity date of the loan, for revolving credit loans, acquisition loans and the tranche A term loan;

       - 3.00% for the tranche B term loan;

       - 3.50% for the tranche C term loan; or

       - 3.75% for the tranche D term loan.

    The term loans are repayable in quarterly installments pursuant to a predetermined payment schedule through December 31, 2005.

    We also pay a commitment fee for the daily average unused commitment under the revolving credit commitment and available acquisition loan commitment. The commitment fee is based on a pricing grid depending on our leverage ratio and the termination date of the revolving credit commitment or the acquisition loan commitment. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments and on the acquisition loan termination date with respect to available acquisition loan commitments. In addition, we will pay fees for each letter of credit issued under the credit facility.

    Approximately 20% of the outstanding debt under our revolving credit facility terminates on December 31, 2002 while the remaining part of the outstanding debt under our revolving credit facility terminates on January 2, 2004. The total borrowings we may have outstanding at any time under our revolving credit facility is $200.0 million prior to December 31, 2002 and, thereafter, $156.0 million.

    The acquisition loan facility is a reducing revolving credit facility that will be permanently reduced on predetermined anniversaries in accordance with a schedule. Once reduced, outstanding acquisition loans must be repaid to the extent they exceed the reduced level. Approximately 20% of the outstanding debt under our acquisition loan facility terminates on December 31, 2002 while the remaining part of the outstanding debt under our acquisition loan facility terminates on January 2, 2004. The total borrowings we may have outstanding at any time under our acquisition loan facility is $251.9 million prior to July 22, 2002, reducing to $234.4 million thereafter, through December 31, 2002 and, thereafter, $206.4 million.

    The loans must be prepaid with the net proceeds in excess of $20 million in the aggregate of specified asset sales and issuances of additional indebtedness not constituting permitted indebtedness in the credit facility. These net proceeds from these specified asset sales and non-permitted indebtedness must be applied first to prepay ratably the outstanding balances of the term loans and the acquisition loans and then to repay outstanding balances of the revolving credit loans. The commitments under the acquisition loans and revolving credit loans would be permanently reduced by the amount of the repayment of these facilities. We are seeking a waiver to allow the notes to constitute permitted indebtedness.


    The credit facility contains covenants and provisions that restrict, among other things, our ability to change the business we are conducting, declare dividends, grant liens, incur additional indebtedness, exceed a specified leverage ratio, fall below a minimum interest coverage ratio and make capital expenditures. Our wholly owned subsidiary, CHS/Community Health Systems, Inc., is prohibited from paying dividends or making other distributions to us except to the extent necessary to pay taxes, fees, and expenses to maintain our corporate existence and to conduct our activities as permitted by our guarantee of the obligations under the credit facility.



    The credit agreement contains customary events of default. In addition, our indebtedness under this credit agreement becomes due and payable at the option of the lenders if we experience a fundamental corporate change, a change of control occurs under the indenture governing the notes, the Forstmann Little partnerships cease to own at least 25% of our outstanding common stock, any person or group owns a greater percentage of our outstanding common stock than the Forstmann Little partnerships, or any person or group, other than the Forstmann Little partnerships, at any time has the right to designate a majority of our board of directors.


    We will use the net proceeds from this offering and the concurrent notes offering not used to repay our subordinated debt to repay a portion of our outstanding debt under the acquisition loan facility. See "Use of Proceeds."

SUBORDINATED DEBT

    We issued an aggregate of $500 million of subordinated debentures to MBO-VI in connection with the July 1996 acquisition of our subsidiary. MBO-VI immediately distributed the subordinated debentures to its limited partners. The subordinated debentures are divided into three equal series, due on June 30, 2007, June 30, 2008 and June 30, 2009. The subordinated debentures provide for interest at a rate of 7 1/2%, payable semi-annually. The subordinated debentures may be prepaid by us at any time without premium, penalty or charge and are subordinate to our credit agreement and other senior obligations. We have a right of first refusal on the transfer of the debentures.

    We will use a portion of the net proceeds from this offering and all of the net proceeds from the concurrent notes offering to repay all of our subordinated debt or, if the concurrent notes offering is not completed, all of the net proceeds from this offering to repay some of our subordinated debt. See "Use of Proceeds."

CONVERTIBLE SUBORDINATED NOTES

    Concurrently with this offering we are offering $250 million aggregate
principal amount of    % convertible subordinated notes due              , 2008.

    The notes will be unsecured obligations of ours and will rank junior to all of our existing and future senior indebtedness and will be effectively subordinated to all existing and future liabilities of our subsidiaries, including trade payables.


    The notes will be convertible into       shares of our common stock per
$1,000 principal amount of notes, subject to adjustment. This is equivalent to
an initial conversion price of approximately $    per share, which represents a
   % premium to the closing price of $      of our common stock on the New York
Stock Exchange on October   , 2001.



    Prior to             , 2005, if the price of our common stock closes above
150% of the conversion price for at least 20 trading days in the consecutive 30-day trading period specified in the prospectus relating to the concurrent notes offering, we have the option to redeem some or all of the notes at the prices set forth in the prospectus relating to the concurrent notes offering. A portion of the amount paid may be made, at our option, in our common stock. On
or after              , 2005, we have the option to redeem some or all of the
notes, at the redemption prices set forth in the prospectus relating to the concurrent notes offering. The notes are not entitled to any sinking fund. If we experience a change of control, a holder of notes will have the right, subject to some conditions and restrictions, to require us to repurchase, with cash or common stock, some or all of the notes at 100% of the principal amount, plus any accrued and unpaid interest to the repurchase date.

                          DESCRIPTION OF CAPITAL STOCK

OVERVIEW

    Our authorized capital stock consists of 300,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share.


    Before the closing of this offering, based on share information as of September 6, 2001, there were 86,464,298 shares of common stock outstanding and no shares of preferred stock outstanding. After the closing of this offering, there will be 98,464,298 shares of common stock outstanding. After giving effect to the concurrent notes offering, there will be an additional shares of common stock issuable upon conversion of the notes.



    After the closing of this offering and the concurrent notes offering, the Forstmann Little partnerships and our management will beneficially own
approximately 48.8% of the outstanding common stock,    % on a diluted basis.
Accordingly, they will collectively have significant influence in:


    - electing our entire board of directors;

    - determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets;

    - preventing or causing a change in control; and

    - approving substantially all amendments to our certificate of incorporation and by-laws.

    The Forstmann Little partnerships have a contractual right to elect two directors until such time as they no longer own any of our shares of common stock.

    The following summary contains material information relating to provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of all of our liabilities and the payment of any required amounts to the holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares sold in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that may designate and issue in the future.

PREFERRED STOCK

    Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 100,000,000 shares of preferred stock, and to issue

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
such shares of preferred stock. Each class or series of preferred stock will cover such number of shares and will have such preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights, and redemption rights.

    The purpose of authorizing the board of directors to establish preferred stock is to eliminate delays associated with a stockholders vote on the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of our company at a price which many stockholders find attractive. These provisions could also make it more difficult for our stockholders to effect certain corporate actions, including the election of directors. We have no present plans to issue any shares of preferred stock.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases, or redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation and by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which such persons may be entitled.

    In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

    We have entered into indemnification agreements with our directors and executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and obtain directors' and officers' liability insurance.

    At present there is no pending litigation or proceeding involving any director or officer, as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND PROVISIONS OF DELAWARE LAW

    A number of provisions in our certificate of incorporation, by-laws and Delaware law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

    - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

    - discourage certain types of transactions which may involve an actual or threatened change in control of our company;

    - discourage certain tactics that may be used in proxy fights; and

    - encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

    STAGGERED BOARD. Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our certificate of incorporation and by-laws also provide that the board of directors is divided into three classes. The members of each class of directors serve for staggered three-year terms. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

    ADVANCE NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. Our by-laws provide that stockholders may take action by written consent.

    PREFERRED STOCK. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may among other things, discourage, delay, defer, or prevent a change in control of the company.

    AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK. The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    WE HAVE OPTED OUT OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION
LAW. Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we have opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

                        SHARES ELIGIBLE FOR FUTURE SALE

RULE 144 SECURITIES


    Upon the consummation of this offering, we will have 98,464,298 shares of common stock outstanding. Of these shares, 50,760,002 shares, including the 12,000,000 shares of common stock sold in this offering, will be freely tradeable without registration under the Securities Act of 1933 and without restriction by persons other than our "affiliates." The 47,704,296 shares of common stock held by the Forstmann Little partnerships and our directors and executive officers as well as by our other shareholders who acquired their shares prior to our initial public offering are "restricted" securities under the meaning of Rule 144 under the Securities Act of 1933. Their shares may not be sold in the absence of registration under the Securities Act of 1933, unless an exemption from registration is available, including exemptions pursuant to Rule 144 or Rule 144A under the Securities Act of 1933.


    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately 980,000 shares immediately after this offering, or

    - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

    We, our executive officers and directors and the Forstmann Little partnerships have agreed, with exceptions, not to dispose of or hedge any of our common stock or securities convertible into

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
or exchangeable for shares of our common stock for 90 days after the date of this prospectus without first obtaining the written consent of Goldman, Sachs & Co. See "Underwriting."

REGISTRATION RIGHTS

    We have entered into a registration rights agreement with the Forstmann Little partnerships, pursuant to which we have granted to the Forstmann Little partnerships six demand rights to cause us to file a registration statement under the Securities Act of 1933 covering resales of all shares of common stock held by the Forstmann Little partnerships, and to cause the registration statement to become effective. The registration rights agreement also grants "piggyback" registration rights permitting the Forstmann Little partnerships to include its registrable securities in a registration of securities by us. Under the agreement, we will pay the expenses of such registrations.

    In addition, pursuant to the stockholder's and subscription agreements, we have granted "piggyback" registration rights to all of our employees and directors who have purchased shares of common stock and/or that have been awarded options to purchase shares of common stock. These registration rights are exercisable only upon registration by us of shares of common stock held by the Forstmann Little partnerships. The holders of common stock entitled to these registration rights are entitled to notice of any proposal to register shares held by the Forstmann Little partnerships and to include their shares in such registration. We will pay the expenses of these piggyback registrations.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

    The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of our common stock.

    This summary deals only with common stock held as a capital asset (generally, investment property) and does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In particular this discussion does not consider:

    - U.S. state and local or non-U.S. tax consequences;

    - the tax consequences for the stockholders, partners or beneficiaries of a holder;

    - special tax rules that may apply to particular holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

    - special tax rules that may apply to a holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

    This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of our common stock as set forth in this summary. Before you purchase our common stock, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax

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
consequences of acquiring, owning and disposing of our common stock that may be applicable to you.

UNITED STATES HOLDERS

    The following summary applies to you only if you are a United States holder (as defined below).

  DEFINITION OF A UNITED STATES HOLDER

    A "United States holder" is a beneficial owner of our common stock, who or which is for United States federal income tax purposes:

    - an individual citizen or resident of the United States;

    - a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

    - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

    - a trust, if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions.

  DISTRIBUTIONS ON COMMON STOCK

    The amount of any distributions by us in respect of the common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to a tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of your tax basis in the common stock and thereafter as a gain from the sale or exchange of the stock.

  SALE OR OTHER DISPOSITION OF COMMON STOCK

    Your tax basis in your common stock generally will be its cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your common stock equal to the difference, if any, between:

    - the amount realized on the sale or other disposition; and

    - your tax basis in the common stock.

    Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition your holding period for the common stock exceeds one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

  BACKUP WITHHOLDING

    In general, "backup withholding," at the applicable rate, for payments made may apply:

    - to any payments of dividends on common stock; and

    - to any payments of the proceeds of a sale or other disposition of common stock,

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
if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

    The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

NON-U.S. HOLDERS

    The following summary applies to you if you are a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of our common stock, and are not a United States holder (as defined above). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

    - on at least 31 days in the calendar year, and

    - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

    Resident aliens are subject to United States federal income tax as if they were United States citizens.

  DIVIDENDS ON COMMON STOCK

    In the event that we pay dividends on our common stock, we will have to withhold a United States federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold United States federal withholding tax if you comply with applicable certification and disclosure requirements. In addition, United States trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

    If you claim the benefit of an applicable income tax treaty rate, you generally will be required to satisfy applicable certification and other requirements. However,

    - if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

    - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

    - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

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
  SALE OR OTHER DISPOSITION OF COMMON STOCK

    You generally will not be taxed on gain recognized upon the sale or other disposition of common stock unless:

    - the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment in the United States;

    - you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition and specific other conditions are met; or

    - we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

    Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

  UNITED STATES FEDERAL ESTATE TAX

    If you are an individual who is a non-U.S. holder (as specially defined for United States federal estate tax purposes) at the time of your death, common stock owned or treated as owned by you will generally be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, you may be subject to United States federal estate tax.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current Treasury regulations, backup withholding may apply to payments made by us or our paying agent (in its capacity as such) to you in respect of our common stock, unless you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption. We or our paying agent may, however, report payments of dividends on our common stock.

    The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S., then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell your common stock through a non-U.S. office of a broker that:

    - is a U.S. person;

    - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.;

    - is a "controlled foreign corporation" for U.S. tax purposes; or

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
    - is a foreign partnership, if at any time during its tax year:

     o one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

     o the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

    You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    Community Health Systems and the underwriters for this offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Banc of America Securities LLC, J.P. Morgan
Securities Inc. and UBS Warburg LLC are the representatives of the underwriters.


                        Underwriters                          Number of Shares
                        ------------                          -----------------
Goldman, Sachs & Co.........................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Credit Suisse First Boston Corporation......................
Banc of America Securities LLC..............................
J.P. Morgan Securities Inc. ................................
UBS Warburg LLC.............................................
                                                                 ----------
    Total...................................................     12,000,000
                                                                 ==========



    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,800,000 shares from Community Health Systems to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Community Health Systems. Such amounts are shown assuming both no exercise and full exercise of the
underwriters' option to purchase       additional shares.

                        Paid by Community Health Systems

                                                           No Exercise   Full Exercise
                                                           -----------   -------------
Per Share................................................       $          $
Total....................................................       $          $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Community Health Systems, its executive officers and directors, and the Forstmann Little partnerships have agreed with the underwriters, with exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

    The common stock of Community Health Systems is traded on the New York Stock Exchange under the symbol "CYH".

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Community Health Systems' stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    More than ten percent of the proceeds of the offering will be applied to pay down debt obligations owed to affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce,
Fenner & Smith Incorporated. Because more than ten percent of the net proceeds of the offering will be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Community Health Systems. They have received customary fees and commissions for these transactions. In particular, an affiliate of J.P. Morgan Securities Inc. acts as an administrative agent for Community Health Systems' credit facility and affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under Community Health Systems' credit facility.

    A prospectus in electronic format may be made available on the website maintained by Goldman, Sachs & Co. and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Goldman, Sachs & Co. to underwriters that may make Internet distributions on the same basis as other allocations.


    Community Health Systems estimates that its share of the total expenses of this offering and the concurrent convertible notes offering, excluding underwriting discounts and commissions, will be approximately $1.9 million.


    Community Health Systems has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered in this offering will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain legal matters related to this offering will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York. Fried, Frank, Harris, Shriver & Jacobson has in the past provided, and may continue to provide, legal services to Forstmann Little and its affiliates.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Commission a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933 and the rules and regulations under the Securities Act of 1933, for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information relating to this offering included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made. The registration statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the registration statement is publicly available through the Commission's site on the Internet's World Wide Web, located at: http://www.sec.gov. Our public filings are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


    We are subject to the informational requirements of the Securities Exchange Act of 1934. To comply with these requirements, we will file periodic reports, proxy statements and other information with the Commission. These reports and other information are available as provided above.

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different information you should not rely on it. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................     F-2

Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................     F-3

Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000..........................     F-4

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1998, 1999 and 2000..............     F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................     F-6

Notes to Consolidated Financial Statements..................     F-7

Unaudited Interim Condensed Consolidated Balance Sheet as of
  June 30, 2001.............................................    F-24

Unaudited Interim Condensed Consolidated Statements of
  Operations for the six months ended June 30, 2000 and
  2001......................................................    F-25

Unaudited Interim Condensed Consolidated Statements of Cash
  Flows for the six months ended June 30, 2000 and 2001.....    F-26

Notes to Unaudited Interim Condensed Consolidated Financial
  Statements................................................    F-27

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Community Health Systems, Inc.
Brentwood, Tennessee

    We have audited the accompanying consolidated balance sheets of Community Health Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Community Health Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
February 20, 2001

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $    4,282   $   13,740
  Patient accounts receivable, net of allowance for doubtful accounts of $34,499 and $52,935 in 1999 and 2000,
    respectively............................................     226,350      309,826
  Supplies..................................................      32,134       39,679
  Prepaid expenses and taxes................................       9,846       19,989
  Deferred income taxes.....................................       5,862        2,233
  Other current assets......................................      22,022       23,110
                                                              ----------   ----------
    Total current assets....................................     300,496      408,577
                                                              ----------   ----------
Property and equipment:
  Land and improvements.....................................      41,327       46,268
  Buildings and improvements................................     470,856      536,428
  Equipment and fixtures....................................     219,659      267,505
                                                              ----------   ----------
                                                                 731,842      850,201
  Less accumulated depreciation and amortization............    (108,499)    (142,120)
                                                              ----------   ----------
    Property and equipment, net.............................     623,343      708,081
                                                              ----------   ----------
Goodwill, net of accumulated amortization of $97,766 and
  $123,459 in 1999 and 2000, respectively...................     877,890      985,568
                                                              ----------   ----------
Other assets, net of accumulated amortization of $34,265 and
  $37,142 in 1999 and 2000, respectively....................      93,355      111,611
                                                              ----------   ----------
    Total assets............................................  $1,895,084   $2,213,837
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $   27,029   $   17,433
  Accounts payable..........................................      57,392       83,191
  Compliance settlement payable.............................      30,900           --
  Accrued liabilities:
    Employee compensation...................................      49,346       56,840
    Interest................................................      19,451       27,389
    Other...................................................      51,159       56,020
                                                              ----------   ----------
      Total current liabilities.............................     235,277      240,873
                                                              ----------   ----------
Long-term debt..............................................   1,407,604    1,201,590
                                                              ----------   ----------
Other long-term liabilities.................................      22,495       15,200
                                                              ----------   ----------
Commitments and contingencies:
Stockholders' equity:
  Preferred stock, $.01 par value per share, 100,000,000
    shares authorized; none issued..........................          --           --
  Common stock, $.01 par value per share, 300,000,000 shares authorized; 87,105,562 shares issued and 86,137,582
    shares outstanding at December 31, 1999 and 55,620,807
    shares issued and 56,588,787 shares outstanding at
    December 31, 2000.......................................         566          871
  Additional paid-in capital................................     483,237      998,092
  Accumulated deficit.......................................    (245,352)    (235,783)
  Treasury stock, at cost, 967,980 shares at December 31,
    2000 and 1999...........................................      (6,587)      (6,587)
  Notes receivable for common stock.........................      (1,997)        (334)
  Unearned stock compensation...............................        (159)         (85)
                                                              ----------   ----------
    Total stockholders' equity..............................     229,708      756,174
                                                              ----------   ----------
      Total liabilities and stockholders' equity............  $1,895,084   $2,213,837
                                                              ==========   ==========

                See notes to consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1998          1999          2000
                                                      -----------   -----------   -----------
Net operating revenues..............................  $   854,580   $ 1,079,953   $ 1,337,501
Operating costs and expenses:
  Salaries and benefits.............................      328,264       419,320       517,392
  Provision for bad debts...........................       69,005        95,149       122,303
  Supplies..........................................      100,633       126,693       154,211
  Rent..............................................       22,344        25,522        31,385
  Other operating expenses..........................      167,944       209,084       259,474
  Depreciation and amortization.....................       49,861        56,943        71,931
  Amortization of goodwill..........................       26,639        24,708        25,693
  Impairment of long-lived assets...................      164,833            --            --
  Compliance settlement and Year 2000 remediation
    costs...........................................       20,209        17,279            --
                                                      -----------   -----------   -----------
Total operating costs and expenses..................      949,732       974,698     1,182,389
                                                      -----------   -----------   -----------
Income (loss) from operations.......................      (95,152)      105,255       155,112
Interest expense, net of interest income of $261,
  $288 and $600 in 1998, 1999 and 2000,
  respectively......................................      101,191       116,491       127,370
                                                      -----------   -----------   -----------
Income (loss) before cumulative effect of a change
  in accounting principle and income taxes..........     (196,343)      (11,236)       27,742
Provision for (benefit from) income taxes...........      (13,405)        5,553        18,173
                                                      -----------   -----------   -----------
Income (loss) before cumulative effect of a change
  in accounting principle...........................     (182,938)      (16,789)        9,569
Cumulative effect of a change in accounting
  principle, net of taxes of $189...................         (352)           --            --
                                                      -----------   -----------   -----------
Net income (loss)...................................  $  (183,290)  $   (16,789)  $     9,569
                                                      ===========   ===========   ===========
Basic and diluted earnings (loss) per common share:
Income (loss) before cumulative effect of a change
  in accounting principle...........................  $     (3.37)  $     (0.31)  $      0.14
Cumulative effect of a change in accounting
  principle.........................................        (0.01)           --            --
                                                      -----------   -----------   -----------
Net income (loss)...................................  $     (3.38)  $     (0.31)  $      0.14
                                                      ===========   ===========   ===========
Weighted average number of shares outstanding:
  Basic.............................................   54,249,895    54,545,030    67,610,399
                                                      ===========   ===========   ===========
  Diluted...........................................   54,249,895    54,545,030    69,187,191
                                                      ===========   ===========   ===========

                See notes to consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                           NOTES
                                COMMON STOCK        ADDITIONAL                     TREASURY STOCK        RECEIVABLE
                            ---------------------    PAID-IN      ACCUMULATED    -------------------     FOR COMMON
                              SHARES      AMOUNT     CAPITAL        DEFICIT       SHARES     AMOUNT        STOCK
                            ----------   --------   ----------   -------------   --------   --------   --------------
BALANCE, January 1, 1998..  56,376,695     $564      $480,435      $ (45,273)    (135,868)  $(1,041)      $(1,050)

Issuance of common stock..     212,092        2         1,653             --      150,067     1,120          (900)
Common stock purchased for
  treasury, at cost.......          --       --            --             --     (970,269)   (5,634)          204
Payments on notes
  receivable..............          --       --            --             --           --        --            36
Net loss..................          --       --            --       (183,290)          --        --            --
                            ----------     ----      --------      ---------     --------   -------       -------
BALANCE, December 31,
  1998....................  56,588,787      566       482,088       (228,563)    (956,070)   (5,555)       (1,710)

Issuance of common stock..          --       --           907             --      314,425     1,748          (440)
Common stock purchased for
  treasury, at cost.......          --       --            --             --     (326,335)   (2,780)           --
Payments on notes
  receivable..............          --       --            --             --           --        --           153
Unearned stock
  compensation............          --       --           242             --           --        --            --
Earned stock
  compensation............          --       --            --             --           --        --            --
Net loss..................          --       --            --        (16,789)          --        --            --
                            ----------     ----      --------      ---------     --------   -------       -------
BALANCE, December 31,
  1999....................  56,588,787      566       483,237       (245,352)    (967,980)   (6,587)       (1,997)

Issuance of common stock
  in connection with
  initial public offering,
  net of issuance costs...  20,425,717      204       245,498             --           --        --            --
Issuance of common stock
  in connection with
  secondary public
  offering, net of
  issuance costs..........  10,000,000      100       268,722             --           --        --            --
Issuance of common stock
  in connection with the
  exercise of options.....      91,058        1           635             --           --        --            --
Payments on notes
  receivable..............          --       --            --             --           --        --         1,663
Earned stock
  compensation............          --       --            --             --           --        --            --
Net income................          --       --            --          9,569           --        --            --
                            ----------     ----      --------      ---------     --------   -------       -------
BALANCE, December 31,
  2000....................  87,105,562     $871      $998,092      $(235,783)    (967,980)  $(6,587)      $  (334)
                            ==========     ====      ========      =========     ========   =======       =======


                               UNEARNED
                                STOCK
                             COMPENSATION      TOTAL
                            --------------   ---------
BALANCE, January 1, 1998..      $  --        $433,635
Issuance of common stock..         --           1,875
Common stock purchased for
  treasury, at cost.......         --          (5,430)
Payments on notes
  receivable..............         --              36
Net loss..................         --        (183,290)
                                -----        --------
BALANCE, December 31,
  1998....................         --         246,826
Issuance of common stock..         --           2,215
Common stock purchased for
  treasury, at cost.......         --          (2,780)
Payments on notes
  receivable..............         --             153
Unearned stock
  compensation............       (242)             --
Earned stock
  compensation............         83              83
Net loss..................         --         (16,789)
                                -----        --------
BALANCE, December 31,
  1999....................       (159)        229,708
Issuance of common stock
  in connection with
  initial public offering,
  net of issuance costs...         --         245,702
Issuance of common stock
  in connection with
  secondary public
  offering, net of
  issuance costs..........         --         268,822
Issuance of common stock
  in connection with the
  exercise of options.....         --             636
Payments on notes
  receivable..............         --           1,663
Earned stock
  compensation............         74              74
Net income................         --           9,569
                                -----        --------
BALANCE, December 31,
  2000....................      $ (85)       $756,174
                                =====        ========

                See notes to consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998        1999       2000
                                                              ---------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $(183,290)  $(16,789)  $  9,569
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................     76,500     81,651     97,624
    Deferred income taxes...................................    (14,797)    (3,799)    17,210
    Impairment charge.......................................    164,833         --         --
    Compliance settlement costs.............................     20,000     14,000         --
    Stock compensation expense..............................         --         83         74
    Other non-cash (income) expenses, net...................       (528)      (570)    (5,030)
    Changes in operating assets and liabilities, net of
      effects of acquisitions and divestitures:
      Patient accounts receivable...........................    (33,908)   (42,973)   (52,989)
      Supplies, prepaid expenses and other current assets...     (7,724)   (17,598)   (15,604)
      Accounts payable, accrued liabilities and income
        taxes...............................................      4,461    (28,071)    17,931
      Compliance settlement payable.........................         --         --    (30,900)
      Other.................................................     (9,828)     2,320    (14,900)
                                                              ---------   --------   --------
Net cash provided by (used in) operating activities.........     15,719    (11,746)    22,985
                                                              ---------   --------   --------
Cash flows from investing activities:
  Acquisitions of facilities, pursuant to purchase
    agreements..............................................   (172,597)   (59,699)  (148,216)
  Purchases of property and equipment.......................    (52,880)   (80,255)   (63,005)
  Proceeds from sale of equipment...........................      1,531        121        107
  Increase in other assets..................................    (12,607)   (15,708)   (33,327)
                                                              ---------   --------   --------
Net cash used in investing activities.......................   (236,553)  (155,541)  (244,441)
                                                              ---------   --------   --------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................      1,875      2,215    514,524
  Proceeds from exercise of stock options...................         --         --        636
  Common stock purchased for treasury.......................     (5,634)    (2,780)        --
  Borrowings under Credit Agreement.........................    242,491    436,300    241,310
  Repayments of long-term indebtedness......................    (18,842)  (270,885)  (525,556)
                                                              ---------   --------   --------
Net cash provided by financing activities...................    219,890    164,850    230,914
                                                              ---------   --------   --------
Net change in cash and cash equivalents.....................       (944)    (2,437)     9,458
Cash and cash equivalents at beginning of period............      7,663      6,719      4,282
                                                              ---------   --------   --------
Cash and cash equivalents at end of period..................  $   6,719   $  4,282   $ 13,740
                                                              =========   ========   ========

                See notes to consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS. Community Health Systems, Inc. (the "Company") owns, leases and operates acute care hospitals that are the principal providers of primary healthcare services in non-urban communities. As of December 31, 2000, the Company owned, leased or operated 52 hospitals, licensed for 4,688 beds in 20 states.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain of the subsidiaries have minority stockholders. The amount of minority interest in equity and minority interest in income or loss is not material and is included in other long-term liabilities and other operating expenses.

    CASH EQUIVALENTS. The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

    SUPPLIES. Supplies, principally medical supplies, are stated at the lower of cost (first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the land improvements (2 to 15 years; weighted average useful life is 11 years), buildings and improvements (5 to 40 years; weighted average useful life is 33 years) and equipment and fixtures (5 to 20 years; weighted average useful life is 7 years). Costs capitalized as construction in progress were $27.2 million and $30.3 million at December 31, 1999 and 2000, respectively, and are included in buildings and improvements. Expenditures for renovations and other significant improvements are capitalized; however, maintenance and repairs which do not improve or extend the useful lives of the respective assets are charged to operations as incurred. Interest capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Cost," was $.07 million, $1.4 million and $2.5 million for the years ended December 31, 1998, 1999, and 2000, respectively.

    The Company also leases certain facilities and equipment under capital leases (see Notes 2 and 7). Such assets are amortized on a straight-line basis over the lesser of the terms of the respective leases, or the remaining useful lives of the assets.

    GOODWILL. Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis ranging from 18 to 40 years. Annually, as required by Accounting Principles Board ("APB") Opinion No. 17, the Company reviews its total enterprise goodwill for possible impairment, by comparing total projected undiscounted cash flows to the total carrying amount of goodwill.

    OTHER ASSETS. Other assets consist primarily of the noncurrent portion of deferred income taxes and costs associated with the issuance of debt which are amortized over the life of the

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) related debt using the effective interest method. Amortization of deferred financing costs is included in interest expense.

    THIRD-PARTY REIMBURSEMENT. Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems, provisions of cost-reimbursement and other payment methods. Approximately 49% of net operating revenues for the year ended December 31, 1998, 48% for the year ended December 31, 1999, and 46% for the year ended December 31, 2000, are related to services rendered to patients covered by the Medicare and Medicaid programs. In addition, the Company is reimbursed by non-governmental payors using a variety of payment methodologies. Amounts received by the Company for treatment of patients covered by such programs are generally less than the standard billing rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Final settlements under certain of these programs are subject to adjustment based on administrative review and audit by third parties. Adjustments to the estimated billings are recorded in the periods that such adjustments become known. Adjustments to previous program reimbursement estimates are accounted for as contractual adjustments and reported in future periods as final settlements are determined. Adjustments related to final settlements or appeals increased revenue by an insignificant amount in each of the years ended December 31, 1998, 1999 and 2000. Net amounts due to third-party payors as of December 31, 1999 were $9.1 million and as of December 31, 2000 were $2.3 million and are included in accrued liabilities-other in the accompanying balance sheets. Substantially all Medicare and Medicaid cost reports are final settled through 1997.

    CONCENTRATIONS OF CREDIT RISK. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company's facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company's facilities and non-governmental third-party payors, Medicare and Medicaid represent the Company's only significant concentrations of credit risk.

    NET OPERATING REVENUES. Net operating revenues are recorded net of provisions for contractual adjustments of approximately $829 million, $1,157 million and $1,649 million in 1998, 1999 and 2000, respectively. Net operating revenues are recognized when services are provided. In the ordinary course of business the Company renders services to patients who are financially unable to pay for hospital care. The value of these services to patients who are unable to pay is not material to the Company's consolidated results of operations.

    PROFESSIONAL LIABILITY INSURANCE CLAIMS. The Company accrues, on a quarterly basis, for estimated losses resulting from professional liability claims to the extent they are not covered by insurance. The accrual, which includes an estimate for incurred but not reported claims, is based on historical loss patterns and annual actual projections. To the extent that subsequent claims information varies from management's estimates, the liability is adjusted currently.

    ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS. In accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," whenever events or changes in circumstances indicate that the carrying values of certain long-lived assets and related intangible assets may be impaired, the Company projects the undiscounted cash flows expected to be generated by these assets. If the projections indicate that the reported amounts are not expected to be recovered, such amounts are reduced to their estimated fair value

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based on a quoted market price, if available, or an estimate based on valuation techniques available in the circumstances.

    INCOME TAXES. The Company accounts for income taxes under the asset and liability method, in which deferred income tax assets and liabilities are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the statement of operations during the period in which the tax rate change becomes law.

    COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," defines comprehensive income as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) for 2000, 1999 and 1998 is equal to the net income (loss) reported.

    STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Compensation cost, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans; however, it allows an entity to continue to measure compensation for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25. The Company has elected to continue to measure compensation under the method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

    SEGMENT REPORTING. SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires that a public company report annual and interim financial and descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 allows aggregation of similar operating segments into a single operating segment if the businesses have similar economic characteristics and are considered similar under the criteria established by SFAS No. 131. The Company owns, leases and operates 52 acute care hospitals in 52 different non-urban communities. All of these hospitals have similar services, have similar types of patients, operate in a consistent manner and have similar economic and regulatory characteristics. Therefore, the Company has one reportable segment.

    RECENT ACCOUNTING PRONOUNCEMENT NOT YET ADOPTED. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS No. 133 effective January 1, 2001. Management does not expect the adoption of SFAS No. 133 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM LEASES AND PURCHASES OF HOSPITALS

    During 1998, the Company acquired, through two purchase transactions, effective in April and September, respectively, and two capital lease transactions, effective in November, most of the assets, including working capital, of four hospitals. The consideration for the four hospitals totaled $218.6 million. The consideration consisted of $169.8 million in cash, which was borrowed under the acquisition loan facilities, and assumed liabilities of $48.8 million. The entire lease obligation relating to each lease transaction was prepaid. The prepayment was included as part of the cash consideration. Licensed beds at these four hospitals totaled 360.

    Also, effective December 1, 1998, the Company entered into an operating agreement relating to, and purchased certain working capital accounts, primarily accounts receivable, supplies and accounts payable, of a 38 licensed bed hospital, for a cash payment of $2.8 million. Pursuant to this agreement, the hospital was acquired on October 1, 2000, with the remaining assets being purchased for $0.9 million and is included in the acquisitions described above.

    During 1999, the Company acquired, through three purchase transactions, effective in March, September, and November, respectively, and one capital lease transaction, effective in March, most of the assets, including working capital, of four hospitals. The consideration for the four hospitals totaled
$77.8 million. The consideration consisted of $59.7 million in cash, which was borrowed under the acquisition loan facilities, and assumed liabilities of $18.1 million. The entire lease obligation relating to the lease transaction was prepaid. The prepayment was included as part of the cash consideration. The Company also constructed and opened an additional hospital at a cost of $15.3 million, which replaced a hospital we managed. Licensed beds at the four hospitals acquired totaled 477.

    During 2000, the Company acquired five hospitals through purchase transactions, effective in March, April, July, October and December and acquired two hospitals through capital lease transactions, effective in April and June, respectively. The consideration for the seven hospitals totaled $246.9 million. The consideration consisted of $147.6 million in cash, which was borrowed under the acquisition loan facilities and assumed liabilities of $99.3 million. The entire lease obligation relating to each lease transaction was prepaid. The repayment was included as part of the cash consideration. Licensed beds at these seven hospitals totaled 607 beds.

    The foregoing acquisitions were accounted for using the purchase method of accounting. The allocation of the purchase price for acquisition transactions closed in 2000 has been determined by the Company based upon available information and is subject to obtaining final asset valuations prepared by independent appraisers, and settling amounts related to purchased working capital. Independent asset valuations are generally completed within 120 days of the date of acquisition; working capital settlements are generally made within 180 days of the date of acquisition. Adjustments to the purchase price allocation are not expected to be material.

    The table below summarizes the allocations of the purchase price (including assumed liabilities) for these acquisitions (in thousands):

                                                 1998        1999       2000
                                               ---------   --------   ---------
Current assets...............................  $ 40,680    $15,514    $ 39,844
Property and equipment.......................   116,443     53,746      84,512
Goodwill.....................................    61,441     24,840     122,585

    The operating results of the foregoing hospitals have been included in the consolidated statements of operations from their respective dates of acquisition. The following pro forma

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM LEASES AND PURCHASES OF HOSPITALS (CONTINUED) combined summary of operations of the Company gives effect to using historical information of the operations of the hospitals purchased in 2000 and 1999 as if the acquisitions had occurred as of January 1, 1999 (in thousands except per share data):

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                        1999         2000
                                                     ----------   ----------
Pro forma net operating revenues...................  $1,347,785   $1,456,867
Pro forma net income (loss)........................     (24,904)       6,008
Pro forma net income (loss) per share:
  Basic............................................  $    (0.46)  $     0.09
  Diluted..........................................  $    (0.46)  $     0.09

3. IMPAIRMENT OF LONG-LIVED ASSETS

    In December 1998, in connection with the Company's periodic review process, it was determined that primarily as a result of adverse changes in physician relationships, undiscounted cash flows from seven of the Company's hospitals were below the carrying value of long-lived assets associated with those hospitals. Therefore, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company adjusted the carrying value of the related long-lived assets to their estimated fair value. The estimated fair values of these hospitals were based on independently prepared specific market appraisals. The impairment charge of $164.8 million was comprised of reductions to goodwill of $134.3 million, tangible property of $27.1 million and identifiable intangibles of $3.4 million.

    Of the seven impaired hospitals, two are located in Georgia; two are located in Texas; one is located in Florida; one is located in Louisiana; and one is located in Kentucky. The events and circumstances leading to the impairment charge were unique to each of the hospitals.

    One of our Kentucky hospitals lost its only anesthesiologist due to unexpected death and a leading surgeon due to illness. We had not been able to successfully recruit a replacement surgeon. One of our Georgia hospitals lost a key surgeon due to unexpected death and a leading specialist due to relocation to another market. We had not been able to successfully recruit replacement physicians. One of our Louisiana hospitals relies heavily on foreign physicians and, following the departure of four foreign physicians from its market over a short period of time, had difficulties replacing these physicians because of regulatory changes in recruiting foreign physicians. The skilled nursing and home health reimbursement for one of our Texas hospitals was disproportionately and adversely affected by the Balanced Budget Act of 1997. In addition, the market in which this hospital operates relies on foreign physicians that have been difficult to recruit because of regulatory changes. Our other Georgia hospitals terminated an employed specialty surgeon who was responsible for over 5% of the hospital's revenue. We had not been able to replace the surgeon. In addition, this hospital's skilled nursing reimbursement was disproportionately and adversely affected by the Balanced Budget Act of 1997. Our other Texas hospital lost market share and was excluded from several key managed care contracts caused by the combination in 1998 of two larger competing hospitals. This is our only hospital which competes with more than one hospital in its primary service area. A Florida hospital we then owned terminated discussions in 1998 with an unrelated hospital, located in a contiguous county, to build a combined replacement facility. The short and long-term success of this hospital was in our view dependent upon the combination being effected.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. IMPAIRMENT OF LONG-LIVED ASSETS (CONTINUED)
    Generally, we have not experienced difficulty in recruiting physicians and specialists for our hospitals. However, for the four hospitals referred to above we have experienced difficulty in recruiting physicians and specialists where the number of physicians on staff is low. These four hospitals averaged 13 physicians per hospital as of December 31, 1998. The average number of physicians on the medical staff of our other hospitals was 39 physicians at that time. We continually monitor the relationships of our hospitals with their physicians and any physician recruiting requirements. We have frequent discussions with board members, chief executive officers and chief financial officers of our hospitals. We are not aware of any significant adverse relationships with physicians or any recurring physician recruitment needs that, if not resolved in a timely manner, would have a material adverse effect on our results of operations and financial position, either currently or in future periods.

4. INCOME TAXES

    The provision for (benefit from) income taxes consists of the following (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1998       1999       2000
                                                      --------   --------   --------
Current
  Federal...........................................  $     --    $   --    $   195
  State.............................................     1,204     2,815      1,328
                                                      --------    ------    -------
 ....................................................     1,204     2,815      1,523
                                                      --------    ------    -------
Deferred
  Federal...........................................   (11,036)    3,163     16,519
  State.............................................    (3,573)     (425)       131
                                                      --------    ------    -------
 ....................................................   (14,609)    2,738     16,650
                                                      --------    ------    -------
Total provision for (benefit from) income taxes.....  $(13,405)   $5,553    $18,173
                                                      ========    ======    =======

    The following table reconciles the differences between the statutory federal income tax rate and the effective tax rate (dollars in thousands):

                                                                     YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------
                                                   1998                        1999                        2000
                                          ----------------------      ----------------------      ----------------------
                                           AMOUNT          %           AMOUNT          %           AMOUNT          %
                                          --------      --------      --------      --------      --------      --------
Provision for (benefit from) income
  taxes at statutory federal rate...      $(68,843)       35.0%       $(3,933)        35.0%       $ 9,710         35.0%
State income taxes, net of federal
  income tax benefit................        (1,379)        0.7          2,389        (21.3)         1,459          5.3
Non-deductible goodwill
  amortization......................         7,859        (4.0)         6,751        (60.1)         6,675         24.0
Impairment charge--goodwill.........        41,652       (21.2)            --           --             --           --
Other...............................         7,306        (3.7)           346         (3.0)           329          1.2
                                          --------       -----        -------        -----        -------         ----
Provision for (benefit from) income
  taxes and effective tax rate......      $(13,405)        6.8%       $ 5,553        (49.4)%      $18,173         65.5%
                                          ========       =====        =======        =====        =======         ====

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. INCOME TAXES (CONTINUED)
    Deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities under the provisions of the enacted tax laws. Deferred income taxes as of December 31, consist of (in thousands):

                                                1999                     2000
                                       ----------------------   ----------------------
                                        ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                       --------   -----------   --------   -----------
Net operating loss and credit
  carryforwards......................  $76,798      $    --     $77,316      $    --
Property and equipment...............       --       40,020          --       54,420
Self-insurance liabilities...........    6,212           --       6,421           --
Intangibles..........................       --        9,385          --       14,204
Other liabilities....................       --        1,828          --          736
Long-term debt and interest..........       --        4,373          --        4,409
Accounts receivable..................    5,362           --      12,956           --
Accrued expenses.....................   15,975           --       4,140           --
Other................................    2,538        1,578       3,259          308
                                       -------      -------     -------      -------
                                       106,885       57,184     104,092       74,077
Valuation allowance..................  (18,474)          --     (15,999)          --
                                       -------      -------     -------      -------
Total deferred income taxes..........  $88,411      $57,184     $88,093      $74,077
                                       =======      =======     =======      =======

    Management believes that the net deferred tax assets will ultimately be realized, except as noted below. Management's conclusion is based on its estimate of future taxable income and the expected timing of temporary difference reversals. The Company has federal net operating loss carryforwards of $153.4 million which expire from 2001 to 2020 and state net operating loss carryforwards of $284.8 million which expire from 2001 to 2020.

    The valuation allowance, which was recognized at the date of the acquisition by affiliates of Forstmann Little & Co. ("FL & Co.") of the operating company of the Company in June 1996 (the "Acquisition") of $13.2 million, relates primarily to state net operating losses and other tax attributes. Any future decrease in this valuation allowance will be recorded as a reduction in goodwill recorded in connection with the Acquisition.

    The valuation allowance increased by $0.2 million and decreased by $2.5 million during the years ended December 31, 1999 and 2000, respectively. The decrease relates to a redetermination of the amount, and realizability of net operating losses in certain state income tax jurisdictions for which a valuation allowance was previously provided. The increase is primarily related to net operating losses in certain state income tax jurisdictions not expected to be realized.

    The Company paid income taxes, net of refunds received, of $1.4 million, and $1.5 million during 1999 and 2000, respectively.

    FEDERAL INCOME TAX EXAMINATIONS. The Internal Revenue Service ("IRS") is examining the Company's federal income tax returns for the tax periods ended December 31, 1993 through December 31, 1996. The IRS has indicated that it is considering certain adjustments primarily involving "temporary" or timing differences. To date, a Revenue Agent's Report has not been issued in connection with the examination of these tax periods. In management's opinion, the ultimate outcome of the IRS examination will not have a material effect on the Company's results of operations or financial condition.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
Credit Facilities:
  Revolving Credit Loans....................................  $  109,750   $       --
  Acquisition Loans.........................................     138,551       70,000
  Term Loans................................................     624,345      568,679
Subordinated debentures.....................................     500,000      500,000
Taxable bonds...............................................      29,700       26,100
Tax-exempt bonds............................................       8,000        8,000
Capital lease obligations (see Note 7)......................      20,828       21,100
Term loan from acquisition in 2000..........................          --       21,700
Other.......................................................       3,459        3,444
                                                              ----------   ----------
      Total debt............................................   1,434,633    1,219,023
Less current maturities.....................................     (27,029)     (17,433)
                                                              ----------   ----------
      Total long-term debt..................................  $1,407,604   $1,201,590
                                                              ==========   ==========

    CREDIT FACILITIES. In connection with the Acquisition, a $900 million credit agreement was entered into with a consortium of creditors (the "Credit Agreement"). The financing under the Credit Agreement consists of (i) a 6 1/2 year term loan facility (the "Tranche A Loan") in an aggregate principal amount equal to $50 million, (ii) a 7 1/2 year term loan facility (the "Tranche B Loan") in an aggregate principal amount equal to $132.5 million, (iii) an 8 1/2 year term loan facility (the "Tranche C Loan") in an aggregate principal amount equal to $132.5 million, (iv) a 9 1/2 year term loan facility (the "Tranche D Loan") in an original aggregate principal amount equal to $100 million and amended to an aggregate principal amount of $350 million in March 1999 (collectively, the "Term Loans"), (v) a revolving credit facility (the "Revolving Credit Loans") in an aggregate principal amount equal to $200 million, of which up to $90 million may be used, to the extent available, for standby and commercial letters of credit and up to $25 million is available to the Company pursuant to a swingline facility and (vi) a reducing acquisition loan facility (the "Acquisition Loans") in an aggregate principal amount of $285 million, reduced to $263.2 million in July 2000.

    The Term Loans are scheduled to be paid in consecutive quarterly installments with aggregate principal payments for future years as follows (in thousands):

2001........................................................  $ 10,094
2002........................................................    47,216
2003........................................................   125,360
2004........................................................   162,970
2005........................................................   223,039
2006........................................................        --
                                                              --------
Total.......................................................  $568,679
                                                              ========

    Revolving Credit Loans may be made, and letters of credit may be issued, at any time during the period between July 22, 1996, the loan origination date (the "Origination Date"), and

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT (CONTINUED)
December 31, 2002 (the "Termination Date"). No letter of credit is permitted to have an expiration date after the Termination Date. The Acquisition Loans may be made at any time during the period preceding the Termination Date.

    The Acquisition Loans facility will automatically be reduced and the Acquisition Loans will be repaid to the following levels on each of the following anniversaries of the Origination Date: July 22, 2001, $215.3 million; July 22, 2002, $139.0 million; with payment of any remaining balance on the Termination Date.

    The Company may elect that all or a portion of the borrowings under the Credit Agreement bear interest at a rate per annum equal to (a) an annual benchmark rate, which will be equal to the greatest of (i) "Prime Rate,"
(ii) the "Base" CD Rate plus 1% or (iii) the Federal Funds effective rate plus 50 basis points (the "ABR") or (b) the Eurodollar Rate, in each case increased by the applicable margin (the "Applicable Margin") which will vary between 1.50% and 3.75% per annum. The applicable margin on the Revolving Credit Loans, Acquisition Loans and Tranche A Loan is subject to a reduction based on achievement of certain levels of total senior indebtedness to annualized consolidated EBITDA, as defined in the Credit Agreement. To date, the Company has not achieved a reduction of the Applicable Margin.

    Interest based on the ABR is payable on the last day of each calendar quarter and interest based on the Eurodollar Rate is payable on set maturity dates. The borrowings under the Credit Agreement bore interest at rates ranging from 9.13% to 10.38% as of December 31, 2000.

    The Company is also required to pay a quarterly commitment fee at a rate which ranges from .375% to .500% based on the Eurodollar Applicable Margin for Revolving Credit Loans. This rate is applied to unused commitments under the Revolving Credit Loans and the Acquisition Loans.

    The Company is also required to pay letters of credit fees at rates which vary from 1.625% to 2.625%.

    All or a portion of the outstanding borrowings under the Credit Agreement may be prepaid at any time and the unutilized portion of the facility for the Revolving Credit Loans or the Acquisition Loans may be terminated, in whole or in part, at the Company's option. Repaid Term Loans and permanent reductions to the Acquisition Loans and Revolving Credit Loans may not be reborrowed.

    Credit Facilities generally are required to be prepaid with the net proceeds (in excess of $20 million) of certain permitted asset sales and the issuances of debt obligations (other than certain permitted indebtedness) of the Company or any of its subsidiaries.

    Generally, prepayments of Term Loans will be applied to principal payments due during the next twelve months with any excess being applied pro rata to scheduled principal payments thereafter.

    The terms of the Credit Agreement include certain restrictive covenants. These covenants include restrictions on indebtedness, investments, asset sales, capital expenditures, dividends, sale and leasebacks, contingent obligations, transactions with affiliates, and fundamental change. The covenants also require maintenance of certain ratios regarding senior indebtedness, senior interest, and fixed charges. The Company was in compliance with all debt covenants at December 31, 2000.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT (CONTINUED)
    As of December 31, 1999 and 2000, the Company had letters of credit issued, primarily in support of its Taxable Bonds and Tax-Exempt Bonds, of approximately $43 million and $40 million, respectively. Availability at December 31, 1999 and 2000 under the Revolving Credit Loans facility was approximately $47 million and $160 million, respectively and under the Acquisition Loans facility was approximately $144 million and $193 million, respectively.

    SUBORDINATED DEBENTURES. In connection with the Acquisition, the Company issued its subordinated debentures to an affiliate of FL & Co. for $500 million in cash. The debentures are a general senior subordinated obligation of the Company, are not subject to mandatory redemption and mature in three equal annual installments beginning June 30, 2007, with the final payment due on June 30, 2009. The debentures bear interest at a fixed rate of 7.50% which is payable semi-annually in January and July. Total interest expense for the debentures was $37.5 million for each of the years ended December 31, 1998, 1999 and 2000.

    TAXABLE BONDS AND TAX-EXEMPT BONDS. Taxable Bonds bear interest at a floating rate which averaged 5.29% and 6.40% during 1999 and 2000, respectively. These bonds are subject to mandatory annual redemptions with the final payment of $17.4 million due on October 1, 2003. Tax-Exempt Bonds bear interest at floating rates which averaged 3.36% and 4.21% during 1999 and 2000, respectively. These bonds are not subject to mandatory annual redemptions under the bond provisions and are due in 2010. Taxable Bonds and Tax-Exempt Bonds are both guaranteed by letters of credit.

    TERM LOAN FROM ACQUISITION IN 2000. The Company acquired a hospital in December 2000, in which we assumed debt upon acquisition, through an amended and restated credit agreement dated December 1, 2000. The loan bears interest at a rate of 9.18% as of December 31, 2000 and has the same terms as the Tranche A Term Loan in the "Credit Agreement", previously described. Required principal payments are as follows: $1,350,000 in 2001, $1,875,000 in 2002 and $18,475,000
in 2003.

    OTHER DEBT. As of December 31, 2000, other debt consisted primarily of an industrial revenue bond and other obligations maturing in various installments through 2014.

    As of December 31, 2000, the scheduled maturities of long-term debt outstanding, including capital leases, for each of the next five years and thereafter are as follows (in thousands):

2001........................................................  $   17,433
2002........................................................     126,166
2003........................................................     165,549
2004........................................................     164,090
2005........................................................     224,118
Thereafter..................................................     521,667
                                                              ----------
                                                              $1,219,023
                                                              ==========

    The Company paid interest of $101 million, $118 million and $115 million on borrowings during the years ended December 31, 1998, 1999 and 2000, respectively.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The fair value of financial instruments has been estimated by the Company using available market information as of December 31, 1999 and 2000, and valuation methodologies considered appropriate. The estimates presented are not necessarily indicative of amounts the Company could realize in a current market exchange (in thousands):

                                                                 AS OF DECEMBER 31,
                                                -----------------------------------------------------
                                                          1999                        2000
                                                -------------------------   -------------------------
                                                CARRYING   ESTIMATED FAIR   CARRYING   ESTIMATED FAIR
                                                 VALUE         VALUE         AMOUNT        VALUE
                                                --------   --------------   --------   --------------
Assets:
  Cash and cash equivalents...................  $ 4,282       $ 4,282       $13,740       $13,740
Liabilities:
  Credit facilities...........................  872,646       862,174       638,679       633,506
  Taxable Bonds...............................   29,700        29,700        26,100        26,100
  Tax-exempt Bonds............................    8,000         8,000         8,000         8,000
  Other term loans............................       --            --        21,700        21,483

    Cash and cash equivalents: The carrying amount approximates fair value due to the short term maturity of these instruments (less than three months).

    Credit facilities and other term loans: Estimated fair value is based on communications with the Company's bankers regarding relevant pricing for trading activity among the Company's lending institutions.

    Taxable and Tax-exempt Bonds: The carrying amount approximates fair value as a result of the weekly interest rate reset feature of these publicly traded instruments.

    The Company believes that it is not practicable to estimate the fair value of the subordinated debentures because of (i) the fact that the subordinated debentures were issued in connection with the issuance of the original equity of the Company at the date of Acquisition as an investment unit, (ii) the related party nature of the subordinated debentures, (iii) the lack of comparable securities, and (iv) the lack of a credit rating of the Company by an established rating agency.

7.  LEASES

    The Company leases hospitals, medical office buildings, and certain equipment under capital and operating lease agreements. All lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs. Commitments relating to noncancellable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

YEAR ENDED DECEMBER 31,                                       OPERATING   CAPITAL
-----------------------                                       ---------   --------
2001........................................................  $ 24,141    $ 5,715
2002........................................................    21,073      4,738
2003........................................................    19,379      3,706
2004........................................................    17,160      2,773
2005........................................................    11,943      2,311
Thereafter..................................................    72,376     23,999
                                                              --------    -------
Total minimum future payments...............................  $166,072     43,242
Less debt discounts.........................................              (22,142)
                                                                          -------
                                                                           21,100
Less current portion........................................               (2,290)
                                                                          -------
Long-term capital lease obligations.........................              $18,810
                                                                          =======

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. LEASES (CONTINUED)

    Assets capitalized under capital leases as reflected in the accompanying consolidated balance sheets were $5.8 million of land and improvements, $55.7 million of buildings and improvements, and $19.2 million of equipment and fixtures as of December 31, 1999 and $9.9 million of land and improvements, $73.3 million of buildings and improvements and $35.5 million of equipment and fixtures as of December 31, 2000. The accumulated depreciation related to assets under capital leases was $15.1 million and $26.4 million as of December 31, 1999 and 2000, respectively. Depreciation of assets under capital leases is included in depreciation and amortization and amortization of debt discounts on capital lease obligations is included in interest expense in the consolidated statements of operations.

8. EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution plan that is qualified under
Section 401(k) of the Internal Revenue Code, which covers all eligible employees at its hospitals, clinics, and the corporate offices. Participants may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. This plan includes a provision for the Company to match a portion of employee contributions. The Company also provides a defined contribution welfare benefit plan for post-termination benefits to executive and middle management employees. Total expense under the 401(k) plan was $2.2 million, $2.9 million and $2.8 million for the years ended December 31, 1998, 1999 and 2000, respectively. Total expense under the welfare benefit plan was $0.9 million, $0.8 million and $0.7 million for the years ended
December 31, 1998, 1999 and 2000, respectively.

9. STOCKHOLDERS' EQUITY

    On June 14, 2000, the Company closed its initial public offering of 18,750,000 shares of common stock and on July 3, 2000, the underwriters exercised their overallotment option and purchased 1,675,717 shares of common stock. These shares were offered at $13.00 per share. On November 3, 2000, the Company completed a secondary offering of 18,000,000 shares of its common stock at an offering price of $28.1875. Of these shares, 8,000,000 shares were sold by affiliates of FL & Co. and other shareholders. The net proceeds to the Company from these offerings were $514.5 million in the aggregate and were used to repay long-term debt.

    Authorized capital shares of the Company include 400,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 100,000,000 shares of Preferred Stock. Each of the aforementioned classes of capital stock has a par value of $.01 per share. Shares of Preferred Stock, none of which are outstanding as of December 31, 2000, may be issued in one or more series having such rights, preferences and other provisions as determined by the Board of Directors without approval by the holders of common stock.

    Common shares held by employees that were acquired directly from the Company are the subject of a stockholder's agreement under which each share, until vested, is subject to repurchase, upon termination of employment. Shares vest, on a cumulative basis, each year at a rate of 20% of the total shares issued beginning after the first anniversary date of the purchase. Further, under the stockholder's agreement shares of common stock held by stockholders other than FL&Co. will only be transferable together with shares transferred by FL&Co. until FL&Co.'s ownership falls below 25%.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
    During 1997, the Company granted options to purchase 191,614 shares of common stock to non-employee directors at an exercise price of $8.96 per share. One-third of such options are exercisable each year on a cumulative basis beginning on the first anniversary of the date of grant and expiring ten years from the date of grant. As of December 31, 2000, 178,839 non-employee director options to purchase common stock were exercisable with a weighted average remaining contractual life of 6.5 years.

    In November 1996, the Board of Directors approved an Employee Stock Option Plan (the "1996 Plan") to provide incentives to key employees of the Company. Options to purchase up to 756,636 shares of common stock are authorized under the 1996 Plan. All options granted pursuant to the 1996 Plan are generally exercisable each year on a cumulative basis at a rate of 20% of the total number of common shares covered by the option beginning one year from the date of grant and expiring ten years from the date of grant. There will be no additional grants of options under the 1996 Plan.

    In April 2000, the Board of Directors approved the 2000 Stock Option and Award Plan (the "2000 Plan"). The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code as well as stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards and share awards. Persons eligible to receive grants under the 2000 Plan include the Company's directors, officers, employees and consultants. Options to purchase 4,562,791 shares of common stock are authorized under the 2000 Plan. All options granted pursuant to the 2000 Plan are generally exercisable each year on a cumulative basis at a rate of 33 1/3% of the total number of common shares covered by the option beginning on the first anniversary of the date of grant and expiring ten years from the date of grant. As of December 31, 2000, there were 3,917,500 options granted and 645,291 shares of unissued common stock reserved for future grants under the 2000 Plan.

    The options granted are "nonqualified" for tax purposes. For financial reporting purposes, the exercise price of certain option grants under the 1996 plan were considered to be below the fair value of the stock at the time of grant. The fair value of those grants was determined based on an appraisal conducted by an independent appraisal firm as of the relevant date. Options granted under the 2000 Plan were granted to employees at the fair value of the related stock. The aggregate differences between fair value and the exercise price is being charged to compensation expense over the relevant vesting periods. Such expense aggregated $83,000 and $74,000 in 1999 and 2000, respectively.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the number of shares of common stock issuable upon the exercise of options under the Company's 1996 Plan and 2000 Plan for fiscal 2000, 1999 and 1998 and changes during those years is presented below:

                                                                                    WEIGHTED
                                                        SHARES     PRICE RANGE    AVERAGE PRICE
                                                       ---------   ------------   -------------
Balance at December 31, 1997.........................    431,282   $       6.99       $ 6.99
  Granted............................................    299,292           6.99         6.99
  Exercised..........................................         --             --           --
  Forfeited or canceled..............................   (119,801)          6.99         6.99
                                                       ---------   ------------       ------
Balance at December 31, 1998.........................    610,773   $       6.99       $ 6.99
  Granted............................................     90,376           6.99         6.99
  Exercised..........................................         --             --           --
  Forfeited or canceled..............................   (150,907)          6.99         6.99
                                                       ---------   ------------       ------
Balance at December 31, 1999.........................    550,242   $       6.99       $ 6.99
  Granted............................................  3,943,000    13.00-31.70        13.69
  Exercised..........................................    (78,284)          6.99         6.99
  Forfeited or canceled..............................    (83,927)    6.99-20.06         9.40
                                                       ---------   ------------       ------
Balance at December 31, 2000.........................  4,331,031   $ 6.99-31.70       $13.05

    The following table summarizes information concerning currently outstanding and exercisable options:

                           OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
-------------------------------------------------------------------------   ------------------------------
                                      WEIGHTED AVERAGE
  RANGE OF EXERCISE       NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
       PRICES           OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------------   -----------   ----------------   ----------------   -----------   ----------------
    $       6.99           413,531      6.8 years             $ 6.99         153,668            $6.99

    $13.00-31.70         3,917,500      9.5 years             $13.69         --                    --

    Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average fair value of each option granted during 1998, 1999 and 2000 were $2.05, $5.10 and $6.11, respectively. In 2000 and 1998, the exercise price of options granted was the same as the fair value of the related stock. In 1999, the exercise price of options granted was less than the fair value of the related stock. The following weighted-average assumptions were used for grants in fiscal 1998, 1999 and 2000: risk-free interest rate of 5.14%, 5.49% and 6.46%; expected volatility of the Company's common stock based on peer companies in the healthcare industry of 34%, 45% and 58%, respectively; no dividend yields; and weighted-average expected life of the options of 3 years for all years.

    Had the fair value of the options granted been recognized as compensation expense on a straight-line basis over the vesting period of the grant, the Company's net income (loss) and

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
income (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

                                                                1998        1999       2000
                                                              ---------   --------   --------
Pro forma net income (loss).................................  $(183,513)  $(17,010)  $ 6,907
Pro forma net income (loss) per share:
  Basic.....................................................  $   (3.38)  $  (0.31)  $  0.10
  Diluted...................................................  $   (3.38)  $  (0.31)  $  0.10

10. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except share data):

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1998          1999          2000
                                                      -----------   -----------   -----------
NUMERATOR:
  Income (loss) before cumulative effect of a change
    in accounting principle.........................  $  (182,938)  $   (16,789)  $     9,569
  Cumulative effect of a change in accounting
    principle.......................................         (352)           --            --
                                                      -----------   -----------   -----------
  Net income (loss) available to common -- basic and
    diluted.........................................  $  (183,290)  $   (16,789)  $     9,569
                                                      ===========   ===========   ===========
DENOMINATOR:
Weighted-average number of shares outstanding --
basic...............................................   54,249,895    54,545,030    67,610,399

Effect of dilutive securities:
  Non-employee director options.....................           --            --        54,885
  Unvested common shares............................           --            --       802,471
  Employee options..................................           --            --       719,436
                                                      -----------   -----------   -----------
Weighted-average number of shares outstanding --
diluted.............................................   54,249,895    54,545,030    69,187,191
                                                      ===========   ===========   ===========
Dilutive securities outstanding not included in the
computation of earnings (loss) per share because
their effect is antidilutive:
  Non-employee director options.....................      191,614       191,614            --
  Unvested common shares............................    1,239,902     1,031,734            --
  Employee options..................................      610,773       550,242            --

11. ACCOUNTING CHANGE

    In 1998, the Company adopted The American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which affects the accounting for start-up costs. The change involved expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. The cumulative effect of the change on the

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. ACCOUNTING CHANGE (CONTINUED)
accumulated deficit as of the beginning of 1998 is reflected as a charge of $0.5 million ($0.4 million net of taxes) to 1998 earnings.

12. COMMITMENTS AND CONTINGENCIES

    CONSTRUCTION COMMITMENTS. As of December 31, 2000, the Company has obligations under certain hospital purchase agreements to construct four hospitals through 2005 with an aggregate estimated construction cost, including equipment, of approximately $120 million.

    PROFESSIONAL LIABILITY RISKS. Substantially all of the Company's professional and general liability risks are subject to a $0.5 million per occurrence deductible (with an annual deductible cap of $5 million). The Company's insurance is underwritten on a "claims-made basis." The Company accrues an estimated liability for its uninsured exposure and self-insured retention based on historical loss patterns and actuarial projections. The Company's estimated liability for the self-insured portion of professional and general liability claims was $16.4 million and $16.6 million as of December 31, 1999 and 2000, respectively. These estimated liabilities represent the present value of estimated future professional liability claims payments based on expected loss patterns using a discount rate of 5.72% and 5.77% in 1999 and 2000, respectively. The discount rate is based on an estimate of the risk-free interest rate for the duration of the expected claim payments. The estimated undiscounted claims liability was $18.9 million and $19.5 million as of December 31, 1999 and 2000, respectively. The effect of discounting professional and general liability claims was a $0.1 million decrease to expense in 1998 and 1999 and a $0.3 million increase to expense in 2000.

    COMPLIANCE SETTLEMENT AND YEAR 2000 REMEDIATION COSTS. In 1997, the Company initiated a voluntary review of its inpatient medical records in order to determine the extent it may have had coding inaccuracies under certain government programs. At December 31, 1998, an estimate of the costs of these coding inaccuracies settlement was accrued based on information available and additional costs were accrued at December 31, 1999. In March 2000, the Company reached a settlement with appropriate governmental agencies pursuant to which the Company paid approximately $31.8 million to settle potential liabilities related to coding inaccuracies occurring from October 1993 through September 1997. Year 2000 remediation costs totaled $0.2 million and $3.3 million for 1998 and 1999, respectively.

    LEGAL MATTERS. The Company is a party to legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not have a material adverse effect on the Company's consolidated financial position, cash flows or results of operations.

13. RELATED PARTY TRANSACTIONS

    Notes receivable for common shares held by employees, as disclosed on the consolidated balance sheets, represent the outstanding balance of notes accepted by the Company as partial payment for the purchase of the common shares from senior management employees. These notes bear interest at 6.84%, are full recourse promissory notes and are secured by the shares to which they relate. Each of the full recourse promissory notes mature on the fifth anniversary date of the note, with accelerated maturities in case of employee termination, Company stock repurchases, or

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. RELATED PARTY TRANSACTIONS (CONTINUED) stockholder's sale of common stock. Employees have fully paid for purchases of common stock by cash or by a combination of cash and full recourse promissory notes.

    The Company purchased marketing services and materials at a cost of $268,000 and $239,400 in 1999 and 2000, respectively, from a company owned by the spouse of one of the Company's officers.

    In 1996, in connection with the Company's relocation from Houston to Nashville, the Company provided a $100,000 non-interest bearing loan to one of its executives. This loan was repaid on December 13, 2000.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     QUARTER
                                -------------------------------------------------
                                   1ST          2ND          3RD          4TH         TOTAL
                                ----------   ----------   ----------   ----------   ----------
                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
1999
Net operating revenues........  $  263,004   $  261,821   $  266,896   $  288,232   $1,079,953
Income (loss) before taxes....       6,498          254       (4,036)     (13,952)     (11,236)
Net income (loss).............       1,918       (1,843)      (4,427)     (12,437)     (16,789)
Net income (loss) per share:
  Basic.......................        0.04        (0.03)       (0.08)       (0.23)       (0.31)
  Diluted.....................        0.03        (0.03)       (0.08)       (0.23)       (0.31)
Weighted average number of
  shares:
  Basic.......................  54,439,895   54,517,660   54,495,334   54,459,838   54,545,030
  Diluted.....................  55,632,718   54,517,660   54,495,334   54,459,838   54,545,030

2000
Net operating revenues........  $  308,651   $  317,136   $  342,447   $  369,267   $1,337,501
Income before taxes...........       4,850        3,413        5,163       14,316       27,742
Net income....................         921          178        1,258        7,212        9,569
Net income per share:
  Basic.......................        0.02           --         0.02         0.09         0.14
  Diluted.....................        0.02           --         0.02         0.09         0.14
Weighted average number of
  shares:
  Basic.......................  54,634,285   58,175,050   75,120,860   81,717,585   67,610,399
  Diluted.....................  55,838,214   59,310,601   77,193,350   84,067,319   69,187,191

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

             UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 2001

                       (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   35,740
  Patients accounts receivable, net.........................     316,499
  Supplies..................................................      41,860
  Prepaid expenses and income taxes.........................      14,169
  Current deferred income taxes.............................       2,233
  Other current assets......................................      15,330
                                                              ----------
      Total current assets..................................     425,831
                                                              ----------
PROPERTY AND EQUIPMENT......................................     936,336
  Less: accumulated depreciation and amortization...........    (169,627)
                                                              ----------
      Property and equipment, net...........................     766,709
                                                              ----------
GOODWILL, NET...............................................     991,557
                                                              ----------
OTHER ASSETS, NET...........................................      95,989
                                                              ----------
TOTAL ASSETS................................................  $2,280,086
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt......................  $   21,499
  Accounts payable..........................................      86,460
  Current income taxes payable..............................      16,998
  Accrued interest..........................................      20,278
  Accrued liabilities.......................................     111,488
                                                              ----------
      Total current liabilities.............................     256,723
                                                              ----------
LONG-TERM DEBT..............................................   1,229,507
                                                              ----------
OTHER LONG-TERM LIABILITIES.................................      14,015
                                                              ----------
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per share, 100,000,000
    shares authorized, none issued..........................          --
  Common stock, $.01 par value per share, 300,000,000 shares authorized; 87,296,185 shares issued and 86,320,636
    shares outstanding at June 30, 2001.....................         873
  Additional paid-in capital................................   1,001,204
  Accumulated deficit.......................................    (215,284)
  Treasury stock, at cost, 975,549 shares at June 30, 2001
    and 967,980 shares at December 31, 2000.................      (6,678)
  Notes receivable for common stock.........................        (211)
  Unearned stock compensation...............................         (63)
                                                              ----------
      Total stockholders' equity............................     779,841
                                                              ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $2,280,086
                                                              ==========

  See notes to unaudited interim condensed consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

       UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                SIX MONTHS ENDED JUNE 30,
                                                              -----------------------------
                                                                 2000              2001
                                                              -----------       -----------
NET OPERATING REVENUES......................................  $   625,787       $   799,554
                                                              -----------       -----------
OPERATING COSTS AND EXPENSES:
  Salaries and benefits.....................................      244,222           309,781
  Provision for bad debts...................................       56,594            73,959
  Supplies..................................................       72,410            92,888
  Other operating expenses..................................      118,168           152,161
  Rent......................................................       14,537            19,687
  Depreciation and amortization.............................       33,910            43,094
  Amortization of goodwill..................................       12,378            14,074
                                                              -----------       -----------
    Total operating costs and expenses......................      552,219           705,644
                                                              -----------       -----------
INCOME FROM OPERATIONS......................................       73,568            93,910

INTEREST EXPENSE, NET.......................................       65,305            53,174
                                                              -----------       -----------
INCOME BEFORE INCOME TAXES..................................        8,263            40,736

PROVISION FOR INCOME TAXES..................................        7,164            20,237
                                                              -----------       -----------
NET INCOME..................................................  $     1,099       $    20,499
                                                              ===========       ===========

NET INCOME PER COMMON SHARE:
  Basic.....................................................  $      0.02       $      0.24
                                                              ===========       ===========
  Diluted...................................................  $      0.02       $      0.23
                                                              ===========       ===========

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic.....................................................   56,423,677        85,696,119
                                                              ===========       ===========
  Diluted...................................................   57,554,519        87,554,317
                                                              ===========       ===========

  See notes to unaudited interim condensed consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

       UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   1,099   $  20,499
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................     46,288      57,168
    Stock compensation expense..............................         43          22
    Other non-cash expenses (income), net...................       (498)        474
    Changes in operating assets and liabilities, net of
      effects of acquisitions and divestitures:
        Patient accounts receivable.........................     (9,321)      6,277
        Supplies, prepaid expenses and other current
          assets............................................     (3,989)      6,275
        Accounts payable, accrued liabilities and income
          taxes.............................................    (30,486)      2,677
        Compliance settlement payment.......................    (30,900)         --
        Other...............................................     (6,635)      2,136
                                                              ---------   ---------
  Net cash provided by (used in) operating activities.......    (34,399)     95,528
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions of facilities, pursuant to purchase
    agreements..............................................    (40,639)    (50,063)
  Purchases of property and equipment.......................    (24,006)    (39,056)
  Proceeds from sale of equipment...........................         62          53
  Increase in other assets..................................     (9,678)    (15,398)
                                                              ---------   ---------
    Net cash used in investing activities...................    (74,261)   (104,464)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock, net of expenses...    225,225          --
  Proceeds from exercise of stock options...................         --       2,289
  Common stock purchased for treasury.......................         --         (91)
  Borrowings under credit agreement.........................    137,731      69,000
  Repayments of long-term indebtedness......................   (252,588)    (40,262)
                                                              ---------   ---------
    Net cash provided by financing activities...............    110,368      30,936
                                                              ---------   ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      1,708      22,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      4,282      13,740
                                                              ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $   5,990   $  35,740
                                                              =========   =========

  See notes to unaudited interim condensed consolidated financial statements.

                         COMMUNITY HEALTH SYSTEMS, INC.

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION


    The unaudited condensed consolidated financial statements of Community Health Systems, Inc. and its subsidiaries (the "Company") as of and for the six month periods ended June 30, 2001 and June 30, 2000, have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2001.

    Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2000 contained in the Company's Annual Report on Form 10-K.


2. USE OF ESTIMATES


    The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from the estimates.


3. ACQUISITIONS


    Effective June 1, 2001, the Company acquired, through a purchase transaction, the assets and working capital of a hospital for consideration of approximately $60.7 million, including liabilities assumed. Licensed beds at the facility totaled 168. The Company borrowed $49.0 million against its acquisition loan revolving facility to fund this transaction.


4. RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED


    On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets" (the "Statements"). These Statements make significant changes to the accounting for business combinations, goodwill and intangible assets.

    SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations. In addition, it further clarifies the criteria for recognition of intangible assets separately from goodwill. This statement's provisions apply to business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

    SFAS No. 142 discontinues the practice of amortizing goodwill and indefinite life intangible assets. Its nonamortization provisions are effective January 1, 2002 for goodwill existing at June 30, 2001, and are effective immediately for business combinations with acquisition dates after June 30, 2001. Intangible assets with a determinable useful life will continue to be amortized over that period. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test as of January 1, 2002. Any impairment loss will be recorded as soon as possible, but in no case later

                         COMMUNITY HEALTH SYSTEMS, INC.

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


4. RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED (CONTINUED)

than December 31, 2002. In addition, SFAS No. 142 requires that indefinite life intangible assets and goodwill be tested at least annually for impairment of carrying value; impairment of carrying value would be evaluated more frequently if certain indicators are encountered.

    We expect to adopt SFAS No. 142 effective January 1, 2002. Early adoption and retroactive application of SFAS No. 141 and SFAS No. 142 are not permitted. The Company expects that the adoption of these statements will not have a significant effect on its financial position, but will have a favorable effect on its results of operations.

    SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued in June 2001 by the Financial Accounting Standards Board and is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated retirement cost. This Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The Company is currently evaluating the impact, if any, of adopting SFAS No. 143.


5. ACCOUNTING PRONOUNCEMENT ADOPTED


    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 did not impact the financial position, results of operations, or cash flows of the Company.


6. EARNINGS PER SHARE


    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data):

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                           -------------------------
                                                              2000          2001
                                                           -----------   -----------
NUMERATOR:
Net income...............................................  $     1,099   $    20,499
                                                           ===========   ===========

DENOMINATOR:
Weighted-average number of shares outstanding--basic.....   56,423,677    85,696,119
Effect of dilutive options...............................    1,130,842     1,858,198
                                                           -----------   -----------
Weighted-average number of shares outstanding--diluted...   57,554,519    87,554,317
                                                           ===========   ===========
Basic earnings per share.................................  $      0.02   $      0.24
                                                           ===========   ===========
Diluted earnings per share...............................  $      0.02   $      0.23
                                                           ===========   ===========

                         COMMUNITY HEALTH SYSTEMS, INC.

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


7. SUBSEQUENT EVENTS


    Effective July 19, 2001, the Company amended its 1999 Amended and Restated Credit Agreement. The Credit Agreement is syndicated with a group of lenders led by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., and co-agents, Bank of America, N.A. and The Bank of Nova Scotia. This amendment, among other things, extends the maturity of approximately 80% of the $200 million revolving credit facility and the $263.2 million in acquisition loan commitments from December 31, 2002 to January 2, 2004.

    Effective September 1, 2001, the Company acquired Red Bud Regional Hospital, a 103-bed facility located in Red Bud, Illinois, for an aggregate consideration of approximately $5 million. On July 13, 2001, the Company signed a definitive agreement to acquire Southern Chester County Medical Center, a 59-bed hospital located in West Grove, Pennsylvania. Southern Chester County Medical Center is the sole provider of general acute hospital services in its community. On
August 2, 2001 the Company signed a definitive agreement to acquire 369-bed Easton Hospital, the only hospital in the city of Easton and Northampton County, Pennsylvania. These transactions are subject to state regulatory approvals and licensing and are expected to be completed and closed during the fourth quarter of 2001.


    The Company is pursuing concurrent public offerings of 12,000,000 shares of its common stock and $250 million of convertible notes. The Company plans to utilize proceeds from the offerings to repay $500 million of its outstanding subordinated debentures, plus accrued interest, as well as a portion of the outstanding debt under the acquisition loan facility of the Company's credit agreement. In connection with such repayment, the Company anticipates that it will recognize an extraordinary loss on early extinguishment of debt of approximately $3.9 million (after tax). The Company expects to complete such offerings during the fourth quarter of 2001.

                            [INSIDE BACK COVER PAGE]

                            [Description of artwork:
                     Photographs of four of our facilities:
                       Eastern New Mexico Medical Center,
                        Moberly Regional Medical Center,
                         Springs Memorial Hospital, and
                         North Okaloosa Medical Center]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not be rely on any unauthorized information or representations. This prospectus is an offer to sell the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                         Page
                                       --------

Prospectus Summary...................      1

Risk Factors.........................      9

Use of Proceeds......................     16

Dividend Policy......................     16

Price Range of Common Stock..........     16

Capitalization.......................     17

Selected Consolidated Financial and
  Other Data.........................     18

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     24

Business of Community Health
  Systems............................     37

Management...........................     60

Principal Stockholders...............     71

Description of Indebtedness..........     73

Description of Capital Stock.........     76

Shares Eligible for Future Sale......     79

Certain United States Federal Tax
  Consequences.......................     80

Underwriting.........................     85

Legal Matters........................     87

Experts..............................     87

Where You Can Find More Information..     87

Index to Consolidated Financial
  Statements.........................    F-1


                               12,000,000 Shares


                                COMMUNITY HEALTH
                                 SYSTEMS, INC.

                                  Common Stock
                               ------------------
                                     [LOGO]
                               ------------------

                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                         BANC OF AMERICA SECURITIES LLC
                                    JPMORGAN
                                  UBS WARBURG

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION.
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 20, 2001.


                                  $250,000,000

                                     [LOGO]

                     % Convertible Subordinated Notes due 2008
                                 -------------


    You may convert the notes into shares of common stock of Community Health Systems, Inc. at any time prior to their maturity or their redemption by
Community Health Systems. The conversion rate is           shares per each
$1,000 principal amount of notes, subject to adjustment. This is equivalent to a
conversion price of approximately $    per share. On September 20, 2001, the
last reported sale price for the common stock on the New York Stock Exchange was $28.60 per share. The common stock is listed under the symbol "CYH".


    Community Health Systems will pay interest on the notes on       and
of each year. The first such payment will be made on               , 2002. The
notes will be unsecured obligations of Community Health Systems and will rank junior to all of its existing and future senior indebtedness and will be effectively subordinated to all existing and future liabilities of its subsidiaries, including trade payables. As of June 30, 2001, Community Health Systems and its subsidiaries had approximately $1.5 billion of consolidated indebtedness and other liabilities. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.


    Prior to           , 2005, if the price of its common stock closes above
150% of the conversion price for at least 20 trading days in the consecutive 30-day trading period specified in this prospectus, Community Health Systems has the option to redeem some or all of the notes at the prices set forth in this prospectus. A portion of the amount paid may be made, at the option of Community
Health Systems, in its common stock. On or after           2005, Community
Health Systems has the option to redeem some or all of the notes at the redemption prices set forth in the prospectus. You have the option, subject to some conditions, to require Community Health Systems to repurchase any note held by you in the event of a Repurchase Event, as described in the prospectus, at a price equal to 100% of its principal amount plus accrued interest to the date of repurchase.



    Concurrently with this offering of notes, Community Health Systems is offering 12,000,000 shares of its common stock. The common stock will be offered pursuant to a separate prospectus. Neither offering is contingent on the other.


    Community Health Systems, Inc. does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.


    SEE "RISK FACTORS" BEGINNING ON PAGE 12 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES.

                              --------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

                                                                        Per Note            Total
                                                                        --------            -----
Initial public offering price...............................                   %         $
Underwriting discount.......................................                   %         $
Proceeds, before expenses, to Community Health
  Systems, Inc..............................................                   %         $

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original
issuance of the notes, expected to be              .

    To the extent that the underwriters sell more than $250,000,000 principal amount of notes, the underwriters have the option to purchase up to an additional $37,500,000 principal amount of notes at the initial public offering less the underwriting discount.
                              --------------------

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on          , 2001.

GOLDMAN, SACHS & CO.        MERRILL LYNCH & CO.       CREDIT SUISSE FIRST BOSTON

BANC OF AMERICA SECURITIES LLC
                                            JPMORGAN

                                                                UBS WARBURG

                              --------------------

                       Prospectus dated           , 2001.

                              [INSIDE FRONT COVER]

 [DESCRIPTION OF ARTWORK: MAP OF THE UNITED STATES INDICATING LOCATIONS OF OUR
                                  FACILITIES]

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE NOTES BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                            COMMUNITY HEALTH SYSTEMS

                            OVERVIEW OF OUR COMPANY

    We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities and the second largest in terms of revenues. As of September 1, 2001, we owned, leased or operated 54 hospitals, geographically diversified across 20 states, with an aggregate of 4,951 licensed beds. In over 85% of our markets, we are the sole provider of general hospital healthcare services. In all but one of our other markets, we are one of two providers of these services. For the fiscal year ended December 31, 2000, we generated $1.34 billion in revenues. For the six months ended June 30, 2001, we generated $799.6 million in revenues.

    Affiliates of Forstmann Little & Co. formed us in 1996 to acquire our predecessor company. Wayne T. Smith, who has over 30 years of experience in the healthcare industry, joined our company in January 1997. Under this ownership and leadership, we have:

    - strengthened the senior management team in all key business areas;

    - standardized and centralized our operations across key business areas;

    - implemented a disciplined acquisition program;

    - expanded and improved the services and facilities at our hospitals;

    - recruited additional physicians to our hospitals; and

    - instituted a company-wide regulatory compliance program.

As a result of these initiatives, we achieved revenue growth of 23.8% in 2000, 26.4% in 1999 and 15.1% in 1998.

    We target growing, non-urban healthcare markets because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities. We believe that smaller populations result in less direct competition for hospital-based services. Also, we believe that non-urban communities generally view the local hospital as an integral part of the community. There is generally a lower level of managed care presence in these markets.

                             OUR BUSINESS STRATEGY

    The key elements of our business strategy are to:

    - INCREASE REVENUE AT OUR FACILITIES. We seek to increase our share of the healthcare dollars spent by local residents and limit inpatient and outpatient migration to larger urban facilities. Our initiatives to increase revenue include:

     o recruiting additional primary care physicians and specialists;

     o expanding the breadth of services offered at our hospitals through targeted capital expenditures; and

     o providing the capital to invest in our facilities, particularly in our emergency rooms.

    - GROW THROUGH SELECTIVE ACQUISITIONS. Each year we intend to acquire, on a selective basis, two to four hospitals. We generally pursue acquisition candidates that:

     o have a general service area population between 20,000 and 100,000 with a stable or growing population base;

     o are the sole or primary provider of general hospital services in the community;

     o are located more than 25 miles from a competing hospital;

     o are not located in an area that is dependent upon a single employer or industry; and

     o have financial performance that we believe will benefit from our management's operating skills.

      We estimate that there are currently approximately 375 hospitals that meet our acquisition criteria. These hospitals are primarily not-for-profit or municipally owned.

    - REDUCE COSTS. To improve efficiencies and increase margins, we implement cost containment programs which include:

     o standardizing and centralizing our operations;

     o optimizing resource allocation by utilizing our company-devised case and resource management program;

     o capitalizing on purchasing efficiencies;

     o installing a standardized management information system; and

     o managing staffing levels.

    - IMPROVE QUALITY. We implement new programs to improve the quality of care provided. These include training programs, sharing of best practices, assistance in complying with regulatory requirements, standardized accreditation documentation, and patient, physician, and staff satisfaction surveys.

                              RECENT DEVELOPMENTS


    Effective June 1, 2001, we acquired Brandywine Hospital, a 168-bed acute care facility located in Coatesville, Pennsylvania for an aggregate consideration of approximately $61 million. Effective September 1, 2001, we acquired Red Bud Regional Hospital, a 103-bed facility located in Red Bud, Illinois, for an aggregate consideration of approximately $5 million. These two acquisitions increased the number of hospitals we own, lease or operate to 54. On July 12, 2001, we signed a definitive agreement to acquire Southern Chester County Medical Center, a 59-bed hospital located in West Grove, Pennsylvania. On August 2, 2001, we signed a definitive agreement to acquire 369-bed Easton Hospital, the only hospital in the city of Easton and Northampton County, Pennsylvania. The two pending transactions are subject to state regulatory approvals and licensing and are expected to be completed and closed during the fourth quarter of 2001. The sellers of each of these four hospitals are tax-exempt entities. Each of these hospitals is the sole provider of general hospital services in its community.


    Effective July 19, 2001, we amended our credit agreement. The credit agreement is syndicated with a group of lenders led by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities

Inc., and co-agents, Bank of America, N.A. and The Bank of Nova Scotia. This amendment extended the maturity of approximately 80% of the $200 million revolving credit facility and the $263.2 million in acquisition loan commitments from December 31, 2002 to January 2, 2004.

    As of September 7, 2001, we also have entered into non-binding letters of intent to acquire an additional two hospitals. We do not enter into definitive agreements until we complete satisfactory business and financial due diligence and financial modeling. In some cases, we do not sign definitive agreements or acquire the hospital after a letter of intent is executed. Some of the hospitals we acquired this year or have executed definitive agreements or letters of intent to acquire had significant historical operating losses. It is not uncommon for us to acquire hospitals with historical losses. As evidenced by our experience with prior acquisitions, these historical losses are not necessarily indicative of the future operating results we would experience after these acquisitions are completed.

                               INDUSTRY OVERVIEW

    Hospital services, the market in which we operate, is the largest single category of healthcare expenditures at 32.1% of total healthcare spending in 2000, or $415.8 billion. The Centers for Medicare and Medicaid Services, formerly known as the U.S. Health Care Financing Administration, projects the hospital services category to grow by 5.7% per year through 2010.

    According to the American Hospital Association, there are approximately 5,000 hospitals in the U.S. that are owned by not-for-profit entities, for-profit investors, or state or local governments. Of these hospitals, 44%, or approximately 2,200, are located in non-urban communities.
                            ------------------------

    We were incorporated in Delaware in 1996. Our principal subsidiary was incorporated in Delaware in 1985. We completed our initial public offering of common stock in June 2000 and completed a subsequent offering of common stock in October 2000. Our principal executive offices are located at 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027. Our telephone number at that address is
(615) 373-9600. Our World Wide Web site address is www.chs.net. The information in the website is not intended to be incorporated into this prospectus by reference and should not be considered a part of this prospectus.

                                  THE OFFERING


Securities offered...........................  $250,000,000 aggregate principal amount of
                                                  % Convertible Subordinated Notes due     ,
                                               2008. We have also granted the underwriters
                                               an over-allotment option to purchase up to an
                                               additional $37,500,000 aggregate principal
                                               amount of convertible notes.
Offering price...............................  100% of the principal amount of the notes, plus accrued interest, if any, from the date
                                               of original issuance of the notes, which we
                                               expect to be        .
Interest payable.............................  We will pay interest on the notes
                                               semi-annually on        and        of each
                                               year, commencing         , 2002.
Conversion...................................  The notes are convertible, at the option of the holder into shares of our common stock,
                                               at any time before the close of business on
                                               the business day preceding the maturity date,
                                               unless we have previously redeemed or
                                               repurchased the notes, at a conversion rate
                                               of        shares of common stock per $1,000
                                               principal amount of notes. The conversion
                                               rate is subject to anti-dilution adjustment
                                               in some events.
Provisional Redemption.......................  Prior to        , 2005, if the price of our
                                               common stock has exceeded 150% of the
                                               conversion price for at least 20 trading days
                                               in the consecutive 30-day trading period
                                               ending on the trading day prior to the date
                                               of mailing of the notice of redemption, we
                                               have the right at any time to redeem some or
                                               all of the notes at a redemption price of
                                               100% of their principal amount plus accrued
                                               and unpaid interest to the redemption date.
                                               In this case, we must make an additional
                                               "make whole" payment in cash or, at our
                                               option, common stock on the redeemed notes
                                               equal to $   per $1,000 principal amount of
                                               notes, minus the amount of any interest
                                               actually paid or accrued and unpaid on each
                                               $1,000 principal amount of redeemed notes
                                               prior to the date we mailed the notice of
                                               redemption. We must make these "make whole"
                                               payments on all notes called for redemption,
                                               including notes converted after the date we
                                               mailed the notice. The "make whole" payments
                                               will not be reduced by the amount of interest
                                               accrued and unpaid to the date we mailed the
                                               notice in the case of notes converted after
                                               that date. See "Description of
                                               Notes--Provisional Redemption."

Optional redemption by us....................  On or after        , 2005, we have the right
                                               at any time to redeem some or all of the
                                               notes at the redemption prices set forth in
                                               this prospectus, plus accrued and unpaid
                                               interest to the redemption date.
Repurchase at the option of holders upon a
  change in control..........................  If we experience a specified change in control, a holder of notes will have the
                                               right, subject to some conditions and
                                               restrictions, to require us to repurchase,
                                               with cash or common stock, some or all of the
                                               notes held by that holder at a price equal to
                                               100% of the principal amount, plus accrued
                                               and unpaid interest to the repurchase date.
Ranking......................................  The notes will be subordinated to our future senior debt, as that term is defined in
                                               "Description of the Notes--Subordination."
                                               The notes are also effectively subordinated
                                               in right of payment to all indebtedness and
                                               other liabilities of our subsidiaries. As of
                                               June 30, 2001, we had outstanding senior debt
                                               of $1,251.0 million, including the $500
                                               million of our 7 1/2% subordinated debt, and
                                               the aggregate amount of other indebtedness
                                               and liabilities of us and our subsidiaries
                                               was approximately $249.2 million. The
                                               indenture under which the notes will be
                                               issued will not restrict the incurrence of
                                               senior debt by us or any of our subsidiaries
                                               or our incurrence of other indebtedness or
                                               liabilities. See "Description of the Notes--
                                               Subordination."
Use of proceeds..............................  We estimate that our net proceeds from this offering and the concurrent common stock
                                               offering will be approximately
                                               $570.5 million. We intend to use all of the
                                               net proceeds from this offering to repay a
                                               portion of the $500 million of our 7 1/2%
                                               subordinated debt, plus accrued interest. We
                                               intend to use the net proceeds from the
                                               concurrent common stock offering to repay the
                                               balance of our 7 1/2% subordinated debt, plus
                                               accrued interest, and to repay a portion of
                                               our outstanding debt under the acquisition
                                               loan facility of our credit agreement with
                                               The Chase Manhattan Bank, an affiliate of
                                               J.P. Morgan Securities Inc., and other
                                               lenders. All of our 7 1/2% subordinated debt
                                               is held by the limited partners of an
                                               affiliate of Forstmann Little & Co. As of
                                               September 30, 2001, accrued interest on our
                                               subordinated debt will be $6.3 million.

Events of default............................  Events of default include:

                                                   - failure to pay interest on any of the
                                                   notes within 30 days after payment
                                                     becomes due;

                                                   - failure to pay principal of or premium,
                                                   if any, on any of the notes when due;
                                                   - failure to perform or comply with the
                                                     other covenants in the indenture with
                                                     respect to the notes, and that failure
                                                     is not cured within 60 days after we
                                                     are given notice of the failure;

                                                   - failure by us or any of our
                                                   subsidiaries to pay when due, or the
                                                     acceleration of the due date, of more
                                                     than $15.0 million of indebtedness for
                                                     money borrowed, and that indebtedness
                                                     is not discharged, or the acceleration
                                                     is not annulled, within 30 days after
                                                     we are given notice of the failure or
                                                     acceleration;

                                                   - some events of bankruptcy, insolvency
                                                   or reorganization of our company; and

                                                   - failure to provide the required notice
                                                   of any change in control or to pay the
                                                     repurchase price in connection with a
                                                     change in control.
Listing of notes.............................  The notes will not be listed on any securities exchange or any automated
                                               quotation system. Some of the underwriters
                                               have advised us that they currently intend to
                                               make a market in the notes. However, they are
                                               not obligated to do so, and any market making
                                               may be discontinued at any time at the sole
                                               discretion of the underwriters without
                                               notice.
Global note; book-entry system...............  We will issue the notes only in book-entry form, registered in the name of DTC or its
                                               nominee. Purchasers will not receive
                                               individually certificated notes. Instead, the
                                               notes will be evidenced by a global note, in
                                               fully registered form and without coupons,
                                               and deposited with the trustee, as custodian
                                               for DTC. The interest of any holder in the
                                               global note will be shown on, and transfers
                                               of that interest will be effected only
                                               through, records maintained by DTC and its
                                               direct and indirect participants.
Governing law................................  The indenture and the notes will be governed by the laws of the State of New York.

    Unless we specifically state otherwise, the information in this prospectus does not take into account:

    - up to        shares of common stock, including the underwriters'
      over-allotment option, issuable upon the conversion of the notes;


    - up to 1,800,000 shares of common stock which the underwriters have the option to purchase to cover over-allotments in the concurrent common stock offering; and



    - an additional 4,887,844 shares of common stock we have reserved for issuance under our stock option plans as of September 30, 2001. Of these reserved shares, 4,288,694 shares are issuable upon exercise of outstanding stock options at an average exercise price of $13.30.


OUR CONCURRENT COMMON STOCK OFFERING


    Concurrently with this offering, we are offering 12,000,000 shares of common stock, excluding the over-allotment option of 1,800,000 shares of common stock, in an underwritten public offering.


    The common stock offering and this offering are not contingent on each other.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA


    You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes. We derived the historical financial data for the three years ended December 31, 2000 from our audited consolidated financial statements. We derived the historical financial data for the six months ended June 30, 2000 and June 30, 2001, and as of June 30, 2001, from our unaudited interim condensed consolidated financial statements. The unaudited interim condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods. You should also read Selected Consolidated Financial and Other Data and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations. All of these materials are contained later in this prospectus. The pro forma consolidated statements of operations and balance sheet data are presented in a separate table following the historical data. For each period, the pro forma consolidated statements of operations data are presented in three columns: historical data, pro forma data reflecting the application of the estimated net proceeds from this offering to repay a portion of our outstanding debt as if this repayment occurred on January 1, 2000, and pro forma data reflecting the application of the estimated net proceeds from both this offering and the concurrent common stock offering to repay a portion of our outstanding debt as if this repayment had occurred on January 1, 2000. The pro forma consolidated statements of operations data for the year ended December 31, 2000 also reflect the application of the net proceeds from our two common stock public offerings in 2000. The pro forma consolidated balance sheet data give effect to this offering as well as both this offering and the concurrent common stock offering as if they had occurred on June 30, 2001.


                                                                                                        SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                              ------------------------------------   -----------------------
                                                                 1998         1999         2000         2000         2001
                                                              ----------   ----------   ----------   ----------   ----------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
  Net operating revenues....................................  $  854,580   $1,079,953   $1,337,501   $  625,787   $  799,554
  Operating expenses (a)....................................     688,190      875,768    1,084,765      505,931      648,476
  Depreciation and amortization.............................      49,861       56,943       71,931       33,910       43,094
  Amortization of goodwill..................................      26,639       24,708       25,693       12,378       14,074
  Impairment of long-lived assets...........................     164,833           --           --           --           --
  Compliance settlement and Year 2000 remediation costs
    (b).....................................................      20,209       17,279           --           --           --
                                                              ----------   ----------   ----------   ----------   ----------
  Income (loss) from operations.............................     (95,152)     105,255      155,112       73,568       93,910
  Interest expense, net.....................................     101,191      116,491      127,370       65,305       53,174
                                                              ----------   ----------   ----------   ----------   ----------
  Income (loss) before cumulative effect of a change in
    accounting principle and income taxes...................    (196,343)     (11,236)      27,742        8,263       40,736
  Provision for (benefit from) income taxes.................     (13,405)       5,553       18,173        7,164       20,237
                                                              ----------   ----------   ----------   ----------   ----------
  Income (loss) before cumulative effect of a change in
    accounting principle....................................    (182,938)     (16,789)       9,569        1,099       20,499
  Cumulative effect of a change in accounting principle, net
    of taxes................................................        (352)          --           --           --           --
                                                              ----------   ----------   ----------   ----------   ----------
  Net income (loss).........................................  $ (183,290)  $  (16,789)  $    9,569   $    1,099   $   20,499
                                                              ==========   ==========   ==========   ==========   ==========

  Basic income (loss) per common share:
    Income (loss) before cumulative effect of a change in
      accounting principle..................................  $    (3.37)  $    (0.31)  $     0.14   $     0.02   $     0.24
    Cumulative effect of a change in accounting principle...       (0.01)          --           --           --           --
                                                              ----------   ----------   ----------   ----------   ----------
    Net income (loss).......................................  $    (3.38)  $    (0.31)  $     0.14   $     0.02   $     0.24
                                                              ==========   ==========   ==========   ==========   ==========
  Diluted income (loss) per common share:
    Income (loss) before cumulative effect of a change in
      accounting principle..................................  $    (3.37)  $    (0.31)  $     0.14   $     0.02   $     0.23
    Cumulative effect of a change in accounting principle...       (0.01)          --           --           --           --
                                                              ----------   ----------   ----------   ----------   ----------
    Net income (loss).......................................  $    (3.38)  $    (0.31)  $     0.14   $     0.02   $     0.23
                                                              ==========   ==========   ==========   ==========   ==========
  Weighted average number of shares outstanding:
    Basic...................................................  54,249,895   54,545,030   67,610,399   56,423,677   85,696,119
                                                              ==========   ==========   ==========   ==========   ==========
    Diluted.................................................  54,249,895   54,545,030   69,187,191   57,554,519   87,554,317
                                                              ==========   ==========   ==========   ==========   ==========
  Ratio of earnings to fixed charges (c):...................          --           --         1.18x        1.10x        1.66x


                                                    (FOOTNOTES BEGIN ON PAGE 11)

                                   YEAR ENDED DECEMBER 31, 2000                         SIX MONTHS ENDED JUNE 30, 2001
                        ---------------------------------------------------   ---------------------------------------------------
                                                            PRO FORMA TO                                          PRO FORMA TO
                                                            REFLECT THIS                                          REFLECT THIS
                                                          OFFERING AND THE                                      OFFERING AND THE
                                        PRO FORMA TO         CONCURRENT                       PRO FORMA TO         CONCURRENT
                                        REFLECT THIS        COMMON STOCK                      REFLECT THIS        COMMON STOCK
                          ACTUAL        OFFERING (D)        OFFERING (E)        ACTUAL        OFFERING (D)        OFFERING (E)
                        -----------   -----------------   -----------------   -----------   -----------------   -----------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA
  Net operating
    revenues..........  $ 1,337,501      $ 1,337,501         $ 1,337,501      $   799,554      $   799,554         $   799,554
  Operating
    expenses(a).......    1,084,765        1,084,765           1,084,765          648,476          648,476             648,476
  Depreciation and
    amortization......       71,931           71,931              71,931           43,094           43,094              43,094
  Amortization of
    goodwill..........       25,693           25,693              25,693           14,074           14,074              14,074
                        -----------      -----------         -----------      -----------      -----------         -----------
  Income from
    operations........      155,112          155,112             155,112           93,910           93,910              93,910
  Interest expense,
    net...............      127,370           92,800              66,808           53,174           50,893              38,149
                        -----------      -----------         -----------      -----------      -----------         -----------
  Income before
    extraordinary item
    and income taxes..       27,742           62,312              88,304           40,736           43,017              55,761
  Provision for income
    taxes.............       18,173           31,655              41,792           20,237           21,127              26,097
                        -----------      -----------         -----------      -----------      -----------         -----------
  Income before
    extraordinary
    item..............  $     9,569      $    30,657         $    46,512      $    20,499      $    21,890         $    29,664
                        ===========      ===========         ===========      ===========      ===========         ===========
  Income per common
    share before
    extraordinary
    item:
    Basic.............  $      0.14      $      0.45         $      0.58      $      0.24      $      0.26         $      0.30
                        ===========      ===========         ===========      ===========      ===========         ===========
    Diluted...........  $      0.14      $      0.44         $      0.57      $      0.23      $      0.25         $      0.30
                        ===========      ===========         ===========      ===========      ===========         ===========
  Weighted average
    number of shares
    outstanding:
    Basic.............   67,610,399       67,610,399          79,610,399       85,696,119       85,696,119          97,696,119
                        ===========      ===========         ===========      ===========      ===========         ===========
    Diluted...........   69,187,191       69,187,191          81,187,191       87,554,317       87,554,317          99,554,317
                        ===========      ===========         ===========      ===========      ===========         ===========

  Ratio of earnings to
    fixed charges
    (c):..............         1.18x            1.23x               1.23x            1.66x            1.72x               1.72x

  CONSOLIDATED BALANCE SHEET DATA
    (AS OF END OF PERIOD)
  Cash and cash equivalents............................                       $    35,740      $    35,740         $    35,740
  Total assets.........................................                         2,280,086        2,286,603           2,283,160
  Long-term debt.......................................                         1,229,507        1,245,308             915,219
  Other long-term liabilities..........................                            14,015           14,015              14,015
  Stockholders' equity.................................                           779,841          777,990           1,105,979



                                                    (FOOTNOTES BEGIN ON PAGE 11)

                            SELECTED OPERATING DATA

    The following table sets forth operating statistics for our hospitals for each of the periods presented. Statistics for 1998 include a full year of operations for 37 hospitals and partial periods for four hospitals acquired during the year. Statistics for 1999 include a full year of operations for 41 hospitals and partial periods for four hospitals acquired, and one hospital constructed and opened, during the year. Statistics for 2000 include a full year of operations for 45 hospitals and partial periods for one hospital disposed of, and seven hospitals acquired during the year. Statistics for the six months ended June 30, 2000 include operations for 45 hospitals and partial periods for four hospitals acquired during the six month period. Statistics for the six months ended June 30, 2001 include operations for 52 hospitals and partial periods for one hospital acquired.


                                                                                                     SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                      ------------------------------------------   ---------------------
                                                         1998            1999            2000        2000        2001
                                                      ----------      ----------      ----------   ---------   ---------
                                                                            (DOLLARS IN THOUSANDS)
  Number of hospitals (f).......................             41              46              52           49          53
  Licensed beds (f)(g)..........................          3,644           4,115           4,688        4,401       4,848
  Beds in service (f)(h)........................          2,776           3,123           3,587        3,355       3,722
  Admissions (i)................................        100,114         120,414         143,310       68,314      82,559
  Adjusted admissions (j).......................        177,075         217,006         262,419      126,137     149,741
  Patient days (k)..............................        416,845         478,658         548,827      267,060     315,994
  Average length of stay (days) (l).............            4.2             4.0             3.8          3.9         3.8
  Occupancy rate (beds in service) (m)..........           43.3%           44.1%           44.6%        45.0%       48.4%
  Net inpatient revenue as a % of total net
    revenue.....................................           55.7%           52.7%           51.0%        50.6%       51.0%
  Net outpatient revenue as a % of total net
    revenue.....................................           42.6%           45.5%           47.3%        47.6%       47.8%

  Adjusted EBITDA (n)...........................      $ 166,390       $ 204,185       $ 252,736    $ 119,856   $ 151,078
  Adjusted EBITDA as a % of net revenue.........           19.5%           18.9%           18.9%        19.2%       18.9%

  Net cash flows provided by (used in) operating
    activities..................................      $  15,719       $ (11,746)      $  22,985    $ (34,399)  $  95,528
  Net cash flows used in investing activities...      $(236,553)      $(155,541)      $(244,444)   $ (74,261)  $(104,464)
  Net cash flows provided by financing
    activities..................................      $ 219,890       $ 164,850       $ 230,914    $ 110,368   $  30,936



                                                                                         SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                               JUNE 30,
                                     ----------------------------      PERCENTAGE    ------------------------   PERCENTAGE
                                        1999             2000           INCREASE       2000           2001       INCREASE
                                     -----------      -----------      -----------   ---------      ---------   -----------
                                        (DOLLARS IN THOUSANDS)                        (DOLLARS IN THOUSANDS)
SAME HOSPITALS DATA (o)
  Admissions (i)...............         117,768          125,207            6.3%        68,066         72,126        6.0%
  Adjusted admissions (j)......         212,246          227,780            7.3%       125,649        131,027        4.3%
  Patient days (k).............         467,884          481,620            2.9%       266,114        276,134        3.8%
  Average length of stay
    (days) (l).................             4.0              3.8                           3.9            3.8
  Occupancy rate (beds in
    service) (m)...............            44.8%            45.1%                         45.1%          47.4%

  Net revenue..................      $1,047,950       $1,155,850           10.3%     $ 620,067      $ 688,905       11.1%
  Adjusted EBITDA (n)..........      $  196,843       $  229,637           16.7%     $ 116,730      $ 133,537       14.4%
  Adjusted EBITDA, as a % of
    net revenue................            18.8%            19.9%                         18.8%          19.4%



                                                    (FOOTNOTES BEGIN ON PAGE 11)

------------------------------

(a) Operating expenses include salaries and benefits, provision for bad debts, supplies, rent, and other operating expenses, and exclude certain items for purposes of determining adjusted EBITDA as discussed in footnote (n) below.

(b) Includes Year 2000 remediation costs of $0.2 million in 1998 and $3.3 million in 1999.

(c) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means income (loss) from continuing operations before provision for income taxes and extraordinary items plus fixed charges (other than capitalized interest). "Fixed charges" means total interest whether capitalized or expensed (including the portion of rent expense representative of interest costs) on outstanding debt plus debt related fees and amortization of deferred financing costs. For the years ended December 31, 1998 and 1999, earnings were insufficient to cover fixed charges by approximately $197.0 million and $12.6 million.

   The pro forma ratio of earnings to fixed charges gives effect to the net decrease in the interest expense resulting from this offering and the application of the estimated net proceeds from this offering to the repayment of existing debt, as if this offering had occurred at the beginning of the periods presented; this ratio does not give effect to any other pro forma events. The ratio has been computed using an assumed interest rate of 4.75% for the notes.


(d) The pro forma adjustments for this offering for the year ended December 31, 2000 reflect our two common stock public offerings in 2000 and this offering, the application of the net proceeds from our two common stock public offerings in 2000 to repay debt of $225.2 million on June 14, 2000, $20.5 million on July 3, 2000 and $268.8 million on November 3, 2000 and the estimated net proceeds from this offering to repay debt of $234.2 million based on the outstanding debt balance as of December 31, 2000 and the resultant reduction of interest expense of $34.6 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments for this offering for the six months ended
    June 30, 2001 reflect this offering, the estimated net proceeds from this offering to repay debt of $234.2 million based on the outstanding debt balance as of June 30, 2001 and the resultant reduction of interest expense of $2.3 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments also reflect an increase in provision for income taxes of $13.5 million for the year ended December 31, 2000 and $0.9 million for the six months ended June 30, 2001, resulting from the decrease in interest expense. See "Use of Proceeds" and note (q) to the "Selected Consolidated Financial and Other Data."



(e) The pro forma adjustments for both this offering and the concurrent common stock offering for the year ended December 31, 2000 reflect the pro forma adjustments for our two common stock public offerings in 2000 and this offering as detailed in footnote (d) above as well as the concurrent common stock offering and the estimated net proceeds from the concurrent common stock offering to repay additional debt of $330.1 million based on the outstanding balance as of December 31, 2000 and the resultant additional reduction of interest expense of $26.0 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments for both this offering and the concurrent common stock offering for the six months ended June 30, 2001 reflect the pro forma adjustments for this offering as detailed in footnote (d) above as well as the concurrent common stock offering and the estimated net proceeds from the concurrent common stock offering to repay additional debt of $330.1 million based on the outstanding balance as of June 30, 2001 and the resultant additional reduction of interest expense of $12.7 million as if these events had occurred on January 1, 2000.



   The pro forma adjustments also reflect an additional increase in provision for income taxes of $10.1 million for the year ended December 31, 2000 and $5.0 million for the six months ended June 30, 2001, resulting from the decrease in interest expense. See "Use of Proceeds" and note (r) to the "Selected Consolidated Financial and Other Data."


(f)  At end of period.

(g) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(h) Beds in service are the number of beds that are readily available for patient use.

(i) Admissions represent the number of patients admitted for inpatient treatment.

(j) Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(k) Patient days represent the total number of days of care provided to inpatients.

(l) Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(m) We calculated percentages by dividing the average daily number of inpatients by the weighted average of beds in service.

(n) We define adjusted EBITDA as EBITDA adjusted to exclude cumulative effect of a change in accounting principle, impairment of long-lived assets, compliance settlement and Year 2000 remediation costs, and loss from hospital sales. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization, and amortization of goodwill. EBITDA and adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and adjusted EBITDA are key measures used by management to evaluate our operations and provide useful information to investors. EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(o) Includes acquired hospitals to the extent we operated them during comparable periods in both years.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING THE NOTES IN THIS OFFERING. THE RISKS DESCRIBED IN THIS SECTION ARE THE ONES WE CONSIDER TO BE MATERIAL TO YOUR DECISION WHETHER TO INVEST IN THE NOTES AT THIS TIME. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF THE NOTES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

IF FEDERAL OR STATE HEALTHCARE PROGRAMS OR MANAGED CARE COMPANIES REDUCE THE PAYMENTS WE RECEIVE AS REIMBURSEMENT FOR SERVICES WE PROVIDE, OUR REVENUES MAY DECLINE.

    A large portion of our revenues come from the Medicare and Medicaid programs. In recent years, federal and state governments made significant changes in the Medicare and Medicaid programs. These changes have decreased the amount of money we receive for our services relating to these programs.

    In recent years, Congress and some state legislatures have introduced an increasing number of other proposals to make major changes in the healthcare system. Future federal and state legislation may further reduce the payments we receive for our services.

    In addition, insurance and managed care companies and other third parties from whom we receive payment for our services increasingly are attempting to control healthcare costs by requiring that hospitals discount their services in exchange for exclusive or preferred participation in their benefit plans. We believe that this trend may continue and may reduce the payments we receive for our services.

IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND GOVERNMENT REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

    The healthcare industry is required to comply with many laws and regulations at the federal, state, and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, and environmental protection. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid, and other federal and state healthcare programs.

    In addition, there are heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the hospital segment. The ongoing investigations relate to various referral, cost reporting, and billing practices, laboratory and home healthcare services, and physician ownership and joint ventures involving hospitals.

    In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs, and operating expenses.

IF WE FAIL TO COMPLY WITH THE MATERIAL TERMS OF OUR CORPORATE COMPLIANCE AGREEMENT, WE COULD BE EXCLUDED FROM GOVERNMENT HEALTHCARE PROGRAMS.

    In December 1997, we approached the Office of Inspector General of the U.S. Department of Health and Human Services and made a voluntary disclosure regarding the assignment of billing codes for inpatient services and reimbursements we received from the U.S. government programs from 1993 to 1997. We entered into a settlement agreement under which we paid approximately $31.8 million to the appropriate governmental agencies in exchange for a release of civil claims relating to these reimbursements.

    As part of this settlement, we entered into a corporate compliance agreement with the Inspector General. Complying with our corporate compliance agreement will require additional efforts and costs. Our failure to comply with the terms of the compliance agreement could subject us to civil and criminal penalties, including significant fines. In addition, failure to comply with the material terms of the compliance agreement could lead to suspension or disbarment from further participation in the federal and state healthcare programs, including Medicare and Medicaid. Any suspension or disbarment would restrict our ability to treat patients and receive reimbursement from these programs. See "Business of Community Health Systems--Compliance Program."

IF COMPETITION DECREASES OUR ABILITY TO ACQUIRE ADDITIONAL HOSPITALS ON FAVORABLE TERMS, WE MAY BE UNABLE TO EXECUTE OUR ACQUISITION STRATEGY.

    An important part of our business strategy is to acquire two to four hospitals each year in non-urban markets. However, not-for-profit hospital systems and other for-profit hospital companies generally attempt to acquire the same type of hospitals as we do. Some of these other purchasers have greater financial resources than we do. Our principal competitors for acquisitions include Health Management Associates, Inc. and Province Healthcare Company. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable. Therefore, we may not be able to acquire additional hospitals on terms favorable to us.

IF WE FAIL TO IMPROVE THE OPERATIONS OF ACQUIRED HOSPITALS, WE MAY BE UNABLE TO ACHIEVE OUR GROWTH STRATEGY.

    Some of the hospitals we have acquired or will acquire had or may have operating losses prior to the time we acquired them. We may be unable to operate profitably any hospital or other facility we acquire, effectively integrate the operations of any acquisitions, or otherwise achieve the intended benefit of our growth strategy.

IF WE ACQUIRE HOSPITALS WITH UNKNOWN OR CONTINGENT LIABILITIES, WE COULD BECOME LIABLE FOR MATERIAL OBLIGATIONS.

    Hospitals that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we seek indemnification from prospective sellers covering these matters, we may nevertheless have material liabilities for past activities of acquired hospitals.

STATE EFFORTS TO REGULATE THE SALE OF HOSPITALS OPERATED BY NOT-FOR-PROFIT ENTITIES COULD PREVENT US FROM ACQUIRING ADDITIONAL HOSPITALS AND EXECUTING OUR BUSINESS STRATEGY.

    Many states, including some where we have hospitals and others where we may in the future acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. While these review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing acquisitions. However, future actions on the state level could seriously delay or even prevent our ability to acquire hospitals.

STATE EFFORTS TO REGULATE THE CONSTRUCTION, ACQUISITION OR EXPANSION OF HOSPITALS COULD PREVENT US FROM ACQUIRING ADDITIONAL HOSPITALS, RENOVATING OUR FACILITIES OR EXPANDING THE BREADTH OF SERVICES WE OFFER.

    Some states require prior approval for the construction or acquisition of healthcare facilities and for the expansion of healthcare facilities and services. In giving approval, these states consider the need for additional or expanded healthcare facilities or services. In some states in which we operate, we are required to obtain certificates of need, known as CONs, for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and some other matters. Other states may adopt similar legislation. We may not be able to obtain the required CONs or other prior approvals for additional or expanded facilities in the future. In addition, at the time we acquire a hospital, we may agree to replace or expand the facility we are acquiring. If we are not able to obtain required prior approvals, we would not be able to acquire additional hospitals and expand healthcare services.

OUR SIGNIFICANT INDEBTEDNESS COULD LIMIT OUR OPERATIONAL AND CAPITAL
FLEXIBILITY.


    As of June 30, 2001, on a pro forma basis after giving effect to the issuance of the notes in this offering and the use of the estimated net proceeds from this offering and the concurrent common stock offering, we had total long-term debt of $915.2 million or approximately 45.3% of our total capitalization.


    Our acquisition program requires substantial capital resources. In addition, the operations of our existing hospitals require ongoing capital expenditures. We may need to incur additional indebtedness to fund these acquisitions and expenditures. However, we may be unable to obtain sufficient financing on terms satisfactory to us.

    The degree to which we are leveraged could have other important consequences to holders of the common stock, including the following:

    - we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness; this reduces the funds available for our operations;

    - a portion of our borrowings are at variable rates of interest, which makes us vulnerable to increases in interest rates; and

    - some of our indebtedness contains numerous financial and other restrictive covenants, including restrictions on paying dividends, incurring additional indebtedness, and selling assets.

    Under our credit agreement and the notes being offered pursuant to this offering, a change of control of us may result in the debt under these agreements becoming due and payable. See "--We may not have sufficient funds to repay the notes at maturity or if we experience a change of control."

IF WE ARE UNABLE TO EFFECTIVELY COMPETE FOR PATIENTS, LOCAL RESIDENTS COULD USE OTHER HOSPITALS.

    The hospital industry is highly competitive. In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. Our hospitals are located in non-urban service areas. Most of our hospitals face no direct competition because there are no other hospitals in their primary service areas. However, these hospitals do face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. These facilities generally are located in excess of 25 miles from our facilities. Patients in our primary service areas may travel to these other hospitals for a variety of reasons. These reasons include physician referrals or the need for services we do not offer. Patients who seek services from these other hospitals may subsequently shift their preferences to those hospitals for the services we do provide.

    Some of our hospitals operate in primary service areas where they compete with one other hospital. One of our hospitals competes with more than one other hospital in its primary service area. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some of the hospitals that compete with us are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology, and diagnostic centers.

    We expect that these competitive trends will continue. Our inability to compete effectively with other hospitals and other healthcare providers could cause local residents to use other hospitals. See "Business of Community Health Systems--Competition."

IF WE BECOME SUBJECT TO SIGNIFICANT LEGAL ACTIONS, WE COULD BE SUBJECT TO SUBSTANTIAL UNINSURED LIABILITIES.

    In recent years, physicians, hospitals, and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, or related legal theories. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we generally maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a reasonable cost for us to maintain adequate levels of insurance.

IF FUTURE CASH FLOWS ARE INSUFFICIENT TO RECOVER THE CARRYING VALUE OF OUR GOODWILL, A MATERIAL NON-CASH CHARGE TO EARNINGS COULD RESULT.

    The Forstmann Little partnerships acquired our predecessor company in 1996 principally for cash. We recorded a significant portion of the purchase price as goodwill. We have also recorded as goodwill a portion of the purchase price for our subsequent hospital acquisitions. At June 30, 2001, we had $992 million of goodwill recorded on our books. We expect to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on projected undiscounted cash flows, whether we will be able to recover all or a portion of the carrying value of goodwill. If future cash flows are insufficient to recover the carrying value of our goodwill, we must write off a portion of the unamortized balance of goodwill. In 1998, in connection with our periodic review process, we determined that projected undiscounted cash flows from seven of our hospitals were below the carrying value of the long-lived assets associated with these hospitals. In accordance with generally accepted accounting principles, we adjusted the carrying value of these assets to their estimated fair value through an impairment charge of $164.8 million. Of this charge, goodwill accounted for $134.3 million. This impairment charge arose from various circumstances that were unique to each of the hospitals and adversely affected their prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IF OUR STOCK PRICE FLUCTUATES AFTER THIS OFFERING, YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT.

    Our common stock is listed on the New York Stock Exchange. We do not know if an active trading market will continue to exist for our common stock or how the common stock will trade in the future. The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance or prospects of particular companies. The trading price of the notes is, in part, a function of the market price of our common stock.

IF EXISTING STOCKHOLDERS SELL THEIR COMMON STOCK, YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT.


    Upon the completion of our concurrent common stock offering, assuming no exercise of the underwriters' over-allotment option, we will have outstanding 98,464,298 shares of common stock. The 20,425,717 shares of common stock that we sold in our initial public offering, the 18,000,000 shares of common stock that we sold in our offering in October 2000, the 12,000,000 shares of common stock that we intend to sell in our concurrent common stock offering and the shares of common stock issuable upon conversion of the notes sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of this offering and the concurrent common stock offering, approximately 47,704,296 shares of our common stock will be "restricted securities" as that term is defined in Rule 144. A significant amount of these securities will be subject to 90-day lock up agreements restricting their resale and are subject to resale restrictions under our stockholder's agreements. In addition, existing stockholders including the Forstmann Little partnerships holding approximately 46,134,738 shares of common stock have the right to require us to register their shares under the Securities Act of 1933. These shares may also be sold under Rule 144 of the Securities Act of 1933, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or as these stockholders exercise their registration rights, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.


BECAUSE FORSTMANN LITTLE AND OUR MANAGEMENT OWN A SUBSTANTIAL INTEREST IN US, THEY WILL HAVE SIGNIFICANT INFLUENCE IN DETERMINING THE OUTCOME OF ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL.


    Following this offering, the Forstmann Little partnerships and our management will together own approximately 47.8% of our outstanding common stock. Accordingly, they will collectively have significant influence in:


    - electing our entire board of directors;

    - controlling our management and policies;

    - determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets; and

    - amending our certificate of incorporation and by-laws.

    The Forstmann Little partnerships and our management may also be able to prevent or cause a change in control of us. Their interests may conflict with the interests of the other holders of common stock. The Forstmann Little partnerships have a contractual right to elect two directors until they no longer own any shares of our common stock.

THE NOTES WILL RANK BELOW OUR CURRENT AND FUTURE SENIOR DEBT, AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE NOTES.

    The notes are unsecured and will be subordinated in right of payment to all of our current and future senior debt. Because the notes will be subordinate to our senior debt if we experience:

    - a bankruptcy, liquidation or reorganization;

    - an acceleration of the notes due to an event of default under the indenture; or

    - other specified events;

we will be permitted to make payments on the notes only after we have satisfied all of our senior debt obligations currently outstanding or which we may incur in the future. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.


    The indenture for the notes does not limit our ability to incur additional senior debt. We may have difficulty paying what we owe under the notes if we incur additional senior debt. As of June 30, 2001, on a pro forma basis giving effect to this offering and the concurrent common stock offering and the use of the estimated net proceeds from this offering and the concurrent common stock offering, our total senior debt would have been approximately $915.2 million. See "Description of Notes--Subordination of Notes."


BECAUSE OF OUR HOLDING COMPANY STRUCTURE, THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES.

    Because we are a holding company and our assets consist primarily of our equity interests in our operating subsidiaries, our obligations on the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries or any subsidiaries we may in the future acquire or establish. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. In a bankruptcy, liquidation or reorganization, claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over our claims and claims of the holders of our indebtedness, including the notes. As of June 30, 2001, we and our subsidiaries had approximately $1.5 billion of consolidated indebtedness and other liabilities effectively ranking senior to the notes.

WE ARE A HOLDING COMPANY AND WILL DEPEND ON OUR OPERATING SUBSIDIARIES FOR CASH TO MAKE PAYMENTS ON THE NOTES.

    All of our revenues are generated by our subsidiaries. As a result, we are dependent upon dividends, incidental expense reimbursement and intercompany transfer of funds from our subsidiaries to meet our payment obligation on the notes. Our credit agreement generally prohibits the transfer of funds from our subsidiaries to us. We are seeking an amendment to the credit facility to permit the servicing of the debt obligation on the notes.

WE MAY NOT HAVE SUFFICIENT FUNDS TO REPAY THE NOTES AT MATURITY OR IF WE EXPERIENCE A CHANGE OF CONTROL.

    At maturity, the entire outstanding principal amount of the notes will become due and payable. If we experience a change of control under the indenture governing the notes, a holder of notes will have the right, subject to some conditions and restrictions, to require us to repurchase, with cash or common stock, some or all of the notes at a purchase price equal to 100% of the principal amount plus accrued interest. At maturity or upon a change of control, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due. Under the terms of the indenture for the notes, we may elect, if we meet specified conditions, to pay the repurchase price upon a change of control with shares of common stock. A change of control under the notes may also be a change of control under our bank credit agreement. A change of control under our credit agreement may result in our indebtedness under the credit agreement becoming due and payable at the option of the lenders under the credit agreement. The definition of change of control in our bank credit agreement may be broader than the definition of change of control under the notes. See "Description of Other Indebtedness." If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repaying the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. Under the covenants governing our credit agreement, we are not permitted to repurchase the notes for cash. Any future borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repayments of the notes. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay the notes. In that case, our failure to repay the notes due upon maturity or upon a change of control would constitute an event of default under the indenture. Any default, in turn, may cause a default under the terms of our senior debt. As a result, in those circumstances, the subordination provisions of the indenture would, absent a waiver, prohibit any repayment of the notes until we pay the senior debt in full.

A LIQUID TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

    There has not been an established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Although some of the underwriters have informed us that they currently intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. The liquidity of any market for the notes will depend on the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes.

IF PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, WE MAY BE UNABLE TO CONSUMMATE A TRANSACTION THAT OUR STOCKHOLDERS CONSIDER FAVORABLE.

    Our certificate of incorporation and by-laws may discourage, delay, or prevent a merger or acquisition involving us that our stockholders may consider favorable by:

    - authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

    - providing for a classified board of directors, with staggered three-year terms; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings.

    Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. For a description you should read "Description of Capital Stock."

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WHICH COULD DIFFER FROM ACTUAL FUTURE RESULTS.

    Some of the matters discussed in this prospectus include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following:

    - general economic and business conditions, both nationally and in the regions in which we operate;

    - demographic changes;

    - existing governmental regulations and changes in, or the failure to comply with, governmental regulations or our corporate compliance agreement;

    - legislative proposals for healthcare reform;

    - our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;

    - changes in Medicare and Medicaid payment levels;

    - uncertainty with the newly issued Health Insurance Portability and Accountability Act of 1996 regulations;

    - liability and other claims asserted against us;

    - competition;

    - our ability to attract and retain qualified personnel, including physicians;

    - trends toward treatment of patients in lower acuity healthcare settings;

    - changes in medical or other technology;

    - changes in generally accepted accounting principles;

    - the availability and terms of capital to fund additional acquisitions or replacement facilities; and

    - our ability to successfully acquire and integrate additional hospitals.

    Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

                                USE OF PROCEEDS


    We estimate our net proceeds from our sale of notes in this offering after deducting estimated expenses and underwriting discounts and commissions of $9.4 million, to be approximately $240.4 million. In addition, we expect to receive net proceeds of $330.1 million from our concurrent common stock offering, at an estimated public offering price of $28.60 per share and after deducting estimated expenses and underwriting discounts and commissions. We intend to use all of the net proceeds from this offering to repay a portion of the $500 million of our 7 1/2% subordinated debt, plus accrued interest. We intend to use the net proceeds from the concurrent common stock offering to repay the balance of our 7 1/2% subordinated debt, plus accrued interest, and to repay a portion of our outstanding debt under the acquisition loan facility of our credit agreement with The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., and other lenders. The entire $500 million of our subordinated debt is held by the limited partners of an affiliate of Forstmann Little & Co. and approximately $14.7 million of our outstanding debt under the acquisition loan facility of our credit agreement is held by affiliates of the underwriters. As of September 30, 2001, accrued interest on the subordinated debt will be $6.3 million.


    Approximately 80% of our outstanding debt under the acquisition loan facility matures January 2, 2004. The balance of this debt matures on December 31, 2002. As of June 30, 2001, the effective interest rate for our outstanding debt under the acquisition loan facility was 6.17%.

    We expect to borrow under the acquisition loan facility as needed to fund our acquisitions. See "Business of Community Health Systems--Our Business Strategy--Grow Through Selective Acquisitions."

    See "Management--Relationships and Transactions between Community Health Systems and its Officers, Directors and 5% Beneficial Owners and their Family Members" and "Description of Other Indebtedness."

                                DIVIDEND POLICY

    We have not paid any cash dividends in the past, and we do not intend to pay any cash dividends for the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be dependent upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law, and other factors deemed relevant by our board of directors. Our existing indebtedness limits our ability to pay dividends and make distributions to stockholders.

                          PRICE RANGE OF COMMON STOCK

    Our common stock began trading on the New York Stock Exchange on June 9, 2000, under the symbol "CYH." The following table sets forth for the indicated periods the high and low sale prices of our common stock as reported by the New York Stock Exchange.


                                                               HIGH       LOW
                                                             --------   --------
Fiscal Year Ended December 31, 2000
  Second Quarter (beginning June 9, 2000)..................   $16.31     $13.00
  Third Quarter............................................   $32.50     $15.63
  Fourth Quarter...........................................   $37.20     $24.25
Fiscal Year Ended December 31, 2001
  First Quarter............................................   $35.45     $22.20
  Second Quarter...........................................   $30.75     $21.25
  Third Quarter (through September 20, 2001)...............   $35.35     $26.85



    On September 20, 2001, the last reported sale price of our common stock on the NYSE was $28.60. As of September 17, 2001, there were approximately 54 holders of record of our common stock.

                                 CAPITALIZATION

    The following table sets forth our debt and capitalization as of June 30, 2001, on an actual basis and on a pro forma basis. The pro forma data are presented in two columns. One column reflects this offering and the use of the estimated net proceeds from this offering to repay some of our outstanding subordinated debt. The second pro forma column reflects both this offering and the concurrent common stock offering and the use of the estimated net proceeds from this offering and the concurrent common stock offering to repay all of our outstanding subordinated debt and a portion of our outstanding debt under the acquisition loan facility of our credit agreement.

    In addition, you should read the following table in conjunction with Selected Consolidated Financial and Other Data, our consolidated financial statements and the accompanying notes, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Description of Other Indebtedness, which are contained later in this prospectus.


                                                                         AS OF JUNE 30, 2001
                                                             --------------------------------------------
                                                                                            PRO FORMA
                                                                                         TO REFLECT THIS
                                                                           PRO FORMA     OFFERING AND THE
                                                                           TO REFLECT       CONCURRENT
                                                                              THIS         COMMON STOCK
                                                               ACTUAL     OFFERING (A)     OFFERING (B)
                                                             ----------   ------------   ----------------
                                                                        (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Credit facilities:
    Revolving credit loans.................................  $       --    $       --       $       --
    Acquisition loans......................................     119,000       119,000           54,712
    Term loans.............................................     563,675       563,675          563,675
  Subordinated debentures..................................     500,000       265,801               --
  Convertible notes........................................          --       250,000          250,000
  Taxable bonds............................................      24,300        24,300           24,300
  Tax-exempt bonds.........................................       8,000         8,000            8,000
  Capital lease obligations and other debt.................      36,031        36,031           36,031
                                                             ----------    ----------       ----------
    Total debt.............................................   1,251,006     1,266,807          936,718
  Less current maturities..................................      21,499        21,499           21,499
                                                             ----------    ----------       ----------
    Total long-term debt (c)...............................   1,229,507     1,245,308          915,219
                                                             ----------    ----------       ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value per share, 100,000,000
    shares authorized, none issued.........................          --            --               --
  Common stock, $.01 par value per share, 300,000,000
    shares authorized; 87,296,185 shares issued and
    86,320,636 outstanding actual and pro forma to reflect
    this offering; 99,296,185 shares issued and 98,320,636
    outstanding pro forma to reflect this offering and the
    concurrent common stock offering.......................         873           873              993
  Additional paid-in capital...............................   1,001,204     1,001,204        1,331,173
  Accumulated deficit......................................    (215,284)     (217,135)        (219,235)
  Treasury stock, at cost, 975,549 shares..................      (6,678)       (6,678)          (6,678)
  Notes receivable for common stock........................        (211)         (211)            (211)
  Unearned stock compensation..............................         (63)          (63)             (63)
                                                             ----------    ----------       ----------
      Total stockholders' equity...........................     779,841       777,990        1,105,979
                                                             ----------    ----------       ----------
      Total capitalization.................................  $2,009,348    $2,023,298       $2,021,198
                                                             ==========    ==========       ==========


--------------------------
(a) Pro forma reflects the write-off of deferred financing costs associated with the repayment of 7 1/2% subordinated debt of $1.9 million, net of tax benefit of $1.2 million.

(b) Pro forma reflects the write-off of deferred financing costs associated with the repayment of 7 1/2% subordinated debt of $3.9 million, net of tax benefit of $2.6 million.

(c) We also had letters of credit issued, primarily in support of our taxable and tax-exempt bonds, of approximately $35.9 million.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
You should read the selected consolidated historical financial and other data below in conjunction with our consolidated financial statements and the accompanying notes. You should also read Management's Discussion and Analysis of Financial Condition and Results of Operations. All of these materials are contained later in this prospectus. We derived the consolidated historical financial data as of December 31, 1998, 1999 and 2000 and for the three years ended December 31, 2000 from our consolidated financial statements. We derived the historical data for the six months ended June 30, 2000 and June 30, 2001, and as of June 30, 2001, from our unaudited interim condensed consolidated financial statements. The unaudited interim condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods. The pro forma consolidated statements of operations and balance sheet data are presented in a separate table following the historical data. For each period, the pro forma consolidated statements of operations data are presented in three columns: historical data, pro forma data reflecting the application of the estimated net proceeds from this offering to repay a portion of our outstanding debt as if this repayment had occurred on January 1, 2000 and pro forma data reflecting the application of the estimated net proceeds from both this offering and the concurrent common stock offering to repay a portion of our outstanding debt as if this repayment had occurred on January 1, 2000. The pro forma consolidated statements of operations data for the year ended December 31, 2000 also reflect the application of the net proceeds from our two common stock public offerings in 2000. The consolidated balance sheet data give effect to this offering as well as both this offering and the concurrent common stock offering as if these events had occurred on June 30, 2001. We derived the selected consolidated financial and other data as of December 31, 1996 and 1997 and for the period from July 1, 1996 through December 31, 1996 and the year ended December 31, 1997 from our unaudited consolidated financial statements, which are not contained in this prospectus. We derived the selected consolidated financial and other data at June 30, 1996 and for the period from January 1, 1996 through June 30, 1996 from the unaudited consolidated financial statements of our predecessor company, which are not contained in this prospectus.


                                      PREDECESSOR
                                          (a)
                                     --------------
                                      PERIOD FROM        PERIOD FROM
                                       JANUARY 1           JULY 1
                                        THROUGH            THROUGH                     YEAR ENDED DECEMBER 31,
                                       JUNE 30,          DECEMBER 31,   -----------------------------------------------------
                                       1996 (b)           1996 (c)         1997          1998          1999          2000
                                     --------------      ------------   -----------   -----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA
  Net operating revenues...........   $    294,166       $   327,922    $   742,350   $   854,580   $ 1,079,953   $ 1,337,501
  Operating expenses (d)...........        291,712 (e)       270,319        620,112       688,190       875,768     1,084,765
  Depreciation and amortization....         17,558            18,858         43,753        49,861        56,943        71,931
  Amortization of goodwill.........            164            11,627         25,404        26,639        24,708        25,693
  Impairment of long-lived assets
    and relocation costs...........         15,655                --             --       164,833            --            --
  Compliance settlement and Year
    2000 remediation costs (f).....             --                --             --        20,209        17,279            --
  Loss from hospital sales.........          3,146                --             --            --            --            --
                                      ------------       -----------    -----------   -----------   -----------   -----------
  Income (loss) from operations....        (34,069)           27,118         53,081       (95,152)      105,255       155,112
  Interest expense, net............          8,930            38,964         89,753       101,191       116,491       127,370
                                      ------------       -----------    -----------   -----------   -----------   -----------
  Income (loss) before cumulative
    effect of a change in
    accounting principle and income
    taxes..........................        (42,999)          (11,846)       (36,672)     (196,343)      (11,236)       27,742
  Provision for (benefit from)
    income taxes...................        (15,747)            1,256         (4,501)      (13,405)        5,553        18,173
                                      ------------       -----------    -----------   -----------   -----------   -----------
  Income (loss) before cumulative
    effect of a change in
    accounting principle...........        (27,252)          (13,102)       (32,171)     (182,938)      (16,789)        9,569
  Cumulative effect of a change in
    accounting principle...........             --                --             --          (352)           --            --
                                      ------------       -----------    -----------   -----------   -----------   -----------
  Net income (loss)................   $    (27,252)      $   (13,102)   $   (32,171)  $  (183,290)  $   (16,789)  $     9,569
                                      ============       ===========    ===========   ===========   ===========   ===========
                                                                                                 (FOOTNOTES BEGIN ON PAGE 26)


                                      PREDECESSOR
                                          (a)
                                     --------------
                                     PERIOD FROM         PERIOD FROM
                                      JANUARY 1            JULY 1
                                       THROUGH             THROUGH                     YEAR ENDED DECEMBER 31,
                                      JUNE 30,           DECEMBER 31,   -----------------------------------------------------
                                       1996 (b)           1996 (c)         1997          1998          1999          2000
                                     --------------      ------------   -----------   -----------   -----------   -----------
                                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
  Basic and diluted income (loss)
    per common share:
    Income (loss) before cumulative
      effect of a change in
      accounting principle.........                      $     (0.24)   $     (0.60)  $     (3.37)  $     (0.31)  $      0.14
    Cumulative effect of a change
      in accounting principle......                               --             --         (0.01)           --            --
                                                         -----------    -----------   -----------   -----------   -----------
    Net income (loss)..............                      $     (0.24)   $     (0.60)  $     (3.38)  $     (0.31)  $      0.14
                                                         ===========    ===========   ===========   ===========   ===========
  Diluted income (loss) per common
    share:
    Income (loss) before cumulative
      effect of a change in
      accounting principle.........                      $     (0.24)   $     (0.60)  $     (3.37)  $     (0.31)  $      0.14
    Cumulative effect of a change
      in accounting principle......                               --             --         (0.01)           --            --
                                                         -----------    -----------   -----------   -----------   -----------
    Net income (loss)..............                      $     (0.24)   $     (0.60)  $     (3.38)  $     (0.31)  $      0.14
                                                         ===========    ===========   ===========   ===========   ===========

  Weighted-average number of shares
    outstanding:
    Basic..........................                       53,786,432     53,989,089    54,249,895    54,545,030    67,610,399
                                                         ===========    ===========   ===========   ===========   ===========
    Diluted........................                       53,786,432     53,989,089    54,249,895    54,545,030    69,187,191
                                                         ===========    ===========   ===========   ===========   ===========
    Ratio of earnings to fixed
      charges (g)..................                               --             --            --            --          1.18x

CONSOLIDATED BALANCE SHEET DATA (AS
  OF END OF PERIOD OR YEAR)
  Cash and cash equivalents........    $   10,410        $    26,588    $     7,663   $     6,719   $     4,282   $    13,740
  Total assets.....................       506,323          1,630,630      1,643,521     1,747,016     1,895,084     2,213,837
  Long-term debt...................       190,797            988,612      1,021,832     1,246,594     1,407,604     1,201,590
  Other long-term liabilities......        55,419             21,086         31,618        26,915        22,495        15,200
  Stockholders' equity.............       165,879            465,673        433,625       246,826       229,708       756,174

SELECTED OPERATING DATA
  Number of hospitals (h)..........            29                 35             37            41            46            52
  Licensed beds (h)(i).............         2,641              3,222          3,288         3,644         4,115         4,688
  Beds in service (h)(j)...........         2,005              2,311          2,543         2,776         3,123         3,587
  Admissions (k)...................        34,876             40,246         88,103       100,114       120,414       143,310
  Adjusted admissions (l)..........        56,136             68,059        153,618       177,075       217,006       262,419
  Patient days (m).................       168,995            183,809        399,012       416,845       478,658       548,827
  Average length of stay (days)
    (n)............................           4.8                4.6            4.5           4.2           4.0           3.8
  Occupancy rate
    (beds in service) (o)..........          46.3%              43.2%          43.1%         43.3%         44.1%         44.6%
  Net inpatient revenue as a % of
    total net revenue..............          61.1%              58.3%          57.3%         55.7%         52.7%         51.0%
  Net outpatient revenue as a % of
    total net revenue..............          37.5%              40.4%          41.5%         42.6%         45.5%         47.3%

  Adjusted EBITDA (p)..............    $    2,454        $    57,603    $   122,238   $   166,390     $ 204,185   $   252,736
  Adjusted EBITDA as a % of net
    revenue........................           0.8%              17.6%          16.5%         19.5%         18.9%         18.9%

  Net cash flows provided by (used
    in) operating activities.......    $   30,081        $     2,953    $    21,544   $    15,719   $   (11,746)  $    22,985
  Net cash flows used in investing
    activities.....................    $  (25,067)       $(1,259,268)   $   (76,651)  $  (236,553)  $  (155,541)  $  (244,441)
  Net cash flows provided by (used
    in) financing activities.......    $   (8,886)       $ 1,282,903    $    36,182   $   219,890   $   164,850   $   230,914


                                                    (FOOTNOTES BEGIN ON PAGE 26)

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  2000           2001
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
  Net operating revenues....................................  $   625,787    $   799,554
  Operating expense (d).....................................      505,931        648,476
  Depreciation and amortization.............................       33,910         43,094
  Amortization of goodwill..................................       12,378         14,074
                                                              -----------    -----------
  Income from operations....................................       73,568         93,910
  Interest expense, net.....................................       65,305         53,174
                                                              -----------    -----------
  Income before income taxes................................        8,263         40,736
  Provision for income taxes................................        7,164         20,237
                                                              -----------    -----------
  Net income................................................  $     1,099    $    20,499
                                                              ===========    ===========
  Net income per common share:
    Basic...................................................  $      0.02    $      0.24
    Diluted.................................................  $      0.02    $      0.23
  Weighted average number of shares outstanding:
    Basic...................................................   56,423,677     85,696,119
                                                              ===========    ===========
    Diluted.................................................   57,554,519     87,554,317
                                                              ===========    ===========
  Ratio of earnings to fixed charges (g)....................         1.10x          1.66x

SELECTED OPERATING DATA
  Number of hospitals (h)...................................           49             53
  Licensed beds (h)(i)......................................        4,401          4,848
  Beds in service (h)(j)....................................        3,355          3,722
  Admissions (k)............................................       68,314         82,559
  Adjusted admissions (l)...................................      126,137        149,741
  Patient days (m)..........................................      267,060        315,994
  Average length of stay (days) (n).........................          3.9            3.8
  Occupancy rate (beds in service) (o)......................         45.0%          48.4%
  Net inpatient revenue as a % of total net revenue.........         50.6%          51.0%
  Net outpatient revenue as a % of total net revenue........         47.6%          47.8%

  Adjusted EBITDA (p).......................................  $   119,856    $   151,078
  Adjusted EBITDA as a % of net revenue.....................         19.2%          18.9%

  Net cash flows (used in) provided by operating
  activities................................................  $   (34,399)   $    95,528
  Net cash flows used in investing activities...............  $   (74,261)   $  (104,464)
  Net cash flows provided by financing activities...........  $   110,368    $    30,936

                                                    (FOOTNOTES BEGIN ON PAGE 26)

                                        YEAR ENDED DECEMBER 31, 2000               SIX MONTHS ENDED JUNE 30, 2001
                                 ------------------------------------------   ----------------------------------------
                                                                                                           PRO FORMA
                                                               PRO FORMA                                   TO REFLECT
                                                               TO REFLECT                                     THIS
                                                             THIS OFFERING,                                 OFFERING
                                                                AND THE                                     AND THE
                                               PRO FORMA       CONCURRENT                   PRO FORMA      CONCURRENT
                                               TO REFLECT        COMMON                     TO REFLECT       COMMON
                                                  THIS           STOCK                         THIS          STOCK
                                   ACTUAL     OFFERING (Q)    OFFERING (R)      ACTUAL     OFFERING (Q)   OFFERING (R)
                                 ----------   ------------   --------------   ----------   ------------   ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA..............
  Net operating revenues.......  $1,337,501    $1,337,501      $1,337,501     $  799,554    $  799,554     $  799,554
  Operating expense (d)........   1,084,765     1,084,765       1,084,765        648,476       648,476        648,476
  Depreciation and
    amortization...............      71,931        71,931          71,931         43,094        43,094         43,094
  Amortization of goodwill.....      25,693        25,693          25,693         14,074        14,074         14,074
                                 ----------    ----------      ----------     ----------    ----------     ----------
  Income from operations.......     155,112       155,112         155,112         93,910        93,910         93,910
  Interest expense, net........     127,370        92,800          66,808         53,174        50,893         38,149
                                 ----------    ----------      ----------     ----------    ----------     ----------
  Income before extraordinary
    item and income taxes......      27,742        62,312          88,304         40,736        43,017         55,761
  Provision for income taxes...      18,173        31,655          41,792         20,237        21,127         26,097
                                 ----------    ----------      ----------     ----------    ----------     ----------
Income before extraordinary
  item.........................  $    9,569    $   30,657      $   46,512     $   20,499    $   21,890     $   29,664
                                 ==========    ==========      ==========     ==========    ==========     ==========
Income per common share before
  extraordinary item:
    Basic......................  $     0.14    $     0.45      $     0.58     $     0.24    $     0.26     $     0.30
                                 ==========    ==========      ==========     ==========    ==========     ==========
    Diluted....................  $     0.14    $     0.44      $     0.57     $     0.23    $     0.25     $     0.30
                                 ==========    ==========      ==========     ==========    ==========     ==========

Weighted average number of
  shares outstanding:
    Basic......................  67,610,399    67,610,399      79,610,399     85,696,119    85,696,119     97,696,119
                                 ==========    ==========      ==========     ==========    ==========     ==========
    Diluted....................  69,187,191    69,187,191      81,187,191     87,554,317    87,554,317     99,554,317
                                 ==========    ==========      ==========     ==========    ==========     ==========

Ratio of earnings to fixed
  charges (g)..................       1.18x         1.23x           1.23x          1.66x         1.72x          1.72x

CONSOLIDATED BALANCE SHEET
  DATA (AS OF END OF PERIOD)
  Cash and cash equivalents................................................   $   35,740    $   35,740     $   35,740
  Total assets.............................................................    2,280,086     2,286,603      2,283,160
  Long-term debt...........................................................    1,229,507     1,245,308        915,219
  Other long-term liabilities..............................................       14,015        14,015         14,015
  Stockholders' equity.....................................................      779,841       777,990      1,105,979

                                                                                          (FOOTNOTES BEGIN ON PAGE 26)

------------------------------

(a) Effective in July 1996, we acquired all of the outstanding common stock of our principal subsidiary, CHS/Community Health Systems, Inc. The predecessor company had a substantially different capital structure compared to ours. Because of the limited usefulness of the earnings per share information for the predecessor company, these amounts have been excluded.

(b) Includes two acquisitions.

(c) Includes six acquisitions.

(d) Operating expenses include salaries and benefits, provision for bad debts, supplies, rent, and other operating expenses, and exclude certain items for purposes of determining adjusted EBITDA as discussed in footnote (p) below.

(e) Includes $47.5 million of expense resulting from the cancellation of stock options associated with the acquisition of our principal subsidiary as discussed in footnote (a).

(f) Includes Year 2000 remediation costs of $0.2 million in 1998 and $3.3 million in 1999.

(g) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means income (loss) from continuing operations before provision for income taxes and extraordinary items plus fixed charges (other than capitalized interest). "Fixed charges" means total interest whether capitalized or expensed (including the portion of rent expense representative of interest costs) on outstanding debt plus debt related fees and amortization of deferred financing costs. The ratio of earnings to fixed charges for the period January 1, 1996 to June 30, 1996 is not presented because of a lack of comparability between the capital structure of our company and that of its predecessor. For the years ended December 31, 1996, 1997, 1998 and 1999, earnings were insufficient to cover fixed charges by approximately $11.8 million, $37.3 million, $197.0 million and $12.6 million.
    The pro forma ratio of earnings to fixed charges gives effect to the net decrease in the interest expense resulting from this offering and the application of the estimated net proceeds from this offering to the repayment of existing debt, as if this offering had occurred at the beginning of the periods presented; this ratio does not give effect to any other pro forma events. The ratio has been computed using an assumed interest rate of 4.75% for the notes.

(h) At end of period.

(i) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(j) Beds in service are the number of beds that are readily available for patient use.

(k) Admissions represent the number of patients admitted for inpatient treatment.

(l) Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(m) Patient days represent the total number of days of care provided to inpatients.

(n) Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(o) We calculated percentages by dividing the daily average number of inpatients by the weighted average of beds in service.

(p) We define adjusted EBITDA as EBITDA adjusted to exclude cumulative effect of a change in accounting principle, impairment of long-lived assets and relocation costs, compliance settlement and Year 2000 remediation costs, and loss from hospital sales. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization, and amortization of goodwill. EBITDA and adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and adjusted EBITDA are key measures used by management to evaluate our operations and provide useful information to investors. EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.


(q) The pro forma adjustments for this offering for the year ended December 31, 2000 reflect our two common stock public offerings in 2000 and this offering, the application of the net proceeds from our two common stock public offerings in 2000 to repay debt of $225.2 million on June 14, 2000, $20.5 million on July 3, 2000 and $268.8 million on November 3, 2000 and the estimated net proceeds from this offering to repay debt of $234.2 million based on the outstanding debt balance as of December 31, 2000 and the resultant reduction of interest expense of $34.6 million as if these events had occurred on January 1, 2000.



    The pro forma adjustments for this offering for the six months ended
    June 30, 2001 reflect this offering, the estimated net proceeds from this offering to repay debt of $234.2 million based on the outstanding debt balance as of June 30, 2001 and the resultant reduction of interest expense of $2.3 million as if these events had occurred on January 1, 2000.



    The pro forma adjustments also reflect an increase in provision for income taxes of $13.5 million for the year ended December 31, 2000 and $0.9 million for the six months ended June 30, 2001, resulting from the decrease in interest expense. See "Use of Proceeds." These adjustments are detailed as follows:


    1.  To adjust interest expense to reflect the following:


       - For the year ended December 31, 2000, interest expense of $17.6 million and for the six months ended June 30, 2001, interest expense of $8.7 million on the 7 1/2% subordinated debt has been excluded giving effect to the repayment of $234.2 million with the estimated net proceeds from this offering.



       - For the year ended December 31, 2000, interest expense of $0.4 million and for the six months ended June 30, 2001, interest expense of $0.2 million from the amortization of deferred financing costs associated with the 7 1/2% subordinated debt has been excluded giving effect to the write-off of $3.0 million of deferred financing costs.


       - For the year ended December 31, 2000, interest expense of $19.8 million on the acquisition revolving loan facility of our credit agreement has been excluded, giving effect to the repayment of $308.7 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 at an assumed weighted average interest rate of 8.6%.

       - For the year ended December 31, 2000, interest expense of $6.8 million on the revolving credit facility of our credit agreement has been excluded, giving effect to the repayment of $165.5 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 using an assumed weighted average interest rate of 9.0%.

       - For the year ended December 31, 2000, interest expense of $3.2 million on the term loans of our credit agreement has been excluded, giving effect to the repayment of $40.3 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 at an assumed weighted average interest rate of 9.6%.


       - For the year ended December 31, 2000, interest expense of $13.2 million has been included giving effect to this offering at an assumed interest rate of 4.75% on the notes. This interest expense includes $1.4 million of amortization of the $9.6 million of debt offering costs. For the six months ended June 30, 2001, interest expense of $6.6 million has been included giving effect to this offering at an assumed interest rate of 4.75% of the notes. This interest expense includes $0.7 million of amortization of the $9.6 million of debt offering costs.



    2. The adjustment to the pro forma provision for income taxes, computed using a 39% statutory income tax rate, was $13.5 million for the year ended December 31, 2000 and $0.9 million for the six months ended June 30, 2001 for the tax effect of the above-noted pro forma adjustments.



    3. Pro forma income statement for the year ended December 31, 2000 and six months ended June 30, 2001 does not reflect the write-off of deferred financing costs associated with the repayment of the 7 1/2% subordinated debt of $1.9 million, net of tax benefit of $1.1 million.


    4.  The conversion of the notes into       shares of common stock under the
       if-converted method has not been included in the computation of diluted pro forma earnings per share because the effect would be antidilutive.


(r) The pro forma adjustments for both this offering and the concurrent offering for the year ended December 31, 2000 reflect the pro forma adjustments for our two common stock public offerings in 2000 and this offering as detailed in footnote (q) above as well as the concurrent common stock offering and the estimated net proceeds from the concurrent common stock offering to repay additional debt of $330.1 million based on the outstanding balance as of December 31, 2000 and the resultant additional reduction of interest expense of $26.0 million as if these events had occurred on January 1, 2000.



    The pro forma adjustments for both this offering and the concurrent common stock offering for the six months ended June 30, 2001 reflect the pro forma adjustments for this offering as detailed in footnote (q) above as well as the concurrent common stock offering and the estimated net proceeds from the concurrent common stock offering to repay debt of $330.1 million based on outstanding balance at June 30, 2001 and the resultant additional reduction of interest expense of $12.7 million as if these events had occurred on January 1, 2000.

    The pro forma adjustments also reflect an additional increase in provision for income taxes of $10.2 million for the year ended December 31, 2000 and $5.2 million for the six months ended June 30, 2001, resulting from the decrease in interest expense. See "Use of Proceeds." These adjustments are detailed as follows:

    1.  To adjust interest expense to reflect the following:

       - For the year ended December 31, 2000, interest expense of $37.5 million on $500.0 million of the 7 1/2% subordinated debt has been excluded. For the six months ended June 30, 2001, interest expense of $18.6 million on $500.0 million of the 7 1/2% subordinated debt has been excluded.

       - For the year ended December 31, 2000, interest expense of $0.8 million and for the six months ended June 30, 2001, interest expense of $0.4 million from the amortization of deferred financing costs associated with the subordinated debt has been excluded giving effect to the write-off of $6.5 million of deferred financing costs.


       - For the year ended December 31, 2000, interest expense of $25.4 million on the acquisition revolving loan facility of our credit agreement has been excluded, giving effect to the repayment of $308.7 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 at an assumed weighted average interest rate of 8.6% and the repayment of $64.3 million in outstanding borrowings with proceeds from this offering and the concurrent common stock offering at an assumed weighted average interest rate of 8.8%. For the six months ended June 30, 2001, interest expense of $2.6 million on the acquisition loan revolving facility of our credit agreement has been excluded, giving effect to the repayment of $64.3 million in outstanding borrowings with proceeds from this offering and the concurrent common stock offering using an assumed weighted average interest rate of 8.3%.


       - For the year ended December 31, 2000, interest expense of $6.8 million on the revolving credit facility of our credit agreement has been excluded, giving effect to the repayment of $165.5 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 using an assumed weighted average interest rate of 9.0%.

       - For the year ended December 31, 2000, interest expense of $3.2 million on the term loans of our credit agreement has been excluded, giving effect to the repayment of $40.3 million in outstanding borrowings with the net proceeds from our two common stock public offerings in 2000 at an assumed weighted average interest rate of 9.6%.


       - For the year ended December 31, 2000, interest expense of $13.2 million has been included giving effect to this offering at an assumed interest rate of 4.75% on the notes. This interest expense includes $1.4 million of amortization of the $9.6 million of debt offering costs. For the six months ended June 30, 2001, interest expense of $6.6 million has been included giving effect to this offering at an assumed interest rate of 4.75% on the notes. This interest expense includes $0.7 million of amortization of the $9.6 million of debt offering costs.



    2. The adjustment to the pro forma provision for income taxes, computed using a 39% statutory income tax rate, was $23.6 million for the year ended December 31, 2000 and $5.9 million for the six months ended June 30, 2001 for the tax effect of the above-noted pro forma adjustments.


    3. Pro forma income statement for the year ended December 31, 2000 and six months ended June 30, 2001 does not reflect the write-off of deferred financing costs associated with the repayment of the 7 1/2% subordinated debt of $3.9 million, net of tax benefit of $2.6 million.

    4.  The conversion of the notes into       shares of common stock under the
       if-converted method has not been included in the computation of diluted pro forma earnings per share because the effect would be antidilutive.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "RISK FACTORS," "SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities and the second largest in terms of revenues and EBITDA. As of September 1, 2001, we owned, leased or operated 54 hospitals, geographically diversified across 20 states, with an aggregate of 4,951 licensed beds. In over 85% of our markets, we are the sole provider of general hospital healthcare services. In all but one of our other markets, we are one of two providers of general hospital healthcare services. For the fiscal year ended December 31, 2000, we generated
$1.34 billion in net operating revenues and $252.7 million in adjusted EBITDA. For the six months ended June 30, 2001, we generated $799.6 million in net operating revenues and $151.1 million in adjusted EBITDA. We achieved revenue growth of 23.8% in 2000, 26.4% in 1999 and 15.1% in 1998. We also achieved growth in adjusted EBITDA of 23.8% in 2000, 22.7% in 1999 and 36.1% in 1998. Our net income for 2000 was $9.6 million, compared to a net loss of $16.8 million in 1999 and a net loss of $183.3 million in 1998.

ACQUISITIONS

    Effective June 1, 2001, we acquired Brandywine Hospital, a 168-bed acute care facility located in Coatesville, Pennsylvania, for an aggregate consideration of approximately $61 million. Effective September 1, 2001, we acquired Red Bud Regional Hospital, a 103-bed facility located in Red Bud, Illinois, for an aggregate consideration of approximately $5 million. Each of these hospitals is the sole provider of general acute hospital services in its community.


    During 2000, we acquired, through five purchases and two capital lease transactions, most of the assets, including working capital, of seven hospitals. These acquisitions include the purchase of assets of a hospital which we were managing under an operating agreement. We had purchased the working capital accounts of that hospital in 1998. The consideration for the seven hospitals totaled approximately $247 million. This consideration consisted of $148 million in cash, which we borrowed under our acquisition loan facilities, and assumed liabilities of $99 million. We prepaid the lease obligation relating to each lease transaction. We included the prepayment as part of the cash consideration. The purchase of our hospital in Kirksville, Missouri includes an operating lease for the primary building location.


    During 1999, we acquired, through three purchases and one capital lease transaction, most of the assets, including working capital, of four hospitals. The consideration for the four hospitals totaled approximately $77.8 million. This consideration consisted of $59.7 million in cash, which we borrowed under our acquisition loan facility, and assumed liabilities of $18.1 million. We prepaid the entire lease obligation relating to the lease transaction. We included the prepayment as part of the cash consideration. We also opened one additional hospital, after completion of construction, at a cost of $15.3 million. This owned hospital replaced a hospital that we managed.

    During 1998, we acquired, through two purchase and two capital lease transactions, most of the assets, including working capital, of four hospitals. The consideration for the four hospitals totaled approximately $218.6 million. This consideration consisted of $169.8 million in cash, which we borrowed under our acquisition loan facility, and assumed liabilities of $48.8 million. We prepaid the entire lease obligation relating to each lease transaction. We included the prepayment as part of the cash consideration. Also, effective December 1, 1998, we entered into an operating agreement relating to a 38 licensed bed hospital. We also purchased the working capital accounts of that hospital. The cash payment made for this hospital was $2.8 million. Pursuant to this operating agreement, upon specified conditions being met, we will be obligated to construct a replacement hospital and to purchase for $0.9 million the remaining assets of the hospital. Upon completion, all rights of ownership and operation will transfer to us.

    During 1997, we exercised a purchase option under an operating lease and acquired two hospitals through capital lease transactions. The consideration for these three hospitals totaled $46.1 million, including working capital. This consideration consisted of $36.3 million in cash, which we borrowed under our acquisition loan facility, and assumed liabilities of $9.8 million. We prepaid the entire lease obligation relating to each lease transaction. We included the prepayment as part of the cash consideration.

    Goodwill from the acquisition of our predecessor company in 1996 was $662.7 million and from subsequent hospital acquisitions was $317.2 million as of June 30, 2001. Based on management's assessment of the goodwill's estimated useful life, we generally amortize our goodwill over 40 years. Goodwill represented 125.7% of our shareholders' equity as of June 30, 2001; the amount of goodwill amortized equaled 15.0% of our income from operations for the six-month period ended June 30, 2001. Significant adverse changes in facts regarding our industry, markets and operations could cause our management to determine that impairment indicators exist. This could cause impairments to the carrying amount of such goodwill, resulting in a non-cash charge which would reduce operating income.

    In the future, we intend to acquire, on a selective basis, two to four hospitals in our target markets annually. Because of the financial impact of acquisitions, it is difficult to make meaningful comparisons between our financial statements for the periods presented. Because adjusted EBITDA margins at hospitals we acquire are, at the time of acquisition, lower than those of our existing hospitals, acquisitions can negatively affect our adjusted EBITDA margins on a consolidated basis.

    On May 1, 2000, we terminated the lease of a hospital previously held for disposition. At June 30, 2001, the carrying amounts of one of our hospitals were segregated from our remaining assets. The carrying amount of long-term assets of a facility held for disposition are classified in other assets, net in our unaudited interim condensed consolidated balance sheet as of June 30, 2001. We do not expect the impact of any gain or loss on our financial results to be material.

SOURCES OF REVENUE

    Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. Approximately 49% for the year ended December 31, 1998, 48% for the year ended December 31, 1999 and 46% for the year ended December 31, 2000, are related to services rendered to patients covered by the Medicare and Medicaid programs. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We record adjustments to the estimated billings in the periods that such adjustments become known. We account for adjustments to previous program reimbursement estimates as contractual adjustments and report them in future periods as final settlements are determined. Adjustments related to final settlements or appeals that increased revenue were insignificant in each of the years ended December 31, 1998, 1999 and 2000. Net amounts due to third-party payors were $9.1 million as of December 31, 1999 and

$2.3 million as of December 31, 2000. We included these amounts in the line item accrued liabilities--other in the accompanying balance sheets. Substantially all Medicare and Medicaid cost reports are final settled through 1997.

    We expect the percentage of revenues received from the Medicare program to increase due to the general aging of the population and the restoration of some payments under the Balanced Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000. The payment rates under the Medicare program for inpatients are based on a prospective payment system, based upon the diagnosis of a patient. While these rates are indexed for inflation annually, the increases have historically been less than actual inflation. Reductions in the rate of increase in Medicare reimbursement may have an adverse impact on our net operating revenue growth.

    The implementation of Medicare's new prospective payment system for outpatient hospital care, effective August 1, 2000, had a favorable impact, but was not material to our overall operating results. The Centers for Medicare and Medicaid Services estimates that this new prospective payment system will result in an overall 9.7% increase in projected outpatient payments which began
August 1, 2000, mandated by the Balanced Budget Act of 1997.

    In December, 2000, the Benefits Improvement and Protection Act of 2000 became law. It is estimated that the changes to be implemented to many facets of the Medicare reimbursement system by reason of this law will increase reimbursement. We do not believe these increases will be material to our overall operating results.

    In addition, Medicaid programs, insurance companies, and employers are actively negotiating the amounts paid to hospitals as opposed to their standard rates. The trend toward increased enrollment in managed care may adversely affect our net operating revenue growth.

RESULTS OF OPERATIONS

    Our hospitals offer a variety of services involving a broad range of inpatient and outpatient medical and surgical services. These include orthopedics, cardiology, OB/GYN, occupational medicine, rehabilitation treatment, home health, and skilled nursing. The strongest demand for hospital services generally occurs during January through April and the weakest demand for these services occurs during the summer months. Accordingly, eliminating the effect of new acquisitions, our net operating revenues and earnings are generally highest during the first quarter and lowest during the third quarter.

    The following tables summarize, for the periods indicated, selected operating data.

                                                                                                       SIX MONTHS
                                                                                                         ENDED
                                                             YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                       ------------------------------------      ----------------------
                                                         1998          1999          2000          2000          2001
                                                       --------      --------      --------      --------      --------
                                                                 (EXPRESSED AS A PERCENTAGE OF NET OPERATING
                                                                                  REVENUES)
Net operating revenues...........................       100.0         100.0         100.0         100.0         100.0
Operating expenses (a)...........................       (80.5)        (81.1)        (81.1)        (80.8)        (81.1)
                                                        -----         -----         -----         -----         -----
Adjusted EBITDA (b)..............................        19.5          18.9          18.9          19.2          18.9
Depreciation and amortization....................        (5.8)         (5.3)         (5.4)         (5.4)         (5.4)
Amortization of goodwill.........................        (3.1)         (2.3)         (1.9)         (2.0)         (1.8)
Impairment of long-lived assets..................       (19.3)         --            --            --            --
Compliance settlement and Year 2000 remediation
  costs (c)......................................        (2.4)         (1.6)         --            --            --
                                                        -----         -----         -----         -----         -----
Income (loss) from operations....................       (11.1)          9.7          11.6          11.8          11.7
Interest, net....................................       (11.8)        (10.8)         (9.5)        (10.4)         (6.7)
                                                        -----         -----         -----         -----         -----
Income (loss) before cumulative effect of a
  change in accounting principle and income
  taxes..........................................       (22.9)         (1.1)          2.1           1.3           5.1
Provision for (benefit from) income taxes........        (1.5)          0.5           1.4           1.1           2.5
                                                        -----         -----         -----         -----         -----
Income (loss) before cumulative effect of a
  change in accounting principle.................       (21.4)         (1.6)          0.7           0.2           2.6
                                                        =====         =====         =====         =====         =====

                                                                                              SIX MONTHS
                                                                        YEAR ENDED               ENDED
                                                                       DECEMBER 31,            JUNE 30,
                                                                  ----------------------      -----------
                                                                    1999          2000           2001
                                                                  --------      --------      -----------
                                                                        (EXPRESSED IN PERCENTAGES)
PERCENTAGE CHANGE FROM PRIOR PERIOD:
  Net operating revenues....................................        26.4          23.8           27.8
  Admissions................................................        20.3          19.0           20.9
  Adjusted admissions (d)...................................        22.6          20.9           18.7
  Average length of stay....................................        (4.8)         (5.0)          (2.6)
  Adjusted EBITDA...........................................        22.7          23.8           26.0
SAME HOSPITALS PERCENTAGE CHANGE FROM PRIOR PERIOD (e):
  Net operating revenues....................................         7.6          10.3           11.1
  Admissions................................................         4.9           6.3            6.0
  Adjusted admissions.......................................         7.7           7.3            4.3
  Adjusted EBITDA...........................................        12.6          16.7           14.4

--------------------------

(a) Operating expenses include salaries and benefits, provision for bad debts, supplies, rent, and other operating expenses, and exclude the items that are excluded for purposes of determining adjusted EBITDA as discussed in footnote (b) below.

(b) We define adjusted EBITDA as EBITDA adjusted to exclude cumulative effect of a change in accounting principle, impairment of long-lived assets, compliance settlement and Year 2000 remediation costs, and loss from hospital sales. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization, and amortization of goodwill. EBITDA and adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and adjusted EBITDA are key measures used by management to evaluate our operations and provide useful information to investors. EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(c) Includes Year 2000 remediation costs representing 0.0% in 1998 and 0.3% in 1999.

(d) Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(e) Includes acquired hospitals to the extent we operated them during comparable periods in both years.

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

    Net operating revenues increased 27.8% to $799.6 million for the six months ended June 30, 2001 from $625.8 million for the six months ended June 30, 2000. Of the $173.8 million increase in net operating revenues, the seven hospitals acquired in 2000 and one hospital acquired in 2001 contributed approximately $104.9 million, and hospitals we owned throughout both periods contributed $68.9 million, an increase of 11.1%. The increase from hospitals owned throughout both periods was attributable primarily to volume increases, rate increases from managed care and other payors and an increase in government reimbursement; these increases were offset by the 2001 period having one fewer day as compared to the 2000 period, resulting from 2000 being a leap year.

    Inpatient admissions increased by 20.9%. Adjusted admissions increased by 18.7%. Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues. Average length of stay decreased by 2.6%. On a same hospital basis, inpatient admissions increased by 6.0% and adjusted admissions increased by 4.3%. The increase in same hospital inpatient admissions and adjusted admissions was due primarily to an increase in services offered, physician relationship development efforts and the addition of physicians through our focused recruitment program. On a same hospital basis, net outpatient revenues increased 12.5%.

    Operating expenses, as a percentage of net operating revenues, increased from 80.8% for the six months ended June 30, 2000, to 81.1% for the six months ended June 30, 2001, primarily due to an increase in provision for bad debts, increases in utility expense and an increase in rent expense, offset by improvements in salaries and benefits. Salaries and benefits, as a percentage of net operating revenues, decreased to 38.7% from 39.0% for the comparable periods, due to the continued realization of savings from improvements made at the hospitals acquired offset by hospitals acquired more recently having higher salaries and benefits as a percentage of net operating revenues for which savings have not yet been realized. Provision for bad debts, as a percentage of net operating revenues, increased to 9.3% for the six months ended June 30, 2001 from 9.0% for the comparable period in 2000 due primarily to an increase in self-pay business. Supplies as a percentage of net operating revenues remained unchanged at 11.6% for the comparable periods in 2000 and 2001. Rent and other operating expenses, as a percentage of net operating revenues, increased from 21.2% for the six months ended June 30, 2000 to 21.5% for the six months ended June 30, 2001. Adjusted EBITDA margins decreased from 19.2% for the six months ended June 30, 2000 to 18.9% for the six months ended June 30, 2001 due primarily to the acquisition of a previously managed facility and the lower initial adjusted EBITDA margins associated with hospitals acquired in 2000 and 2001.

    On a same hospital basis, operating expenses as a percentage of net operating revenues decreased from 81.2% for the six months ended June 30, 2000 to 80.6% for the six months ended June 30, 2001. We achieved this reduction through efficiency and productivity gains in payroll and supplies expense reductions, offset by a smaller increase in bad debt expense and other operating expenses.

    Depreciation and amortization increased by $9.2 million from $33.9 million for the six months ended June 30, 2000 to $43.1 million for the six months ended June 30, 2001. The seven hospitals acquired in 2000 and one hospital acquired in 2001 accounted for $2.9 million of the increase; facility renovations and purchases of equipment, information system upgrades, the inclusion of a hospital previously held for divestiture and other deferred items accounted for the remaining $6.3 million.

    Amortization of goodwill increased from $12.4 million for the six months ended June 30, 2000 to $14.1 million for the comparable period in 2001 related to acquired hospitals.

    Interest, net decreased from $65.3 million for the six months ended
June 30, 2000 to $53.2 million for the six months ended June 30, 2001. The decrease in average long-term debt during the comparable periods in 2000 and 2001 accounted for $9.8 million of the decrease while a net decrease in interest rates accounted for the remaining difference. The decrease in average debt balance is the result of debt repayments from proceeds raised from the issuance of common stock in 2000 being greater than additional sums borrowed to finance hospital acquisitions.

    Income before income taxes increased from $8.3 million for the six months ended June 30, 2000 to $40.7 million for the six months ended June 30, 2001 primarily as a result of the increases in revenue and decreases in expenses as discussed above.

    Provision for income taxes increased from $7.2 million for the six months ended June 30, 2000 to $20.2 million for the six months ended June 30, 2001 as a result of the increase in pre-tax income.

    Net income was $20.5 million for the six months ended June 30, 2001 compared to $1.1 million for the six months ended June 30, 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Net operating revenues increased by 23.8% to $1,337.5 million in 2000 from $1,080.0 million in 1999. Of the $257.5 million increase in net operating revenues, the hospitals we acquired, including one new hospital we constructed, in 2000 and 1999 contributed $149.6 million and the hospitals we owned throughout both periods contributed $107.9 million. The $107.9 million, or 10.3%, increase in same hospitals net operating revenues was attributable primarily to inpatient and outpatient volume increases. In 2000, we experienced an estimated $25 million of reductions from the Balanced Budget Act of 1997. We have experienced lower payments from a number of payors, resulting primarily from:

    - reductions mandated by the Balanced Budget Act of 1997, particularly in the areas of reimbursement for Medicare outpatient, capital, bad debts, home health, and skilled nursing;

    - reductions in various states' Medicaid programs; and

    - reductions in length of stay for patients not reimbursed on an admission basis.

We expect the Balanced Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000 to lessen the impact of these reductions in future periods.

    Inpatient admissions increased by 19.0%. Adjusted admissions increased by 20.9%. Average length of stay decreased by 5.0%. On a same hospitals basis, inpatient admissions increased by 6.3% and adjusted admissions increased by 7.3%. The increase in same hospitals inpatient admissions and adjusted admissions was due primarily to an increase in services offered, physician relationship development efforts, and the addition of physicians through our focused recruitment program. On a same hospitals basis, net outpatient operating revenues increased 13.7%. Outpatient growth reflects the continued trend toward a preference for outpatient procedures, where appropriate, by patients, physicians, and payors.

    Operating expenses, as a percentage of net operating revenues, remained unchanged at 81.1% from 1999 to 2000. Adjusted EBITDA margin remained unchanged at 18.9% from 1999 to 2000. Salaries and benefits, as a percentage of net operating revenues, decreased from 38.8% in 1999 to 38.7% in 2000. Provision for bad debts, as a percentage of net operating revenues, increased to 9.1% in 2000 from 8.8% in 1999 due to an increase in self-pay revenues and payor remittance slowdowns in part caused by an increase in the number of acquisition conversions. The conversion is the process by which the Company must apply for new Medicare and Medicaid provider numbers on acquired hospitals. This process results in billing delays and payor remittance slowdowns and subsequently an increase in the allowance for uncollectible receivables during the conversion period. Supplies, as a percentage of net operating revenues, decreased to 11.5% in 2000 from 11.7% in 1999. Rent and other operating expenses, as a percentage of net operating revenues, remained unchanged at 21.7% from 1999 to 2000.

    On a same hospitals basis, operating expenses as a percentage of net operating revenues decreased from 81.2% in 1999 to 80.1% in 2000 and adjusted EBITDA margin increased from 18.8% in 1999 to 19.9% in 2000. These efficiency and productivity gains resulted from the achievement of target staffing ratios, physician recruiting efforts, and improved compliance with national purchasing contracts. Operating expenses improved as a percentage of net operating revenues in every major category except provision for bad debts which increased slightly and other operating expenses which were flat compared to 1999.

    Depreciation and amortization increased by $15.0 million from $56.9 million in 1999 to $71.9 million in 2000. The twelve hospitals acquired in 1999 and 2000 accounted for $5.9 million of the increase and facility renovations and purchases of equipment primarily accounted for the remaining $9.1 million.

    Amortization of goodwill increased by $1.0 million from $24.7 million in 1999 to $25.7 million in 2000. This increase primarily related to the twelve hospitals acquired, including one constructed, in 1999 and 2000.

    Interest, net increased by $10.9 million from $116.5 million in 1999 to $127.4 million in 2000. The twelve hospitals acquired, including one constructed, in 1999 and 2000 accounted for approximately $8.5 million of incremental interest, borrowings under our credit agreement to finance capital expenditures and physician recruiting accounted for $10.0 million of incremental interest, borrowings to fund our compliance settlement accounted for $1.9 million of incremental interest and changes in interest rates accounted for $8.2 million of incremental interest. These increases were offset by savings of approximately $16.0 million from the repayment of long-term debt with the proceeds from our initial public and secondary offerings in 2000 and a savings of $1.7 million from an increase in cash flow from operations.

    Income before income taxes for 2000 was $27.7 million compared to a loss of $11.2 million in 1999. This improvement is primarily the result of revenue growth from both acquisitions and same store hospitals, management's ability to control expenses and a reduction in the growth rate of interest expense.

    The provision for income taxes in 2000 was $18.2 million compared to $5.6 million in 1999. Due to the non-deductible nature of certain goodwill amortization, the resulting effective tax rate is in excess of the statutory rate.

    Net income for 2000 was $9.6 million as compared to $16.8 million net loss in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Net operating revenues increased by 26.4% to $1,080.0 million in 1999 from $854.6 million in 1998. Of the $225.4 million increase in net operating revenues, the nine hospitals we acquired, including one constructed, in 1998 and 1999, contributed $160.6 million and nine hospitals we owned throughout both periods contributed $64.8 million. The $64.8 million, or 7.6%, increase in same hospitals net operating revenues was attributable primarily to inpatient and outpatient volume increases, partially offset by a decrease in reimbursement. In 1999, we experienced an estimated $23 million of reductions from the Balanced Budget Act of 1997. We have experienced lower payments from a number of payors, resulting primarily from:

    - reductions mandated by the Balanced Budget Act of 1997, particularly in the areas of reimbursement for Medicare outpatient, capital, bad debts, home health, and skilled nursing;

    - reductions in various states' Medicaid programs; and

    - reductions in length of stay for patients not reimbursed on an admission basis.

We expect the Balanced Budget Refinement Act of 1999 to lessen the impact of these reductions in future periods.

    Inpatient admissions increased by 20.3%. Adjusted admissions increased by 22.6%. Average length of stay decreased by 4.8%. On a same hospitals basis, inpatient admissions increased by 4.9% and adjusted admissions increased by 7.7%. The increase in same hospitals inpatient admissions and adjusted admissions was due primarily to an increase in services offered, physician relationship development efforts, and the addition of physicians through our focused recruitment program. On a same hospitals basis, net outpatient operating revenues increased 14.8%. Outpatient growth reflects the continued trend toward a preference for outpatient procedures, where appropriate, by patients, physicians, and payors.

    Operating expenses, as a percentage of net operating revenues, increased from 80.5% in 1998 to 81.1% in 1999 due to higher operating expenses and lower initial adjusted EBITDA margins associated with acquired hospitals and one recently constructed hospital. Adjusted EBITDA margin decreased from 19.5% in 1998 to 18.9% in 1999. Salaries and benefits, as a percentage of net operating revenues, increased to 38.8% in 1999 from 38.4% in 1998, due to acquisitions of hospitals in 1998 and 1999 having higher salaries and benefits as a percentage of net operating revenues than our 1998 results. Provision for bad debts, as a percentage of net operating revenues, increased to 8.8% in 1999 from 8.1% in 1998 due to an increase in self-pay revenues and payor remittance slowdowns in part caused by Year 2000 conversions. Supplies, as a percentage of net operating revenues, decreased to 11.7% in 1999 from 11.8% in 1998. Rent and other operating expenses, as a percentage of net operating revenues, decreased to 21.7% in 1999 from 22.3% in 1998.

    On a same hospitals basis, operating expenses as a percentage of net operating revenues decreased from 81.1% in 1998 to 80.3% in 1999 and adjusted EBITDA margin increased from 18.9% in 1998 to 19.7% in 1999. These efficiency and productivity gains resulted from the achievement of target staffing ratios and improved compliance with national purchasing contracts. Operating expenses improved as a percentage of net operating revenues in every major category except provision for bad debts.

    Depreciation and amortization increased by $7.0 million from $49.9 million in 1998 to $56.9 million in 1999. The nine hospitals acquired in 1998 and 1999 accounted for $7.1 million of the increase and facility renovations and purchases of equipment accounted for the remaining $3.3 million. These increases were offset by a $3.4 million reduction in depreciation and amortization related to the 1998 impairment write-off of certain assets.

    Amortization of goodwill decreased by $1.9 million from $26.6 million in 1998 to $24.7 million in 1999. The 1998 impairment charge resulted in a $3.6 million reduction in amortization of goodwill, offset by an increase of $1.7 million primarily related to the nine hospitals acquired in 1998 and 1999.

    Interest, net increased by $15.3 million from $101.2 million in 1998 to $116.5 million in 1999. The nine hospitals acquired in 1998 and 1999 accounted for $10.2 million of the increase, and borrowings under our credit agreement to finance capital expenditures accounted for the remaining $5.1 million.

    Loss before cumulative effect of a change in accounting principle and income taxes for 1999 was $11.2 million compared to a loss of $196.3 million in 1998. A majority of this variance was due to a $164.8 million charge for impairment of long-lived assets recorded in 1998. In December 1998, in connection with our periodic review process, we determined that as a result of adverse changes in physician relationships, undiscounted cash flows from seven of our hospitals were below the carrying value of long-lived assets associated with those hospitals. Therefore, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," we adjusted the carrying value of the related long-lived assets, primarily goodwill, to their estimated fair value. We based the estimated fair values of these hospitals on specific market appraisals.

    The provision for income taxes in 1999 was $5.6 million compared to a benefit of $13.4 million in 1998. Due to the non-deductible nature of certain goodwill amortization and the goodwill portion of the 1998 impairment charge, the resulting effective tax rate is in excess of the statutory rate.

    Including the impairment of long-lived assets, compliance settlement costs, Year 2000 remediation costs, and cumulative effect of a change in accounting principle charges, net loss for 1999 was $16.8 million as compared to $183.3 million net loss in 1998. In 1997, we initiated a voluntary review of inpatient medical records to determine whether documentation supported the inpatient codes billed to certain governmental payors for the years 1993 through 1997. We executed a settlement agreement with the appropriate state and federal governmental agencies for a negotiated settlement amount of approximately
$31.8 million, which we paid in May 2000. We recorded as a charge to income, under the caption "Compliance settlement costs," $20 million in 1998 and $14 million in 1999.

LIQUIDITY AND CAPITAL RESOURCES

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

    Net cash provided by operating activities increased $129.9 million to $95.5 million for the six months ended June 30, 2001 from a cash use of $34.4 million for the six months ended June 30, 2000. This increase represents an increase in net income of $19.4 million, an increase in non-cash expenses of $11.8 million, an increase of cash from working capital of $67.8 million and the absence of the one-time compliance settlement payment of $30.9 million made in 2000 when comparing the six month periods ended June 30, 2000 and 2001. The increase of cash from working capital can be attributed primarily to improvement in collections of accounts receivable, an increase in our tax provision, which we anticipate will be substantially offset by our existing net operating loss carryforwards and therefore not result in cash outflow, and overall better management of other working capital items. The use of cash from investing activities increased from $74.3 million for the six months ended June 30, 2000 to $104.5 million for the six months ended June 30, 2001. This increase is the result of the additional cost of the acquisition in 2001 and additional expenditures on property, equipment and other assets. Net cash provided by financing activities decreased $79.4 million during the comparable periods as a result of not borrowing to meet capital expenditure and working capital needs during the 2001 period and not borrowing for the compliance settlement as was done in the 2000 period.

2000 COMPARED TO 1999

    Net cash provided by operating activities increased by $34.7 million, from a use of $11.7 million during 1999 to cash provided of $23.0 million during 2000. This improvement is due primarily to an increase in net income of $26.4 million, use of deferred tax assets of $17.2 million during 2000 as compared to creating deferred tax assets of $3.8 million in 1999, and an increase in accounts payable and accrued liabilities, offset by an increase in accounts receivable and the $31.8 million compliance settlement payment made during 2000. The use of cash in investing activities increased $88.9 million from $155.5 million in 1999 to $244.4 million in 2000. The increase is due primarily to an increase in cash used to finance hospital acquisitions of $88.5 million during 2000 and an increase in cash used to finance all other capital expenditures of $0.4 million. Net cash provided by financing activities increased $66.0 million from $164.9 million in 1999 to $230.9 million in 2000. We raised $514.5 million in proceeds, net of expenses from our initial public and secondary offerings completed in 2000, which were used to repay long term debt. Our borrowings during 2000 were $241.3 million and, excluding the offering proceeds, repayments would have been $11.0 million. Excluding the 2000 offering proceeds and the refinancing of our credit facility in 1999, this represents a $64.8 million increase compared to borrowings of $186.3 million and repayments of $20.9 million in 1999. The $64.8 million increase in borrowings is derived from the increase in the amount spent on acquisitions of facilities partially offset by an increase in operating cash flows.

1999 COMPARED TO 1998

    Net cash provided by operating activities decreased by $27.4 million, from $15.7 million during 1998 to a use of $11.7 million during 1999 due primarily to an increase in accounts receivable at both same hospitals and newly-acquired hospitals. The use of cash in investing activities decreased from $236.6 million in 1998 to $155.5 million in 1999. The $81.1 million decrease was due primarily to a decrease in cash used to finance hospital acquisitions of $112.9 million during 1999. This decrease was offset by a $31.8 million increase in cash used primarily to finance capital expenditures during 1999, including approximately $15.0 million of Year 2000 expenditures. The 1998 use of cash to acquire facilities, included four hospitals, two of which were larger facilities. Net cash provided by financing activities decreased from $219.9 million in 1998 to $164.9 million in 1999. Excluding the refinancing of our credit facility, borrowings in 1999 would have been $186.3 million and repayments would have been $20.9 million. This represents a $56.2 million decrease compared to $242.5 million borrowed in 1998 and repayments of long-term indebtedness of $20.9 million in 1999 compared to repayments of $18.8 million in 1998. The $56.2 million decrease in borrowings related to a lesser amount spent on acquisition of facilities, partially offset by increased capital expenditures and an increase in the accounts receivable balance.

CAPITAL EXPENDITURES

    Our capital expenditures for 2000 totaled $63.0 million compared to $64.8 million in 1999 and $51.3 million in 1998. Our capital expenditures for 1999 excludes $15.3 million of costs associated with the opening and construction of one additional hospital. The decrease in capital expenditures in 2000 was due primarily to the increase in purchases of medical equipment and information systems upgrades in 1999 related to Year 2000 compliance. The Year 2000 compliance expenditures account for the increase in capital expenditures during 1999 as compared to 1998.

    Pursuant to hospital purchase agreements, we are required to construct four replacement hospitals through 2005 with an aggregate estimated construction cost, including equipment, of approximately $120 million. We expect total capital expenditures of approximately $90 million in 2001, including approximately $60 million for renovation and equipment purchases and approximately $30 million for construction of replacement hospitals.

CAPITAL RESOURCES

    Net working capital was $169.1 million at June 30, 2001 compared to $167.7 million at December 31, 2000. The $1.4 million increase was attributable primarily to an increase in cash and cash equivalents, an increase in accounts receivable consistent with the increase in net revenues and a decrease in accrued interest and other current liabilities offset by a decrease in prepaid expenses and an increase in current income taxes payable that we expect to settle using net operating loss carry forwards.

    In July 2001, we amended our credit agreement. Our amended credit agreement provides for $644 million in term debt with quarterly amortization and staggered maturities in 2001, 2002, 2003, 2004 and 2005. This agreement also provides for revolving facility debt for working capital of $200 million and acquisitions of $263.2 million at June 30, 2001. This new amendment extends the maturity of approximately 80% of the revolver commitments to January 2, 2004. Borrowings under the facility bear interest at either LIBOR or prime rate plus various applicable margins which are based upon financial covenant ratio tests. As of June 30, 2001 using amended rates, our weighted average interest rate under our credit agreement was 7.04%. As of June 30, 2001, we had availability to borrow an additional $162.1 million under the working capital revolving facility and an additional $144.2 million under the acquisition loan revolving facility.

    We are required to pay a quarterly commitment fee at a rate of .375% to .500% based on specified financial criteria. This fee applies to unused commitments under the revolving credit facility and the acquisition loan facility.

    The terms of the credit agreement include various restrictive covenants. These covenants include restrictions on additional indebtedness, investments, asset sales, capital expenditures, dividends, sale and leasebacks, contingent obligations, transactions with affiliates, and fundamental changes. The covenants also require maintenance of various ratios regarding senior indebtedness, senior interest, and fixed charges.

    We believe that internally generated cash flows and borrowings under our revolving credit facility and acquisition facility will be sufficient to finance acquisitions, capital expenditures and working capital requirements through the next 12 months. If funds required for future acquisitions exceed existing sources of capital, we will need to increase our credit facilities or obtain additional capital by other means.

REIMBURSEMENT, LEGISLATIVE AND REGULATORY CHANGES

    Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which will continue to limit payment increases under these programs. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings, interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments might, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of hospital facilities. Additionally, there may be a continued rise in managed care programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

INFLATION

    The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curb increases in operating costs and expenses. We have, to date, offset increases in operating costs by increasing reimbursement for services and expanding services. However, we cannot predict our ability to cover or offset future cost increases.

RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

    On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These SFAS Statements make significant changes to the accounting for business combinations, goodwill and intangible assets.

    SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations. In addition, it further clarifies the criteria for recognition of intangible assets separately from goodwill. This statement's provisions apply to business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

    SFAS No. 142 discontinues the practice of amortizing goodwill and indefinite life intangible assets. Its nonamortization provisions are effective January 1, 2002 for goodwill existing at June 30, 2001, and are effective immediately for business combinations with acquisition dates after June 30, 2001. Intangible assets with a determinable useful life will continue to be amortized over that period. SFAS No. 142 requires us to complete a transitional goodwill impairment test as of January 1, 2002. Any impairment loss will be recorded as soon as possible, but in no case later than December 31, 2002. In addition, SFAS
No. 142 requires that indefinite life intangible assets and goodwill be tested at least annually for impairment of carrying value; impairment of carrying value would be evaluated more frequently if certain indicators are encountered.

    We expect to adopt SFAS No. 142 effective January 1, 2002. Early adoption and retroactive application of SFAS No. 141 and SFAS No. 142 are not permitted. Subject to final analysis, we expect application of the nonamortization provisions of these SFAS Statements to result in a positive effect on net income of approximately $23 million in calendar year 2002. We will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. We do not expect the effect of SFAS Nos. 141 and 142 to have a significant effect on our financial position.

    SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001 by the Financial Accounting Standards Board and is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated retirement cost. This SFAS Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. We are evaluating the impact, if any, of adopting SFAS No. 143.

ACCOUNTING PRONOUNCEMENT ADOPTED

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. We adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 did not impact our financial position, results of operations, or cash flows.

FEDERAL INCOME TAX EXAMINATIONS

    The Internal Revenue Service is examining our filed federal income tax returns for the tax periods ended December 31, 1993 through December 31, 1996. A Revenue Agent's Report has been issued in connection with the examination of the tax periods ended December 31, 1993, 1994, 1995 and July 10, 1996. In the Revenue Agent's Report, the Internal Revenue Service has proposed several adjustments, primarily involving temporary or timing differences. While we have not agreed to these proposed adjustments, we have made a payment in the amount of $8.5 million. The amount paid is sufficient to cover all federal income taxes and interest that would be payable should we agree to all of the proposed adjustments in the Revenue Agent's Report. To date, a Revenue Agent's Report has not been issued in connection with the examination of the tax period July 11, 1996 through December 31, 1996. We anticipate a resolution of the current examinations by the end of the current calendar year, but we do not expect that the ultimate outcome of the Internal Revenue Service examinations will have a material financial impact on us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to interest rate changes, primarily as a result of our credit agreement which bears interest based on floating rates. We have not taken any action to cover interest rate market risk, and are not a party to any interest rate market risk management activities.

    A 1% change in interest rates on variable rate debt would have resulted in interest expense fluctuating approximately $6 million for 1998, $8 million for 1999, $9 million for 2000 and $3.5 million for the six months ended June 30, 2001.

                      BUSINESS OF COMMUNITY HEALTH SYSTEMS

OVERVIEW OF OUR COMPANY

    We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities and the second largest in terms of revenues and EBITDA. As of September 1, 2001 we owned, leased or operated 54 hospitals, geographically diversified across 20 states, with an aggregate of 4,951 licensed beds. In over 85% of our markets, we are the sole provider of these services. In all but one of our other markets, we are one of two providers of these services. For the fiscal year ended December 31, 2000, we generated $1.34 billion in revenues and $252.7 million in adjusted EBITDA. For the six months ended June 30, 2001, we generated $799.6 million in revenues and $151.1 million in adjusted EBITDA.

    In July 1996, an affiliate of Forstmann Little & Co. acquired our predecessor company from its public stockholders. The predecessor company was formed in 1985. The aggregate purchase price for the acquisition was $1,100.2 million. Wayne T. Smith, who has over 30 years of experience in the healthcare industry, joined our company as President in January 1997. We named him Chief Executive Officer in April 1997 and Chairman of our board of directors in February 2001. Under this ownership and leadership, we have:

    - strengthened the senior management team in all key business areas;

    - standardized and centralized our operations across key business areas;

    - implemented a disciplined acquisition program;

    - expanded and improved the services and facilities at our hospitals;

    - recruited additional physicians to our hospitals; and

    - instituted a company-wide regulatory compliance program.

As a result of these initiatives, we achieved revenue growth of 23.8% in 2000, 26.4% in 1999 and 15.1% in 1998. We also achieved growth in adjusted EBITDA of 23.8% in 2000, 22.7% in 1999 and 36.1% in 1998. Our adjusted EBITDA margins improved from 16.5% for 1997 to 18.9% for 2000.

    Our hospitals typically have 50 to 200 beds and approximate annual revenues ranging from $12 million to $80 million. Some of the hospitals we have recently acquired have exceeded these ranges. They generally are located in non-urban markets with populations of 20,000 to 100,000 people and economically diverse employment bases. These facilities, together with their medical staffs, provide a wide range of inpatient and outpatient general hospital services and a variety of specialty services.

    We target growing, non-urban healthcare markets because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities. We believe that smaller populations result in less direct competition for hospital-based services. Also, we believe that non-urban communities generally view the local hospital as an integral part of the community. There is generally a lower level of managed care presence in these markets.

OUR BUSINESS STRATEGY

    The key elements of our business strategy are to:

    - increase revenue at our facilities;

    - grow through selective acquisitions;

    - reduce costs; and

    - improve quality.

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
    INCREASE REVENUE AT OUR FACILITIES

    OVERVIEW. We seek to increase revenue at our facilities by providing a broader range of services in a more attractive care setting, as well as by supporting and recruiting physicians. We identify the healthcare needs of the community by analyzing demographic data and patient referral trends. We also work with local hospital boards, management teams, and medical staffs to determine the number and type of additional physicians needed. Our initiatives to increase revenue include:

    - recruiting additional primary care physicians and specialists;

    - expanding the breadth of services offered at our hospitals through targeted capital expenditures to support the addition of more complex services, including orthopedics, cardiology, OB/GYN, and occupational medicine; and

    - providing the capital to invest in technology and the physical plant at the facilities, particularly in our emergency rooms.

    By taking these actions, we believe that we can increase our share of the healthcare dollars spent by local residents and limit inpatient and outpatient migration to larger urban facilities. Total revenue for hospitals operated by us for a full year increased by 10.3% from 1999 to 2000. Total inpatient admissions increased by 6.3% over the same period.

    PHYSICIAN RECRUITING. The primary method of adding or expanding medical services is the recruitment of new physicians into the community. A core group of primary care physicians is necessary as an initial contact point for all local healthcare. The addition of specialists who offer services including general surgery, OB/GYN, cardiology, and orthopedics completes the full range of medical and surgical services required to meet a community's core healthcare needs. When we acquire a hospital, we identify the healthcare needs of the community by analyzing demographic data and patient referral trends. We are then able to determine what we believe to be the optimum mix of primary care physicians and specialists. We employ recruiters at the corporate level to support the local hospital managers in their recruitment efforts. During the past three years, we have increased the number of physicians affiliated with us by 405, including 84 in 1998, 156 in 1999 and 165 in 2000. The percentage of recruited physicians commencing practice that were surgeons or specialists grew from 45% in 1997 to 65% in 2000. We do not employ most of our physicians, but rather they are in private practice in their communities. We have been successful in recruiting physicians because of the practice opportunities of physicians in our markets, as well as the lower managed care penetration as compared to urban areas. These physicians are able to earn incomes comparable to incomes earned by physicians in urban centers. As of June 30, 2001, approximately 2,200 physicians were affiliated with our hospitals.

    To attract and retain qualified physicians, we provide recruited physicians with various services to assist them in opening and operating their practices, including:

    - relocation assistance;

    - physician practice management assistance, either through consulting advice or training;

    - access to medical office building space adjacent to our hospitals;

    - joint marketing programs for community awareness of new services and providers of care in the community;

    - case management consulting for best practices; and

    - access to a physician advisory board which communicates regularly with physicians regarding a wide range of issues affecting the medical staffs of our hospitals.

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
    EMERGENCY ROOM INITIATIVES. Given that over 50% of our hospital admissions originate in the emergency room, we systematically take steps to increase patient flow in our emergency rooms as a means of optimizing utilization rates for our hospitals. Furthermore, the impression of our overall operations by our customers is substantially influenced by our emergency room since often that is their first experience with our hospitals. The steps we take to increase patient flow in our emergency rooms include renovating and expanding our emergency room facilities, improving service, and reducing waiting times, as well as publicizing our emergency room capabilities in the local community. We have expanded or renovated 15 of our emergency room facilities since 1997 and are now in the process of upgrading an additional 5 emergency room facilities. Since 1997, we have entered into new contracts with emergency room operating groups to improve performance in emergency rooms in approximately 35 of our hospitals. We have implemented marketing campaigns that emphasize the speed, convenience, and quality of our emergency rooms to enhance each community's awareness of our emergency room services.

    Our upgrades include the implementation of specialized software programs designed to assist physicians in making diagnoses and determining treatments. The software also benefits patients and hospital personnel by assisting in proper documentation of patient records. It enables our nurses to provide more consistent patient care and provides clear instructions to patients at time of discharge to help them better understand their treatments.

    EXPANSION OF SERVICES. To capture a greater portion of the healthcare spending in our markets and to more efficiently utilize our hospital facilities, we have added a broad range of emergency, outpatient, and specialty services to our hospitals. Depending on the needs of the community, we identify opportunities to expand into various specialties, including orthopedics, cardiology, OB/GYN, and occupational medicine. In addition to expanding services, we have completed major capital projects at selected facilities to offer these types of services. For example, in 1999 we invested $1 million in a new cardiac catheterization laboratory at our Crestview, Florida hospital. As a result, this laboratory increased the number of procedures it performed from 122 in 1998 to 670 in 2000. In another example, the magnetic resonance imaging technology was upgraded in our Lancaster, South Carolina hospital in late 2000. In the first 10 months since the upgrade, MRI volumes grew by 879 procedures, or 113%. We believe that through these efforts to expand our services we will reduce patient migration to competing providers of healthcare services and increase volume.

    MANAGED CARE STRATEGY. Managed care has seen growth across the U.S. as health plans expand service areas and membership. As we service primarily non-urban markets, we have limited relationships with managed care organizations. We have responded with a proactive and carefully considered strategy developed specifically for each of our facilities. Our experienced business development department reviews and approves all managed care contracts, which are managed through a central database. The primary mission of this department is to select and evaluate appropriate managed care opportunities, manage existing reimbursement arrangements, negotiate increases, and educate our physicians. We do not have any risk sharing capitated contracts.

    GROW THROUGH SELECTIVE ACQUISITIONS

    ACQUISITION CRITERIA. Each year we intend to acquire, on a selective basis, two to four hospitals that fit our acquisition criteria. We generally pursue acquisition candidates that:

    - have a general service area population between 20,000 and 100,000 with a stable or growing population base;

    - are the sole or primary provider of acute care services in the community;

    - are located more than 25 miles from a competing hospital;

    - are not located in an area that is dependent upon a single employer or industry; and

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
    - have financial performance that we believe will benefit from our management's operating skills.

    Most hospitals we have acquired are located in service areas having populations within the lower to middle range of our criteria. However, we have also acquired hospitals having service area populations in the upper range of our criteria. For example, in 1998, we acquired a 162-bed facility in Roswell, New Mexico, which has a service area population of over 70,000 and is located 200 miles from the nearest urban centers in Albuquerque, New Mexico and Lubbock, Texas. In 2000, we acquired a 164-bed facility in Kirksville, Missouri, which has a service area population of over 100,000. Facilities similar to the ones located in Roswell and Kirksville offer even greater opportunities to expand services given their larger service area populations.

    Most of our acquisition targets are municipal and other not-for-profit hospitals. We believe that our access to capital and ability to recruit physicians make us an attractive partner for these communities. In addition, we have found that communities located in states where we already operate a hospital are more receptive to us when they consider selling their hospital because they are aware of our operating track record with respect to our existing facilities within the state.

    ACQUISITION OPPORTUNITIES. We believe that there are significant opportunities for growth through the acquisition of additional facilities. We estimate that there are currently approximately 375 hospitals that meet our acquisition criteria. These hospitals are primarily not-for-profit or municipally owned. Many of these hospitals have experienced declining financial performance, lack the resources necessary to maintain and improve facilities, have difficulty attracting qualified physicians, and are challenged by the changing healthcare industry. We believe that these circumstances will continue and may encourage owners of these facilities to turn to companies, like ours, that have greater management expertise and financial resources and can enhance the local availability of healthcare.

    After we acquire a hospital, we:

       - improve hospital operations by implementing our standardized and centralized programs and appropriate expense controls as well as by managing staff levels;

       - recruit additional primary care physicians and specialists;

       - expand the breadth of services offered in the community to increase local market share and reduce inpatient and outpatient migration to larger urban hospitals; and

       - implement appropriate capital expenditure programs to renovate the facility, add new services, and upgrade equipment.

    REPLACEMENT FACILITIES. In some cases, we enter into agreements with the owners of hospitals to construct a new facility to be owned or leased by us that will replace the existing facility. The new facilities offer many benefits to us as well as the local community, including:

    - state of the art technology, which attracts physicians trained in the latest medical procedures;

    - physical plant efficiencies designed to enhance the flow of services, including emergency room and outpatient services;

    - improved registration and business office functions; and

    - local support for the institution.

    As an obligation under hospital purchase agreements, we are required to construct four replacement hospitals through 2005 with an aggregate estimated construction cost, including equipment, of approximately $120 million.

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    DISCIPLINED ACQUISITION APPROACH.  We have been disciplined in our approach to acquisitions. We have a dedicated team of internal and external professionals who complete a thorough review of the hospital's financial and operating performance, the demographics of the market, and the state of the physical plant of the facilities. Based on our historical experience, we then build a pro forma financial model that reflects what we believe can be accomplished under our ownership. Whether we buy or lease the existing facility or agree to construct a replacement hospital, we have been disciplined in our approach to pricing. We typically begin the acquisition process by entering into a non-binding letter of intent with an acquisition candidate. After we complete business and financial due diligence and financial modeling, we decide whether or not to enter into a definitive agreement.

    ACQUISITION EFFORTS. We have significantly enhanced our acquisition efforts in the last five years in an effort to achieve our goals. We have focused on identifying possible acquisition opportunities through expanding our internal acquisition group and working with a broad range of financial advisors who are active in the sale of hospitals, especially in the not-for-profit sector. Since July 1996, we have acquired 26 hospitals through September 1, 2001, for an aggregate investment of approximately $837 million, including working capital. We have completed the following acquisitions since July 1996:

                                                                                YEAR OF              LICENSED
                                                                           ACQUISITION/LEASE           BEDS
HOSPITAL NAME                                       CITY         STATE         INCEPTION                (a)
-------------                                   -------------   --------   -----------------   ---------------------
Chesterfield General (b)......................  Cheraw          SC               1996                             66
Marlboro Park (b).............................  Bennettsville   SC               1996                            109
Northeast Medical (b).........................  Bonham          TX               1996                             75
Cleveland Regional (b)........................  Cleveland       TX               1996                            115
River West Medical (b)........................  Plaquemine      LA               1996                             80
Marion Memorial...............................  Marion          IL               1996                             99
Lake Granbury Medical.........................  Granbury        TX               1997                             56
Payson Regional...............................  Payson          AZ               1997                             66
Eastern New Mexico............................  Roswell         NM               1998                            162
Watsonville Community.........................  Watsonville     CA               1998                            102
Martin General................................  Williamston     NC               1998                             49
Fallbrook Hospital............................  Fallbrook       CA               1998                             47
Greensville Memorial..........................  Emporia         VA               1999                            114
Berwick Hospital..............................  Berwick         PA               1999                            144
King's Daughters..............................  Greenville      MS               1999                            137
Big Bend Regional (c).........................  Alpine          TX               1999                             40
Evanston Regional.............................  Evanston        WY               1999                             42
Southampton Memorial..........................  Franklin        VA               2000                            105
Northeastern Regional.........................  Las Vegas       NM               2000                             54
Lakeview Community............................  Eufaula         AL               2000                             74
South Baldwin Regional........................  Foley           AL               2000                             82
Western Arizona Regional......................  Bullhead City   AZ               2000                             90
Tooele Valley Regional(d).....................  Tooele          UT               2000                             38
Northeastern Regional.........................  Kirksville      MO               2000                            164
Brandywine....................................  Coatesville     PA               2001                            168
Red Bud Regional..............................  Red Bud         IL               2001                            103

--------------------------
(a) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(b) Acquired in a single transaction from a private, for-profit company.

(c) New hospital constructed to replace existing facility that we managed.

(d) We acquired this hospital as of October 1, 2000. Prior to the acquisition, we operated this hospital under a management agreement and did not include the operating statistics of this hospital in our consolidated statistics. During the term of the management agreement, our fee was equal to the excess of the hospital's net revenue over expenses.

    REDUCE COSTS

    OVERVIEW. To improve efficiencies and increase operating margins, we implement cost containment programs and adhere to operating philosophies which include:

    - standardizing and centralizing our operations;

    - optimizing resource allocation by utilizing our company-devised case and resource management program, which assists in improving clinical care and containing expenses;

    - capitalizing on purchasing efficiencies through the use of company-wide standardized purchasing contracts and terminating or renegotiating certain vendor contracts;

    - installing a standardized management information system, resulting in more efficient billing and collection procedures; and

    - managing staffing levels according to patient volumes and the appropriate level of care.

    In addition, each of our hospital management teams is supported by our centralized operational, reimbursement, regulatory, and compliance expertise as well as by our senior management team, which has an average of 20 years of experience in the healthcare industry. Adjusted EBITDA margins on a same hospitals basis improved from 18.9% in 1998 to 19.7% in 1999 and to 19.9% in 2000. Adjusted EBITDA margins on a same hospitals basis improved from 18.8% for the first six months in 2000 to 19.4% for the first six months in 2001.

    STANDARDIZATION AND CENTRALIZATION. Our standardization and centralization initiatives encompass nearly every aspect of our business, from developing standard policies and procedures with respect to patient accounting and physician practice management, to implementing standard processes to initiate, evaluate, and complete construction projects. Our standardization and centralization initiatives have been a key element in improving our adjusted EBITDA margins.

    - BILLING AND COLLECTIONS. We have adopted standard policies and procedures with respect to billing and collections. We have also automated and standardized various components of the collection cycle, including statement and collection letters and the movement of accounts through the collection cycle. Upon completion of an acquisition, our management information system team converts the hospital's existing information system to our standardized system. This enables us to quickly implement our business controls and cost containment initiatives.

    - PHYSICIAN SUPPORT. We support our physicians to enhance their performance. We have implemented physician practice management seminars and training. We host these seminars at least quarterly. All newly recruited physicians are required to attend a three-day introductory seminar. The subjects covered in these comprehensive seminars include:

     o our corporate structure and philosophy;

     o provider applications, physician to physician relationships, and performance standards;

     o marketing and volume building techniques;

     o medical records, equipment, and supplies;

     o review of coding and documentation guidelines;

     o compliance, legal, and regulatory issues;

     o understanding financial statements;

     o national productivity standards; and

     o managed care.

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
    - MATERIALS MANAGEMENT. We have standardized and centralized our operations with respect to medical supplies and equipment and pharmaceuticals used in our hospitals. In 1997, after evaluating our vendor contract pricing, we entered into an affiliation agreement with Broadlane Inc., formerly known as BuyPower, a group purchasing organization in which Tenet Healthcare Corporation has a majority ownership interest. At the present time, Broadlane is the source for a substantial portion of our medical supplies and equipment and pharmaceuticals. We have reduced supply from 11.8% of our revenue in 1998 to 11.7% of our revenue in 1999 and to 11.5% of our revenue in 2000.

    - FACILITIES MANAGEMENT. We have standardized interiors, lighting, and furniture programs. We have also implemented a standard process to initiate, evaluate, and complete construction projects. Our corporate staff monitors all construction projects and pays all construction project invoices. Our initiatives in this area have reduced our construction costs while maintaining the same level of quality and improving upon the time it takes us to complete these projects.

    - OTHER INITIATIVES. We have also improved margins by implementing standard programs with respect to ancillary services support in areas including emergency rooms, pharmacy, laboratory, imaging, cardiac services, home health, skilled nursing, centralized outpatient scheduling and health information management. We have reduced costs associated with these services by improving contract terms, standardizing information systems, and encouraging adherence to best practices guidelines.

    CASE AND RESOURCE MANAGEMENT. Our case and resource management program is a company-devised program developed in response to ongoing reimbursement changes with the goal of improving clinical care and cost containment. The program focuses on:

    - appropriately treating patients along the care continuum;

    - reducing inefficiently applied processes, procedures, and resources;

    - developing and implementing standards for operational best practices; and

    - using on-site clinical facilitators to train and educate care practitioners on identified best practices.

    Our case and resource management program integrates the functions of utilization review, discharge planning, overall clinical management, and resource management into a single effort to improve the quality and efficiency of care. Issues evaluated in this process include patient treatment, patient length of stay, and utilization of resources. The average length of inpatient stays decreased from 4.5 days in 1997 to 3.8 in 2000 and in the first six months of 2001. We believe this decrease was primarily a result of these initiatives.

    Under our case and resource management program, patient care begins with a clinical assessment of the appropriate level of care, discharge planning, and medical necessity for planned services. Once a patient is admitted to the hospital, we conduct a review for ongoing medical necessity using appropriateness criteria. We reassess and adjust discharge plan options as the needs of the patient change. We closely monitor cases to prevent delayed service or inappropriate utilization of resources. Once the patient obtains clinical improvement, we encourage the attending physician to consider alternatives to hospitalization through discussions with the facility's physician advisor. Finally, we refer the patient to the appropriate post-hospitalization resources.

    IMPROVE QUALITY

    We have implemented various programs to ensure improvement in the quality of care provided. We have developed training programs for all senior hospital management, chief nursing officers, quality directors, physicians and other clinical staff. We share information among our hospital management to implement best practices and assist in complying with regulatory requirements. We have standardized accreditation documentation and requirements. Corporate support is provided to each facility to assist with accreditation reviews. Several of our facilities have received accreditation "with commendation" from the Joint Commission on Accreditation of Healthcare Organizations. All hospitals conduct patient, physician, and staff satisfaction surveys to help identify methods of improving the quality of care.

    Each of our hospitals is governed by a board of trustees, which includes members of the hospital's medical staff. The board of trustees establishes policies concerning the hospital's medical, professional, and ethical practices, monitors these practices, and is responsible for ensuring that these practices conform to legally required standards. We maintain quality assurance programs to support and monitor quality of care standards and to meet Medicare and Medicaid accreditation and regulatory requirements. Patient care evaluations and other quality of care assessment activities are reviewed and monitored continuously.

OUR FACILITIES

    Our hospitals are general care hospitals offering a wide range of inpatient and outpatient medical services. These services generally include internal medicine, general surgery, cardiology, oncology, orthopedics, OB/GYN, diagnostic and emergency room services, outpatient surgery, laboratory, radiology, respiratory therapy, physical therapy, and rehabilitation services. In addition, some of our hospitals provide skilled nursing and home health services based on individual community needs.

    For each of our hospitals, the following table shows its location, the date of its acquisition or lease inception and the number of licensed beds as of September 1, 2001:


                                                                             DATE OF
                                                             LICENSED   ACQUISITION/LEASE     OWNERSHIP
HOSPITAL                                         CITY        BEDS(a)        INCEPTION           TYPE
--------                                     -------------   --------   -----------------   -------------
ALABAMA
Woodland Community Hospital................  Cullman           100      October, 1994       Owned
Parkway Medical Center Hospital............  Decatur           120      October, 1994       Owned
L.V. Stabler Memorial Hospital.............  Greenville         72      October, 1994       Owned
Hartselle Medical Center...................  Hartselle         150      October, 1994       Owned
Edge Regional Hospital.....................  Troy               97      December, 1994      Owned
Lakeview Community Hospital................  Eufaula            74      April, 2000         Owned
South Baldwin Regional Medical Center......  Foley              82      June, 2000          Leased
ARIZONA
Payson Regional Medical Center.............  Payson             66      August, 1997        Leased
Western Arizona Regional...................  Bullhead City      90      July, 2000          Owned
ARKANSAS
Harris Hospital............................  Newport           132      October, 1994       Owned
Randolph County Medical Center.............  Pocahontas         50      October, 1994       Leased
CALIFORNIA
Barstow Community Hospital.................  Barstow            56      January, 1993       Leased
Fallbrook Hospital.........................  Fallbrook          47      November, 1998      Operated (b)
Watsonville Community Hospital.............  Watsonville       102      September, 1998     Owned
FLORIDA
North Okaloosa Medical Center..............  Crestview         110      March, 1996         Owned
GEORGIA
Berrien County Hospital....................  Nashville          63      October, 1994       Leased
Fannin Regional Hospital...................  Blue Ridge         34      January, 1986       Owned


                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                             DATE OF
                                                             LICENSED   ACQUISITION/LEASE     OWNERSHIP
HOSPITAL                                         CITY        BEDS(a)        INCEPTION           TYPE
--------                                     -------------   --------   -----------------   -------------
ILLINOIS
Crossroads Community Hospital..............  Mt. Vernon         55      October, 1994       Owned
Marion Memorial Hospital...................  Marion             99      October, 1996       Leased
Red Bud Regional Hospital..................  Red Bud           103      September, 2001     Owned
KENTUCKY
Parkway Regional Hospital..................  Fulton             70      May, 1992           Owned
Three Rivers Medical Center................  Louisa             90      May, 1993           Owned
Kentucky River Medical Center..............  Jackson            55      August, 1995        Leased
LOUISIANA
Byrd Regional Hospital.....................  Leesville          70      October, 1994       Owned
Sabine Medical Center......................  Many               52      October, 1994       Owned
River West Medical Center..................  Plaquemine         80      August, 1996        Leased
MISSISSIPPI
The King's Daughters Hospital..............  Greenville        137      September, 1999     Owned
MISSOURI
Moberly Regional Medical Center............  Moberly           114      November, 1993      Owned
Northeastern Regional Medical Center.......  Kirksville        164      December, 2000      Leased
NEW MEXICO
Mimbres Memorial Hospital..................  Deming             49      March, 1996         Owned
Eastern New Mexico Medical Center..........  Roswell           162      April, 1998         Owned
Northeastern Regional Hospital.............  Las Vegas          54      April, 2000         Leased
NORTH CAROLINA
Martin General Hospital....................  Williamston        49      November, 1998      Leased
PENNSYLVANIA
Berwick Hospital...........................  Berwick           144      March, 1999         Owned
Brandywine Hospital........................  Coatesville       168      June, 2001          Owned
SOUTH CAROLINA
Marlboro Park Hospital.....................  Bennettsville     109      August, 1996        Leased
Chesterfield General Hospital..............  Cheraw             66      August, 1996        Leased
Springs Memorial Hospital..................  Lancaster         194      November, 1994      Owned
TENNESSEE
Lakeway Regional Hospital..................  Morristown        135      May, 1993           Owned
Scott County Hospital......................  Oneida             99      November, 1989      Leased
Cleveland Community Hospital...............  Cleveland         100      October, 1994       Owned
White County Community Hospital............  Sparta             60      October, 1994       Owned
TEXAS
Big Bend Regional Medical Center...........  Alpine             40      October, 1999       Owned
Northeast Medical Center...................  Bonham             75      August, 1996        Owned
Cleveland Regional Medical Center..........  Cleveland         115      August, 1996        Leased
Highland Medical Center....................  Lubbock           123      September, 1986     Owned
Scenic Mountain Medical Center.............  Big Spring        150      October, 1994       Owned
Hill Regional Hospital.....................  Hillsboro          92      October, 1994       Owned
Lake Granbury Medical Center...............  Granbury           56      January, 1997       Leased
UTAH
Tooele Valley Regional Medical Center......  Tooele             38      October, 2000       Owned (c)
VIRGINIA
Greensville Memorial Hospital..............  Emporia           114      March, 1999         Leased
Russell County Medical Center..............  Lebanon            78      September, 1986     Owned
Southampton Memorial Hospital..............  Franklin          105      March, 2000         Owned
WYOMING
Evanston Regional Hospital.................  Evanston           42      November, 1999      Owned


--------------------------
(a) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.
(b) We operate this hospital under a lease-leaseback and operating agreement. We recognize all revenue and expenses associated with this hospital on our financial statements.
(c) We acquired this hospital as of October 1, 2000. Prior to the acquisition, we operated this hospital under a management agreement and did not include the operating statistics of this hospital in our consolidated statistics. During the term of the management agreement, our fee was equal to the excess of the hospital's net revenue over expenses.

SOURCES OF REVENUE

    We receive payment for healthcare services provided by our hospitals from:

    - the federal Medicare program;

    - state Medicaid programs;

    - healthcare insurance carriers, health maintenance organizations, or "HMOs," preferred provider organizations, or "PPOs," and other managed care programs; and

    - patients directly.

    The following table presents the approximate percentages of net revenue received from private, Medicare, Medicaid and other sources for the periods indicated. The data for the years presented are not strictly comparable due to the significant effect that hospital acquisitions and dispositions have had on these statistics.

                                                                               SIX MONTHS
                                                                                  ENDED
NET REVENUE BY PAYOR SOURCE                    1998       1999       2000     JUNE 30, 2001
---------------------------                  --------   --------   --------   -------------
Medicare...................................    39.0%      36.2%      34.2%         34.1%
Medicaid...................................    10.2%      11.9%      11.8%         11.6%
Managed Care (HMO/PPO).....................    14.0%      14.3%      15.9%         16.4%
Private and Other..........................    36.8%      37.6%      38.1%         37.9%
                                              ------     ------     ------        ------
    Total..................................   100.0%     100.0%     100.0%        100.0%
                                              ======     ======     ======        ======

    As shown above, we receive a substantial portion of our revenue from the Medicare and Medicaid programs.

    Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals are certified as providers of Medicare and Medicaid services. Amounts received under the Medicare and Medicaid programs are generally significantly less than the hospital's customary charges for the services provided. In recent years, changes made to the Medicare and Medicaid programs have further reduced payment to hospitals. We expect this trend to continue. Since an important portion of our revenues comes from patients under Medicare and Medicaid programs, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in these programs.

    In addition to government programs, we are paid by private payors, which include insurance companies, HMOs, PPOs, other managed care companies, and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary hospital charges and amounts paid for hospital services by Medicare and Medicaid programs, insurance companies, HMOs, PPOs, and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, an increasing number of insurance companies, HMOs, PPOs, and other managed care companies are negotiating discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. We negotiate discounts with managed care companies which are typically smaller than discounts under governmental programs. If an increased number of insurance companies, HMOs, PPOs, and other managed care companies succeed in negotiating discounted fee structures or fixed amounts, our results of operations may be negatively affected. For more information on the payment programs on which our revenues depend, see "--Payment."

    Hospital revenues depend upon inpatient occupancy levels, the volume of outpatient procedures, and the charges or negotiated payment rates for hospital services provided. Charges and payment rates for routine inpatient services vary significantly depending on the type of service performed and the geographic location of the hospital. In recent years, we have experienced a significant increase in revenue received from outpatient services. We attribute this increase to:

    - advances in technology, which have permitted us to provide more services on an outpatient basis; and

    - pressure from Medicare or Medicaid programs, insurance companies, and managed care plans to reduce hospital stays and to reduce costs by having services provided on an outpatient rather than on an inpatient basis.

SUPPLY CONTRACTS

    During fiscal 1997, we entered into an affiliation agreement with Broadlane, a group purchasing organization in which Tenet Healthcare Corporation has a majority ownership interest. Our affiliation with Broadlane combines the purchasing power of our hospitals with the purchasing power of more than 600 other healthcare providers affiliated with the program. This increased purchasing power has resulted in reductions in the prices paid by our hospitals for medical supplies and equipment and pharmaceuticals. We also use Broadlane's internet purchasing portal.

INDUSTRY OVERVIEW

    The Centers for Medicare and Medicaid Services estimated that in 2000, total U.S. healthcare expenditures grew by 8.3% to $1.3 trillion. It projects total U.S. healthcare spending to grow by 8.6% in 2001 and by 7.1% annually from 2002 through 2010. By these estimates, healthcare expenditures will account for approximately $2.6 trillion, or 15.9% of the total U.S. gross domestic product, by 2010.

    Hospital services, the market in which we operate, is the largest single category of healthcare at 32.1% of total healthcare spending in 2000, or $415.8 billion. The Centers for Medicare and Medicaid Services projects the hospital services category to grow by 5.7% per year through 2010. It expects growth in hospital healthcare spending to continue due to the aging of the U.S. population and consumer demand for expanded medical services. As hospitals remain the primary setting for healthcare delivery, it expects hospital services to remain the largest category of healthcare spending.

    U.S. HOSPITAL INDUSTRY. The U.S. hospital industry is broadly defined to include acute care, rehabilitation, and psychiatric facilities that are either public (government owned and operated), not-for-profit private (religious or secular), or for-profit institutions (investor owned). According to the American Hospital Association, there are approximately 5,000 inpatient hospitals in the U.S. which are not-for-profit owned, investor owned, or state or local government owned. Of these hospitals, 44%, or approximately 2,200, are located in non-urban communities. These facilities offer a broad range of healthcare services, including internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, OB/GYN, and emergency services. In addition, hospitals also offer other ancillary services including psychiatric, diagnostic, rehabilitation, home health, and outpatient surgery services.

    URBAN VS. NON-URBAN HOSPITALS

    According to the U.S. Census Bureau, 25% of the U.S. population lives in communities designated as non-urban. In these non-urban communities, hospitals are typically the primary source of healthcare and, in many cases, a single hospital is the only provider of general healthcare services. According to the American Hospital Association, in 1998, there were approximately 2,200 non-urban hospitals in the U.S. We believe that a majority of these hospitals are owned by not-for-profit or governmental entities.

    FACTORS AFFECTING PERFORMANCE. Among the many factors that can influence a hospital's financial and operating performance are:

    - facility size and location;

    - facility ownership structure (i.e., tax-exempt or investor owned);

    - a facility's ability to participate in group purchasing organizations; and

    - facility payor mix.

    We believe that non-urban hospitals are generally able to obtain higher operating margins than urban hospitals. Factors contributing to a non-urban hospital's margin advantage include fewer patients with complex medical problems, a lower cost structure, limited competition, and favorable Medicare payment provisions. Patients needing the most complex care are more often served by the larger and/or more specialized urban hospitals. A non-urban hospital's lower cost structure results from its geographic location as well as the lower number of patients treated who need the most highly advanced services. Additionally, because non-urban hospitals are generally sole providers or one of a small group of providers in their markets, there is limited competition. This generally results in more favorable pricing with commercial payors. Medicare has special payment provisions for "sole community hospitals." Under present law, hospitals that qualify for this designation receive higher reimbursement rates and are guaranteed capital reimbursement equal to 90% of capital costs. As of June 30, 2001, 15 of our hospitals were "sole community hospitals." In addition, we believe that non-urban communities are generally characterized by a high level of patient and physician loyalty that fosters cooperative relationships among the local hospitals, physicians, employees, and patients.

    The type of third party responsible for the payment of services performed by healthcare service providers is also an important factor which affects hospital margins. These providers have increasingly exerted pressure on healthcare service providers to reduce the cost of care. The most active providers in this regard have been HMOs, PPOs, and other managed care organizations. The characteristics of non-urban markets make them less attractive to these managed care organizations. This is partly because the limited size of non-urban markets and their diverse, non-national employer bases minimize the ability of managed care organizations to achieve economies of scale. In 2000, approximately 16% of our revenues were paid by managed care organizations.

    HOSPITAL INDUSTRY TRENDS

    DEMOGRAPHIC TRENDS. According to the U.S. Census Bureau, there are approximately 35 million Americans aged 65 or older in the U.S. today, who comprise approximately 13% of the total U.S. population. By the year 2030, the number of elderly is expected to climb to 69 million, or 20% of the total population. Due to the increasing life expectancy of Americans, the number of people aged 85 years and older is also expected to increase from 4.3 million to
8.5 million by the year 2030. This increase in life expectancy will increase demand for healthcare services and, as importantly, the demand for innovative, more sophisticated means of delivering those services.

Hospitals, as the largest category of care in the healthcare market, will be among the main beneficiaries of this increase in demand. Based on data compiled for us, the populations of the service areas where our hospitals are located grew by 10.4% from 1990 to 2000 and are projected to grow by 4.3% from 2000 to 2005. The number of people aged 65 or older in these service areas grew by 15.1% from 1990 to 2000 and is projected to grow by 4.2% from 2000 to 2005.

    CONSOLIDATION. During the late 1980s and early 1990s, there was significant industry consolidation involving large, investor owned hospital companies seeking to achieve economies of scale. While consolidation activity in the hospital industry is continuing, the consolidation is currently primarily taking place through mergers and acquisitions involving not-for-profit hospital systems. Reasons for this activity include:

    - limited access to capital;

    - financial performance issues, including challenges associated with changes in reimbursement;

    - the desire to enhance the local availability of healthcare in the community;

    - the need and ability to recruit primary care physicians and specialists;
      and

    - the need to achieve general economies of scale and to gain access to standardized and centralized functions, including favorable supply agreements.

    SHIFTING UTILIZATION TRENDS. Over the past decade, many procedures that had previously required hospital visits with overnight stays have been performed on an outpatient basis. This shift has been driven by cost containment efforts led by private and government payors. The focus on cost containment has coincided with advancements in medical technology that have allowed patients to be treated with less invasive procedures that do not require overnight stays. According to the American Hospital Association, the number of surgeries performed on an inpatient basis declined from 1995 to 1999 at an average annual rate of 0.4%, from 9.7 million in 1995 to 9.5 million in 1999. During the same period, the number of outpatient surgeries increased at an average annual rate of 4.2%, from
13.5 million in 1995 to 15.8 million in 1998. The mix of inpatient as compared to outpatient surgeries shifted from a ratio of 27.9% inpatient to 72.1% outpatient in 1995 to a ratio of 39.8% inpatient to 60.2% outpatient in 1999.

    These trends have led to a reduction in the average length of stay and, as a result, inpatient utilization rates. According to the American Hospital Association, the average length of stay in general hospitals has declined from
6.5 days in 1995 to 5.9 days in 1999.

GOVERNMENT REGULATION

    OVERVIEW. The healthcare industry is required to comply with extensive government regulation at the federal, state, and local levels. Under these regulations, hospitals must meet requirements to be certified as hospitals and qualified to participate in government programs, including the Medicare and Medicaid programs. These requirements relate to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, hospital use, rate-setting, compliance with building codes, and environmental protection laws. There are also extensive regulations governing a hospital's participation in these government programs. If we fail to comply with applicable laws and regulations, we can be subject to criminal penalties and civil sanctions, our hospitals can lose their licenses and we could lose our ability to participate in these government programs. In addition, government regulations may change. If that happens, we may have to make changes in our facilities, equipment, personnel, and services so that our hospitals remain certified as hospitals and qualified to participate in these programs. We believe that our hospitals are in substantial compliance with current federal, state, and local regulations and standards.

    Hospitals are subject to periodic inspection by federal, state, and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing and certification. All of our hospitals are licensed under appropriate state laws and are qualified to participate in Medicare and Medicaid programs. In addition, most of our hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations. This accreditation indicates that a hospital satisfies the applicable health and administrative standards to participate in Medicare and Medicaid programs.

    FRAUD AND ABUSE LAWS. Participation in the Medicare program is heavily regulated by federal statute and regulation. If a hospital fails substantially to comply with the requirements for participating in the Medicare program, the hospital's participation in the Medicare program may be terminated and/or civil or criminal penalties may be imposed. For example, a hospital may lose its ability to participate in the Medicare program if it performs any of the following acts:

    - making claims to Medicare for services not provided or misrepresenting actual services provided in order to obtain higher payments;

    - paying money to induce the referral of patients where services are reimbursable under a federal health program; or

    - failing to provide treatment to any individual who comes to a hospital's emergency room with an "emergency medical condition" or otherwise failing to properly treat and transfer emergency patients.

    The Health Insurance Portability and Accountability Act of 1996 broadened the scope of the fraud and abuse laws by adding several criminal statutes that are not related to receipt of payments from a federal healthcare program. The Accountability Act created civil penalties for conduct, including upcoding and billing for medically unnecessary goods or services. It established new enforcement mechanisms to combat fraud and abuse. These include a bounty system, where a portion of the payments recovered is returned to the government agencies, as well as a whistleblower program. This law also expanded the categories of persons that may be excluded from participation in federal healthcare programs.

    Another law regulating the healthcare industry is a section of the Social Security Act, known as the "anti-kickback" or "fraud and abuse" statute. This law prohibits some business practices and relationships under Medicare, Medicaid, and other federal healthcare programs. These practices include the payment, receipt, offer, or solicitation of money in connection with the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback statute may be punished by criminal and civil fines, exclusion from federal healthcare programs, and damages up to three times the total dollar amount involved.

    The Office of Inspector General of the Department of Health and Human Services is authorized to publish regulations outlining activities and business relationships that would be deemed not to violate the anti-kickback statute. These regulations are known as "safe harbor" regulations. However, the failure of a particular activity to comply with the safe harbor regulations does not mean that the activity violates the anti-kickback statute.

    The Office of Inspector General is responsible for identifying fraud and abuse activities in government programs. In order to fulfill its duties, the Office of Inspector General performs audits, investigations, and inspections. In addition, it provides guidance to healthcare providers by identifying types of activities that could violate the anti-kickback statute. The Office of the Inspector General has identified the following incentive arrangements as potential violations:

    - payment of any incentive by the hospital each time a physician refers a patient to the hospital;

    - use of free or significantly discounted office space or equipment for physicians in facilities usually located close to the hospital;

    - provision of free or significantly discounted billing, nursing, or other staff services;

    - free training for a physician's office staff including management and laboratory techniques;

    - guarantees which provide that if the physician's income fails to reach a predetermined level, the hospital will pay any portion of the remainder;

    - low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the hospital;

    - payment of the costs of a physician's travel and expenses for conferences;

    - payment of services which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of the services rendered; or

    - purchasing goods or services from physicians at prices in excess of their fair market value.

    We have a variety of financial relationships with physicians who refer patients to our hospitals. Physicians own interests in a few of our facilities. Physicians may also own our stock. We also have contracts with physicians providing for a variety of financial arrangements, including employment contracts, leases, management agreements, and professional service agreements. We provide financial incentives to recruit physicians to relocate to communities served by our hospitals. These incentives include revenue guarantees and, in some cases, loans. Although we believe that we have structured our arrangements with physicians in light of the "safe harbor" rules, we cannot assure you that regulatory authorities will not determine otherwise. If that happens, we would be subject to criminal and civil penalties and/or exclusion from participating in Medicare, Medicaid, or other government healthcare programs.

    The Social Security Act also includes a provision commonly known as the "Stark law." This law prohibits physicians from referring Medicare and Medicaid patients to healthcare entities in which they or any of their immediate family members have ownership or other financial interests. These types of referrals are commonly known as "self referrals." Sanctions for violating the Stark law include civil money penalties, assessments equal to twice the dollar value of each service, and exclusion from Medicare and Medicaid programs. There are ownership and compensation arrangement exceptions to the self-referral prohibition. One exception allows a physician to make a referral to a hospital if the physician owns an interest in the entire hospital, as opposed to an ownership interest in a department of the hospital; however, a bill has been introduced into Congress that would eliminate this exception. Another exception allows a physician to refer patients to a healthcare entity in which the physician has an ownership interest if the entity is located in a rural area, as defined in the statute. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, leases, and recruitment agreements. In 2001, the federal government began issuing final regulations which interpret some of the provisions included in the Stark law. The government invited comment on a number of the regulations and has not indicated when it will issue the remaining final regulations. We have structured our financial arrangements with physicians to comply with the statutory exceptions included in the Stark law. However, when the government finalizes the regulations, it may interpret certain provisions of this law in a manner different from the manner with which we have interpreted them. We cannot predict the final form that these regulations will take and the effect these regulations will have on us, including any possible restructuring of our existing relationships with physicians.

    Many states in which we operate also have adopted, or are considering adopting, similar laws. Some of these state laws apply even if the payment for care does not come from the government. These statutes typically provide criminal and civil penalties as well as loss of licensure. While there is little precedent for the interpretation or enforcement of these state laws, we have attempted to structure our financial relationships with physicians and others in light of these laws. However, if we are found to have violated these state laws, it could result in the imposition of criminal and civil penalties as well as possible licensure revocation.

    CORPORATE PRACTICE OF MEDICINE FEE-SPLITTING. Some states have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians. Some states also have adopted laws that prohibit direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. We structure our arrangements with healthcare providers to comply with the relevant state law. However, we cannot assure you that governmental officials charged with responsibility for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of these laws. These laws may also be interpreted by the courts in a manner inconsistent with our interpretations.

    EMERGENCY MEDICAL TREATMENT AND ACTIVE LABOR ACT. The Emergency Medical Treatment and Active Labor Act imposes requirements as to the care that must be provided to anyone who comes to facilities providing emergency medical services seeking care before they may be transferred to another facility or otherwise denied care. Regulations have recently been adopted that expand the areas within a facility and in off-campus locations that must provide emergency medical screening examinations and treatment. Sanctions for failing to fulfill these requirements include exclusion from participation in Medicare and Medicaid programs and civil money penalties. In addition, the law creates private civil remedies which enable an individual who suffers personal harm as a direct result of a violation of the law to sue the offending hospital for damages and equitable relief. A medical facility that suffers a financial loss as a direct result of another participating hospital's violation of the law also has a similar right. Although we believe that our practices are in compliance with the law, we can give no assurance that governmental officials responsible for enforcing the law or others will not assert we are in violation of these laws.

    FALSE CLAIMS ACT. Another trend in healthcare litigation is the use of the False Claims Act. This law has been used not only by the U.S. government, but also by individuals who bring an action on behalf of the government under the law's "qui tam" or "whistleblower" provisions. When a private party brings a qui tam action under the False Claims Act, the defendant will generally not be aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation.

    Civil liability under the False Claims Act can be up to three times the actual damages sustained by the government plus civil penalties for each separate false claim. There are many potential bases for liability under the False Claims Act. Although liability under the False Claims Act arises when an entity knowingly submits a false claim for reimbursement to the federal government, the False Claims Act defines the term "knowingly" broadly. Thus, although simple negligence generally will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard to its truth or falsity can constitute "knowingly" submitting a claim. See "--Legal Proceedings" for a description of pending, unsealed False Claims Act litigation.

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    HEALTHCARE REFORM.  The healthcare industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system. Proposals that have been considered include cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reductions in payments to healthcare providers under Medicare, Medicaid, and other government programs. We cannot predict the course of future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs and the effect that any legislation, interpretation, or change may have on us.

    CONVERSION LEGISLATION. Many states, including some where we have hospitals and others where we may acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts primarily focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the not-for-profit seller. While these review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing the process. There can be no assurance, however, that future actions on the state level will not seriously delay or even prevent our ability to acquire hospitals. If these activities are widespread, they could have a negative impact on our ability to acquire additional hospitals. See "--Our Business Strategy."

    CERTIFICATES OF NEED. The construction of new facilities, the acquisition of existing facilities and the addition of new services at our facilities may be subject to state laws that require prior approval by state regulatory agencies. These certificate of need laws generally require that a state agency determine the public need and give approval prior to the construction or acquisition of facilities or the addition of new services. We operate hospitals in 11 states that have adopted certificate of need laws. If we fail to obtain necessary state approval, we will not be able to expand our facilities, complete acquisitions or add new services in these states. Violation of these state laws may result in the imposition of civil sanctions or the revocation of a hospital's licenses.

    PRIVACY AND SECURITY REQUIREMENTS OF THE HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996. The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. On August 17, 2000, the Centers for Medicare and Medicaid Services published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Compliance with these regulations is required by October 16, 2002. We cannot predict the impact that final regulations, when fully implemented, will have on us. We have established a sub-committee of our compliance committee to address our compliance with these regulations.

    The Administrative Simplification Provisions also require the Centers for Medicare and Medicaid Services to adopt standards to protect the security and privacy of health-related information. The Centers for Medicare and Medicaid Services proposed regulations containing security standards on August 12, 1998. These proposed security regulations have not been finalized, but as proposed, would require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. In addition, the Centers for Medicare and Medicaid Services released final regulations containing privacy standards

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in December 2000. These privacy regulations became effective April 14, 2001 but compliance with these regulations is not required until April 2003. Therefore, these privacy regulations could be further amended prior to the compliance date. However, as currently drafted, the privacy regulations will extensively regulate the use and disclosure of individually identifiable health-related information. The security regulations, as proposed, and the privacy regulations could impose significant costs on our facilities in order to comply with these standards. We cannot predict the final form that these regulations will take or the impact that final regulations, when fully implemented, will have on us. If we violate these regulations, we would be subject to monetary fines and penalties, criminal sanctions and civil causes of action.

PAYMENT

    MEDICARE. Under the Medicare program, we are paid for inpatient and outpatient services performed by our hospitals.

    Payments for inpatient acute services are generally made pursuant to a prospective payment system, commonly known as "PPS." Under a PPS, our hospitals are paid a prospectively determined amount for each hospital discharge based on the patient's diagnosis. Specifically, each discharge is assigned to a diagnosis-related group, commonly known as a "DRG," based upon the patient's condition and treatment during the relevant inpatient stay. Each DRG is assigned a payment rate that is prospectively set using national average costs per case for treating a patient for a particular diagnosis. DRG payments do not consider the actual costs incurred by a hospital in providing a particular inpatient service. However, DRG payments are adjusted by a predetermined geographic adjustment factor assigned to the geographic area in which the hospital is located. While a hospital generally does not receive payment in addition to a DRG payment, hospitals may qualify for an "outlier" payment when the relevant patient's treatment costs are extraordinarily high and exceed a specified threshold. In addition, hospitals may qualify for Medicare disproportionate share payments when their percentage of low income patients exceeds specified thresholds. Under the Benefits Improvement and Protection Act of 2000, a majority of our hospitals qualify to receive Medicare disproportionate share payments.

    The DRG rates are adjusted by an update factor each federal fiscal year, which begins on October 1. The index used to adjust the DRG rates, known as the "market basket index," gives consideration to the inflation experienced by hospitals in purchasing goods and services. For several years, however, the percentage increases in the DRG payments have been lower than the projected increases in the costs of goods and services purchased by hospitals. DRG rate increases were 1.1% for federal fiscal year 1995, 1.5% for federal fiscal year 1996, 2.0% for federal fiscal year 1997, 0.0% for federal fiscal year 1998, and 0.5% for federal fiscal year 1999. The DRG rate was increased by market basket minus 1.8% for federal fiscal year 2000. Under the Benefits Improvement and Protection Act of 2000, the DRG rate increased by the amount of the full market basket for federal fiscal year 2001 and by an amount equal to the market basket minus 0.55% for federal fiscal years 2002 and 2003. Future legislation may decrease the rate of increase for DRG payments, but we are not able to predict the amount of any reduction or the effect that any reduction will have on us.

    Outpatient services have traditionally been paid at the lower of customary charges or on a reasonable cost basis. The Balanced Budget Act of 1997 established a PPS for outpatient hospital services that commenced on August 1, 2000. The Balanced Budget Refinement Act of 1999 eliminated the anticipated average reduction of 5.7% for various Medicare outpatient business under the Balanced Budget Act of 1997. Under the Balanced Budget Refinement Act of 1999, non-urban hospitals with 100 beds or less are held harmless under Medicare outpatient PPS through December 31, 2003. Of our 54 hospitals, 35 qualify for this relief. Losses under Medicare outpatient PPS of non-urban hospitals with greater than 100 beds and urban hospitals will be mitigated

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through a corridor reimbursement approach, where a percentage of losses will be reimbursed through December 31, 2003. Substantially all of our remaining hospitals qualify for relief under this provision.

    Skilled nursing facilities have historically been paid by Medicare on the basis of actual costs, subject to limitations. The Balanced Budget Act of 1997 established a PPS for Medicare skilled nursing facilities. The new PPS commenced in July 1998, and will be fully implemented in June 2002. We have experienced reductions in payments for our skilled nursing services. However, the Benefits Improvement and Protection Act of 2000 requires the Centers for Medicare and Medicaid Services to increase the current reimbursement amount for the skilled nursing facility PPS by approximately 8.0% for services furnished between April 1, 2001 and September 30, 2002. Additionally, the Benefits Improvement and Protection Act of 2000 increases the skilled nursing facility PPS to the full market basket for federal fiscal year 2001 and market basket minus 0.5% for federal fiscal years 2002 and 2003.

    The Balanced Budget Act of 1997 also required the Department of Health and Human Services to establish a PPS for home health services. The Balanced Budget Act of 1997 put in place the interim payment system, commonly known as "IPS," until the home health PPS could be implemented. As of October 1, 2000, the home health PPS replaced IPS. We have experienced reductions in payments for our home health services and a decline in home health visits due to a reduction in benefits by reason of the Balanced Budget Act of 1997. However, the Balanced Budget Refinement Act of 1999 delayed until one year following implementation of the PPS a 15.0% payment reduction that would have otherwise applied effective October 1, 2000. The Benefits Improvement and Protection Act of 2000 further delays the one-time 15.0% payment reduction until October 1, 2002. Additionally, the Benefits Improvement and Protection Act of 2000 increases the home health agency PPS annual update to 2.2% for services furnished between April 1, 2001 and September 30, 2001, and for a two year period that began on April 1, 2001, increases Medicare payments by 10.0% for home health services furnished in rural areas.

    The Balanced Budget Act of 1997 mandated a PPS for inpatient rehabilitation hospital services. A PPS system for Medicare inpatient rehabilitation services is scheduled for a two year phase-in beginning January 1, 2002. Prior to the implementation of this prospective payment system, payments to exempt rehabilitation hospitals and units are based upon reasonable cost, subject to a cost per discharge target. These limits are updated annually by a market basket index.

    MEDICAID. Most state Medicaid payments are made under a PPS or under programs which negotiate payment levels with individual hospitals. Medicaid is currently funded jointly by state and federal governments. The federal government and many states are currently considering significantly reducing Medicaid funding, while at the same time expanding Medicaid benefits. The Bush administration has announced a proposal to reduce the upper payment limits of Medicaid reimbursements made to the states. This could adversely affect future levels of Medicaid payments received by our hospitals.

    ANNUAL COST REPORTS. Hospitals participating in the Medicare and some Medicaid programs, whether paid on a reasonable cost basis or under a PPS, are required to meet certain financial reporting requirements. Federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

    Annual cost reports required under the Medicare and some Medicaid programs are subject to routine governmental audits. These audits may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. Finalization of these audits often takes several years. Providers can appeal any final determination made in connection with an audit.

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    COMMERCIAL INSURANCE.  Our hospitals provide services to individuals covered by private healthcare insurance. Private insurance carriers pay our hospitals, or in some cases reimburse their policyholders, based upon the hospital's established charges and the coverage provided in the insurance policy.
Commercial insurers are trying to limit the costs of hospital services by negotiating discounts, including PPS, which would reduce payments by commercial insurers to our hospitals. Reductions in payments for services provided by our hospitals to individuals covered by commercial insurers could adversely affect us.

COMPETITION

    The hospital industry is highly competitive. An important part of our business strategy is to acquire hospitals each year in non-urban markets. However, not-for-profit hospital systems and other for-profit hospital companies generally attempt to acquire the same type of hospitals as we do. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable.

    In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. Our hospitals are located in non-urban service areas. Most of our hospitals face no direct competition because there are no other hospitals in their primary service areas. However, these hospitals do face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. These facilities are generally located in excess of 25 miles from our facilities. Patients in our primary service areas may travel to these other hospitals for a variety of reasons, including the need for services we do not offer or physician referrals. Patients who are required to seek services from these other hospitals may subsequently shift their preferences to those hospitals for services we do provide.

    Some of our hospitals operate in primary service areas where they compete with one other hospital. One of our hospitals competes with more than one other hospital in its primary service area. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some of the hospitals that compete with us are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology, and diagnostic centers.

    The number and quality of the physicians on a hospital's staff is an important factor in a hospital's competitive advantage. Physicians decide whether a patient is admitted to the hospital and the procedures to be performed. Admitting physicians may be on the medical staffs of other hospitals in addition to those of our hospitals. We attempt to attract our physicians' patients to our hospitals by offering quality services and facilities, convenient locations, and state-of-the-art equipment.

COMPLIANCE PROGRAM

    OUR COMPLIANCE PROGRAM. In early 1997, under our new management and leadership, we voluntarily adopted a company-wide compliance program. The program included the appointment of a compliance officer and committee, adoption of an ethics and business conduct code, employee education and training, implementation of an internal system for reporting concerns, auditing and monitoring programs, and a means for enforcing the program's policies.

    We take an operations team approach to compliance and utilize corporate experts for program design efforts and facility leaders for employee-level implementation. Compliance is another area

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
that demonstrates our utilization of standardization and centralization techniques and initiatives which yield efficiencies and consistency throughout our facilities. We recognize that our compliance with applicable laws and regulations depends on individual employee actions as well as company operations. Our approach focuses on integrating compliance responsibilities with operational function. This approach is intended to reinforce our company-wide commitment to operate strictly in accordance with the laws and regulations that govern our business.

    Since its initial adoption, the compliance program continues to be expanded and developed to meet the industry's expectations and our needs. Specific written policies, procedures, training and educational materials and programs, as well as auditing and monitoring activities, have been prepared and implemented to address the functional and operational aspects of our business. Included within these functional areas are materials and activities for business sub-units, including laboratory, radiology, pharmacy, emergency, surgery, observation, home health, skilled nursing, and clinics. Specific areas identified through regulatory interpretation and enforcement activities have also been addressed in our program. Claims preparation and submission, including coding, billing, and cost reports, comprise the bulk of these areas. Financial arrangements with physicians and other referral sources, including anti-kickback and Stark laws, emergency department treatment and transfer requirements, and other patient disposition issues are also the focus of policy and training, standardized documentation requirements, and review and audit.

    INPATIENT CODING COMPLIANCE ISSUE. In August 1997, during a routine internal audit at one of our facilities, we discovered inaccuracies in the DRG coding for some of our inpatient medical records. At that time, this was the primary auditing activity for our compliance program. These inaccuracies involved inpatient coding practices that had been put in place prior to the time we acquired our operating company in 1996.

    Because of the concerns raised by the internal audit, we performed an internal review of historical inpatient coding practices. At the completion of this review in December 1997, we voluntarily disclosed the coding problems to the Office of Inspector General of the U.S. Department of Health and Human Services. After discussions with the Inspector General, we agreed to have an independent consultant audit the coding for eight specific DRGs. This audit ultimately involved a review by the consultant of approximately 1,500 patient files. The audit procedures we followed generated a statistically valid estimate of the dollar amounts related to coding errors for these DRGs at 36 of our hospitals for the period 1993 to 1997.

    The results of this audit were reviewed by the Inspector General and the Department of Justice, who also conducted their own investigation. We cooperated fully with their investigation.

    We have entered into a settlement agreement with these federal government agencies and the applicable state Medicaid programs. Pursuant to the settlement agreement, we paid approximately $31.4 million in May 2000 and were released from all civil claims relating to the coding of the eight specific DRGs for the hospitals and time periods covered in the audit. We funded this payment from our acquisition loan facility. During 1998 and 1999, we established a liability in our financial statements for this amount. We have also agreed with the Inspector General to continue our existing voluntary compliance program under a corporate compliance agreement and to adopt various additional compliance measures for a period of three years. These additional compliance measures include making various reports to the federal government and having our actions pursuant to the compliance agreement reviewed annually by a third party.

    The compliance measures and reporting and auditing requirements contained in the compliance agreement include:

    - continuing the duties and activities of our corporate compliance officer, corporate compliance work group, and facility compliance chairs and committees;

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
    - maintaining our written ethics and conduct policy, which sets out our commitment to full compliance with all statutes, regulations, and guidelines applicable to federal healthcare programs;

    - maintaining our written policies and procedures addressing the operation of our compliance program, including proper coding for inpatient hospital stays;

    - continuing our general training on the ethics and conduct policy and adding training about our compliance program and the compliance agreement;

    - continuing our specific training for the appropriate personnel on billing and coding issues;

    - continuing independent third party periodic audits of our facilities' inpatient DRG coding;

    - having an independent third party perform an annual review of our compliance with the compliance agreement;

    - continuing our confidential disclosure program and "ethics hotline" to enable employees or others to disclose issues or questions regarding possible inappropriate policies or behavior;

    - enhancing our screening program to ensure that we do not hire or engage employees or contractors who are ineligible persons for federal healthcare programs;

    - reporting any material deficiency which resulted in an overpayment to us by a federal healthcare program; and

    - submitting annual reports to the Inspector General which describe in detail the operations of our corporate compliance program for the past year.

    Our substantial adherence to the terms and conditions of the compliance agreement will constitute an element of our eligibility to participate in the federal healthcare programs. Consequently, material, uncorrected violations of the compliance agreement could lead to suspension or disbarment from these federal programs. In addition, we will be subject to possible civil penalties for a failure to substantially comply with the terms of the compliance agreement, including stipulated penalties ranging between $1,000 to $2,500 per day. We will also be subject to a stipulated penalty of $25,000 per day, following notice and cure periods, for any deliberate and/or flagrant breach of the material provisions of the compliance agreement.

EMPLOYEES

    At June 30, 2001, we employed 12,176 full time employees and 5,531 part-time employees. Of these employees, 807 are union members. We believe that our labor relations are good.

PROFESSIONAL LIABILITY

    As part of our business of owning and operating hospitals, we are subject to legal actions alleging liability on our part. To cover claims arising out of the operations of hospitals, we generally maintain professional malpractice liability insurance and general liability insurance on a claims made basis in amounts and with deductibles that we believe to be sufficient for our operations. We also maintain umbrella liability coverage covering claims which, due to their nature or amount, are not covered by our insurance policies. We cannot assure you that professional liability insurance will cover all claims against us or continue to be available at reasonable costs for us to maintain adequate levels of insurance.

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
LEGAL PROCEEDINGS

    We have entered into a settlement agreement with the Inspector General, the Department of Justice, and the applicable state Medicaid programs pursuant to which we paid approximately $31.8 million in exchange for a release of civil claims associated with possible inaccurate inpatient coding for the period 1993 to 1997. For a description of the terms of the settlement agreement as well as the events giving rise to the settlement agreement, see "--Compliance Program" and "Risk Factors--If we fail to comply with the material terms of our corporate compliance agreement, we could be excluded from government healthcare programs."

    In May 1999, we were served with a complaint in U.S. EX REL. BLEDSOE V. COMMUNITY HEALTH SYSTEMS, INC., now pending in the Middle District of Tennessee, Case No. 2-00-0083. This qui tam action seeks treble damages and penalties under the False Claims Act against us. The Department of Justice did not intervene in this action. The allegations in the amended complaint are extremely general, but involve Medicare billing at our White County Community Hospital in Sparta, Tennessee. No discovery has occurred in this action. Based on our review of the complaint, we do not believe that this lawsuit is meritorious and we intend to vigorously defend ourselves against this action. We have filed a motion to dismiss this case, which is still pending. Because of the uncertain nature of litigation, we cannot predict the outcome of this matter. The relator in this case has filed a motion seeking from the United States government a portion of the settlement proceeds from our May 2000 settlement with the U.S. Department of Justice, the Office of the Inspector General, and applicable state Medicaid programs. The government is vigorously opposing this motion. Should the relator prevail on this motion, any monies would come from the United States and not us, and at least a portion of the relator's lawsuit would likely be dismissed.

    We have also received various inquiries or subpoenas from state regulators, fiscal intermediaries, and the Department of Justice regarding various Medicare and Medicaid issues. In addition, we are subject to other claims and lawsuits arising in the ordinary course of our business. Plaintiffs in these lawsuits generally request punitive or other damages that by state law may not be able to be covered by insurance. We are not aware of any pending or threatened litigation which we believe would have a material adverse impact on us.

ENVIRONMENTAL MATTERS

    We are subject to various federal, state, and local laws and regulations governing the use, discharge, and disposal of hazardous materials, including medical waste products. Compliance with these laws and regulations is not expected to have a material adverse effect on us. It is possible, however, that environmental issues may arise in the future which we cannot now predict.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following sets forth information regarding our executive officers and directors as of September 1, 2001. Unless otherwise indicated, each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., our wholly owned subsidiary:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Wayne T. Smith............................     55      Chairman of the Board, President and Chief
                                                       Executive Officer (Class III)
W. Larry Cash.............................     52      Executive Vice President, Chief Financial
                                                       Officer and Director (Class I)
David L. Miller...........................     52      Senior Vice President--Group Operations
Gary D. Newsome...........................     43      Senior Vice President--Group Operations
Michael T. Portacci.......................     43      Senior Vice President--Group Operations
John A. Fromhold..........................     48      Vice President--Group Operations
Martin G. Schweinhart.....................     47      Senior Vice President--Operations
T. Mark Buford............................     48      Vice President and Corporate Controller
Rachel A. Seifert.........................     42      Senior Vice President, Secretary and
                                                       General Counsel
Sheila P. Burke...........................     50      Director (Class III)
Robert J. Dole............................     78      Director (Class I)
J. Anthony Forstmann......................     63      Director (Class I)
Theodore J. Forstmann.....................     61      Director (Class III)
Dale F. Frey..............................     69      Director (Class II)
Sandra J. Horbach.........................     40      Director (Class II)
Harvey Klein, M.D.........................     64      Director (Class I)
Thomas H. Lister..........................     37      Director (Class III)
Michael A. Miles..........................     62      Director (Class II)

    WAYNE T. SMITH is the Chairman of the Board, President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997 we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is also a director of Almost Family and Praxair, Inc.

    W. LARRY CASH is the Executive Vice President, Chief Financial Officer and a Director. Mr. Cash joined us in September 1997 as Executive Vice President and Chief Financial Officer. He was elected a director in May 2001. Prior to joining Community Health Systems, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to
August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996.

    DAVID L. MILLER is a Senior Vice President--Group Operations. Mr. Miller joined us in November 1997 as a Group Vice President, managing hospitals in Alabama, Florida, North Carolina, South Carolina, and Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management
Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. Miller was the Chief Executive Officer of the Lake Norman Regional Medical Center in Mooresville, North Carolina, which is owned by Health Management Associates, Inc.

    GARY D. NEWSOME is a Senior Vice President--Group Operations. Mr. Newsome joined us in February 1998 as Group Vice President, managing hospitals in Kentucky, Mississippi, Wyoming, Pennsylvania, Tennessee, and Utah. Prior to joining us, he was a Divisional Vice President of Health Management Associates, Inc. in Midwest City, Oklahoma from January 1996 to February 1998. From January 1995 to January 1996, Mr. Newsome served as Assistant Vice President/Operations and Group Operations Vice President responsible for facilities of Health Management Associates, Inc. in Oklahoma, Arkansas, Kentucky, and West Virginia.

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    MICHAEL T. PORTACCI is a Senior Vice President--Group Operations.
Mr. Portacci joined us in 1987 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, managing facilities in Arizona, California, Illinois, Missouri, New Mexico, and Texas.

    JOHN A. FROMHOLD is a Vice President--Group Operations. Mr. Fromhold joined us in June 1998 as a Group Vice President, managing hospitals in Arkansas, Florida, Georgia, Louisiana, and Texas. Prior to joining us, he served as Chief Executive Officer of Columbia Medical Center of Arlington, Texas from 1995 to 1998.

    MARTIN G. SCHWEINHART is Senior Vice President--Operations. Mr. Schweinhart joined us in June 1997 and has served as the Vice President Operations. From 1994 to 1997 he served as Chief Financial Officer of the Denver and Kentucky divisional markets of Columbia/HCA Healthcare Corporation. Prior to that time he spent 18 years with Humana Inc. and Columbia/HCA Healthcare Corporation in various management capacities.

    T. MARK BUFORD is Vice President and Corporate Controller. Mr. Buford has served as our Corporate Controller since 1986 and as Vice President since 1988.

    RACHEL A. SEIFERT is Senior Vice President, Secretary and General Counsel. Ms. Seifert joined us in January 1998. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President-Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas.

    SHEILA P. BURKE has been a director since 1997. She has been the Under Secretary for American Museums and National Programs at the Smithsonian Institution since June 2000. Previously, she was Executive Dean of the John F. Kennedy School of Government, Harvard University from 1996 until June 2000. Previously in 1996, Ms. Burke was senior advisor to the Dole for President Campaign. From 1986 until June 1996, Ms. Burke served as the chief of staff to former Senator Robert Dole and, in that capacity, was actively involved in writing some of the healthcare legislation in effect today. She is a director of WellPoint Health Networks Inc. and The Chubb Corporation.

    ROBERT J. DOLE has been a director since 1997. He was a U.S. Senator from 1968 to 1996, during which time he served as Senate majority leader, minority leader and chairman of the Senate Finance Committee. Mr. Dole was also a U.S. Representative from 1960 to 1968. He has been a special counsel with Verner, Liipfert, Bernhard, McPherson and Hand since 1997. He is also a director of TB Woods Corp.

    J. ANTHONY FORSTMANN has been a director since 1996. He has been a Managing Director of J.A. Forstmann & Co., a merchant banking firm, since October 1987. Mr. Forstmann was President of The National Registry Inc. from October 1991 to August 1993 and from September 1994 to March 1995 and Chief Executive Officer from October 1991 to August 1993 and from September 1994 to December 1995. In 1968, he co-founded Forstmann-Leff Associates, an institutional money management firm with $6 billion in assets. He is also a special limited partner of one of the Forstmann Little partnerships.

    THEODORE J. FORSTMANN has been a director since 1996. He has been a general partner of FLC XXIX Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of The Yankee Candle Company, Inc. and McLeodUSA Incorporated.


    DALE F. FREY has been a director since 1997. Mr. Frey currently is retired. From 1984 until 1997, Mr. Frey was the Chairman of the Board and President of General Electric Investment Corp. From 1980 until 1997, he was also Vice President of General Electric Company. Mr. Frey is also a director of Praxair, Inc., The Yankee Candle Company, Inc., Roadway Express Inc., McLeodUSA Incorporated, and Aftermarket Technology Corp.


    SANDRA J. HORBACH has been a director since 1996. She has been a general partner of FLC XXIX Partnership, L.P. since 1993. She is also a director of The Yankee Candle Company, Inc. and XO Communications, Inc.

    HARVEY KLEIN, M.D. has been an Attending Physician at the New York Hospital since 1992. Dr. Klein serves as the William S. Paley Professor of Clinical Medicine at Cornell University Medical College, a position he has held since 1992. He also has been a Member of the Board of Overseers of Weill Medical College of Cornell University since 1997. Dr. Klein is a member of the American Board of Internal Medicine and American Board of Internal Medicine, Gastroenterology. Upon joining the Board in May 2001, Dr. Klein received 10,000 options under the Community Health Systems 2000 Stock Options and Award Plan.

    THOMAS H. LISTER has been a director since April 2000. He has been a general partner of FLC XXX Partnership, L.P. since 1997. He joined Forstmann Little & Co. in 1993 as an associate.

    MICHAEL A. MILES has been a director since 1997 and served as Chairman of the Board from March 1998 to February 2001. Mr. Miles currently is retired. Mr. Miles served as Chairman and Chief Executive Officer of Philip Morris from 1991 to 1994. He is also a director of AMR Corporation, Dell Computer Corp., Morgan Stanley & Co., Sears Roebuck and Co., AOL Time Warner Inc.,
Allstate Inc., and the Interpublic Group of Companies, Inc. He is a special limited partner of one of the Forstmann Little partnerships.

THE BOARD OF DIRECTORS

    Our certificate of incorporation provides for a classified board of directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board. The term of the Class I directors will terminate on the date of the 2004 annual meeting of stockholders; the term of the Class II directors will terminate on the date of the 2002 annual meeting of stockholders; and the term of the Class III directors will terminate on the date of the 2003 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors. The Forstmann Little partnerships have a contractual right to elect two directors until they no longer own any shares of our common stock.

    Directors who are neither our executive officers nor general partners in the Forstmann Little partnerships have been granted options to purchase common stock in connection with their election to our board of directors. Directors do not receive any fees for serving on our board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the board and committees. See "--Outside Director Stock Options."

    The board has three committees: Executive, Compensation, and Audit and Compliance. The Executive Committee consists of Theodore J. Forstmann, Sandra J. Horbach, Michael A. Miles, and Wayne T. Smith. The Compensation Committee consists of Michael A. Miles and J. Anthony Forstmann. The Audit and Compliance Committee consists of Dale F. Frey, Michael A. Miles, and Sheila P. Burke.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee of our board of directors are: Michael A. Miles and J. Anthony Forstmann. Until February 2000, the Compensation Committee consisted of Theodore J. Forstmann and Sandra J. Horbach. Sandra J. Horbach formerly served as one of our officers but received no compensation for her services. None of the other members of the current or former Compensation Committees are current or former executive officers or employees of us or any of our subsidiaries. Theodore J. Forstmann and Sandra J. Horbach are general partners in partnerships affiliated with the Forstmann Little partnerships. See "--Relationships and Transactions between Community Health Systems and its Officers, Directors and 5% Beneficial Owners and their Family Members" for a description of the 1996 acquisition of our principal subsidiary by the Forstmann Little partnerships and members of our management.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information with respect to compensation for 1999 and 2000 paid by us for services to our Chief Executive Officer and our four other most highly paid executive officers who were serving as executive officers at December 31, 2000.

                           SUMMARY COMPENSATION TABLE


                                       ANNUAL COMPENSATION                       LONG TERM
                       ----------------------------------------------------     COMPENSATION
                                                                                   AWARDS
                                                                OTHER         ----------------
                                                                ANNUAL           SECURITIES            ALL
                                                             COMPENSATION        UNDERLYING           OTHER
NAME AND POSITION        YEAR     SALARY ($)   BONUS ($)         (a)            OPTIONS (#)      COMPENSATION ($)
-----------------      --------   ----------   ---------   ----------------   ----------------   ----------------
Wayne T. Smith           2000      500,000      450,000             --           1,000,000            24,171 (b)
  Chairman of the        1999      475,002      427,500             --                  --            11,947 (c)
  Board, President
  and Chief
  Executive Officer

W. Larry Cash            2000      400,000      325,000             --             700,000            15,815 (d)
  Executive Vice         1999      375,000      318,750             --                  --            10,764 (e)
  President and
  Chief Financial
  Officer

Michael T. Portacci      2000      223,000      212,745             --             300,000             5,940 (f)
  Senior Vice            1999      216,000      145,800             --                  --             5,735 (g)
  President--Group
  Operations

David L. Miller          2000      245,000      179,775             --             300,000             6,520 (h)
  Senior Vice            1999      235,000      137,475             --                  --             6,635 (i)
  President--Group
  Operations

Gary D. Newsome          2000      233,000      165,000             --             300,000             5,311 (j)
  Senior Vice            1999      216,000      163,080             --                  --            32,352 (k)
  President--Group
  Operations


--------------------------

(a) The amount of other annual compensation is not required to be reported since the aggregate amount of perquisites and other personal benefits was less than $50,000 or 10% of the total annual salary and bonus reported for each named executive officer.

(b) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $5,512, employer matching contributions to the 401(k) plan of $3,401 and employer matching contributions to the deferred compensation plan of $15,258.

(c) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $4,822, employer matching contributions to the 401(k) plan of $2,400 and employer matching contributions to the deferred compensation plan of $4,725.

(d) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $4,337, employer matching contributions to the 401(k) plan of $3,401, and employer matching contributions to the deferred compensation plan of $8,077.

(e) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $5,139, employer matching contributions to the 401(k) plan of $2,400 and employer matching contributions to the deferred compensation plan of $3,225.

(f) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $2,539 and employer matching contributions to the 401(k) plan of $3,401.

(g) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $3,335 and employer matching contributions to the 401(k) plan of $2,400.

(h) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $3,453 and employer matching contributions to the 401(k) plan of $3,067.

(i) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan of $4,235 and employer matching contributions to the 401(k) plan of $2,400.

(j) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan totaling $2,802, employer matching contributions to the 401(k) plan of $1,700 and employer matching contributions to the deferred compensation plan of $809.


(k) Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan totaling $3,502, relocation expense reimbursement of $26,758 and employer matching contributions to the 401(k) plan of $2,092.

                              STOCK OPTION TABLES
                          OPTION GRANTS IN FISCAL 2000

    The following table sets forth information with respect to options to purchase common stock granted during 2000 under our stock option plans to the executive officers named in the "Summary Compensation Table."

                                           INDIVIDUAL GRANTS
                            ------------------------------------------------
                                         PERCENT OF
                                           TOTAL                               POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     OPTIONS                                 ASSUMED ANNUAL RATE OF
                            SECURITIES   GRANTED TO                            STOCK PRICE APPRECIATION FOR
                            UNDERLYING   EMPLOYEES    EXERCISE                          OPTION TERM
                             OPTIONS     IN FISCAL      PRICE     EXPIRATION   -----------------------------
NAME                         GRANTED        YEAR      PER SHARE      DATE           5%              10%
----                        ----------   ----------   ---------   ----------   -------------   -------------
Wayne T. Smith............  1,000,000       26.0%      $13.00       6/8/10       $8,180,000     $20,720,000
W. Larry Cash.............    700,000       18.2        13.00       6/8/10        5,726,000      14,504,000
David L. Miller...........    300,000        7.8        13.00       6/8/10        2,454,000       6,216,000
Gary D. Newsome...........    300,000        7.8        13.00       6/8/10        2,454,000       6,216,000
Michael T. Portacci.......    300,000        7.8        13.00       6/8/10        2,454,000       6,216,000

  AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth the stock option values as of December 31, 2000 for these persons:

                                                   NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                           SHARES                 UNDERLYING UNEXERCISED         MONEY OPTIONS AT FISCAL
                          ACQUIRED              OPTIONS AT FISCAL YEAR-END            YEAR-END (A)
                             ON       VALUE     ---------------------------   -----------------------------
                          EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                          --------   --------   -----------   -------------   ------------   --------------
Wayne T. Smith..........      --     $    --          --         1,000,000      $     --      $22,000,000
W. Larry Cash...........      --          --          --           700,000            --       15,400,000
David L. Miller.........   1,598      33,874       1,765           305,044        49,438        6,741,282
Gary D. Newsome.........   1,598      33,874       1,765           305,044        49,438        6,741,282
Michael T. Portacci.....      --          --       5,044           303,363       141,282        6,694,198

--------------------------

(a) Sets forth values for options that represent the positive spread between the respective exercise prices of outstanding stock options based on the closing price of our common stock on the NYSE on December 29, 2000, which was $35.00 per share.

EMPLOYMENT ARRANGEMENTS

    There are no written employment contracts with any of our executive officers. The stockholder's agreements, to which each of our executive officers is bound, contain forfeiture provisions in the event the person engages in prohibited conduct, including certain competitive activities. The stockholder's agreements, as well as the stock option agreements, provide for full and immediate vesting in the event of a change of control transaction (as defined under each agreement). Under our policy, our executive officers are entitled to severance compensation in the event they are terminated without cause; the compensation ranges from 12 to 24 months of base salary depending on benefit category, length of employment and reason for termination.

COMMUNITY HEALTH SYSTEMS STOCK OPTION PLAN

    The Community Health Systems Employee Stock Option Plan provides for the granting of options to purchase shares of common stock of our company to any employee of our company or our subsidiaries. These options are not intended to qualify as incentive stock options. The plan is currently administered by the Compensation Committee of our Board of Directors. As of June 30, 2001, options to purchase 381,504 shares of common stock were outstanding. No additional grants will be made under this plan. See "Principal Stockholders."

    STOCK OPTION AGREEMENTS. Options are granted pursuant to stock option agreements. To exercise an option, the optionee must pay for the shares in full and execute the stockholder's agreement described below. One-fifth of the options generally vest and become exercisable on each of the first, second, third, fourth and fifth anniversaries of the grant date. Unvested options expire on the date of the optionee's termination of employment and vested options expire after the termination of employment as described below.

    Each option expires, unless earlier terminated, on the earliest of:

    - the tenth anniversary of the date of grant; and

    - the exercise in full of the option.

    If an optionee's employment is terminated for any reason, the options will terminate to the extent they were not exercisable at the time of termination of employment. The optionee has a 60-day period from the date of our notification to exercise the vested portion of the option. These options are generally exercisable only by an optionee during the optionee's lifetime and are not transferable.

    The stock option agreements provide that we will notify the optionee prior to a total sale or a partial sale. A total sale includes:

    - the merger or consolidation of us into another corporation, other than a merger or consolidation in which we are the surviving corporation and which does not result in a capital reorganization, reclassification or other change in the then outstanding common stock;

    - the liquidation of us;

    - the sale to a third party of all or substantially all of our assets; or

    - the sale to a third party of common stock, other than through a public offering;

but only if the Forstmann Little partnerships cease to own any shares of the voting stock of our Company.

    A partial sale means a sale by the Forstmann Little partnerships of all or a portion of their shares of common stock to a third party, including through a public offering, other than a total sale. The concurrent common stock offering constitutes neither a total sale nor a partial sale.

    The optionee may exercise his or her options only for purposes of participating in the partial sale, whether or not the options were otherwise exercisable, with respect to the excess, if any, of

    - the number of shares with respect to which the optionee would be entitled to participate in the partial sale under the stockholder's agreement which permits proportional participation with the Forstmann Little partnerships in a public offering or sale to a third party, as described below, over

    - the number of shares previously issued upon exercise of such options and not previously disposed of in a partial sale.

    Upon receipt of a notice of a total sale, the optionee may exercise all or part of his or her options, whether or not such options were otherwise exercisable, within five days of receiving such notice, or a shorter time as determined by the committee.

    In connection with a total sale involving the merger, consolidation or liquidation of us or the sale of common stock by the Forstmann Little partnerships, we may redeem the unexercised portion of the options, for a price equal to the price received per share of common stock in the total sale, less the exercise price of the options, in lieu of permitting the optionee to exercise the options. Any unexercised portion of an option will terminate upon the completion of a total sale, unless we provide for its continuation.

    In the event a total sale or partial sale is not completed, any option that the optionee had exercised in connection with the total sale or partial sale will be deemed not to have been exercised and will be exercisable after the total sale or partial sale only to the extent it would have been exercisable if notice of the total sale or partial sale had not been given to the optionee. The optionee has no independent right to require us to register the shares of common stock underlying the options under the Securities Act of 1933.

    The stock option agreements permit us to terminate all of an optionee's options if the optionee engages in prohibited or competitive activities, including:

    - disclosing confidential information about us;

    - soliciting any of our employees within eighteen months of being terminated;

    - publishing any statement critical of us;

    - engaging in any competitive activities; or

    - being convicted of a crime against us.

    The number and class of shares underlying, and the terms of, outstanding options may be adjusted in certain events, such as a merger, consolidation, stock split or stock dividend.

    STOCKHOLDER'S AGREEMENT. Upon exercise of an option under the plan, an optionee is required to enter into a stockholder's agreement with us in the form then in effect. The stockholder's agreement governs the optionee's rights and obligations as a stockholder. The stockholder's agreement provides that, generally, the shares issued upon exercise of the options may not be sold, assigned or otherwise transferred. The description below summarizes the terms of the form of the stockholder's agreement currently in effect.

    If one or more partial sales result in the Forstmann Little partnerships owning, in the aggregate, less than 25% of our then outstanding voting stock, the stockholder is entitled to sell, transfer or hold his or her shares of common stock free of the restrictions and rights contained in the stockholder's agreement.

    The stockholder's agreement provides that the stockholder may participate proportionately in any sale by the Forstmann Little partnerships of all or a portion of their shares of common stock to any person who is not a partner or affiliate of the Forstmann Little partnerships. In addition, the stockholder shall be entitled to (and may be required to) participate proportionately in a public offering of shares of common stock by the Forstmann Little partnerships, by selling the same percentage of the stockholder's shares that the Forstmann Little partnerships are selling of their shares. The sale of shares of common stock in such a transaction must be for the same price and otherwise on the same terms and conditions as the sale by the Forstmann Little partnerships. If the Forstmann Little partnerships sell or exchange all or a portion of their common stock in a bona fide arm's-length transaction, the Forstmann Little partnerships may require the stockholder to sell a proportionate amount of his or her shares for the same price and on the same terms and conditions as the sale of common stock by the Forstmann Little partnerships and, if stockholder approval of the transaction is required, to vote his or her shares in favor of the sale or exchange.

    The stockholder's agreement permits us to repurchase all the shares of common stock then held by a stockholder if the stockholder engages in any prohibited activity or competitive activity or is convicted of a crime against us.

OUTSIDE DIRECTOR STOCK OPTIONS

    Five directors, Messrs. Dole, J. Anthony Forstmann, Frey and Miles, and
Ms. Burke, have options which were granted pursuant to individual stock option agreements. Each of the director optionees other than Mr. Miles has options to purchase 29,940 shares of common stock at $8.96 per share. Mr. Miles has options to purchase 41,916 shares of common stock at $8.96 per share. These options are not intended to qualify as incentive stock options and were not issued pursuant to the plan. See "Principal Stockholders."

    One-third of the options generally become exercisable on each of the first, second and third anniversaries of the date of the grant. Each option expires on the earliest of:

    - the tenth anniversary of the date of grant;

    - the date the director optionee ceases to serve as one of our directors;
      and

    - the exercise in full of the option.

    The director optionees may not sell or otherwise transfer their options.

    The director option agreements provide that we will notify the director optionees prior to a total sale or a partial sale. Upon receipt of a notice of a partial sale, a director optionee may exercise his or her options only for purposes of participating in the partial sale, whether or not the options were otherwise exercisable, with respect to the excess, if any, of:

    - the number of shares with respect to which the director optionee would be entitled to participate in the partial sale under the director stockholder's agreements described below, over

    - the number of shares previously issued upon exercise of the options and not previously disposed of in a partial sale.

    Upon receipt of a notice of a total sale, a director optionee may exercise all or part of his options, whether or not the options were otherwise exercisable.

    In connection with a total sale, we may redeem the unexercised portion of the director optionee's options. Any unexercised portion of a director optionee's options will terminate upon the completion of a total sale, unless we provide for continuation of the options.

    In the event a total sale or partial sale is not completed, any option which a director optionee had exercised in connection with the sale will be exercisable after the sale only to the extent it would have been exercisable if notice of the sale had not been given to the director optionee. The concurrent common stock offering constitutes neither a total sale nor a partial sale.

    The director option agreements provide that, if the Forstmann Little partnerships sell shares of common stock in a bona fide arm's-length transaction, at our election, a director optionee may be required to:

    - proportionately exercise the director optionee's options and to sell all of the shares of common stock purchased under the exercise in the same transaction and on the same terms as the shares sold by the Forstmann Little partnerships, or if unwilling to do so; or

    - forfeit the portion of the option required to be exercised.

    The director optionees have no independent right to require us to register the shares of common stock underlying the options under the Securities Act of 1933.

    The number and class of shares underlying and the terms of outstanding options may be adjusted in certain events, such as a merger, consolidation, stock split or stock dividend.

    DIRECTOR STOCKHOLDER'S AGREEMENTS. Upon exercise of a director option, a director optionee is required to enter into a director stockholder's agreement with us in the form then in effect. The form of director stockholder's agreement currently in effect is substantially the same as the form of employee stockholder's agreement currently in effect.

STOCKHOLDER'S AGREEMENTS

    Prior to our initial public offering in June, 2000, members of our management and other employees purchased shares of our common stock pursuant to the terms of stockholder agreements. Currently, 23 members of our management and other employees or former employees own an aggregate of 1,569,558 shares of our common stock, excluding shares issuable upon exercise of options, that were purchased pursuant to the terms of these stockholder agreements. See "Principal Stockholders." The stockholder agreements contain transfer provisions substantially similar to those in the form of stockholder's agreements that the employee and director optionees must execute upon exercise of options granted under the Community Health Systems Stock Option Plan and the Outside Directors Stock Options Plans.

    Upon termination of employment, we have the right, at our option, to purchase all of the unvested shares of common stock held by the stockholder. The stock vests at a rate of 20% per year, beginning after one year. The stockholders have no independent right to require us to register their shares under the Securities Act of 1933.

THE COMMUNITY HEALTH SYSTEMS 2000 STOCK OPTION AND AWARD PLAN

    Our Board of Directors adopted the 2000 Stock Option and Award Plan in April, 2000, and the stockholders approved it in April, 2000. The stock plan provides for the grant of incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code and stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards, and share awards. Persons are eligible to receive grants under the stock plan include our directors, officers, employees, and consultants. The stock plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Securities Exchange Act of 1934.

    The stock plan is administered by a committee that consists of at least two nonemployee outside board members. The Compensation Committee of the board currently serves as the committee. Generally, the committee has the right to grant options and other awards to eligible individuals and to determine the terms and conditions of options and awards, including the vesting schedule and exercise price of options and awards. The stock plan authorizes the issuance of 4,562,791 shares of common stock. As of June 30, 2001, options to purchase 3,790,716 shares were outstanding.

    The stock plan provides that the term of any option may not exceed ten years, except in the case of the death of an optionee in which event the option may be exercised for up to one year following the date of death even if it extends beyond ten years from the date of grant. If a participant's employment, or service as a director, is terminated following a change in control, any options or stock appreciation rights become immediately and fully vested at that time and will remain outstanding until the earlier of the six-month anniversary of termination and the expiration of the option term.

THE COMMUNITY HEALTH SYSTEMS 2000 EMPLOYEE STOCK PURCHASE PLAN

    We adopted the 2000 Employee Stock Purchase Plan in April, 2000. The plan allows our employees to purchase additional shares of our common stock on the New York Stock Exchange at the then current market price. Employees who elect to participate in the program will pay for these purchases with funds that we will withhold from their paychecks.

RELATIONSHIPS AND TRANSACTIONS BETWEEN COMMUNITY HEALTH SYSTEMS AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

    In July 1996, we were formed by two Forstmann Little partnerships and members of our management to acquire CHS/Community Health Systems, Inc., which was then a publicly owned company named Community Health Systems, Inc. We financed the acquisition by issuing our common stock to the Forstmann Little partnerships and members of management, by incurring indebtedness under credit facilities, and by issuing an aggregate of $500 million of subordinated debentures to one of the Forstmann Little partnerships, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., or MBO-VI. MBO-VI immediately distributed the subordinated debentures to its limited partners. The subordinated debentures are our general senior subordinated obligations, are not subject to mandatory redemption and mature in three equal annual installments beginning June 30, 2007, with the final payment due on June 30, 2009. The debentures bear interest at a fixed rate of 7.50% which is payable semi-annually in January and July. The balance of debentures outstanding at December 31, 1999 was $500 million. Total interest expense for the debentures was $37.5 million for each of the years ended December 31, 1998, 1999 and 2000. We anticipate that some or all of the debentures will be redeemed with the proceeds of this offering and the concurrent common stock offering.

    We have engaged Greenwood Marketing and Management Services to provide oversight for our Senior Circle Association, which is a community affinity organization with local chapters sponsored by each of our hospitals. Greenwood Marketing and Management is a company owned and operated by Anita Greenwood Cash, the spouse of W. Larry Cash. In 2000, we paid Greenwood Marketing and Management Services $239,401 for marketing services, postage, magazines, handbooks, sales brochures, training manuals, and membership services.

    We employ Brad Cash, son of Larry Cash. In 2000, Brad Cash received compensation of $65,945 while serving as a financial analyst and assistant chief financial officer of one of our hospitals.


    We have used the services of Emprint Document Solutions, a company owned and operated by the sister and brother-in-law of Theodore J. Forstmann and J. Anthony Forstmann. In 2000, we paid Emprint Document Solutions approximately
$2 million for printing services.


    The following executive officers of our company were indebted to us in amounts greater than $60,000 since January 1, 2000 under full recourse promissory notes. These notes were delivered in partial payment for the purchase of our common stock. The promissory notes are secured by the shares to which they relate. The highest amounts outstanding under these notes since January 1, 2000 and the amounts outstanding at August 31, 2001 were as follows:

                                                     SINCE JANUARY 1,   AT AUGUST 31,
                                                           2000             2001        INTEREST RATE
                                                     ----------------   -------------   -------------
W. Larry Cash......................................      $697,771          $60,192           6.84%
David L. Miller....................................       344,620           42,187           6.84%
Gary D. Newsome....................................       221,707           22,984           6.84%
Michael T. Portacci................................        82,065               --           6.84%
John A. Fromhold...................................       224,250           27,284           6.84%
Rachel A. Seifert..................................        72,157           58,520           6.84%

    In connection with the relocation of our corporate office from Houston to Nashville in May 1996, we lent $100,000 to Mr. T. Mark Buford, our Vice President and Corporate Controller. This loan was paid in full on December 13, 2000.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock immediately prior to the consummation of the concurrent common stock offering and as adjusted to reflect the sale of the shares of common stock pursuant to the concurrent common stock offering. The table includes:

    - each person who is known by us to be the beneficial owner of more than 5% of the outstanding common stock;

    - each of our directors;

    - each executive officer named in the "Summary Compensation Table"; and

    - all directors and executive officers as a group.

    Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.


                                                        SHARES BENEFICIALLY   PERCENT BENEFICIALLY OWNED (a)
                                                           OWNED BEFORE       -------------------------------
                                                          THE CONCURRENT                          AFTER THE
                                                           COMMON STOCK         BEFORE THE       CONCURRENT
                                                           OFFERING (a)         CONCURRENT         COMMON
                                                        -------------------    COMMON STOCK         STOCK
NAME                                                          NUMBER             OFFERING         OFFERING
----                                                    -------------------   ---------------   -------------
5% STOCKHOLDERS:
Forstmann Little & Co. Equity Partnership-V, L.P.
  (b).................................................         26,911,990          31.2%            27.4%
Forstmann Little & Co. Subordinated Debt and Equity
  Management Buyout Partnership-VI, L.P. (b)..........         19,222,748          22.2%            19.5%

DIRECTORS:
Sheila P. Burke.......................................             29,940 (c)     *                *
W. Larry Cash.........................................            385,327 (i)     *                *
Robert J. Dole........................................             25,681 (d)     *                *
J. Anthony Forstmann (b)..............................            106,981 (e)     *                *
Theodore J. Forstmann (b).............................         46,134,738          53.4%            46.9%
Dale F. Frey (b)......................................             25,681 (f)     *                *
Sandra J. Horbach (b).................................         46,134,738          53.4%            46.9%
Harvey Klein, M.D.....................................                 --         *                *
Thomas H. Lister (b)..................................         26,911,990          31.2%            27.3%
Michael A. Miles (b)..................................             99,908 (g)     *                *
Wayne T. Smith........................................            831,554 (h)       1.0%           *

OTHER NAMED EXECUTIVE OFFICERS:
David L. Miller.......................................            179,443 (j)     *                *
Gary D. Newsome.......................................            107,033 (k)     *                *
Michael T. Portacci...................................            158,916 (l)     *                *
All directors and executive officers as a group
  (18 persons)........................................         48,160,132 (m)      55.6%            48.8%


--------------------------

*   Less than 1%.

(a) For purposes of this table, information as to the shares of common stock assumes in the column "After Common Stock Offering" that the underwriters' over-allotment option is not exercised. In addition, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.


(b) The general partner of Forstmann Little & Co. Equity Partnership-V, L.P., a Delaware limited partnership, or Equity-V, is FLC XXX Partnership, L.P. a New York limited partnership of which Theodore J. Forstmann,

    Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Erskine B. Bowles (through Tywana LLC, a North Carolina limited liability company having its principal business office at 2012 North Tryon Street, Suite 2450, Charlotte, N.C. 28202) and Jamie C. Nicholls are general partners. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VI, L.P., a Delaware limited partnership, or MBO-VI, is FLC XXIX Partnership, L.P., a New York limited partnership of which Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Erskine
    B. Bowles (through Tywana LLC) and Jamie C. Nicholls are general partners. Accordingly, each of the individuals named above, other than Mr. Lister, with respect to MBO-VI, and Mr. Bowles and Ms. Nicholls, with respect to Equity-V and MBO-VI, for the reasons described below, may be deemed the beneficial owners of shares owned by MBO-VI and Equity-V and, for purposes of this table, beneficial ownership is included. Mr. Lister, with respect to MBO-VI, and Mr. Bowles, Ms. Nicholls and Mr. Lewis, with respect to Equity-V and MBO-VI, do not have any voting or investment power with respect to, or any economic interest in, the shares of common stock of the company held by MBO-VI or Equity-V; and, accordingly, Mr. Lister, Mr. Bowles and
    Ms. Nicholls are not deemed to be the beneficial owners of these shares. Theodore J. Forstmann and J. Anthony Forstmann are brothers. Messrs. Frey and Miles are members of the Forstmann Little Advisory Board and, as such, have economic interests in the Forstmann Little partnerships. FLC XXX Partnership is a limited partner of Equity-V. Each of Messrs. J. Anthony Forstmann and Michael A. Miles is a special limited partner in one of the Forstmann Little partnerships. None of the other limited partners in each of MBO-VI and Equity-V is otherwise affiliated with Community Health Systems. The address of Equity-V and MBO-VI is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.


(c) Includes 29,940 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(d) Includes 25,681 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(e) Includes 29,940 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus. The remaining shares are held through a limited partnership interest in the Forstmann Little partnerships.

(f) Includes 25,681 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(g) Includes 41,916 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus. The remaining shares are held through a limited partnership interest in the Forstmann Little partnerships.

(h) Includes 333,333 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(i) Includes 233,333 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(j) Includes 103,346 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(k) Includes 63,346 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(l) Includes 86,725 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.


(m) Includes 1,055,460 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

                              DESCRIPTION OF NOTES


    We will issue the notes under a document called the "indenture." The indenture is a contract between us and First Union National Bank, as trustee. The indenture and the notes are governed by the laws of the State of New York. Because this section is a summary, it does not describe every aspect of the notes and the indenture that may be important to you. In this section, we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning of only the more important terms. You should read the indenture itself for a full description of the terms of the notes, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "Community Health Systems, Inc.," "we," "our" or "us" refer solely to Community Health Systems, Inc., a Delaware corporation, and its successors under the indenture and not to any of its subsidiaries.


GENERAL

    The notes will be general, unsecured obligations of Community Health Systems, Inc. The notes will be subordinated, which means that they will rank behind certain of our indebtedness as described below. The notes will be limited to $250,000,000 aggregate principal amount ($287,500,000 if the underwriters exercise their over-allotment option in full). We will be required to repay the
principal amount of the notes in full on              , 2008. The notes will
bear interest at the rate per annum shown on the front cover of this prospectus
from              , 2001. Interest will be computed on the basis of a 360 day year of twelve 30 day months. We will pay interest on the notes on
and              of each year, commencing on              , 2002.

    You may convert the notes into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time before
the close of business on the business day preceding              , 2008 unless
the notes have been previously redeemed or repurchased by us. The conversion rate may be adjusted as described below.


    Prior to             , 2005, if the price of our common stock closes above
150% of the conversion price for at least 20 trading days in the consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, we may redeem the notes at our option at any time, in whole or in part, at $1,000 per note plus accrued and unpaid interest to the redemption date. In connection with this redemption, we may be required to make a "make whole" payment, as described below under "--Provisional Redemption." On
or after              , 2005, we may redeem the notes at our option at any time, in whole or in part, at the redemption prices set forth below under "--Optional Redemption," plus accrued and unpaid interest to the redemption date. If there is a Change of Control of Community Health Systems, Inc., you may have the right to require us to repurchase your notes as described below under "--Repurchase at Option of Holders Upon a Change of Control."


    The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Our subsidiaries have a substantial amount of existing debt and other liabilities and will incur substantial additional debt and other liabilities in the future. See "Risk Factors--Risks Relating to our Business and Operations."

    We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Community Health Systems, Inc., except to the extent described under "--Repurchase at Option of Holders Upon a Change of Control."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

    The notes will be issued:

    - only in fully registered form;

    - without interest coupons; and

    - in denominations of $1,000 and greater multiples.

    The notes will be evidenced by one or more global notes which will be deposited with the trustee as custodian for the Depository Trust Company, or DTC, and registered in the name of Cede & Co. as nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding these restrictions set forth under "Notice to Investors." Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

    - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

    - an Event of Default with respect to the notes represented by the global note has occurred and is continuing;

    In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

    DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

    - you cannot get notes registered in your name if they are represented by the global note;

    - you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;

    - you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

    - all payments on the global note will be made to DTC or its nominee.

    The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

    Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

    Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

    We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note.

We will make these payments by wire transfer of immediately available funds on each payment date.

    We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants.

    We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

    We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

    DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS

    You may, at your option, convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the business day prior to the maturity date, unless the notes have been previously redeemed or repurchased, at
a conversion rate of   shares of common stock per $1,000 principal
amount of notes. The conversion rate is equivalent to a conversion price of approximately $ , subject to adjustment as set forth below. Your right to convert a note called for redemption or delivered for repurchase following a Change of Control will terminate at the close of business on the business day prior to the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

    You may convert all or part of any note by delivering the note at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered.

    As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

    If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any Regular Record Date (as defined below under "Payment and Conversion") to the opening of business on the next succeeding interest payment date (except notes or portions of notes called for redemption on a redemption date that will occur, or to be repurchased on a repurchase date for which the right to convert would terminate, during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note which has been converted after any Regular Record Date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such Regular Record Date.

    No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, at our option, we will pay cash based on the market price of our common stock at the close of business on the conversion date or round up the number of shares of common stock issuable upon conversion of the notes to the nearest whole share.

    You will not be required to pay any taxes or duties relating to the issue or delivery of shares of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of shares of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

    The conversion rate will be subject to adjustment for, among other things:

    - dividends (and other distributions) payable in our common stock on shares of our capital stock;

    - the issuance to all or substantially all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock, or securities convertible into our common stock, at less than the then Current Market Price of such common stock (determined as provided in the indenture) as of the record date for shareholders entitled to receive such rights, options or warrants;

    - subdivisions, combinations and reclassifications of our common stock;

    - distributions to all or substantially all holders of our common stock of evidences of indebtedness of Community Health Systems, Inc., shares of capital stock, or other property (including cash or assets or securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations discussed below);

    - distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and
      (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the Current Market Price per share of the common stock on the record date for that distribution and the number of shares of common stock then outstanding); and

    - the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, combined together with (1) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of such tender offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in the immediately preceding clause above to all holders of our common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

    We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the notes of any adjustments.

    In case of any consolidation or merger of Community Health Systems, Inc. with or into another entity or any merger of another entity into Community Health Systems, Inc. (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our common stock), or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation, merger, sale or transfer.


    We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our Board of Directors determines that the increase would be in our best interest. The Board of Directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change of Control as defined below.


    We may also increase the conversion rate for the remaining term of the notes or any shorter period in order to avoid or diminish any income tax to any holders of shares of common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. If at any time we make a distribution of property to our shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of Community Health Systems, Inc., but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the adjustment provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes; in specified other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of the common stock. See "Summary of Certain U.S. Federal Income Tax Considerations--U.S. Federal Income Taxation of U.S. Holders."

    Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

SUBORDINATION

    The notes are subordinated and, as a result, the payment of the principal, any premium and interest on the notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of Senior Debt, of all of our Senior Debt. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. On June 30, 2001, we had outstanding Senior Debt of $608 million (on a pro forma basis giving effect to the sale of the notes in this offering and the concurrent common stock offering and the application of the net proceeds therefrom as described under "Use of Proceeds"), consisting of senior debt under our credit facility. Our aggregate amount of liabilities (calculated on a pro forma basis taking into account the application of such proceeds from the sale of the notes and common stock as described under "Use of Proceeds") was $1.2 billion, excluding intercompany liabilities. See "Capitalization."


    "Senior Debt" is defined in the indenture to mean: the principal of, and premium, if any, and interest on, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of the Company, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing). The term "Senior Debt" shall also include all Designated Senior Debt and shall not include our Indebtedness to any of our subsidiaries of which we own, directly or indirectly, a majority of the voting stock.


    "Indebtedness" means, with respect to any person:

    - all indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

    - all obligations for money borrowed;

    - all obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

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    - all obligations (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

    - all obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;


    - all obligations with respect to letters of credit, bank guarantees, bankers' acceptances and similar faculties, including reimbursement obligations with respect to the foregoing;



    - all obligations issued or assumed as the deferred purchase price of any business, property, assets (including intangibles) or services, excluding trade accounts payable and accrued expenses arising in the ordinary course of business as determined in good faith by us;


    - all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

    - renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.


    Senior Debt will not include any other indebtedness or obligations if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior to the notes.


    We may not make any payment on account of principal, premium or interest on the notes, or redemption or repurchase of the notes, if either of the following occurs:

    - we default in our obligations to pay principal, premium, interest or other amounts on our Senior Debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

    - any other default occurs and is continuing on any Designated Senior Debt and (1) the default permits the holders of the Designated Senior Debt (as defined below) to accelerate its maturity and (2) the trustee has received a notice of the default, called a "Payment Blockage Notice," from Community Health Systems, Inc., the holder of such debt or such other person permitted to give such notice under the indenture.

    If payments of the notes have been blocked by a payment default on Senior Debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist. If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of (1) the date the nonpayment default is cured or waived or ceases to exist or
(2) 179 days after the Payment Blockage Notice is received.

    No nonpayment default that existed on the day a Payment Blockage Notice was delivered to the trustee can be used as the basis for any subsequent Payment Blockage Notice. In addition, once a holder of Designated Senior Debt has blocked payment on the notes by giving a Payment Blockage Notice, no new period of payment blockage can be commenced pursuant to a subsequent Payment Blockage Notice until both of the following are satisfied:

    - 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

    - all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

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    "Designated Senior Debt" means our obligations under any particular Senior
Debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be "Designated Senior Debt" for purposes of the indenture. The instrument, agreement or other document evidencing any Designated Senior Debt may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt.


    In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all Senior Debt must be paid in full before you are entitled to receive any payment. By reason of such subordination, in the event of insolvency, our creditors who are holders of Senior Debt are likely to recover more, ratably, than you are, and you are likely to experience a reduction or elimination of payments on the notes.

    In addition, the notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of Community Health Systems, Inc. to receive any assets of our subsidiaries upon their liquidation or reorganization, and the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that Community Health Systems, Inc. itself is recognized as a creditor of such subsidiary, in which case the claims of Community Health Systems, Inc., would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Community Health Systems, Inc.

    The indenture does not limit our ability to incur Senior Debt or our ability or the ability of our subsidiaries to incur any other indebtedness.


PROVISIONAL REDEMPTION



    Prior to       , 2005, if the closing price of our common stock has exceeded
150% of the conversion price for at least 20 trading days in the consecutive 30-day trading period ending on the trading day prior to the date we mail the notice of redemption, we may redeem the notes, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.



    If we redeem the notes under these circumstances, we will make an additional
"make whole" payment on the redeemed notes equal to $   per $1,000 principal
amount of notes, minus the amount of any interest actually paid or accrued and unpaid on each $1,000 principal amount of redeemed notes prior to the date we mail the notice of redemption. We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mailed the notice. The "make whole" payments will not be reduced by the amount of interest accrued and unpaid to the date we mail the notice in the case of notes converted after that date. We may make these "make whole" payments, at our option, either in cash or, subject to the satisfaction of the conditions in the indenture, in our common stock or a combination of cash and common stock. We will specify the type of consideration for the "make whole" payment in the redemption notice.



    Payments made in our common stock will be valued at 95% of the average of the closing sales prices of our common stock for the five consecutive trading days ending on the third trading day prior to the redemption date.


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OPTIONAL REDEMPTION

    On or after              , 2005 we may redeem the notes, in whole or from
time to time in part, in cash at the prices set forth below. If we elect to redeem all or part of the notes, we will give at least 30 but no more than 60 days notice to you.

    The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
        , 2005..............................................        %

        , 2006..............................................        %


and thereafter is equal to 100% of the principal amount, in each case together with accrued and unpaid interest to the date of redemption.


    If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your convertible notes, the converted portion will be deemed to be of the portion selected for redemption.

    No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

    We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the underwriting agreement, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

PAYMENT AND CONVERSION

    Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business
on the   or the   (whether or not a business day) immediately preceding the
relevant interest payment date (a "Regular Record Date"). Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

    We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

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
    Notes may be surrendered for conversion at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion Rights."

    We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the convertible notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of convertible notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "--Notices" below.

    All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    If a Change of Control (as defined below) occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000, pursuant to a "Change of Control Offer." In the Change of Control Offer, we will offer a "Change of Control Payment" in cash (or, as described below, shares of our common stock) equal to 100% of the aggregate principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.


    At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in shares of our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the fifth trading day prior to the repurchase date. We may only pay the repurchase price in shares of our common stock if we satisfy the conditions provided in the indenture.



    A "Change in Control" means the occurrence of any of the following after the notes are originally issued:



    1. any Person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, becomes the Beneficial Owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company's capital stock entitling that Person to exercise 50% or more of the total voting power of all shares of the Company's capital stock entitled to vote generally in elections of directors; however, any acquisition by the Company, any Subsidiary of the Company, the Principals and their Related Parties or any employee benefit plan of the Company and any merger or consolidation that is not a Change in Control under clause (2) below will not trigger this provision;



    2. the Company consolidates with or merges with or into any other Person or another Person merges into the Company, except if the transaction satisfies any of the following: (i) the Principals and their Related Parties have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after the transaction;
       (ii) the transaction is a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the

       Company's capital stock; or (iii) the transaction is a merger effected only to change the Company's jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of the Company's common stock only into other shares of Common Stock or shares of common stock of another corporation;



    3. the Company conveys, transfers, sells, leases or otherwise disposes, in one or a series of transactions, of all or substantially all of its assets to another Person, other than a Principal or a Related Party, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of such Person entitled to vote generally in elections of directors immediately after the consummation of such transaction; or



    4. the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.



    However, a Change of Control will not be deemed to have occurred if either
(A) the closing price per share of our common stock for any five trading days within the period of ten consecutive trading days ending immediately after the later of the Change of Control or the date of the public announcement of the Change of Control, in the case of a Change of Control under clause (1) above, or the period of ten consecutive trading days ending immediately before the Change of Control, in the case of Change of Control under clause (2) or (3) above, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change of Control under clause (1) or (2) above issuable to the holders of our common stock, consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the notes become convertible into such common stock. For purposes of these provisions the conversion price is equal to $1,000 divided by the conversion rate then in effect.


    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Community Health Systems, Inc. and our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Community Health
Systems, Inc. and our subsidiaries, taken as a whole, to another Person or group may be uncertain.


    Within 30 days following any Change of Control, we will mail a notice to each holder and the trustee describing the transaction or transactions that constitute the Change of Control, offering to repurchase the notes on a certain date (which shall not exceed 30 business days from the date of such notice) (the "Change of Control Payment Date") specified in such notice and specifying whether the repurchase price will be payable in cash or shares of common stock, pursuant to the procedures required by the indenture and described in such notice. Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.


    For purposes of the Change of Control definition:

    "BENEFICIAL OWNER" has the meaning assigned to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

    "BOARD OF DIRECTORS" means (1) with respect to a corporation, the board of directors of the corporation or any duly authorized committee of such board of directors and (2) with respect to any other Person, the board or committee of such Person serving a similar function.

    "CAPITAL STOCK" of any Person means any and all shares, interests, participations or other equivalents, however designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of the Person.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (3) is a designee of a Principal or a Related Party of a Principal or was nominated by a Principal or a Related Party.

    "PERSON" means any individual, corporation, partnership, joint venture, association, jointstock company, trust, unincorporated organization, limited liability company, government, governmental subdivision or other entity.

    "PRINCIPAL" means Forstmann Little & Co. Equity Partnership-V, L.P. or any of its affiliates, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., or each executive officer of Community Health Systems, Inc. as of the date of the indenture.

    "RELATED PARTY" means (1) any controlling stockholder, 80% (or more) owned subsidiary, or immediate family member (in the case of an individual) of any Principal; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    On the Change of Control Payment Date, we will, to the extent lawful:

    1. accept for payment all the notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    2. if the Change of Control Payment is to be paid in cash, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all the notes or portions thereof so tendered, or if the Change of Control Payment is to be paid in shares of our common stock, instruct the transfer agent to issue shares representing such Change of Control Payment; and

    3. deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

    The paying agent or, in the event we are paying the Change of Control Payment in shares of our common stock, the trustee will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount or principal amount at maturity, as applicable, to any unpurchased portion of the notes surrendered, if any; PROVIDED that each such new note will be in a principal amount or principal amount at maturity, as applicable, of $1,000 or an integral multiple thereof.

    Except as described above, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all of the notes validly tendered and not withdrawn under such Change of Control Offer.

    The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

    Our ability to repurchase notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could result in an event of default under our Senior Debt. Moreover, a Change in Control could cause an event of default under, or be prohibited or limited by, the terms of our Senior Debt. As a result, unless we were to obtain a waiver, a repurchase of the notes in cash could be prohibited under the subordination provisions of the indenture until the Senior Debt is paid in full. Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a Change in Control, an Event of Default under the Indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our Senior Debt. See "--Subordination" and "Risk Factors" for a discussion of these restrictions and limitations.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    We may not, (1) directly or indirectly, (A) consolidate or merge with or into another person (whether or not we are the surviving corporation) or
(B) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets, in one or more related transactions, to another person, or (2) permit any person to, directly or indirectly, (A) consolidate or merge with or into us (whether or not we are the surviving corporation) or (B) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such person's properties and assets, in one or more related transactions, to us; unless:

    (i) either:

        (a) we are the surviving corporation; or

        (b) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, leases, conveyance or other disposition shall have been made is a person organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that if the person formed by or surviving any such consolidation or merger with us is not a corporation, a corporate co-issuer shall also be an obligor with respect to the notes);

    (ii) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations under the notes and the indenture pursuant to an agreement reasonably satisfactory to the trustee; and

    (iii) immediately after such transaction, no Default or Event of Default exists, and no event that, after notice or lapse of time or both, would become a Default or an Event of Default, will have occurred and be continuing.

    In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

    These provisions will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Community Health Systems, Inc. and any of its subsidiaries.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default with respect to the convertible notes:

       - default for 30 days in the payment when due of interest on the notes, whether or not the payment is prohibited by the subordination provisions of the indenture;

       - default in payment when due of the principal of or premium, if any, on the notes, whether or not the payment is prohibited by the subordination provisions of the indenture;

       - failure to comply with the notice and repurchase provisions described under the caption "--Repurchase at Option of Holders Upon a Change of Control," whether or not the provision of such notice or compliance with the repurchase provisions is prohibited by the subordination provisions of the indenture;


       - failure for 60 days after written notice thereof has been given to us by the trustee or to us and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of the other covenants or agreements in the indenture;


       - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:


               (a) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness by the end of the applicable grace period provided in such indebtedness on the date of such default (a "Payment Default"); or



               (b) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more;



        if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and


       - specified events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

    In the case of an Event of Default arising from events of bankruptcy, insolvency or reorganization with respect to us or our significant subsidiaries, all outstanding notes will become due and payable immediately without further action or notice on the part of the holders of the notes or the trustee. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may, subject to the subordination provisions of the indenture, declare all notes to be due and payable immediately.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a

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Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, the notes.

    No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

       - the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

       - the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

       - the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

    However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

    We will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we will be required to deliver to the trustee a statement specifying such Default or Event of Default.

    "Significant subsidiaries" has the meaning assigned to that term in Rule 1-02(w) of Regulation S-X under the Exchange Act.

MEETINGS, MODIFICATION AND WAIVER

    The indenture contains provisions for convening meetings of the holders of the notes to consider matters affecting their interests.

    Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, and certain past defaults by us may be waived, either (1) with the written consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding or (2) by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting or, if less, holders of not less than a majority in aggregate principal amount of the notes then outstanding. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes then outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

    However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

       - change the stated maturity of the principal or interest of a note;

       - reduce the principal amount of, or any premium or interest on, any note;

       - reduce the amount payable upon a redemption or mandatory repurchase;

       - modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

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
       - change the place or currency of payment on a note;

       - impair the right to institute suit for the enforcement of any payment on any note;

       - modify our obligation to maintain an office or agency in New York City;

       - modify the subordination provisions in a manner that is adverse to the holders of the notes;

       - adversely affect the right to convert the notes;

       - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

       - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

       - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted; or

       - modify the provisions with respect to meetings, modification and waiver.

    The holders of a majority in aggregate principal amount of the then outstanding notes may waive compliance by us with certain restrictive provisions of the indenture by written consent. Holders of at least 66 2/3% in aggregate principal amount of notes represented at a meeting or, if less, holders of not less than a majority in aggregate principal amount of the notes then outstanding may also waive compliance by us with certain restrictive provisions of the indenture by the adoption of a resolution at the meeting if a quorum of holders are present and certain other conditions are met. The holders of a majority in aggregate principal amount of the then outstanding notes also may waive by written consent any past default under the indenture, except:

       - failure to pay principal, premium, if any, or interest which has not been cured;

       - failure to convert any note into common stock; or

       - failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

    Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us will be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of a majority in aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.


SATISFACTION AND DISCHARGE



    The indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange or conversion of notes herein expressly provided for), subject to certain conditions, when:



    (1) either



       (A) all notes theretofore authenticated and delivered (other than (i) notes which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture and
           (ii) notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and has since been repaid to the Company or discharged from such trust,) have been delivered to the trustee for cancellation; or



       (B) all such notes not theretofore delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one


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           year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee,



and the Company, in the case of each of clauses (B)(i) through (iii) above, has deposited with the trustee as trust funds an amount sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of notes which have become due and payable) or to the maturity or redemption thereof, as the case may be; and



    (2) the Company has paid or caused to be paid all other sums payable by the Company under the indenture.


NOTICES

    Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

    Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

REPLACEMENT OF NOTES

    We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

    We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

    The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of Community Health Systems, Inc., the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

THE CREDIT AGREEMENT

    We and our wholly owned subsidiary, CHS/Community Health Systems, Inc., are parties to a credit facility with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., as a lender and administrative agent, under which our subsidiary has, and may in the future, borrow. We have guaranteed the performance of our subsidiary under this credit facility. The credit facility consists of the following:

                                                       BALANCE OUTSTANDING
                                                      (AS OF JUNE 30, 2001)
                                                      ---------------------
Revolving credit facility...........................      $         --
Acquisition loan facility...........................      $119,000,000
Tranche A term loan.................................      $ 12,100,000
Tranche B term loan.................................      $120,000,000
Tranche C term loan.................................      $120,000,000
Tranche D term loan.................................      $311,575,349

    The loans bear interest, at our option, at either of the following rates:

    (a) the highest of:

       - the rate from time to time publicly announced by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., in New York as its prime rate;

       - the secondary market rate for three-month certificates of deposit from time to time plus 1%; and

       - the federal funds rate from time to time, plus 1/2 of 1%;

        in each case plus an applicable margin which is:

       - based on a pricing grid depending on our leverage ratio at that time and the maturity date of the loan, for the revolving credit loans, acquisition loans and the tranche A term loan;

       - 2.00% for the tranche B term loan;

       - 2.50% for the tranche C term loan;

       - 2.75% for the tranche D term loan; or

    (b) a Eurodollar rate plus an applicable margin which is:

       - based on a pricing grid depending on our leverage ratio at that time and the maturity date of the loan, for revolving credit loans, acquisition loans and the tranche A term loan;

       - 3.00% for the tranche B term loan;

       - 3.50% for the tranche C term loan; or

       - 3.75% for the tranche D term loan.

    The term loans are repayable in quarterly installments pursuant to a predetermined payment schedule through December 31, 2005.


    We also pay a commitment fee for the daily average unused commitment under the revolving credit commitment and available acquisition loan commitment. The commitment fee is based on a pricing grid depending on our leverage ratio and the termination date of the revolving credit commitment or the acquisition loan commitment. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments and on the acquisition loan termination date with respect to available acquisition loan commitments. In addition, we will pay fees for each letter of credit issued under the credit facility.


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
    Approximately 20% of the outstanding debt under our revolving credit facility terminates on December 31, 2002 while the remaining part of the outstanding debt under our revolving credit facility terminates on January 2, 2004. The total borrowings we may have outstanding at any time under our revolving credit facility is $200.0 million prior to December 31, 2002 and, thereafter, $156.0 million.

    The acquisition loan facility is a reducing revolving credit facility that will be permanently reduced on predetermined anniversaries in accordance with a schedule. Once reduced, outstanding acquisition loans must be repaid to the extent they exceed the reduced level. Approximately 20% of the outstanding debt under our acquisition loan facility terminates on December 31, 2002 while the remaining part of the outstanding debt under our acquisition loan facility terminates on January 2, 2004. The total borrowings we may have outstanding at any time under our acquisition loan facility is $251.9 million prior to July 22, 2002, reducing to $234.4 million thereafter, through December 31, 2002 and, thereafter, $206.4 million.

    The loans must be prepaid with the net proceeds in excess of $20 million in the aggregate of specified asset sales and issuances of additional indebtedness not constituting permitted indebtedness in the credit facility. These net proceeds from these specified asset sales and non-permitted indebtedness must be applied first to prepay ratably the outstanding balances of the term loans and the acquisition loans and then to repay outstanding balances of the revolving credit loans. The commitments under the acquisition loans and revolving credit loans would be permanently reduced by the amount of the repayment of these facilities. We are seeking a waiver to allow the notes to constitute permitted indebtedness.


    The credit facility contains covenants and provisions that restrict, among other things, our ability to change the business we are conducting, declare dividends, grant liens, incur additional indebtedness, exceed a specified leverage ratio, fall below a minimum interest coverage ratio and make capital expenditures. Our wholly owned subsidiary, CHS/Community Health Systems, Inc., is prohibited from paying dividends or making other distributions to us except to the extent necessary to pay taxes, fees, and expenses to maintain our corporate existence and to conduct our activities as permitted by our guarantee of the obligations under the credit facility.


    The credit agreement contains customary events of default. In addition, our indebtedness under this credit agreement becomes due and payable at the option of the lenders if we experience a fundamental corporate change, a change of control occurs under the indenture governing the notes, the Forstmann Little partnerships cease to own at least 25% of our outstanding common stock, any person or group owns a greater percentage of our outstanding common stock than the Forstmann Little partnerships, or any person or group, other than the Forstmann Little partnerships, at any time has the right to designate a majority of our board of directors.

    We will use the net proceeds from the concurrent common stock offering not used to repay our subordinated debt to repay a portion of our outstanding debt under the acquisition loan facility. See "Use of Proceeds."

SUBORDINATED DEBT

    We issued an aggregate of $500 million of subordinated debentures to MBO-VI in connection with the July 1996 acquisition of our subsidiary. MBO-VI immediately distributed the subordinated debentures to its limited partners. The subordinated debentures are divided into three equal series, due on June 30, 2007, June 30, 2008 and June 30, 2009. The subordinated debentures provide for interest at a rate of 7 1/2%, payable semi-annually. The subordinated debentures may be prepaid by us at any time without premium, penalty or charge and are subordinate to our credit agreement and other senior obligations. We have a right of first refusal on the transfer of the debentures.

    We will use all of the net proceeds from this offering and a portion of the net proceeds from the concurrent common stock offering to repay all of our subordinated debt. See "Use of Proceeds."

                          DESCRIPTION OF CAPITAL STOCK

OVERVIEW

    Our authorized capital stock consists of 300,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share.


    Before the closing of the concurrent common stock offering, based on share information as of September 6, 2001, there were 86,464,298 shares of common stock outstanding and no shares of preferred stock outstanding. After the closing of the concurrent common stock offering, there will be 98,464,298 shares of common stock outstanding. After giving effect to this offering, there will be
an additional           shares of common stock issuable upon conversion of the
notes.



    After the closing of this offering and the concurrent common stock offering, the Forstmann Little partnerships and our management will beneficially own
approximately 48.8% of the outstanding common stock,     % on a diluted basis.
Accordingly, they will collectively have significant influence in:


    - electing our entire board of directors;

    - determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets;

    - preventing or causing a change in control; and

    - approving substantially all amendments to our certificate of incorporation and by-laws.

    The Forstmann Little partnerships have a contractual right to elect two directors until such time as they no longer own any of our shares of common stock.

    The following summary contains material information relating to provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of all of our liabilities and the payment of any required amounts to the holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares sold in the concurrent common stock offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that may designate and issue in the future.

PREFERRED STOCK

    Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 100,000,000 shares of preferred stock, and to issue such shares of preferred stock. Each class or series of preferred stock will cover such number of shares and will have such preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights, and redemption rights.

    The purpose of authorizing the board of directors to establish preferred stock is to eliminate delays associated with a stockholders vote on the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of our company at a price which many stockholders find attractive. These provisions could also make it more difficult for our stockholders to effect certain corporate actions, including the election of directors. We have no present plans to issue any shares of preferred stock.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases, or redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation and by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which such persons may be entitled.

    In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

    We have entered into indemnification agreements with our directors and executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and obtain directors' and officers' liability insurance.

    At present there is no pending litigation or proceeding involving any director or officer, as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND PROVISIONS OF DELAWARE LAW

    A number of provisions in our certificate of incorporation, by-laws and Delaware law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

    - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

    - discourage certain types of transactions which may involve an actual or threatened change in control of our company;

    - discourage certain tactics that may be used in proxy fights; and

    - encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

    STAGGERED BOARD. Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our certificate of incorporation and by-laws also provide that the board of directors is divided into three classes. The members of each class of directors serve for staggered three-year terms. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

    ADVANCE NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. Our by-laws provide that stockholders may take action by written consent.

    PREFERRED STOCK. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may among other things, discourage, delay, defer, or prevent a change in control of the company.

    AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK. The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    WE HAVE OPTED OUT OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION
LAW. Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we have opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

                        SHARES ELIGIBLE FOR FUTURE SALE

RULE 144 SECURITIES


    Upon the consummation of the concurrent common stock offering, we will have 98,464,298 shares of common stock outstanding. Of these shares, 50,760,002 shares, including the 12,000,000 shares of common stock sold in the concurrent common stock offering, will be freely tradeable without registration under the Securities Act of 1933 and without restriction by persons other than our "affiliates." The 47,704,296 shares of common stock held by the Forstmann Little partnerships and our directors and executive officers as well as by our other shareholders who acquired their shares prior to our initial public offering are "restricted" securities under the meaning of Rule 144 under the Securities Act of 1933. Their shares may not be sold in the absence of registration under the Securities Act of 1933, unless an exemption from registration is available, including exemptions pursuant to Rule 144 or Rule 144A under the Securities Act of 1933.


    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately 980,000 shares immediately after the concurrent common stock offering, or

    - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of the concurrent common stock offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after the concurrent common stock offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

    We, our executive officers and directors and the Forstmann Little partnerships have agreed, with exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock for 90 days after the date of this prospectus without first obtaining the written consent of Goldman, Sachs & Co. See "Underwriting."

REGISTRATION RIGHTS

    We have entered into a registration rights agreement with the Forstmann Little partnerships, pursuant to which we have granted to the Forstmann Little partnerships six demand rights to cause us to file a registration statement under the Securities Act of 1933 covering resales of all shares of common stock held by the Forstmann Little partnerships, and to cause the registration statement to become effective. The registration rights agreement also grants "piggyback" registration rights permitting the Forstmann Little partnerships to include its registrable securities in a registration of securities by us. Under the agreement, we will pay the expenses of such registrations.

    In addition, pursuant to the stockholder's and subscription agreements, we have granted "piggyback" registration rights to all of our employees and directors who have purchased shares of common stock and/or that have been awarded options to purchase shares of common stock. These registration rights are exercisable only upon registration by us of shares of common stock held by the Forstmann Little partnerships. The holders of common stock entitled to these registration rights are entitled to notice of any proposal to register shares held by the Forstmann Little partnerships and to include their shares in such registration. We will pay the expenses of these piggyback registrations.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

NOTES OFFERING

    The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes and of the common stock into which the notes may be converted. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

    This summary deals only with notes, and with common stock into which the notes may be converted, held as capital assets (generally, investment property) and does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In particular this discussion does not consider:

    - U.S. state and local or non-U.S. tax consequences;

    - the tax consequences for the stockholders, partners or beneficiaries of a holder;

    - special tax rules that may apply to particular holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities;

    - special tax rules that may apply to a holder that holds our notes or common stock into which the notes may be converted, as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment; or

    - persons that are not the initial holders of the notes or that acquire the notes for a price other than their issue price.

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    This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes, and common stock into which the notes may be converted, as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

UNITED STATES HOLDERS

    The following summary applies to you only if you are a United States holder (as defined below).

  DEFINITION OF A UNITED STATES HOLDER

    A "United States holder" is a beneficial owner of a note or notes, or of common stock into which the notes may be converted, who or which is for United States federal income tax purposes:

    - an individual citizen or resident of the United States;

    - a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

    - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

    - a trust, if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions.

  PAYMENTS OF INTEREST

    Interest on your notes will be taxed as ordinary interest income. In addition:

    - if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

    - if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

    The notes will not be issued with original issue discount, and, accordingly, issues relating to original issue discount are not summarized in this document.

  SALE OR OTHER DISPOSITION OF NOTES

    Your tax basis in your notes generally will be their cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

    - the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "United States Holders--Payments of Interest"); and

    - your tax basis in the notes.

    Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

  CONVERSION OF THE NOTES

    You generally will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of a note will be the same as your adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion will generally include the holding period of the note converted.

    Cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).

  DISTRIBUTIONS ON COMMON STOCK

    The amount of any distributions by us in respect of the common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to a tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of your tax basis in the common stock and thereafter as a gain from the sale or exchange of the stock.

  SALE OR OTHER DISPOSITION OF COMMON STOCK

    Your tax basis in your common stock received on conversion of a note will be the same as your adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share paid in cash. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your common stock equal to the difference, if any, between:

    - the amount realized on the sale or other disposition; and

    - your tax basis in the common stock.

    Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition your holding period for the common stock exceeds one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

  ADJUSTMENT OF CONVERSION PRICE

    If at any time we make a distribution of property to stockholders that would be taxable to those stockholders as a dividend (e.g., distributions of evidences of indebtedness or assets of our company, but generally not stock dividends or rights to subscribe for common stock) for United States federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion price of the notes is decreased, the amount of that decrease may be deemed to be the payment of a taxable dividend to you. As a result, you could recognize taxable income as a result of an event pursuant to which you receive no cash or property.

  BACKUP WITHHOLDING

    In general, "backup withholding," at the applicable rate, for payments made may apply:

    - to any payments made to you of principal of and interest on your note,

    - to any payment of the proceeds of a sale or other disposition of your note before maturity,

    - to any payments of dividends on common stock; and

    - to any payments of the proceeds of a sale or other disposition of common stock,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

    The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

NON-U.S. HOLDERS

    The following summary applies to you if you are a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of a note or notes, or of common stock into which the notes may be converted, and are not a United States holder (as defined above). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

    - on at least 31 days in the calendar year, and

    - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

    Resident aliens are subject to United States federal income tax as if they were United States citizens.

  PAYMENTS OF INTEREST

    Interest paid by us or our paying agent (in its capacity as such) to you on your notes will qualify for the "portfolio interest" exception of the Internal Revenue Code, and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that:

    - you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

    - you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or
      (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

    - such interest is not effectively connected with your conduct of a United States trade or business; and

    - you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

       (A) us or our paying agent; or

       (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

    Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

    - if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

    - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

    - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

    If you are engaged in a trade or business in the United States and interest on your notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest is generally attributable, you may be subject to United States income tax on a net basis at the regular graduated rates and in the manner applicable to U.S. persons on the interest (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service form on or before any payment date to claim the exemption). In addition, United States trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

  SALE OR OTHER DISPOSITION OF NOTES

    You generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale or other disposition of your notes (including the receipt of cash in lieu of a fractional share upon conversion of a note into common stock but not including any amount representing interest) unless:

    - you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

    - the gain is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

  CONVERSION OF NOTES

    In general, no United States federal income tax or withholding tax should be imposed upon conversion of a note into common stock by you, except with respect to cash you receive in lieu of a fractional share of common stock upon conversion where:

    - you are an individual who is present in the United States for 183 days or more during the taxable year of the conversion of your note, and specific other conditions are met; or

    - the cash received in lieu of a fractional share of common stock upon conversion of a note is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

  DIVIDENDS ON COMMON STOCK

    In the event that we pay dividends on our common stock, we will have to withhold a United States federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold United States federal withholding tax if you comply with applicable certification and disclosure requirements. In addition, United States trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

    If you claim the benefit of an applicable income tax treaty rate, you generally will be required to satisfy applicable certification and other requirements. However,

    - if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

    - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

    - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

  SALE OR OTHER DISPOSITION OF COMMON STOCK

    You generally will not be taxed on gain recognized upon the sale or other disposition of common stock unless:

    - the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment in the United States;

    - you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition and specific other conditions are met; or

    - we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

    Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

  UNITED STATES FEDERAL ESTATE TAX

    If you are an individual who is a non-U.S. holder (as specially defined for United States federal estate tax purposes) at the time of your death, notes owned or treated as owned by you will generally not be subject to the United States federal estate tax, unless, at the time of your death:

    - you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

    - your interest on the notes is effectively connected with your conduct of a United States trade or business.

    If you are an individual who is a non-U.S. holder (as specially defined for United States federal estate tax purposes) at the time of your death, common stock owned or treated as owned by you will generally be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, you may be subject to United States federal estate tax.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current Treasury regulations, backup withholding may apply to payments made by us or our paying agent (in its capacity as such) to you in respect of the notes or common stock into which the notes may be converted, unless you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption. We or our paying agent may, however, report payments of interest on the notes or dividends on the common stock into which the notes may be converted.

    The gross proceeds from the disposition of your notes or of common stock into which the notes may be converted may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your notes or common stock into which the notes may be converted outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes or common stock into which the notes may be converted through a non-U.S. office of a broker that:

    - is a United States person (as defined in the Internal Revenue Code);

    - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

    - is a "controlled foreign corporation" for United States federal income tax purposes; or

    - is a foreign partnership, if at any time during its tax year:

     o one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

     o the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes or common stock into which the notes may be converted to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

    You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    Community Health Systems and the underwriters for this offering named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                              Principal Amount of
                        Underwriters                           Convertible Notes
                        ------------                          -------------------
Goldman, Sachs & Co.........................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Credit Suisse First Boston Corporation......................
Banc of America Securities LLC..............................
J.P. Morgan Securities Inc..................................
UBS Warburg LLC.............................................
                                                                 ------------
    Total...................................................     $250,000,000
                                                                 ============

    If the underwriters sell more than the total principal amount of notes set forth in the table above, the underwriters have an option to buy up to an additional $37,500,000 principal amount of notes from Community Health Systems to cover such sales. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

    The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by Community Health Systems. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.

                        Paid by Community Health Systems

                                                         No Exercise    Full Exercise
                                                         ------------   -------------
Per Note...............................................    $              $
Total..................................................    $              $

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount
from the initial public offering price of up to       % of the principal amount
of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the
initial public offering price of up to       % of the principal amount of the
notes. If all the notes are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Community Health Systems, its executive officers and directors, and the Forstmann Little partnerships have agreed with the underwriters, with exceptions, not to dispose of or hedge any of their common stock or securities convertible into, or exchangeable for, shares of common stock for 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans.

    The notes are a new issue of securities with no established trading market. Community Health Systems has been advised by certain underwriters that those underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional notes from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Community Health Systems' notes and common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Community Health Systems. They have received customary fees and commissions for these transactions. In particular, an affiliate of J.P. Morgan Securities Inc. acts as an administrative agent for Community Health Systems' credit facility and affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under Community Health Systems' credit facility.

    A prospectus in electronic format may be made available on the website maintained by Goldman, Sachs & Co. and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate an aggregate principal amount of the notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Goldman, Sachs & Co. to underwriters that may make Internet distributions on the same basis as other allocations.


    Community Health Systems estimates that its share of the total expenses of this offering and the concurrent common stock offering, excluding underwriting discounts and commissions, will be approximately $1.9 million.


    Community Health Systems has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the notes offered in this offering will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain legal matters related to this offering will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York. Fried, Frank, Harris, Shriver & Jacobson has in the past provided, and may continue to provide, legal services to Forstmann Little and its affiliates.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Commission a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933 and the rules and regulations under the Securities Act of 1933, for the registration of the notes offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information relating to this offering included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information with respect to us and the notes offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made. The registration statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the registration statement is publicly available through the Commission's site on the Internet's World Wide Web, located at: http://www.sec.gov. Our public filings are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


    We are subject to the informational requirements of the Securities Exchange Act of 1934. To comply with these requirements, we will file periodic reports, proxy statements and other information with the Commission. These reports and other information are available as provided above.
                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different information you should not rely on it. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of the notes. Our business, financial condition, results of operations, and prospects may have changed since that date.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................     F-2

Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................     F-3

Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000..........................     F-4

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1998, 1999 and 2000..............     F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................     F-6

Notes to Consolidated Financial Statements..................     F-7

Unaudited Interim Condensed Consolidated Balance Sheet as of
  June 30, 2001.............................................    F-24

Unaudited Interim Condensed Consolidated Statements of
  Operations for the six months ended June 30, 2000 and
  2001......................................................    F-25

Unaudited Interim Condensed Consolidated Statements of Cash
  Flows for the six months ended June 30, 2000 and 2001.....    F-26

Notes to Unaudited Interim Condensed Consolidated Financial
  Statements................................................    F-27

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Community Health Systems, Inc.
Brentwood, Tennessee

    We have audited the accompanying consolidated balance sheets of Community Health Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Community Health Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
February 20, 2001

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $    4,282   $   13,740
  Patient accounts receivable, net of allowance for doubtful accounts of $34,499 and $52,935 in 1999 and 2000,
    respectively............................................     226,350      309,826
  Supplies..................................................      32,134       39,679
  Prepaid expenses and taxes................................       9,846       19,989
  Deferred income taxes.....................................       5,862        2,233
  Other current assets......................................      22,022       23,110
                                                              ----------   ----------
    Total current assets....................................     300,496      408,577
                                                              ----------   ----------
Property and equipment:
  Land and improvements.....................................      41,327       46,268
  Buildings and improvements................................     470,856      536,428
  Equipment and fixtures....................................     219,659      267,505
                                                              ----------   ----------
                                                                 731,842      850,201
  Less accumulated depreciation and amortization............    (108,499)    (142,120)
                                                              ----------   ----------
    Property and equipment, net.............................     623,343      708,081
                                                              ----------   ----------
Goodwill, net of accumulated amortization of $97,766 and
  $123,459 in 1999 and 2000, respectively...................     877,890      985,568
                                                              ----------   ----------
Other assets, net of accumulated amortization of $34,265 and
  $37,142 in 1999 and 2000, respectively....................      93,355      111,611
                                                              ----------   ----------
    Total assets............................................  $1,895,084   $2,213,837
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $   27,029   $   17,433
  Accounts payable..........................................      57,392       83,191
  Compliance settlement payable.............................      30,900           --
  Accrued liabilities:
    Employee compensation...................................      49,346       56,840
    Interest................................................      19,451       27,389
    Other...................................................      51,159       56,020
                                                              ----------   ----------
      Total current liabilities.............................     235,277      240,873
                                                              ----------   ----------
Long-term debt..............................................   1,407,604    1,201,590
                                                              ----------   ----------
Other long-term liabilities.................................      22,495       15,200
                                                              ----------   ----------
Commitments and contingencies:
Stockholders' equity:
  Preferred stock, $.01 par value per share, 100,000,000
    shares authorized; none issued..........................          --           --
  Common stock, $.01 par value per share, 300,000,000 shares authorized; 87,105,562 shares issued and 86,137,582
    shares outstanding at December 31, 1999 and 55,620,807
    shares issued and 56,588,787 shares outstanding at
    December 31, 2000.......................................         566          871
  Additional paid-in capital................................     483,237      998,092
  Accumulated deficit.......................................    (245,352)    (235,783)
  Treasury stock, at cost, 967,980 shares at December 31,
    2000 and 1999...........................................      (6,587)      (6,587)
  Notes receivable for common stock.........................      (1,997)        (334)
  Unearned stock compensation...............................        (159)         (85)
                                                              ----------   ----------
    Total stockholders' equity..............................     229,708      756,174
                                                              ----------   ----------
      Total liabilities and stockholders' equity............  $1,895,084   $2,213,837
                                                              ==========   ==========

                See notes to consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1998          1999          2000
                                                      -----------   -----------   -----------
Net operating revenues..............................  $   854,580   $ 1,079,953   $ 1,337,501
Operating costs and expenses:
  Salaries and benefits.............................      328,264       419,320       517,392
  Provision for bad debts...........................       69,005        95,149       122,303
  Supplies..........................................      100,633       126,693       154,211
  Rent..............................................       22,344        25,522        31,385
  Other operating expenses..........................      167,944       209,084       259,474
  Depreciation and amortization.....................       49,861        56,943        71,931
  Amortization of goodwill..........................       26,639        24,708        25,693
  Impairment of long-lived assets...................      164,833            --            --
  Compliance settlement and Year 2000 remediation
    costs...........................................       20,209        17,279            --
                                                      -----------   -----------   -----------
Total operating costs and expenses..................      949,732       974,698     1,182,389
                                                      -----------   -----------   -----------
Income (loss) from operations.......................      (95,152)      105,255       155,112
Interest expense, net of interest income of $261,
  $288 and $600 in 1998, 1999 and 2000,
  respectively......................................      101,191       116,491       127,370
                                                      -----------   -----------   -----------
Income (loss) before cumulative effect of a change
  in accounting principle and income taxes..........     (196,343)      (11,236)       27,742
Provision for (benefit from) income taxes...........      (13,405)        5,553        18,173
                                                      -----------   -----------   -----------
Income (loss) before cumulative effect of a change
  in accounting principle...........................     (182,938)      (16,789)        9,569
Cumulative effect of a change in accounting
  principle, net of taxes of $189...................         (352)           --            --
                                                      -----------   -----------   -----------
Net income (loss)...................................  $  (183,290)  $   (16,789)  $     9,569
                                                      ===========   ===========   ===========
Basic and diluted earnings (loss) per common share:
Income (loss) before cumulative effect of a change
  in accounting principle...........................  $     (3.37)  $     (0.31)  $      0.14
Cumulative effect of a change in accounting
  principle.........................................        (0.01)           --            --
                                                      -----------   -----------   -----------
Net income (loss)...................................  $     (3.38)  $     (0.31)  $      0.14
                                                      ===========   ===========   ===========
Weighted average number of shares outstanding:
  Basic.............................................   54,249,895    54,545,030    67,610,399
                                                      ===========   ===========   ===========
  Diluted...........................................   54,249,895    54,545,030    69,187,191
                                                      ===========   ===========   ===========

                See notes to consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                           NOTES
                                COMMON STOCK        ADDITIONAL                     TREASURY STOCK        RECEIVABLE
                            ---------------------    PAID-IN      ACCUMULATED    -------------------     FOR COMMON
                              SHARES      AMOUNT     CAPITAL        DEFICIT       SHARES     AMOUNT        STOCK
                            ----------   --------   ----------   -------------   --------   --------   --------------
BALANCE, January 1, 1998..  56,376,695     $564      $480,435      $ (45,273)    (135,868)  $(1,041)      $(1,050)

Issuance of common stock..     212,092        2         1,653             --      150,067     1,120          (900)
Common stock purchased for
  treasury, at cost.......          --       --            --             --     (970,269)   (5,634)          204
Payments on notes
  receivable..............          --       --            --             --           --        --            36
Net loss..................          --       --            --       (183,290)          --        --            --
                            ----------     ----      --------      ---------     --------   -------       -------
BALANCE, December 31,
  1998....................  56,588,787      566       482,088       (228,563)    (956,070)   (5,555)       (1,710)

Issuance of common stock..          --       --           907             --      314,425     1,748          (440)
Common stock purchased for
  treasury, at cost.......          --       --            --             --     (326,335)   (2,780)           --
Payments on notes
  receivable..............          --       --            --             --           --        --           153
Unearned stock
  compensation............          --       --           242             --           --        --            --
Earned stock
  compensation............          --       --            --             --           --        --            --
Net loss..................          --       --            --        (16,789)          --        --            --
                            ----------     ----      --------      ---------     --------   -------       -------
BALANCE, December 31,
  1999....................  56,588,787      566       483,237       (245,352)    (967,980)   (6,587)       (1,997)

Issuance of common stock
  in connection with
  initial public offering,
  net of issuance costs...  20,425,717      204       245,498             --           --        --            --
Issuance of common stock
  in connection with
  secondary public
  offering, net of
  issuance costs..........  10,000,000      100       268,722             --           --        --            --
Issuance of common stock
  in connection with the
  exercise of options.....      91,058        1           635             --           --        --            --
Payments on notes
  receivable..............          --       --            --             --           --        --         1,663
Earned stock
  compensation............          --       --            --             --           --        --            --
Net income................          --       --            --          9,569           --        --            --
                            ----------     ----      --------      ---------     --------   -------       -------
BALANCE, December 31,
  2000....................  87,105,562     $871      $998,092      $(235,783)    (967,980)  $(6,587)      $  (334)
                            ==========     ====      ========      =========     ========   =======       =======


                               UNEARNED
                                STOCK
                             COMPENSATION      TOTAL
                            --------------   ---------
BALANCE, January 1, 1998..      $  --        $433,635
Issuance of common stock..         --           1,875
Common stock purchased for
  treasury, at cost.......         --          (5,430)
Payments on notes
  receivable..............         --              36
Net loss..................         --        (183,290)
                                -----        --------
BALANCE, December 31,
  1998....................         --         246,826
Issuance of common stock..         --           2,215
Common stock purchased for
  treasury, at cost.......         --          (2,780)
Payments on notes
  receivable..............         --             153
Unearned stock
  compensation............       (242)             --
Earned stock
  compensation............         83              83
Net loss..................         --         (16,789)
                                -----        --------
BALANCE, December 31,
  1999....................       (159)        229,708
Issuance of common stock
  in connection with
  initial public offering,
  net of issuance costs...         --         245,702
Issuance of common stock
  in connection with
  secondary public
  offering, net of
  issuance costs..........         --         268,822
Issuance of common stock
  in connection with the
  exercise of options.....         --             636
Payments on notes
  receivable..............         --           1,663
Earned stock
  compensation............         74              74
Net income................         --           9,569
                                -----        --------
BALANCE, December 31,
  2000....................      $ (85)       $756,174
                                =====        ========

                See notes to consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998        1999       2000
                                                              ---------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $(183,290)  $(16,789)  $  9,569
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................     76,500     81,651     97,624
    Deferred income taxes...................................    (14,797)    (3,799)    17,210
    Impairment charge.......................................    164,833         --         --
    Compliance settlement costs.............................     20,000     14,000         --
    Stock compensation expense..............................         --         83         74
    Other non-cash (income) expenses, net...................       (528)      (570)    (5,030)
    Changes in operating assets and liabilities, net of
      effects of acquisitions and divestitures:
      Patient accounts receivable...........................    (33,908)   (42,973)   (52,989)
      Supplies, prepaid expenses and other current assets...     (7,724)   (17,598)   (15,604)
      Accounts payable, accrued liabilities and income
        taxes...............................................      4,461    (28,071)    17,931
      Compliance settlement payable.........................         --         --    (30,900)
      Other.................................................     (9,828)     2,320    (14,900)
                                                              ---------   --------   --------
Net cash provided by (used in) operating activities.........     15,719    (11,746)    22,985
                                                              ---------   --------   --------
Cash flows from investing activities:
  Acquisitions of facilities, pursuant to purchase
    agreements..............................................   (172,597)   (59,699)  (148,216)
  Purchases of property and equipment.......................    (52,880)   (80,255)   (63,005)
  Proceeds from sale of equipment...........................      1,531        121        107
  Increase in other assets..................................    (12,607)   (15,708)   (33,327)
                                                              ---------   --------   --------
Net cash used in investing activities.......................   (236,553)  (155,541)  (244,441)
                                                              ---------   --------   --------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................      1,875      2,215    514,524
  Proceeds from exercise of stock options...................         --         --        636
  Common stock purchased for treasury.......................     (5,634)    (2,780)        --
  Borrowings under Credit Agreement.........................    242,491    436,300    241,310
  Repayments of long-term indebtedness......................    (18,842)  (270,885)  (525,556)
                                                              ---------   --------   --------
Net cash provided by financing activities...................    219,890    164,850    230,914
                                                              ---------   --------   --------
Net change in cash and cash equivalents.....................       (944)    (2,437)     9,458
Cash and cash equivalents at beginning of period............      7,663      6,719      4,282
                                                              ---------   --------   --------
Cash and cash equivalents at end of period..................  $   6,719   $  4,282   $ 13,740
                                                              =========   ========   ========

                See notes to consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS. Community Health Systems Inc. (the "Company") owns, leases and operates acute care hospitals that are the principal providers of primary healthcare services in non-urban communities. As of December 31, 2000, the Company owned, leased or operated 52 hospitals, licensed for 4,688 beds in 20 states.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain of the subsidiaries have minority stockholders. The amount of minority interest in equity and minority interest in income or loss is not material and is included in other long-term liabilities and other operating expenses.

    CASH EQUIVALENTS. The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

    SUPPLIES. Supplies, principally medical supplies, are stated at the lower of cost (first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the land improvements (2 to 15 years; weighted average useful life is 11 years), buildings and improvements (5 to 40 years; weighted average useful life is 33 years) and equipment and fixtures (5 to 20 years; weighted average useful life is 7 years). Costs capitalized as construction in progress were $27.2 million and $30.3 million at December 31, 1999 and 2000, respectively, and are included in buildings and improvements. Expenditures for renovations and other significant improvements are capitalized; however, maintenance and repairs which do not improve or extend the useful lives of the respective assets are charged to operations as incurred. Interest capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Cost," was $.07 million, $1.4 million and $2.5 million for the years ended December 31, 1998, 1999, and 2000, respectively.

    The Company also leases certain facilities and equipment under capital leases (see Notes 2 and 7). Such assets are amortized on a straight-line basis over the lesser of the terms of the respective leases, or the remaining useful lives of the assets.

    GOODWILL. Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis ranging from 18 to 40 years. Annually, as required by Accounting Principles Board ("APB") Opinion No. 17, the Company reviews its total enterprise goodwill for possible impairment, by comparing total projected undiscounted cash flows to the total carrying amount of goodwill.

    OTHER ASSETS. Other assets consist primarily of the noncurrent portion of deferred income taxes and costs associated with the issuance of debt which are amortized over the life of the

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) related debt using the effective interest method. Amortization of deferred financing costs is included in interest expense.

    THIRD-PARTY REIMBURSEMENT. Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems, provisions of cost-reimbursement and other payment methods. Approximately 49% of net operating revenues for the year ended December 31, 1998, 48% for the year ended December 31, 1999, and 46% for the year ended December 31, 2000, are related to services rendered to patients covered by the Medicare and Medicaid programs. In addition, the Company is reimbursed by non-governmental payors using a variety of payment methodologies. Amounts received by the Company for treatment of patients covered by such programs are generally less than the standard billing rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Final settlements under certain of these programs are subject to adjustment based on administrative review and audit by third parties. Adjustments to the estimated billings are recorded in the periods that such adjustments become known. Adjustments to previous program reimbursement estimates are accounted for as contractual adjustments and reported in future periods as final settlements are determined. Adjustments related to final settlements or appeals increased revenue by an insignificant amount in each of the years ended December 31, 1998, 1999 and 2000. Net amounts due to third-party payors as of December 31, 1999 were $9.1 million and as of December 31, 2000 were $2.3 million and are included in accrued liabilities-other in the accompanying balance sheets. Substantially all Medicare and Medicaid cost reports are final settled through 1997.

    CONCENTRATIONS OF CREDIT RISK. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company's facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company's facilities and non-governmental third-party payors, Medicare and Medicaid represent the Company's only significant concentrations of credit risk.

    NET OPERATING REVENUES. Net operating revenues are recorded net of provisions for contractual adjustments of approximately $829 million, $1,157 million and $1,649 million in 1998, 1999 and 2000, respectively. Net operating revenues are recognized when services are provided. In the ordinary course of business the Company renders services to patients who are financially unable to pay for hospital care. The value of these services to patients who are unable to pay is not material to the Company's consolidated results of operations.

    PROFESSIONAL LIABILITY INSURANCE CLAIMS. The Company accrues, on a quarterly basis, for estimated losses resulting from professional liability claims to the extent they are not covered by insurance. The accrual, which includes an estimate for incurred but not reported claims, is based on historical loss patterns and annual actual projections. To the extent that subsequent claims information varies from management's estimates, the liability is adjusted currently.

    ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS. In accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," whenever events or changes in circumstances indicate that the carrying values of certain long-lived assets and related intangible assets may be impaired, the Company projects the undiscounted cash flows expected to be generated by these assets. If the projections indicate that the reported amounts are not expected to be recovered, such amounts are reduced to their estimated fair value

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based on a quoted market price, if available, or an estimate based on valuation techniques available in the circumstances.

    INCOME TAXES. The Company accounts for income taxes under the asset and liability method, in which deferred income tax assets and liabilities are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the statement of operations during the period in which the tax rate change becomes law.

    COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," defines comprehensive income as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) for 2000, 1999 and 1998 is equal to the net income (loss) reported.

    STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Compensation cost, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans; however, it allows an entity to continue to measure compensation for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25. The Company has elected to continue to measure compensation under the method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

    SEGMENT REPORTING. SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires that a public company report annual and interim financial and descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 allows aggregation of similar operating segments into a single operating segment if the businesses have similar economic characteristics and are considered similar under the criteria established by SFAS No. 131. The Company owns, leases and operates 52 acute care hospitals in 52 different non-urban communities. All of these hospitals have similar services, have similar types of patients, operate in a consistent manner and have similar economic and regulatory characteristics. Therefore, the Company has one reportable segment.

    RECENT ACCOUNTING PRONOUNCEMENT NOT YET ADOPTED. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS No. 133 effective January 1, 2001. Management does not expect the adoption of SFAS No. 133 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM LEASES AND PURCHASES OF HOSPITALS

    During 1998, the Company acquired, through two purchase transactions, effective in April and September, respectively, and two capital lease transactions, effective in November, most of the assets, including working capital, of four hospitals. The consideration for the four hospitals totaled $218.6 million. The consideration consisted of $169.8 million in cash, which was borrowed under the acquisition loan facilities, and assumed liabilities of $48.8 million. The entire lease obligation relating to each lease transaction was prepaid. The prepayment was included as part of the cash consideration. Licensed beds at these four hospitals totaled 360.

    Also, effective December 1, 1998, the Company entered into an operating agreement relating to, and purchased certain working capital accounts, primarily accounts receivable, supplies and accounts payable, of a 38 licensed bed hospital, for a cash payment of $2.8 million. Pursuant to this agreement, the hospital was acquired on October 1, 2000, with the remaining assets being purchased for $0.9 million and is included in the acquisitions described above.

    During 1999, the Company acquired, through three purchase transactions, effective in March, September, and November, respectively, and one capital lease transaction, effective in March, most of the assets, including working capital, of four hospitals. The consideration for the four hospitals totaled
$77.8 million. The consideration consisted of $59.7 million in cash, which was borrowed under the acquisition loan facilities, and assumed liabilities of $18.1 million. The entire lease obligation relating to the lease transaction was prepaid. The prepayment was included as part of the cash consideration. The Company also constructed and opened an additional hospital at a cost of $15.3 million, which replaced a hospital we managed. Licensed beds at the four hospitals acquired totaled 477.

    During 2000, the Company acquired five hospitals through purchase transactions, effective in March, April, July, October and December and acquired two hospitals through capital lease transactions, effective in April and June, respectively. The consideration for the seven hospitals totaled $246.9 million. The consideration consisted of $147.6 million in cash, which was borrowed under the acquisition loan facilities and assumed liabilities of $99.3 million. The entire lease obligation relating to each lease transaction was prepaid. The repayment was included as part of the cash consideration. Licensed beds at these seven hospitals totaled 607 beds.

    The foregoing acquisitions were accounted for using the purchase method of accounting. The allocation of the purchase price for acquisition transactions closed in 2000 has been determined by the Company based upon available information and is subject to obtaining final asset valuations prepared by independent appraisers, and settling amounts related to purchased working capital. Independent asset valuations are generally completed within 120 days of the date of acquisition; working capital settlements are generally made within 180 days of the date of acquisition. Adjustments to the purchase price allocation are not expected to be material.

    The table below summarizes the allocations of the purchase price (including assumed liabilities) for these acquisitions (in thousands):

                                                 1998        1999       2000
                                               ---------   --------   ---------
Current assets...............................  $ 40,680    $15,514    $ 39,844
Property and equipment.......................   116,443     53,746      84,512
Goodwill.....................................    61,441     24,840     122,585

    The operating results of the foregoing hospitals have been included in the consolidated statements of operations from their respective dates of acquisition. The following pro forma

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM LEASES AND PURCHASES OF HOSPITALS (CONTINUED) combined summary of operations of the Company gives effect to using historical information of the operations of the hospitals purchased in 2000 and 1999 as if the acquisitions had occurred as of January 1, 1999 (in thousands except per share data):

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                        1999         2000
                                                     ----------   ----------
Pro forma net operating revenues...................  $1,347,785   $1,456,867
Pro forma net income (loss)........................     (24,904)       6,008
Pro forma net income (loss) per share:
  Basic............................................  $    (0.46)  $     0.09
  Diluted..........................................  $    (0.46)  $     0.09

3. IMPAIRMENT OF LONG-LIVED ASSETS

    In December 1998, in connection with the Company's periodic review process, it was determined that primarily as a result of adverse changes in physician relationships, undiscounted cash flows from seven of the Company's hospitals were below the carrying value of long-lived assets associated with those hospitals. Therefore, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company adjusted the carrying value of the related long-lived assets to their estimated fair value. The estimated fair values of these hospitals were based on independently prepared specific market appraisals. The impairment charge of $164.8 million was comprised of reductions to goodwill of $134.3 million, tangible property of $27.1 million and identifiable intangibles of $3.4 million.

    Of the seven impaired hospitals, two are located in Georgia; two are located in Texas; one is located in Florida; one is located in Louisiana; and one is located in Kentucky. The events and circumstances leading to the impairment charge were unique to each of the hospitals.

    One of our Kentucky hospitals lost its only anesthesiologist due to unexpected death and a leading surgeon due to illness. We had not been able to successfully recruit a replacement surgeon. One of our Georgia hospitals lost a key surgeon due to unexpected death and a leading specialist due to relocation to another market. We had not been able to successfully recruit replacement physicians. One of our Louisiana hospitals relies heavily on foreign physicians and, following the departure of four foreign physicians from its market over a short period of time, had difficulties replacing these physicians because of regulatory changes in recruiting foreign physicians. The skilled nursing and home health reimbursement for one of our Texas hospitals was disproportionately and adversely affected by the Balanced Budget Act of 1997. In addition, the market in which this hospital operates relies on foreign physicians that have been difficult to recruit because of regulatory changes. Our other Georgia hospitals terminated an employed specialty surgeon who was responsible for over 5% of the hospital's revenue. We had not been able to replace the surgeon. In addition, this hospital's skilled nursing reimbursement was disproportionately and adversely affected by the Balanced Budget Act of 1997. Our other Texas hospital lost market share and was excluded from several key managed care contracts caused by the combination in 1998 of two larger competing hospitals. This is our only hospital which competes with more than one hospital in its primary service area. A Florida hospital we then owned terminated discussions in 1998 with an unrelated hospital, located in a contiguous county, to build a combined replacement facility. The short and long-term success of this hospital was in our view dependent upon the combination being effected.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. IMPAIRMENT OF LONG-LIVED ASSETS (CONTINUED)
    Generally, we have not experienced difficulty in recruiting physicians and specialists for our hospitals. However, for the four hospitals referred to above we have experienced difficulty in recruiting physicians and specialists where the number of physicians on staff is low. These four hospitals averaged 13 physicians per hospital as of December 31, 1998. The average number of physicians on the medical staff of our other hospitals was 39 physicians at that time. We continually monitor the relationships of our hospitals with their physicians and any physician recruiting requirements. We have frequent discussions with board members, chief executive officers and chief financial officers of our hospitals. We are not aware of any significant adverse relationships with physicians or any recurring physician recruitment needs that, if not resolved in a timely manner, would have a material adverse effect on our results of operations and financial position, either currently or in future periods.

4. INCOME TAXES

    The provision for (benefit from) income taxes consists of the following (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1998       1999       2000
                                                      --------   --------   --------
Current
  Federal...........................................  $     --    $   --    $   195
  State.............................................     1,204     2,815      1,328
                                                      --------    ------    -------
 ....................................................     1,204     2,815      1,523
                                                      --------    ------    -------
Deferred
  Federal...........................................   (11,036)    3,163     16,519
  State.............................................    (3,573)     (425)       131
                                                      --------    ------    -------
 ....................................................   (14,609)    2,738     16,650
                                                      --------    ------    -------
Total provision for (benefit from) income taxes.....  $(13,405)   $5,553    $18,173
                                                      ========    ======    =======

    The following table reconciles the differences between the statutory federal income tax rate and the effective tax rate (dollars in thousands):

                                                                     YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------
                                                   1998                        1999                        2000
                                          ----------------------      ----------------------      ----------------------
                                           AMOUNT          %           AMOUNT          %           AMOUNT          %
                                          --------      --------      --------      --------      --------      --------
Provision for (benefit from) income
  taxes at statutory federal rate...      $(68,843)       35.0%       $(3,933)        35.0%       $ 9,710         35.0%
State income taxes, net of federal
  income tax benefit................        (1,379)        0.7          2,389        (21.3)         1,459          5.3
Non-deductible goodwill
  amortization......................         7,859        (4.0)         6,751        (60.1)         6,675         24.0
Impairment charge--goodwill.........        41,652       (21.2)            --           --             --           --
Other...............................         7,306        (3.7)           346         (3.0)           329          1.2
                                          --------       -----        -------        -----        -------         ----
Provision for (benefit from) income
  taxes and effective tax rate......      $(13,405)        6.8%       $ 5,553        (49.4)%      $18,173         65.5%
                                          ========       =====        =======        =====        =======         ====

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. INCOME TAXES (CONTINUED)
    Deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities under the provisions of the enacted tax laws. Deferred income taxes as of December 31, consist of (in thousands):

                                                1999                     2000
                                       ----------------------   ----------------------
                                        ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                       --------   -----------   --------   -----------
Net operating loss and credit
  carryforwards......................  $76,798      $    --     $77,316      $    --
Property and equipment...............       --       40,020          --       54,420
Self-insurance liabilities...........    6,212           --       6,421           --
Intangibles..........................       --        9,385          --       14,204
Other liabilities....................       --        1,828          --          736
Long-term debt and interest..........       --        4,373          --        4,409
Accounts receivable..................    5,362           --      12,956           --
Accrued expenses.....................   15,975           --       4,140           --
Other................................    2,538        1,578       3,259          308
                                       -------      -------     -------      -------
                                       106,885       57,184     104,092       74,077
Valuation allowance..................  (18,474)          --     (15,999)          --
                                       -------      -------     -------      -------
Total deferred income taxes..........  $88,411      $57,184     $88,093      $74,077
                                       =======      =======     =======      =======

    Management believes that the net deferred tax assets will ultimately be realized, except as noted below. Management's conclusion is based on its estimate of future taxable income and the expected timing of temporary difference reversals. The Company has federal net operating loss carryforwards of $153.4 million which expire from 2001 to 2020 and state net operating loss carryforwards of $284.8 million which expire from 2001 to 2020.

    The valuation allowance, which was recognized at the date of the acquisition by affiliates of Forstmann Little & Co. ("FL & Co.") of the operating company of the Company in June 1996 (the "Acquisition") of $13.2 million, relates primarily to state net operating losses and other tax attributes. Any future decrease in this valuation allowance will be recorded as a reduction in goodwill recorded in connection with the Acquisition.

    The valuation allowance increased by $0.2 million and decreased by $2.5 million during the years ended December 31, 1999 and 2000, respectively. The decrease relates to a redetermination of the amount, and realizability of net operating losses in certain state income tax jurisdictions for which a valuation allowance was previously provided. The increase is primarily related to net operating losses in certain state income tax jurisdictions not expected to be realized.

    The Company paid income taxes, net of refunds received, of $1.4 million, and $1.5 million during 1999 and 2000, respectively.

    FEDERAL INCOME TAX EXAMINATIONS. The Internal Revenue Service ("IRS") is examining the Company's federal income tax returns for the tax periods ended December 31, 1993 through December 31, 1996. The IRS has indicated that it is considering certain adjustments primarily involving "temporary" or timing differences. To date, a Revenue Agent's Report has not been issued in connection with the examination of these tax periods. In management's opinion, the ultimate outcome of the IRS examination will not have a material effect on the Company's results of operations or financial condition.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
Credit Facilities:
  Revolving Credit Loans....................................  $  109,750   $       --
  Acquisition Loans.........................................     138,551       70,000
  Term Loans................................................     624,345      568,679
Subordinated debentures.....................................     500,000      500,000
Taxable bonds...............................................      29,700       26,100
Tax-exempt bonds............................................       8,000        8,000
Capital lease obligations (see Note 7)......................      20,828       21,100
Term loan from acquisition in 2000..........................          --       21,700
Other.......................................................       3,459        3,444
                                                              ----------   ----------
      Total debt............................................   1,434,633    1,219,023
Less current maturities.....................................     (27,029)     (17,433)
                                                              ----------   ----------
      Total long-term debt..................................  $1,407,604   $1,201,590
                                                              ==========   ==========

    CREDIT FACILITIES. In connection with the Acquisition, a $900 million credit agreement was entered into with a consortium of creditors (the "Credit Agreement"). The financing under the Credit Agreement consists of (i) a 6 1/2 year term loan facility (the "Tranche A Loan") in an aggregate principal amount equal to $50 million, (ii) a 7 1/2 year term loan facility (the "Tranche B Loan") in an aggregate principal amount equal to $132.5 million, (iii) an 8 1/2 year term loan facility (the "Tranche C Loan") in an aggregate principal amount equal to $132.5 million, (iv) a 9 1/2 year term loan facility (the "Tranche D Loan") in an original aggregate principal amount equal to $100 million and amended to an aggregate principal amount of $350 million in March 1999 (collectively, the "Term Loans"), (v) a revolving credit facility (the "Revolving Credit Loans") in an aggregate principal amount equal to $200 million, of which up to $90 million may be used, to the extent available, for standby and commercial letters of credit and up to $25 million is available to the Company pursuant to a swingline facility and (vi) a reducing acquisition loan facility (the "Acquisition Loans") in an aggregate principal amount of $285 million, reduced to $263.2 million in July 2000.

    The Term Loans are scheduled to be paid in consecutive quarterly installments with aggregate principal payments for future years as follows (in thousands):

2001........................................................  $ 10,094
2002........................................................    47,216
2003........................................................   125,360
2004........................................................   162,970
2005........................................................   223,039
2006........................................................        --
                                                              --------
Total.......................................................  $568,679
                                                              ========

    Revolving Credit Loans may be made, and letters of credit may be issued, at any time during the period between July 22, 1996, the loan origination date (the "Origination Date"), and

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT (CONTINUED)
December 31, 2002 (the "Termination Date"). No letter of credit is permitted to have an expiration date after the Termination Date. The Acquisition Loans may be made at any time during the period preceding the Termination Date.

    The Acquisition Loans facility will automatically be reduced and the Acquisition Loans will be repaid to the following levels on each of the following anniversaries of the Origination Date: July 22, 2001, $215.3 million; July 22, 2002, $139.0 million; with payment of any remaining balance on the Termination Date.

    The Company may elect that all or a portion of the borrowings under the Credit Agreement bear interest at a rate per annum equal to (a) an annual benchmark rate, which will be equal to the greatest of (i) "Prime Rate,"
(ii) the "Base" CD Rate plus 1% or (iii) the Federal Funds effective rate plus 50 basis points (the "ABR") or (b) the Eurodollar Rate, in each case increased by the applicable margin (the "Applicable Margin") which will vary between 1.50% and 3.75% per annum. The applicable margin on the Revolving Credit Loans, Acquisition Loans and Tranche A Loan is subject to a reduction based on achievement of certain levels of total senior indebtedness to annualized consolidated EBITDA, as defined in the Credit Agreement. To date, the Company has not achieved a reduction of the Applicable Margin.

    Interest based on the ABR is payable on the last day of each calendar quarter and interest based on the Eurodollar Rate is payable on set maturity dates. The borrowings under the Credit Agreement bore interest at rates ranging from 9.13% to 10.38% as of December 31, 2000.

    The Company is also required to pay a quarterly commitment fee at a rate which ranges from .375% to .500% based on the Eurodollar Applicable Margin for Revolving Credit Loans. This rate is applied to unused commitments under the Revolving Credit Loans and the Acquisition Loans.

    The Company is also required to pay letters of credit fees at rates which vary from 1.625% to 2.625%.

    All or a portion of the outstanding borrowings under the Credit Agreement may be prepaid at any time and the unutilized portion of the facility for the Revolving Credit Loans or the Acquisition Loans may be terminated, in whole or in part, at the Company's option. Repaid Term Loans and permanent reductions to the Acquisition Loans and Revolving Credit Loans may not be reborrowed.

    Credit Facilities generally are required to be prepaid with the net proceeds (in excess of $20 million) of certain permitted asset sales and the issuances of debt obligations (other than certain permitted indebtedness) of the Company or any of its subsidiaries.

    Generally, prepayments of Term Loans will be applied to principal payments due during the next twelve months with any excess being applied pro rata to scheduled principal payments thereafter.

    The terms of the Credit Agreement include certain restrictive covenants. These covenants include restrictions on indebtedness, investments, asset sales, capital expenditures, dividends, sale and leasebacks, contingent obligations, transactions with affiliates, and fundamental change. The covenants also require maintenance of certain ratios regarding senior indebtedness, senior interest, and fixed charges. The Company was in compliance with all debt covenants at December 31, 2000.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT (CONTINUED)
    As of December 31, 1999 and 2000, the Company had letters of credit issued, primarily in support of its Taxable Bonds and Tax-Exempt Bonds, of approximately $43 million and $40 million, respectively. Availability at December 31, 1999 and 2000 under the Revolving Credit Loans facility was approximately $47 million and $160 million, respectively and under the Acquisition Loans facility was approximately $144 million and $193 million, respectively.

    SUBORDINATED DEBENTURES. In connection with the Acquisition, the Company issued its subordinated debentures to an affiliate of FL & Co. for $500 million in cash. The debentures are a general senior subordinated obligation of the Company, are not subject to mandatory redemption and mature in three equal annual installments beginning June 30, 2007, with the final payment due on June 30, 2009. The debentures bear interest at a fixed rate of 7.50% which is payable semi-annually in January and July. Total interest expense for the debentures was $37.5 million for each of the years ended December 31, 1998, 1999 and 2000.

    TAXABLE BONDS AND TAX-EXEMPT BONDS. Taxable Bonds bear interest at a floating rate which averaged 5.29% and 6.40% during 1999 and 2000, respectively. These bonds are subject to mandatory annual redemptions with the final payment of $17.4 million due on October 1, 2003. Tax-Exempt Bonds bear interest at floating rates which averaged 3.36% and 4.21% during 1999 and 2000, respectively. These bonds are not subject to mandatory annual redemptions under the bond provisions and are due in 2010. Taxable Bonds and Tax-Exempt Bonds are both guaranteed by letters of credit.

    TERM LOAN FROM ACQUISITION IN 2000. The Company acquired a hospital in December 2000, in which we assumed debt upon acquisition, through an amended and restated credit agreement dated December 1, 2000. The loan bears interest at a rate of 9.18% as of December 31, 2000 and has the same terms as the Tranche A Term Loan in the "Credit Agreement", previously described. Required principal payments are as follows: $1,350,000 in 2001, $1,875,000 in 2002 and $18,475,000
in 2003.

    OTHER DEBT. As of December 31, 2000, other debt consisted primarily of an industrial revenue bond and other obligations maturing in various installments through 2014.

    As of December 31, 2000, the scheduled maturities of long-term debt outstanding, including capital leases, for each of the next five years and thereafter are as follows (in thousands):

2001........................................................  $   17,433
2002........................................................     126,166
2003........................................................     165,549
2004........................................................     164,090
2005........................................................     224,118
Thereafter..................................................     521,667
                                                              ----------
                                                              $1,219,023
                                                              ==========

    The Company paid interest of $101 million, $118 million and $115 million on borrowings during the years ended December 31, 1998, 1999 and 2000, respectively.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The fair value of financial instruments has been estimated by the Company using available market information as of December 31, 1999 and 2000, and valuation methodologies considered appropriate. The estimates presented are not necessarily indicative of amounts the Company could realize in a current market exchange (in thousands):

                                                                 AS OF DECEMBER 31,
                                                -----------------------------------------------------
                                                          1999                        2000
                                                -------------------------   -------------------------
                                                CARRYING   ESTIMATED FAIR   CARRYING   ESTIMATED FAIR
                                                 VALUE         VALUE         AMOUNT        VALUE
                                                --------   --------------   --------   --------------
Assets:
  Cash and cash equivalents...................  $ 4,282       $ 4,282       $13,740       $13,740
Liabilities:
  Credit facilities...........................  872,646       862,174       638,679       633,506
  Taxable Bonds...............................   29,700        29,700        26,100        26,100
  Tax-exempt Bonds............................    8,000         8,000         8,000         8,000
  Other term loans............................       --            --        21,700        21,483

    Cash and cash equivalents: The carrying amount approximates fair value due to the short term maturity of these instruments (less than three months).

    Credit facilities and other term loans: Estimated fair value is based on communications with the Company's bankers regarding relevant pricing for trading activity among the Company's lending institutions.

    Taxable and Tax-exempt Bonds: The carrying amount approximates fair value as a result of the weekly interest rate reset feature of these publicly traded instruments.

    The Company believes that it is not practicable to estimate the fair value of the subordinated debentures because of (i) the fact that the subordinated debentures were issued in connection with the issuance of the original equity of the Company at the date of Acquisition as an investment unit, (ii) the related party nature of the subordinated debentures, (iii) the lack of comparable securities, and (iv) the lack of a credit rating of the Company by an established rating agency.

7.  LEASES

    The Company leases hospitals, medical office buildings, and certain equipment under capital and operating lease agreements. All lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs. Commitments relating to noncancellable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

YEAR ENDED DECEMBER 31,                                       OPERATING   CAPITAL
-----------------------                                       ---------   --------
2001........................................................  $ 24,141    $ 5,715
2002........................................................    21,073      4,738
2003........................................................    19,379      3,706
2004........................................................    17,160      2,773
2005........................................................    11,943      2,311
Thereafter..................................................    72,376     23,999
                                                              --------    -------
Total minimum future payments...............................  $166,072     43,242
Less debt discounts.........................................              (22,142)
                                                                          -------
                                                                           21,100
Less current portion........................................               (2,290)
                                                                          -------
Long-term capital lease obligations.........................              $18,810
                                                                          =======

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. LEASES (CONTINUED)

    Assets capitalized under capital leases as reflected in the accompanying consolidated balance sheets were $5.8 million of land and improvements, $55.7 million of buildings and improvements, and $19.2 million of equipment and fixtures as of December 31, 1999 and $9.9 million of land and improvements, $73.3 million of buildings and improvements and $35.5 million of equipment and fixtures as of December 31, 2000. The accumulated depreciation related to assets under capital leases was $15.1 million and $26.4 million as of December 31, 1999 and 2000, respectively. Depreciation of assets under capital leases is included in depreciation and amortization and amortization of debt discounts on capital lease obligations is included in interest expense in the consolidated statements of operations.

8. EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution plan that is qualified under
Section 401(k) of the Internal Revenue Code, which covers all eligible employees at its hospitals, clinics, and the corporate offices. Participants may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. This plan includes a provision for the Company to match a portion of employee contributions. The Company also provides a defined contribution welfare benefit plan for post-termination benefits to executive and middle management employees. Total expense under the 401(k) plan was $2.2 million, $2.9 million and $2.8 million for the years ended December 31, 1998, 1999 and 2000, respectively. Total expense under the welfare benefit plan was $0.9 million, $0.8 million and $0.7 million for the years ended
December 31, 1998, 1999 and 2000, respectively.

9. STOCKHOLDERS' EQUITY

    On June 14, 2000, the Company closed its initial public offering of 18,750,000 shares of common stock and on July 3, 2000, the underwriters exercised their overallotment option and purchased 1,675,717 shares of common stock. These shares were offered at $13.00 per share. On November 3, 2000, the Company completed a secondary offering of 18,000,000 shares of its common stock at an offering price of $28.1875. Of these shares, 8,000,000 shares were sold by affiliates of FL & Co. and other shareholders. The net proceeds to the Company from these offerings were $514.5 million in the aggregate and were used to repay long-term debt.

    Authorized capital shares of the Company include 400,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 100,000,000 shares of Preferred Stock. Each of the aforementioned classes of capital stock has a par value of $.01 per share. Shares of Preferred Stock, none of which are outstanding as of December 31, 2000, may be issued in one or more series having such rights, preferences and other provisions as determined by the Board of Directors without approval by the holders of common stock.

    Common shares held by employees that were acquired directly from the Company are the subject of a stockholder's agreement under which each share, until vested, is subject to repurchase, upon termination of employment. Shares vest, on a cumulative basis, each year at a rate of 20% of the total shares issued beginning after the first anniversary date of the purchase. Further, under the stockholder's agreement shares of common stock held by stockholders other than FL&Co. will only be transferable together with shares transferred by FL&Co. until FL&Co.'s ownership falls below 25%.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
    During 1997, the Company granted options to purchase 191,614 shares of common stock to non-employee directors at an exercise price of $8.96 per share. One-third of such options are exercisable each year on a cumulative basis beginning on the first anniversary of the date of grant and expiring ten years from the date of grant. As of December 31, 2000, 178,839 non-employee director options to purchase common stock were exercisable with a weighted average remaining contractual life of 6.5 years.

    In November 1996, the Board of Directors approved an Employee Stock Option Plan (the "1996 Plan") to provide incentives to key employees of the Company. Options to purchase up to 756,636 shares of common stock are authorized under the 1996 Plan. All options granted pursuant to the 1996 Plan are generally exercisable each year on a cumulative basis at a rate of 20% of the total number of common shares covered by the option beginning one year from the date of grant and expiring ten years from the date of grant. There will be no additional grants of options under the 1996 Plan.

    In April 2000, the Board of Directors approved the 2000 Stock Option and Award Plan (the "2000 Plan"). The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code as well as stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards and share awards. Persons eligible to receive grants under the 2000 Plan include the Company's directors, officers, employees and consultants. Options to purchase 4,562,791 shares of common stock are authorized under the 2000 Plan. All options granted pursuant to the 2000 Plan are generally exercisable each year on a cumulative basis at a rate of 33 1/3% of the total number of common shares covered by the option beginning on the first anniversary of the date of grant and expiring ten years from the date of grant. As of December 31, 2000, there were 3,917,500 options granted and 645,291 shares of unissued common stock reserved for future grants under the 2000 Plan.

    The options granted are "nonqualified" for tax purposes. For financial reporting purposes, the exercise price of certain option grants under the 1996 plan were considered to be below the fair value of the stock at the time of grant. The fair value of those grants was determined based on an appraisal conducted by an independent appraisal firm as of the relevant date. Options granted under the 2000 Plan were granted to employees at the fair value of the related stock. The aggregate differences between fair value and the exercise price is being charged to compensation expense over the relevant vesting periods. Such expense aggregated $83,000 and $74,000 in 1999 and 2000, respectively.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the number of shares of common stock issuable upon the exercise of options under the Company's 1996 Plan and 2000 Plan for fiscal 2000, 1999 and 1998 and changes during those years is presented below:

                                                                                    WEIGHTED
                                                        SHARES     PRICE RANGE    AVERAGE PRICE
                                                       ---------   ------------   -------------
Balance at December 31, 1997.........................    431,282   $       6.99       $ 6.99
  Granted............................................    299,292           6.99         6.99
  Exercised..........................................         --             --           --
  Forfeited or canceled..............................   (119,801)          6.99         6.99
                                                       ---------   ------------       ------
Balance at December 31, 1998.........................    610,773   $       6.99       $ 6.99
  Granted............................................     90,376           6.99         6.99
  Exercised..........................................         --             --           --
  Forfeited or canceled..............................   (150,907)          6.99         6.99
                                                       ---------   ------------       ------
Balance at December 31, 1999.........................    550,242   $       6.99       $ 6.99
  Granted............................................  3,943,000    13.00-31.70        13.69
  Exercised..........................................    (78,284)          6.99         6.99
  Forfeited or canceled..............................    (83,927)    6.99-20.06         9.40
                                                       ---------   ------------       ------
Balance at December 31, 2000.........................  4,331,031   $ 6.99-31.70       $13.05

    The following table summarizes information concerning currently outstanding and exercisable options:

                             OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
  -------------------------------------------------------------------------   ------------------------------
                                        WEIGHTED AVERAGE
    RANGE OF EXERCISE       NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
         PRICES           OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
  ---------------------   -----------   ----------------   ----------------   -----------   ----------------
      $       6.99           413,531      6.8 years             $ 6.99         153,668            $6.99

      $13.00-31.70         3,917,500      9.5 years             $13.69         --                    --

    Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average fair value of each option granted during 1998, 1999 and 2000 were $2.05, $5.10 and $6.11, respectively. In 2000 and 1998, the exercise price of options granted was the same as the fair value of the related stock. In 1999, the exercise price of options granted was less than the fair value of the related stock. The following weighted-average assumptions were used for grants in fiscal 1998, 1999 and 2000: risk-free interest rate of 5.14%, 5.49% and 6.46%; expected volatility of the Company's common stock based on peer companies in the healthcare industry of 34%, 45% and 58%, respectively; no dividend yields; and weighted-average expected life of the options of 3 years for all years.

    Had the fair value of the options granted been recognized as compensation expense on a straight-line basis over the vesting period of the grant, the Company's net income (loss) and

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
income (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

                                                                1998        1999       2000
                                                              ---------   --------   --------
Pro forma net income (loss).................................  $(183,513)  $(17,010)  $ 6,907
Pro forma net income (loss) per share:
  Basic.....................................................  $   (3.38)  $  (0.31)  $  0.10
  Diluted...................................................  $   (3.38)  $  (0.31)  $  0.10

10. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except share data):

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1998          1999          2000
                                                      -----------   -----------   -----------
NUMERATOR:
  Income (loss) before cumulative effect of a change
    in accounting principle.........................  $  (182,938)  $   (16,789)  $     9,569
  Cumulative effect of a change in accounting
    principle.......................................         (352)           --            --
                                                      -----------   -----------   -----------
  Net income (loss) available to common -- basic and
    diluted.........................................  $  (183,290)  $   (16,789)  $     9,569
                                                      ===========   ===========   ===========
DENOMINATOR:
Weighted-average number of shares outstanding --
basic...............................................   54,249,895    54,545,030    67,610,399

Effect of dilutive securities:
  Non-employee director options.....................           --            --        54,885
  Unvested common shares............................           --            --       802,471
  Employee options..................................           --            --       719,436
                                                      -----------   -----------   -----------
Weighted-average number of shares outstanding --
diluted.............................................   54,249,895    54,545,030    69,187,191
                                                      ===========   ===========   ===========
Dilutive securities outstanding not included in the
computation of earnings (loss) per share because
their effect is antidilutive:
  Non-employee director options.....................      191,614       191,614            --
  Unvested common shares............................    1,239,902     1,031,734            --
  Employee options..................................      610,773       550,242            --

11. ACCOUNTING CHANGE

    In 1998, the Company adopted The American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which affects the accounting for start-up costs. The change involved expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. The cumulative effect of the change on the

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. ACCOUNTING CHANGE (CONTINUED)
accumulated deficit as of the beginning of 1998 is reflected as a charge of $0.5 million ($0.4 million net of taxes) to 1998 earnings.

12. COMMITMENTS AND CONTINGENCIES

    CONSTRUCTION COMMITMENTS. As of December 31, 2000, the Company has obligations under certain hospital purchase agreements to construct four hospitals through 2005 with an aggregate estimated construction cost, including equipment, of approximately $120 million.

    PROFESSIONAL LIABILITY RISKS. Substantially all of the Company's professional and general liability risks are subject to a $0.5 million per occurrence deductible (with an annual deductible cap of $5 million). The Company's insurance is underwritten on a "claims-made basis." The Company accrues an estimated liability for its uninsured exposure and self-insured retention based on historical loss patterns and actuarial projections. The Company's estimated liability for the self-insured portion of professional and general liability claims was $16.4 million and $16.6 million as of December 31, 1999 and 2000, respectively. These estimated liabilities represent the present value of estimated future professional liability claims payments based on expected loss patterns using a discount rate of 5.72% and 5.77% in 1999 and 2000, respectively. The discount rate is based on an estimate of the risk-free interest rate for the duration of the expected claim payments. The estimated undiscounted claims liability was $18.9 million and $19.5 million as of December 31, 1999 and 2000, respectively. The effect of discounting professional and general liability claims was a $0.1 million decrease to expense in 1998 and 1999 and a $0.3 million increase to expense in 2000.

    COMPLIANCE SETTLEMENT AND YEAR 2000 REMEDIATION COSTS. In 1997, the Company initiated a voluntary review of its inpatient medical records in order to determine the extent it may have had coding inaccuracies under certain government programs. At December 31, 1998, an estimate of the costs of these coding inaccuracies settlement was accrued based on information available and additional costs were accrued at December 31, 1999. In March 2000, the Company reached a settlement with appropriate governmental agencies pursuant to which the Company paid approximately $31.8 million to settle potential liabilities related to coding inaccuracies occurring from October 1993 through September 1997. Year 2000 remediation costs totaled $0.2 million and $3.3 million for 1998 and 1999, respectively.

    LEGAL MATTERS. The Company is a party to legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not have a material adverse effect on the Company's consolidated financial position, cash flows or results of operations.

13. RELATED PARTY TRANSACTIONS

    Notes receivable for common shares held by employees, as disclosed on the consolidated balance sheets, represent the outstanding balance of notes accepted by the Company as partial payment for the purchase of the common shares from senior management employees. These notes bear interest at 6.84%, are full recourse promissory notes and are secured by the shares to which they relate. Each of the full recourse promissory notes mature on the fifth anniversary date of the note, with accelerated maturities in case of employee termination, Company stock repurchases, or

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. RELATED PARTY TRANSACTIONS (CONTINUED) stockholder's sale of common stock. Employees have fully paid for purchases of common stock by cash or by a combination of cash and full recourse promissory notes.

    The Company purchased marketing services and materials at a cost of $268,000 and $239,400 in 1999 and 2000, respectively, from a company owned by the spouse of one of the Company's officers.

    In 1996, in connection with the Company's relocation from Houston to Nashville, the Company provided a $100,000 non-interest bearing loan to one of its executives. This loan was repaid on December 13, 2000.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     QUARTER
                                -------------------------------------------------
                                   1ST          2ND          3RD          4TH         TOTAL
                                ----------   ----------   ----------   ----------   ----------
                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
1999
Net operating revenues........  $  263,004   $  261,821   $  266,896   $  288,232   $1,079,953
Income (loss) before taxes....       6,498          254       (4,036)     (13,952)     (11,236)
Net income (loss).............       1,918       (1,843)      (4,427)     (12,437)     (16,789)
Net income (loss) per share:
  Basic.......................        0.04        (0.03)       (0.08)       (0.23)       (0.31)
  Diluted.....................        0.03        (0.03)       (0.08)       (0.23)       (0.31)
Weighted average number of
  shares:
  Basic.......................  54,439,895   54,517,660   54,495,334   54,459,838   54,545,030
  Diluted.....................  55,632,718   54,517,660   54,495,334   54,459,838   54,545,030

2000
Net operating revenues........  $  308,651   $  317,136   $  342,447   $  369,267   $1,337,501
Income before taxes...........       4,850        3,413        5,163       14,316       27,742
Net income....................         921          178        1,258        7,212        9,569
Net income per share:
  Basic.......................        0.02           --         0.02         0.09         0.14
  Diluted.....................        0.02           --         0.02         0.09         0.14
Weighted average number of
  shares:
  Basic.......................  54,634,285   58,175,050   75,120,860   81,717,585   67,610,399
  Diluted.....................  55,838,214   59,310,601   77,193,350   84,067,319   69,187,191

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

             UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 2001

                       (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   35,740
  Patients accounts receivable, net.........................     316,499
  Supplies..................................................      41,860
  Prepaid expenses and income taxes.........................      14,169
  Current deferred income taxes.............................       2,233
  Other current assets......................................      15,330
                                                              ----------
      Total current assets..................................     425,831
                                                              ----------
PROPERTY AND EQUIPMENT......................................     936,336
  Less: accumulated depreciation and amortization...........    (169,627)
                                                              ----------
      Property and equipment, net...........................     766,709
                                                              ----------
GOODWILL, NET...............................................     991,557
                                                              ----------
OTHER ASSETS, NET...........................................      95,989
                                                              ----------
TOTAL ASSETS................................................  $2,280,086
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt......................  $   21,499
  Accounts payable..........................................      86,460
  Current income taxes payable..............................      16,998
  Accrued interest..........................................      20,278
  Accrued liabilities.......................................     111,488
                                                              ----------
      Total current liabilities.............................     256,723
                                                              ----------
LONG-TERM DEBT..............................................   1,229,507
                                                              ----------
OTHER LONG-TERM LIABILITIES.................................      14,015
                                                              ----------
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per share, 100,000,000
    shares authorized, none issued..........................          --
  Common stock, $.01 par value per share, 300,000,000 shares authorized; 87,296,185 shares issued and 86,320,636
    shares outstanding at June 30, 2001.....................         873
  Additional paid-in capital................................   1,001,204
  Accumulated deficit.......................................    (215,284)
  Treasury stock, at cost, 975,549 shares at June 30, 2001
    and 967,980 shares at December 31, 2000.................      (6,678)
  Notes receivable for common stock.........................        (211)
  Unearned stock compensation...............................         (63)
                                                              ----------
      Total stockholders' equity............................     779,841
                                                              ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $2,280,086
                                                              ==========

  See notes to unaudited interim condensed consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

       UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                SIX MONTHS ENDED JUNE 30,
                                                              -----------------------------
                                                                 2000              2001
                                                              -----------       -----------
NET OPERATING REVENUES......................................  $   625,787       $   799,554
                                                              -----------       -----------
OPERATING COSTS AND EXPENSES:
  Salaries and benefits.....................................      244,222           309,781
  Provision for bad debts...................................       56,594            73,959
  Supplies..................................................       72,410            92,888
  Other operating expenses..................................      118,168           152,161
  Rent......................................................       14,537            19,687
  Depreciation and amortization.............................       33,910            43,094
  Amortization of goodwill..................................       12,378            14,074
                                                              -----------       -----------
    Total operating costs and expenses......................      552,219           705,644
                                                              -----------       -----------
INCOME FROM OPERATIONS......................................       73,568            93,910

INTEREST EXPENSE, NET.......................................       65,305            53,174
                                                              -----------       -----------
INCOME BEFORE INCOME TAXES..................................        8,263            40,736

PROVISION FOR INCOME TAXES..................................        7,164            20,237
                                                              -----------       -----------
NET INCOME..................................................  $     1,099       $    20,499
                                                              ===========       ===========

NET INCOME PER COMMON SHARE:
  Basic.....................................................  $      0.02       $      0.24
                                                              ===========       ===========
  Diluted...................................................  $      0.02       $      0.23
                                                              ===========       ===========

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic.....................................................   56,423,677        85,696,119
                                                              ===========       ===========
  Diluted...................................................   57,554,519        87,554,317
                                                              ===========       ===========

  See notes to unaudited interim condensed consolidated financial statements.

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

       UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   1,099   $  20,499
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................     46,288      57,168
    Stock compensation expense..............................         43          22
    Other non-cash expenses (income), net...................       (498)        474
    Changes in operating assets and liabilities, net of
      effects of acquisitions and divestitures:
        Patient accounts receivable.........................     (9,321)      6,277
        Supplies, prepaid expenses and other current
          assets............................................     (3,989)      6,275
        Accounts payable, accrued liabilities and income
          taxes.............................................    (30,486)      2,677
        Compliance settlement payment.......................    (30,900)         --
        Other...............................................     (6,635)      2,136
                                                              ---------   ---------
  Net cash provided by (used in) operating activities.......    (34,399)     95,528
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions of facilities, pursuant to purchase
    agreements..............................................    (40,639)    (50,063)
  Purchases of property and equipment.......................    (24,006)    (39,056)
  Proceeds from sale of equipment...........................         62          53
  Increase in other assets..................................     (9,678)    (15,398)
                                                              ---------   ---------
    Net cash used in investing activities...................    (74,261)   (104,464)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock, net of expenses...    225,225          --
  Proceeds from exercise of stock options...................         --       2,289
  Common stock purchased for treasury.......................         --         (91)
  Borrowings under credit agreement.........................    137,731      69,000
  Repayments of long-term indebtedness......................   (252,588)    (40,262)
                                                              ---------   ---------
    Net cash provided by financing activities...............    110,368      30,936
                                                              ---------   ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      1,708      22,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      4,282      13,740
                                                              ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $   5,990   $  35,740
                                                              =========   =========

  See notes to unaudited interim condensed consolidated financial statements.

                         COMMUNITY HEALTH SYSTEMS, INC.

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION


    The unaudited condensed consolidated financial statements of Community Health Systems, Inc. and its subsidiaries (the "Company") as of and for the six month periods ended June 30, 2001 and June 30, 2000, have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2001.

    Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2000 contained in the Company's Annual Report on Form 10-K.


2. USE OF ESTIMATES


    The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from the estimates.


3. ACQUISITIONS


    Effective June 1, 2001, the Company acquired, through a purchase transaction, the assets and working capital of a hospital for consideration of approximately $60.7 million, including liabilities assumed. Licensed beds at the facility totaled 168. The Company borrowed $49.0 million against its acquisition loan revolving facility to fund this transaction.


4. RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED


    On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets" (the "Statements"). These Statements make significant changes to the accounting for business combinations, goodwill and intangible assets.

    SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations. In addition, it further clarifies the criteria for recognition of intangible assets separately from goodwill. This statement's provisions apply to business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

    SFAS No. 142 discontinues the practice of amortizing goodwill and indefinite life intangible assets. Its nonamortization provisions are effective January 1, 2002 for goodwill existing at June 30, 2001, and are effective immediately for business combinations with acquisition dates after June 30, 2001. Intangible assets with a determinable useful life will continue to be amortized over that period. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test as of January 1, 2002. Any impairment loss will be recorded as soon as possible, but in no case later

                         COMMUNITY HEALTH SYSTEMS, INC.

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


4. RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED (CONTINUED)

than December 31, 2002. In addition, SFAS No. 142 requires that indefinite life intangible assets and goodwill be tested at least annually for impairment of carrying value; impairment of carrying value would be evaluated more frequently if certain indicators are encountered.

    We expect to adopt SFAS No. 142 effective January 1, 2002. Early adoption and retroactive application of SFAS No. 141 and SFAS No. 142 are not permitted. The Company expects that the adoption of these statements will not have a significant effect on its financial position, but will have a favorable effect on its results of operations.

    SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001 by the Financial Accounting Standards Board and is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated retirement cost. This Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The Company is currently evaluating the impact, if any, of adopting SFAS No. 143.


5. ACCOUNTING PRONOUNCEMENT ADOPTED


    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 did not impact the financial position, results of operations, or cash flows of the Company.


6. EARNINGS PER SHARE


    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data):

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                           -------------------------
                                                              2000          2001
                                                           -----------   -----------
NUMERATOR:
Net income...............................................  $     1,099   $    20,499
                                                           ===========   ===========

DENOMINATOR:
Weighted-average number of shares outstanding--basic.....   56,423,677    85,696,119
Effect of dilutive options...............................    1,130,842     1,858,198
                                                           -----------   -----------
Weighted-average number of shares outstanding--diluted...   57,554,519    87,554,317
                                                           ===========   ===========
Basic earnings per share.................................  $      0.02   $      0.24
                                                           ===========   ===========
Diluted earnings per share...............................  $      0.02   $      0.23
                                                           ===========   ===========

                         COMMUNITY HEALTH SYSTEMS, INC.

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


7. SUBSEQUENT EVENTS


    Effective July 19, 2001, the Company amended its 1999 Amended and Restated Credit Agreement. The Credit Agreement is syndicated with a group of lenders led by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., and co-agents, Bank of America, N.A. and The Bank of Nova Scotia. This amendment, among other things, extends the maturity of approximately 80% of the $200 million revolving credit facility and the $263.2 million in acquisition loan commitments from December 31, 2002 to January 2, 2004.

    Effective September 1, 2001, the Company acquired Red Bud Regional Hospital, a 103-bed facility located in Red Bud, Illinois, for an aggregate consideration of approximately $5 million. On July 13, 2001, the Company signed a definitive agreement to acquire Southern Chester County Medical Center, a 59-bed hospital located in West Grove, Pennsylvania. Southern Chester County Medical Center is the sole provider of general acute hospital services in its community. On
August 2, 2001 the Company signed a definitive agreement to acquire 369-bed Easton Hospital, the only hospital in the city of Easton and Northampton County, Pennsylvania. These transactions are subject to state regulatory approvals and licensing and are expected to be completed and closed during the fourth quarter of 2001.


    The Company is pursuing concurrent public offerings of 12,000,000 shares of its common stock and $250 million of convertible notes. The Company plans to utilize proceeds from the offerings to repay $500 million of its outstanding subordinated debentures, plus accrued interest, as well as a portion of the outstanding debt under the acquisition loan facility of the Company's credit agreement. In connection with such repayment, the Company anticipates that it will recognize an extraordinary loss on early extinguishment of debt of approximately $3.9 million (after tax). The Company expects to complete such offerings during the fourth quarter of 2001.

                            [INSIDE BACK COVER PAGE]

                            [Description of artwork:
                     Photographs of four of our facilities:
                       Eastern New Mexico Medical Center,
                        Moberly Regional Medical Center,
                         Springs Memorial Hospital, and
                         North Okaloosa Medical Center]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not be rely on any unauthorized information or representations. This prospectus is an offer to sell the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS


                                         Page
                                       --------

Prospectus Summary...................      1

Risk Factors.........................     12

Use of Proceeds......................     20

Dividend Policy......................     20

Price Range of Common Stock..........     20

Capitalization.......................     21

Selected Consolidated Financial and
  Other Data.........................     22

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     29

Business of Community Health
  Systems............................     42

Management...........................     65

Principal Stockholders...............     75

Description of Notes.................     77

Description of Other Indebtedness....     94

Description of Capital Stock.........     96

Shares Eligible for Future Sale......     99

Certain United States Federal Tax
  Consequences.......................    100

Underwriting.........................    108

Legal Matters........................    110

Experts..............................    110

Where You Can Find More Information..    110

Index to Consolidated Financial
  Statements.........................    F-1


                                  $250,000,000

                                COMMUNITY HEALTH
                                 SYSTEMS, INC.

                            % Convertible Subordinated
                                 Notes due 2008
                               ------------------
                                     [LOGO]
                               ------------------

                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                         BANC OF AMERICA SECURITIES LLC
                                    JPMORGAN
                                  UBS WARBURG

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of notes and common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registrant fee, the National Association of Securities Dealers, Inc. filing fee, and the New York Stock Exchange listing application fee, are estimated.

Securities and Exchange Commission registration fee.........  $
National Association of Securities Dealers, Inc. filing
  fee.......................................................
New York Stock Exchange listing fee.........................
Printing and engraving fees and expenses....................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue Sky fees and expenses..................................
Transfer Agent and Registrar fees and expenses..............
Miscellaneous expenses......................................
                                                              ----------
  Total.....................................................  $
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation and By-Laws provide that the directors and officers of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interests of the Registrant.

    The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Certificate of Incorporation and By-Laws. These agreements, among other things, indemnify directors and officers of the Registrant to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Registrant or an affiliate of the Registrant.

    Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

    The form of Underwriting Agreements filed as Exhibit 1.1 and Exhibit 1.2 hereto provides for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the three years preceding the filing of this registration statement, the Registrant has not sold shares of its common stock without registration under the Securities Act of 1933, except as described below.

    During 1997, the Registrant sold an aggregate of 3,631 shares of its Class B common stock to employees of the Registrant for an aggregate purchase price of $1,310,317. During 1998, the Registrant sold an aggregate of 7,754 shares of its Class B common stock to employees of the Registrant for an aggregate purchase price of $2,774,691.36. During 1999, the Registrant sold an aggregate of 6,733 shares of its Class B common stock to employees of the Registrant for an aggregate purchase price of $2,654,848. These issuances were exempt from registration under the Securities Act of 1933 pursuant to section 4(2) thereof because they did not involve a public offering as the shares were offered and sold only to a small group of employees.

    Immediately before the closing of our initial public offering in June 2000, we recapitalized as follows:

    - each outstanding share of Class B common stock will be exchanged for .390 of a share of Class A common stock;

    - each outstanding option to purchase a share of Class C common stock was exchanged for an option to purchase .702 of a share of Class A common stock;

    - the Class A common stock was redesignated as common stock and adjusted for a stock split on a 119.7588-for-1 basis; and

    - the certificate of incorporation was amended and restated to reflect a single class of common stock, par value $.01 per share, and the number of authorized shares of common stock and preferred stock was increased.

    Registration under the Securities Act of 1933 was not required in respect of issuances pursuant to this recapitalization because they will be made exclusively to existing holders of our securities and did not involve any solicitation. Therefore, these issuances will be exempt from registration under the Securities Act pursuant to section 3(a)(9) of the Securities Act of 1933.

    No other sales of our securities have taken place within the last three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

    (a) Exhibits

    The following exhibits are filed with this registration statement.

NO.                     DESCRIPTION
---                     -----------
             1.1        Form of Common Stock Underwriting Agreement, by and among
                        the Registrant, CHS/ Community Health Systems, Inc. and the
                        underwriters named therein.***

             1.2        Form of Convertible Subordinated Notes Underwriting
                        Agreement, by and among the Registrant, CHS/Community Health
                        Systems, Inc. and the underwriters named therein.***

             2.1        Agreement and Plan of Merger between the Registrant, FLCH
                        Acquisition Corp. and Community Health Systems, Inc. (now
                        known as CHS/Community Health Systems, Inc.), dated June 9,
                        1996 (incorporated by reference to Exhibit 2.1 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

NO.                     DESCRIPTION
---                     -----------
             3.1        Form of Restated Certificate of Incorporation of the
                        Registrant. (incorporated by reference to Exhibit 3.1 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

             3.2        Form of Amended and Restated By-laws of the Registrant.
                        (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 2000)

             4.1        Form of Indenture, dated as of October   , 2001 between the
                        Registrant and First Union National Bank, as trustee.***

             4.2 Form of convertible subordinated note (included as Exhibit A to Exhibit 4.1).***

             4.3        Form of Common Stock Certificate. (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))

             5.1        Opinion of Fried, Frank, Harris, Shriver & Jacobson.***

            10.1        Form of outside director Stock Option Agreement.
                        (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.2 Form of Stockholder's Agreement between the Registrant and outside directors. (incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))

            10.3 Form of Employee Stockholder's Agreement. (incorporated by reference to Exhibit 10.3 to the Registrant's Registration
                        Statement on Form S-1 (No. 333-7190))

            10.4        The Registrant's Employee Stock Option Plan and form of
                        Stock Option Agreement. (incorporated by reference to
                        Exhibit 10.4 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))

            10.5        The Registrant's 2000 Stock Option and Award Plan.
                        (incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.6        Form of Stockholder's Agreement between the Registrant and employees. (incorporated by reference to Exhibit 10.6 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.7        Registration Rights Agreement, dated July 9, 1996, among the
                        Registrant, FLCH Acquisition Corp., Forstmann Little & Co.
                        Equity Partnership--V, L.P. and Forstmann Little & Co.
                        Subordinated Debt and Equity Management Buyout
                        Partnership--VI, L.P. (incorporated by reference to
                        Exhibit 10.7 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))

            10.8        Form of Indemnification Agreement between the Registrant and its directors and executive officers. (incorporated by
                        reference to Exhibit 10.8 to the Registrant's Registration
                        Statement on Form S-1 (No. 333-7190))

            10.9        Amended and Restated Credit Agreement, dated as of March 26,
                        1999, among Community (now known as CHS/Community Health
                        Systems, Inc.), the Registrant, certain lenders, The Chase
                        Manhattan Bank, as Administrative Agent, and Nationsbank,
                        N.A. and The Bank of Nova Scotia, as Co-Agents.
                        (incorporated by reference to Exhibit 10.9 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

NO.                     DESCRIPTION
---                     -----------
            10.10       First Amendment, dated February 24, 2000, to the Amended and
                        Restated Credit Agreement, dated as of March 26, 1999, among
                        Community Health Systems, Inc. (now known as CHS/Community
                        Health Systems, Inc.), the Registrant, certain lenders, The
                        Chase Manhattan Bank, as Administrative Agent, and
                        Nationsbank, N.A. and The Bank of Nova Scotia, as Co-Agents.
                        (incorporated by reference to Exhibit 10.10 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.11       Second Amendment, dated as of October 13, 2000, to the
                        Amended and Restated Credit Agreement, dated as of
                        March 26, 1999, among Community Health Systems, Inc. (now
                        known as CHS/Community Health Systems, Inc.), the
                        Registrant, certain lenders, The Chase Manhattan Bank, as
                        Administrative Agent, and Nationsbank, N.A. and The Bank of
                        Nova Scotia, as Co-Agents. (incorporated by reference to
                        Exhibit 10.1 to the Registrant's Quarterly Report on
                        Form 10-Q for the quarter ended June 30, 2001)

            10.12       Third Amendment, dated as of July 19, 2001, to the Amended and Restated Credit Agreement, dated as of March 26, 1999, among Community Health Systems, Inc. (now known as
                        CHS/Community Health Systems, Inc.), the Registrant, certain lenders, The Chase Manhattan Bank, as Administrative Agent, and Nationsbank, N.A. and The Bank of Nova Scotia, as
                        Co-Agents. (incorporated by reference to Exhibit 10.1 to the
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)

            10.13       Fourth Amendment, dated as of September 13, 2001, to the
                        Amended and Restated Credit Agreement, dated as of
                        March 26, 1999, among Community Health Systems, Inc. (now
                        known as CHS/Community Health Systems, Inc.), the
                        Registrant, certain lenders, The Chase Manhattan Bank, as
                        Administrative Agent, and Nationsbank, N.A. and The Bank of
                        Nova Scotia, as Co-Agents.*

            10.14       Form of Management Rights Letter between the Registrant and the partnerships affiliated with Forstmann Little & Co.
                        (incorporated by reference to Exhibit 10.11 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.15       Form of Series A 7 1/2% Subordinated Debenture.
                        (incorporated by reference to Exhibit 10.12 to the Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.16       Form of Series B 7 1/2% Subordinated Debenture.
                        (incorporated by reference to Exhibit 10.13 to the Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.17       Form of Series C 7 1/2% Subordinated Debenture.
                        (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.18       Corporate Compliance Agreement between the Office of
                        Inspector General of the Department of Health and Human
                        Services and the Registrant. (incorporated by reference to
                        Exhibit 10.15 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))

            10.19 Tenet BuyPower Purchasing Assistance Agreement, (now known as Broadlane) dated June 13, 1997, between the Registrant and Tenet HealthSystem Inc., Addendum, dated September 19,
                        1997 and First Amendment, dated March 15, 2000.
                        (incorporated by reference to Exhibit 10.1 6 to the Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            10.20       The Registrant's 2000 Employee Stock Purchase Plan.
                        (incorporated by reference to Exhibit 10.17 to the Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

NO.                     DESCRIPTION
---                     -----------
            10.21       Settlement Agreement between the United States of America, the states of Illinois, New Mexico, South Carolina,
                        Tennessee, Texas, West Virginia and the Registrant.
                        (incorporated by reference to Exhibit 10.18 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

            12.1        Statements re: Computation of Ratios.*

            21.1        List of subsidiaries.**

            23.1        Consent of Fried, Frank, Harris, Shriver & Jacobson
                        (included in the opinion filed as Exhibit 5.1).***

            23.2        Consent of Deloitte & Touche LLP.*

            24.1        Power of Attorney.**

            25.1        Statement of Eligibility of Trustee on Form T-1.***


------------------------

*   Filed herewith.

**  Previously filed.

*** To be filed by amendment.

    (b) Financial Statement Schedule

    Independent Auditors' Report

    Schedule II--Valuation and Qualifying Accounts

    All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 20th day of September, 2001.


                                                       COMMUNITY HEALTH SYSTEMS, INC.

                                                       By:              /s/ WAYNE T. SMITH
                                                            -----------------------------------------
                                                                          Wayne T. Smith
                                                                      Chairman of the Board,
                                                              President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities indicated.



                      SIGNATURE                                  TITLE                   DATE
-----------------------------------------------------  -------------------------  ------------------
                                                       Chairman of the Board,
                 /s/ WAYNE T. SMITH                      President and Chief
     -------------------------------------------         Executive Officer        September 20, 2001
                   Wayne T. Smith                        (principal executive
                                                         officer)

                                                       Executive Vice President,
                          *                              Chief Financial Officer
     -------------------------------------------         and Director             September 20, 2001
                    W. Larry Cash                        (principal financial
                                                         officer)

                                                       Vice President and
                          *                              Corporate Controller
     -------------------------------------------         (principal accounting    September 20, 2001
                   T. Mark Buford                        officer)

                          *
     -------------------------------------------       Director                   September 20, 2001
                   Sheila P. Burke

                          *
     -------------------------------------------       Director                   September 20, 2001
                   Robert J. Dole

                          *
     -------------------------------------------       Director                   September 20, 2001
                J. Anthony Forstmann

                      SIGNATURE                                  TITLE                   DATE
-----------------------------------------------------  -------------------------  ------------------
                          *
     -------------------------------------------       Director                   September 20, 2001
                Theodore J. Forstmann

                          *
     -------------------------------------------       Director                   September 20, 2001
                    Dale F. Frey

                          *
     -------------------------------------------       Director                   September 20, 2001
                  Sandra J. Horbach

                          *
     -------------------------------------------       Director                   September 20, 2001
                 Harvey Klein, M.D.

                          *
     -------------------------------------------       Director                   September 20, 2001
                  Thomas H. Lister

                          *
     -------------------------------------------       Director                   September 20, 2001
                  Michael A. Miles

          By:            /s/ WAYNE T. SMITH
       ---------------------------------------
                   Wayne T. Smith
                 AS ATTORNEY-IN-FACT

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Community Health Systems, Inc.
Brentwood, Tennessee

We have audited the consolidated financial statements of Community Health Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated February 20, 2001 (included elsewhere in this Registration Statement). Our audits also included the consolidated financial statement schedule listed in Item 16(b) of this Registration Statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
February 20, 2001

                COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                            BALANCE AT       CHARGED TO                        BALANCE
                                            BEGINNING        COSTS AND                          AT END
               DESCRIPTION                   OF YEAR          EXPENSES        WRITE-OFFS       OF YEAR
               -----------                  ----------       ----------       ----------       --------
Year ended December 31, 2000 allowance for
  doubtful accounts.......................   $34,499          $122,303        $(103,867)       $52,935

Year ended December 31, 1999 allowance for
  doubtful accounts.......................    28,771            95,149          (89,421)        34,499

Year ended December 31, 1998 allowance for
  doubtful accounts.......................    20,873            69,005          (61,107)        28,771

                                 EXHIBIT INDEX


         NO.            DESCRIPTION
---------------------   -----------
             1.1        Form of Common Stock Underwriting Agreement, by and among
                        the Registrant, CHS/Community Health Systems, Inc. and the
                        underwriters named therein.***
             1.2        Form of Convertible Subordinated Notes Underwriting
                        Agreement, by and among the Registrant, CHS/Community Health
                        Systems, Inc. and the underwriters named therein.***
             2.1        Agreement and Plan of Merger between the Registrant, FLCH
                        Acquisition Corp. and Community Health Systems, Inc. (now
                        known as CHS/Community Health Systems, Inc.), dated June 9,
                        1996 (incorporated by reference to Exhibit 2.1 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
             3.1        Form of Restated Certificate of Incorporation of the
                        Registrant. (incorporated by reference to Exhibit 3.1 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
             3.2        Form of Amended and Restated By-laws of the Registrant.
                        (incorporated by reference to Exhibit 3.2 to the
                        Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 2000)
             4.1        Form of Indenture, dated as of October   , 2001 between the
                        Registrant and First Union National Bank, as trustee.***
             4.2        Form of convertible subordinated note (included as
                        Exhibit A to Exhibit 4.1).***
             4.3        Form of Common Stock Certificate. (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))
             5.1        Opinion of Fried, Frank, Harris, Shriver & Jacobson.***
            10.1        Form of outside director Stock Option Agreement.
                        (incorporated by reference to Exhibit 10.1 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.2        Form of Stockholder's Agreement between the Registrant and outside directors. (incorporated by reference to
                        Exhibit 10.2 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))
            10.3        Form of Employee Stockholder's Agreement. (incorporated by reference to Exhibit 10.3 to the Registrant's Registration
                        Statement on Form S-1 (No. 333-7190))
            10.4        The Registrant's Employee Stock Option Plan and form of
                        Stock Option Agreement. (incorporated by reference to
                        Exhibit 10.4 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))
            10.5        The Registrant's 2000 Stock Option and Award Plan.
                        (incorporated by reference to Exhibit 10.5 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.6        Form of Stockholder's Agreement between the Registrant and employees. (incorporated by reference to Exhibit 10.6 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.7        Registration Rights Agreement, dated July 9, 1996, among the
                        Registrant, FLCH Acquisition Corp., Forstmann Little & Co.
                        Equity Partnership--V, L.P. and Forstmann Little & Co.
                        Subordinated Debt and Equity Management Buyout
                        Partnership--VI, L.P. (incorporated by reference to
                        Exhibit 10.7 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))
            10.8        Form of Indemnification Agreement between the Registrant and its directors and executive officers. (incorporated by
                        reference to Exhibit 10.8 to the Registrant's Registration
                        Statement on Form S-1 (No. 333-7190))
            10.9        Amended and Restated Credit Agreement, dated as of March 26,
                        1999, among Community Health Systems, Inc. (now known as
                        CHS/Community Health Systems, Inc.), the Registrant, certain lenders, The Chase Manhattan Bank, as Administrative Agent, and Nationsbank, N.A. and The Bank of Nova Scotia, as
                        Co-Agents. (incorporated by reference to Exhibit 10.9 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.10       First Amendment, dated February 24, 2000, to the Amended and
                        Restated Credit Agreement, dated as of March 26, 1999, among
                        Community Health Systems, Inc. (now known as CHS/Community
                        Health Systems, Inc.), the Registrant, certain lenders, The
                        Chase Manhattan Bank, as Administrative Agent, and
                        Nationsbank, N.A. and The Bank of Nova Scotia, as Co-Agents.
                        (incorporated by reference to Exhibit 10.10 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))

         NO.            DESCRIPTION
---------------------   -----------
            10.11       Second Amendment, dated as of October 13, 2000, to the
                        Amended and Restated Credit Agreement, dated as of
                        March 26, 1999, among Community Health Systems, Inc. (now
                        known as CHS/Community Health Systems, Inc.), the
                        Registrant, certain lenders, The Chase Manhattan Bank, as
                        Administrative Agent, and Nationsbank, N.A. and The Bank of
                        Nova Scotia, as Co-Agents. (incorporated by reference to
                        Exhibit 10.1 to the Registrant's Quarterly Report on
                        Form 10-Q for the quarter ended June 30, 2001)
            10.12       Third Amendment, dated July 19, 2001, to the Amended and
                        Restated Credit Agreement, dated as of March 26, 1999, among
                        Community Health Systems, Inc. (now known as CHS/Community
                        Health Systems, Inc.), the Registrant, certain lenders, The
                        Chase Manhattan Bank, as Administrative Agent, and
                        Nationsbank, N.A. and The Bank of Nova Scotia, as Co-Agents.
                        (incorporated by reference to Exhibit 10.1 to the
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)
            10.13       Fourth Amendment, dated September 13, 2001, to the Amended and Restated Credit Agreement, dated as of March 26, 1999, among Community Health Systems, Inc. (now known as
                        CHS/Community Health Systems, Inc.), the Registrant, certain lenders, The Chase Manhattan Bank, as Administrative Agent, and Nationsbank, N.A. and The Bank of Nova Scotia, as
                        Co-Agents.*
            10.14       Form of Management Rights Letter between the Registrant and the partnerships affiliated with Forstmann Little & Co.
                        (incorporated by reference to Exhibit 10.11 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.15       Form of Series A 7 1/2% Subordinated Debenture.
                        (incorporated by reference to Exhibit 10.12 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.16       Form of Series B 7 1/2% Subordinated Debenture.
                        (incorporated by reference to Exhibit 10.13 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.17       Form of Series C 7 1/2% Subordinated Debenture.
                        (incorporated by reference to Exhibit 10.14 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.18       Corporate Compliance Agreement between the Office of
                        Inspector General of the Department of Health and Human
                        Services and the Registrant. (incorporated by reference to
                        Exhibit 10.15 to the Registrant's Registration Statement on
                        Form S-1 (No. 333-7190))
            10.19       Tenet BuyPower Purchasing Assistance Agreement (now known as
                        Broadlane) dated June 13, 1997, between the Registrant and
                        Tenet HealthSystem Inc., Addendum, dated September 19, 1997 and First Amendment, dated March 15, 2000. (incorporated by reference to Exhibit 10.16 to the Registrant's Registration
                        Statement on Form S-1 (No. 333-7190))
            10.20       The Registrant's 2000 Employee Stock Purchase Plan.
                        (incorporated by reference to Exhibit 10.17 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            10.21       Settlement Agreement between the United States of America, the states of Illinois, New Mexico, South Carolina,
                        Tennessee, Texas, West Virginia and the Registrant.
                        (incorporated by reference to Exhibit 10.18 to the
                        Registrant's Registration Statement on Form S-1
                        (No. 333-7190))
            12.1        Statements re: Computation of Ratios.*
            21.1        List of subsidiaries.**
            23.1        Consent of Fried, Frank, Harris, Shriver & Jacobson
                        (included in the opinion filed as Exhibit 5.1).***
            23.2        Consent of Deloitte & Touche LLP.*
            24.1        Power of Attorney.**
            25.1        Statement of Eligibility of Trustee on Form T-1.***


------------------------

*   Filed herewith.

**  Previously filed.

*** To be filed by amendment.